    As filed with the Securities and Exchange Commission on October 10, 1995
                                                  Registration No. 33-
      ==================================================================

                    U.S. Securities and Exchange Commission
                            Washington, D.C.  20549

                                   FORM N-14

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

/ / Pre-Effective Amendment No.____   / /  Post-Effective Amendment No.____
                        (Check appropriate box or boxes)


               Exact Name of Registrant as Specified in Charter:
                                THE PNC(R) FUND

                        Area Code and Telephone Number:
                                 (302) 792-2555

                    Address of Principal Executive Offices:
                           Bellevue Corporate Center
                        400 Bellevue Parkway, Suite 100
                             Wilmington, DE  19809

                     Name and Address of Agent for Service:
                             JEFFREY A. DALKE, ESQ.
                            Drinker Biddle and Reath
                              1345 Chestnut Street
                       Philadelphia, Pennsylvania  19107

                                   Copies to:

Edward J. Roach               Richard W. Grant, Esq.      Richard T. Prins, Esq.
400 Bellevue Parkway          Morgan, Lewis & Bockius     Skadden, Arps, Slate,
Suite 100                     2000 One Logan Square        Meagher & Flom
Wilmington, DE  19809         Philadelphia, PA 19103      919 Third Avenue
                                                          New York, NY  10022

Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of 1933.

It is proposed that this filing will become effective on November 9, 1995 pursuant to Rule 488.

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because an indefinite number of shares have previously been registered on Form N-1A (Registration No. 33-26305) pursuant to Rule 24f-2 under the Investment Company Act of 1940. The registrant is filing as an exhibit to this Registration Statement a copy of its earlier declaration under Rule 24f-2. Pursuant to Rule 429, this Registration Statement relates to the aforesaid registration statement on Form N-1A.

                                  THE PNC FUND
                                   FORM N-14
                             CROSS REFERENCE SHEET
                            PURSUANT TO RULE 481(a)


Item No.                            Prospectus Heading
--------                            ------------------
1. Beginning of Registration
   Statement and Outside Front
   Cover Page of Prospectus . . . . Cover Page

2. Beginning and Outside Back
   Cover Page of Prospectus . . . . Table of Contents

3. Fee Table, Synopsis
   Information, and Risk
   Factors  . . . . . . . . . . . . Summary; Appendix III, Appendix IV; Appendix V

4. Information About the
   Transaction  . . . . . . . . . . Information Relating to the Proposed Transactions;
                                    Comparison of PNC, Compass and BIT -- Share Structure;
                                    Appendix I; Appendix II

5. Information About the
   Registrant . . . . . . . . . . . Cover Page; Information Relating to the Proposed
                                    Transactions; Comparison of PNC, Compass and BIT;
                                    Additional Information About PNC; Additional Information
                                    About Investment Advisers, Distributors and
                                    Administrators; Financial Statements and Experts;
                                    Appendix III; Appendix V

6. Information About the
   Company Being Acquired . . . . . Cover Page; Information Relating to the Proposed
                                    Transactions; Comparison of PNC, Compass and BIT;
                                    Additional Information About Compass; Additional
                                    Information About BIT; Additional Information About
                                    Investment Advisers, Distributors and Administrators;
                                    Financial Statements and Experts; Appendix III;
                                    Appendix V

7. Voting Information . . . . . . . Information Relating to Voting Matters

8. Interest of Certain
   Persons and Experts  . . . . . . Additional Information About PNC; Additional
                                    Information About Compass; Additional Information
                                    About BIT
9. Additional Information
   Required for Reoffering
   by Persons Deemed to
   be Underwriters  . . . . . . . . Inapplicable

The Compass Capital Group of Funds
680 East Swedesford Road
Wayne, PA  19087
(800) 451-8371

_________________________________________________________________

November __, 1995


Dear Compass Shareholder,

The Board of Trustees of The Compass Capital Group of Funds ("Compass" or "the Fund") is pleased to call a special shareholders meeting concerning matters that are important to you.

As you may be aware, PNC Bank Corp. recently announced a definitive plan to acquire MidLantic Corporation, the parent company of The Compass Capital Group of Funds. Anticipating the consummation of the merger (expected to close December 1995), PNC Bank Corp. is taking steps to consolidate the mutual fund investment advisory activities of MidLantic Corporation with those of other PNC affiliates, in order to create one consolidated family of mutual funds to offer shareholders more investment options in an efficient manner. Subject to Compass shareholder approval, the consolidated entity will be under the advisory supervision of PNC Asset Management Group. The Board of Trustees of The Compass Capital Group of Funds believes that these actions are in the best interests of the Fund's shareholders.

The Compass Capital Group of Funds Board of Trustees has carefully reviewed the proposal to combine all portfolios of The Compass Capital Group of Funds with PNC and/or BlackRock funds with similar investment objectives and policies (the "Transaction") and has considered the effects of this Transaction on shareholder value with respect to investment performance, expense levels and shareholder services. In light of such consideration, the Board of Trustees unanimously recommends the proposed Asset Purchase Agreement. As you evaluate the proposal, please note the following points:

- The absolute dollar value of your investment before the Transaction will NOT change, and will be the same immediately after the Transaction although the number of shares and the net asset value of each share may be different.

- The Transaction will be tax-free and will not involve any sales loads, commissions or transaction charges.

- The investment objectives and policies of your fund will be substantially similar to your fund's current objectives and policies except as stated in the enclosures.

- The contractual investment advisory fee for your fund after the Transaction will be the same as, or LOWER than, it is currently.

- PNC's service providers have agreed to waive fees and reimburse expenses to ensure that for the fiscal year ending September 30, 1996 the operating expenses of the portfolios it manages are limited to the ratios stated in the Combined Proxy Statement/Prospectus.

The Board recommends the approval of this Transaction in light of the following shareholder benefits which are expected to result in:

-  Broader array of investment options available to shareholders;

-  Ability to add to your existing holdings at no sales charge;

- Maintenance of all existing investor features plus additional benefits including 24-hour [customer service] for accounts held directly with the Fund; and

- [Economies of scale from an investment management, custodial and administrative perspective.]

Enclosed is a proxy card for the meeting. IT IS IMPORTANT THAT YOU COMPLETE, SIGN AND RETURN YOUR PROXY IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. This will ensure that your shares will be represented at the shareholders meeting held on December 20, 1995.



Please read the attached materials carefully. If you have any questions, please feel free to call our Compass representatives at 800-451-8371. Thank you for your cooperation.


          Sincerely,

The BFM Institutional Trust
345 Park Avenue, 30th Floor
    New York, NY 10154
      (800)227-7236


------------------------------------------------------------------------------

[date]

Dear BFM Institutional Trust (BIT) Shareholder,

The Board of Trustees of The BFM Institutional Trust ("BIT" or "The Trust") is pleased to call a special shareholders meeting concerning matters that are important to you.

In order to create one consolidated family of mutual funds to offer shareholders more investment options in an efficient manner, BlackRock Financial Management, together with its parent, PNC Bank N.A., are taking steps to consolidate the mutual fund investment advisory activities of the BIT portfolios with those of other PNC affiliates, including The Compass Capital Group of Funds which are anticipated to be acquired following the consummation of PNC's acquisition of MidLantic Corporation (expected to close December
1995). Subject to necessary shareholder approval, the consolidated entity will be a new mutual fund company under the advisory supervision of PNC Asset Management Group. The Board of Trustees of BFM Institutional Trust believes that these actions are in the best interests of the Trust's shareholders.

The BFM Institutional Trust's Board of Trustees has carefully reviewed the proposal to combine the BIT portfolios with PNC and/or Compass Funds with similar investment objectives and policies ("the Transaction") and has considered the effects of this Transaction on shareholder value with respect to investment performance, expense levels and shareholder services. In light of such consideration, the Board of Trustees unanimously recommends the proposed Asset Purchase Agreement. As you evaluate the proposal, please note the following points:

 .    The absolute dollar value of your investment before the Transaction will
     NOT change, and will be the same immediately after the Transaction [although the number of shares and the net asset value of each share may be different].

 .    The Transaction will be tax-free and will not involve any sales loads, commissions or transaction charges.

 .    The investment objectives and policies of your fund will be substantially similar to your fund's current objectives and policies.

 .    The contractual investment advisory fee for your fund after the
     Transaction will be the same as, or LOWER than, it is currently.

 .    [PNC's service providers have agreed to waive fees and reimburse expenses to ensure that the operating expenses of the portfolios are limited to the ratios stated in the Combined Proxy Statement/Prospectus through fiscal year-end September 30, 1996.]

The Board recommends the approval of this transaction in light of the following shareholder benefits which are expected to result:

 .    Broader array of investment options available to shareholders;

 .    Maintenance of all existing investor features plus additional benefits including 24-hour [customer service] for accounts held directly with the Fund.

Enclosed is a proxy card for the meeting. IT IS IMPORTANT THAT YOU COMPLETE, SIGN AND RETURN YOUR PROXY IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. This will ensure that your shares will be represented at the shareholders meeting held on December __, 1995.

Please read the attached materials carefully. If you have any questions, please feel free to call our BlackRock representatives at 800-227-7236 or Sarah Brown at (212)754-5550. Thank you for your cooperation.




                                         Sincerely,

                               [PRELIMINARY COPY]

                                                                    100595 DRAFT

                     THE COMPASS CAPITAL GROUP OF FUNDS(R)
                            680 EAST SWEDESFORD ROAD
                                WAYNE, PA 19087


                     NOTICE OF SPECIAL SHAREHOLDERS MEETING
                        TO BE HELD ON DECEMBER ___, 1995


TO COMPASS SHAREHOLDERS:

         NOTICE IS GIVEN THAT a Special Meeting of Shareholders of The Compass Capital Group of Funds(R) ("Compass") will be held at the offices of SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087 on December 20, 1995 at _____ A.M. Eastern Time for the following purposes:

         ITEM 1. To approve an Asset Purchase Agreement (the "Compass Agreement") providing for (a) the transfer of the assets and liabilities of the following Compass portfolios to corresponding portfolios of The PNC(R) Fund (the "Compass Transaction") and (b) the approval of interim investment advisory and (for some portfolios) sub-advisory agreements for the following Compass Portfolios if the merger of Midlantic Corporation and PNC Bank Corp. occurs before the closing of the Compass Transaction:

         Municipal Money Fund                                     Equity Income Fund
         New Jersey Municipal Money Fund                           Growth Fund
         Pennsylvania Municipal Money Fund                        Small Company Fund
         Cash Reserve Fund                                        International Equity Fund
         U.S. Treasury Fund                                        Balanced Fund
         Municipal Bond Fund                                       Short/Intermediate Fund
         New Jersey Municipal Bond Fund                            Fixed Income Fund
         Pennsylvania Municipal Bond Fund                         International Fixed Income Fund

         ITEM 2. To transact such other business as may properly come before the Special Meeting or any adjournment.

         Compass shareholders of record as of the close of business on November __, 1995 are entitled to notice of, and to vote at, this Special Meeting or any adjournment.

                 THE COMPASS BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE COMPASS AGREEMENT.

         The Compass Agreement and related matters are described in the attached Combined Proxy Statement/Prospectus.

         SHAREHOLDERS ARE REQUESTED TO EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED BY THE COMPASS BOARD OF TRUSTEES. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO COMPASS A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.



                                                            Richard W. Grant
                                                            Secretary

November ___, 1995

                             [PRELIMINARY COPY]
                                                                    100595 DRAFT

                        THE BFM INSTITUTIONAL TRUST INC.
                                345 PARK AVENUE
                           NEW YORK, NEW YORK  10154


                     NOTICE OF SPECIAL SHAREHOLDERS MEETING
                        TO BE HELD ON DECEMBER ___, 1995


TO SHAREHOLDERS OF THE BFM INSTITUTIONAL TRUST INC.:

         NOTICE IS GIVEN THAT a Special Meeting of Shareholders of The BFM Institutional Trust Inc. ("BIT") will be held at the offices of [BlackRock Financial Management, Inc., 345 Park Avenue, New York, New York 10154,] on December ___, 1995 at _____ A.M. Eastern Time for the following purposes:

         ITEM 1. To approve an Asset Purchase Agreement (the "BIT Agreement") providing for the transfer of the assets and liabilities of BIT's Short Duration Portfolio, Core Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III to corresponding portfolios of The PNC(R) Fund.

         ITEM 2. To transact such other business as may properly come before the Special Meeting or any adjournment.

         BIT shareholders of record as of the close of business on ____________, 1995 are entitled to notice of, and to vote at, this Special Meeting or any adjournment.

                 THE BIT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE BIT AGREEMENT.

         The BIT Agreement and related matters are described in the attached Combined Proxy Statement/Prospectus.

         SHAREHOLDERS ARE REQUESTED TO EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED BY THE BIT BOARD OF DIRECTORS. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO BIT A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.


                                                          James Grosfeld
                                                          Director and President

November ___, 1995

                               [PRELIMINARY COPY]

                      COMBINED PROXY STATEMENT/PROSPECTUS
                            DATED NOVEMBER ___, 1995

                                THE PNC(R) FUND
                              400 BELLEVUE PARKWAY
                              WILMINGTON, DE 19809
                                  800-422-6538

                     THE COMPASS CAPITAL GROUP OF FUNDS(R)
                            680 EAST SWEDESFORD ROAD
                                WAYNE, PA 19087
                                  800-451-8371

                        THE BFM INSTITUTIONAL TRUST INC.
                                345 PARK AVENUE
                           NEW YORK, NEW YORK  10154
                                  800-555-3890


         This Combined Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Trustees of The Compass Capital Group of Funds ("Compass") for a Special Meeting of Compass Shareholders to be held at _____ A.M. Eastern Time on December 20, 1995 at the offices of SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087. At the meeting, Compass shareholders will be asked to approve a proposed Asset Purchase Agreement dated October ___, 1995 (the "Compass Agreement"), between Compass and The PNC(R) Fund ("PNC") and the matters contemplated therein. A copy of the Compass Agreement is attached as Appendix I.

         This Combined Proxy Statement/Prospectus is also furnished in connection with the solicitation of proxies by the Board of Directors of The BFM Institutional Trust Inc. ("BIT") for a Special Meeting of BIT Shareholders to be held at _________ A.M. Eastern Time on December ____, 1995 at the offices of [BlackRock Financial Management, Inc., 345 Park Avenue, New York, New York 10154]. At the meeting BIT shareholders will be asked to approve a proposed Asset Purchase Agreement dated October ____, 1995 (the "BIT Agreement"), between BIT and PNC and the matters contemplated in that agreement. A copy of the BIT Agreement is attached as Appendix II.

         Compass and PNC are open-end management investment companies (mutual funds) that offer a series of money market, tax-exempt, fixed income and equity investment portfolios. The Compass Agreement provides for the transfer of the assets and liabilities of the sixteen Compass portfolios listed under Item 1 in the Compass Notice of Meeting and under "Information Relating to the Proposed Transactions" below (the "Compass Portfolios") to corresponding investment portfolios of PNC (the "PNC Portfolios") in exchange for an aggregate amount of shares of the PNC Portfolios of equal value (the "Compass Transaction"). After the consummation of the Compass Transaction, shareholders of the Compass Portfolios will be shareholders of the PNC Portfolios, Compass will be deregistered as an investment company and terminated under state law.

         BIT is also an open-end management investment company. The BIT Agreement provides for the transfer of the assets and liabilities of the three fixed income portfolios listed under Item 1 in the BIT Notice of Meeting and under "Information Relating to the Proposed Transactions" below (the "BIT Portfolios") to corresponding PNC Portfolios in exchange for an aggregate amount of shares of the PNC Portfolios of equal value (the "BIT Transaction"). After the consummation of the BIT Transaction, shareholders of the BIT Portfolios will be shareholders of their corresponding PNC Portfolios, and BIT will be deregistered as an investment company and terminated under state law.

         This Combined Proxy Statement/Prospectus sets forth concisely the information that shareholders of Compass and BIT should know before voting, and should be retained for future reference. This Combined Proxy Statement/Prospectus is accompanied by the following documents as appropriate:
(1) For each PNC Portfolio except the Municipal Money Market Portfolio, New Jersey Municipal Money Market Portfolio, Pennsylvania Municipal Money Market Portfolio, Money Market Portfolio, Government Money Market Portfolio, New Jersey Tax-Free Income Portfolio, Core Fixed Income Portfolio, International Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III -- 1994 Annual Shareholders Reports; and (2) For each PNC Portfolio except the New Jersey Tax-Free Income Portfolio, Core Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III -- Prospectuses dated July 24, 1995 for the PNC Municipal Money Market Portfolio, New Jersey Municipal Money Market Portfolio, Money Market Portfolio and Government Money Market Portfolio and Prospectuses dated January 30, 1995 for the other PNC Portfolios (each as supplemented through the date hereof). Additional information is set forth in the statement of additional information relating to this Combined Proxy Statement/Prospectus, dated November ___, 1995, and in the prospectuses dated July 1, 1995 for the Compass Portfolios and the prospectuses dated April 3, 1995 for the BIT Portfolios (each as supplemented through the date hereof). Each of these documents is on file with the Securities and Exchange Commission (the "SEC"), and is available without charge upon oral or written request by calling or writing PNC, Compass or BIT at the respective telephone numbers or addresses stated above. The information contained in these prospectuses and statements of additional information is incorporated herein by reference.

         This Combined Proxy Statement/Prospectus is the proxy statement of Compass and BIT, respectively, for the special meetings of their shareholders, and the prospectus of PNC for the shares of the PNC Portfolios that have been registered with the SEC and are to be issued in connection with the Compass and BIT Transactions.

         The Combined Proxy Statement/Prospectus is expected to first be sent to shareholders on or about November ___, 1995.

         SHARES OF THE PNC PORTFOLIOS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS COMBINED PROXY
STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS COMBINED PROXY STATEMENT/PROSPECTUS AND IN THE MATERIALS EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PNC, COMPASS, BIT OR THEIR RESPECTIVE SPONSORS AND DISTRIBUTORS.

         AN INVESTMENT IN A PNC MONEY MARKET PORTFOLIO IS NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT. THERE CAN BE NO ASSURANCE THE PNC MONEY MARKET PORTFOLIOS WILL BE ABLE TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE.

         SHARES OF PNC, COMPASS AND BIT ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, PNC, MIDLANTIC OR ANY OTHER BANK, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. MUTUAL FUND SHARES INVOLVE CERTAIN INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL. THE DISTRIBUTOR AND SPONSOR OF COMPASS IS SEI FINANCIAL SERVICES COMPANY. THE DISTRIBUTOR AND SPONSOR OF PNC AND BIT IS PROVIDENT DISTRIBUTORS, INC.

                               TABLE OF CONTENTS


SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Proposed Compass Transaction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Proposed BIT Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Board Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Overview of PNC, Compass and BIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Voting Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

INFORMATION RELATING TO THE PROPOSED TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Description of the Compass and BIT Agreements  . . . . . . . . . . . . . . . . . . . . . . .   13
         Compass Board Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         BIT Board Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         PNC Board Considerations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Interim Compass Advisory and Sub-Advisory Agreements . . . . . . . . . . . . . . . . . . . .   20

COMPARISON OF PNC, COMPASS AND BIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Investment Objectives and Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Investment Advisers and Other Service Providers  . . . . . . . . . . . . . . . . . . . . . .   21
         Share Structure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Purchase, Redemption and Dividend Policies . . . . . . . . . . . . . . . . . . . . . . . . .   24

INTERIM COMPASS ADVISORY AND SUB-ADVISORY AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .   24

INFORMATION RELATING TO VOTING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         General Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Compass Shareholder and Board Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         BIT Shareholder and Board Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Annual Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Other Shareholder Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ADDITIONAL INFORMATION ABOUT PNC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

ADDITIONAL INFORMATION ABOUT COMPASS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

ADDITIONAL INFORMATION ABOUT BIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

ADDITIONAL INFORMATION ABOUT INVESTMENT ADVISERS,
DISTRIBUTORS AND ADMINISTRATORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Other Investment Companies Advised by PIMC, PEAC, PCM, BlackRock or Morgan Grenfell  . . . .   48
         Information About Distributors and Administrators  . . . . . . . . . . . . . . . . . . . . .   56

FINANCIAL STATEMENTS AND EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

OTHER BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

SHAREHOLDER INQUIRIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

APPENDICES               I   -      COMPASS ASSET PURCHASE AGREEMENT
                        II   -      BIT ASSET PURCHASE AGREEMENT
                       III   -      INVESTMENT OBJECTIVES AND FUNDAMENTAL LIMITATIONS
                        IV   -      EXPENSE SUMMARIES
                         V   -      SHAREHOLDER TRANSACTIONS AND SERVICES
                        VI   -      INTERIM COMPASS ADVISORY AND SUB-ADVISORY AGREEMENTS
                       VII   -      PNC PORTFOLIO SIX-MONTH FINANCIAL
                                    HIGHLIGHTS

                                    SUMMARY

         The following is a summary of certain information relating to the proposed Compass and BIT Transactions and related matters, and is qualified by reference to the more complete information contained elsewhere in this Combined Proxy Statement/Prospectus, the prospectuses and statements of additional information of PNC, Compass and BIT, respectively, and the Appendices attached hereto.

         PROPOSED COMPASS TRANSACTION. Based upon their evaluations of the relevant information presented to them, and in light of their fiduciary duties under Federal and state law, the Boards of Trustees of Compass and PNC, including all of the non-interested members of each Board, have determined that the proposed Compass Transaction is in the best interests of the shareholders of Compass and PNC, respectively, and that the interests of the shareholders of the respective companies will not be diluted as a result of the Compass Transaction. The Board of Trustees of Compass recommends that Compass shareholders approve the Compass Agreement and the matters contemplated therein.

         Subject to shareholder approval, the Compass Agreement provides for:
(a) the acquisition by PNC of all of the assets and liabilities of each of the Compass Portfolios in exchange for Service Shares of the PNC Portfolios that correspond to the Compass Portfolios; (b) the distribution of these PNC Service Shares to the shareholders of the Compass Portfolios in liquidation of the Compass Portfolios; and (c) the deregistration of Compass as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its termination under state law.

         As a result of the proposed Compass Transaction, each shareholder of a Compass Portfolio will become a shareholder of a corresponding PNC Portfolio and will hold, immediately after the time the Compass Transaction becomes effective (the "Effective Time of the Compass Transaction"), Service Shares of the corresponding PNC Portfolio having an aggregate net asset value equal to the aggregate net asset value of the shares of the Compass Portfolio the shareholder held immediately before the Effective Time of the Compass Transaction.

         In addition, the Compass Agreement provides that if the merger of Midlantic Corporation and PNC Bank Corp. (the "Midlantic/PNC Bank Merger") occurs before the Compass Transaction, the Compass Portfolios will enter into interim investment advisory and (for some portfolios) sub-advisory agreements that will be effective for the period between the date of such merger and the Effective Time of the Compass Transaction. The provisions of the interim agreements, including the advisory and sub-advisory fee rates, will be substantially the same as those in the existing investment advisory and sub-advisory agreements for the Compass Portfolios.

         PNC has entered into separate agreements with Compass and BIT as described in this Combined Proxy Statement/Prospectus, and consummation of the Compass Transaction is in no way subject to consummation of the BIT Transaction described below. IF THE COMPASS AGREEMENT IS APPROVED BY COMPASS SHAREHOLDERS AT THE COMPASS MEETING, IT IS EXPECTED THAT THE COMPASS TRANSACTION WILL BE COMPLETED WHETHER OR NOT THE BIT TRANSACTION IS COMPLETED.

         For further information, see "Information Relating to the Proposed Transactions" and "Interim Compass Investment Advisory and Sub-Advisory Agreements."

         PROPOSED BIT TRANSACTION. Based upon their evaluations of the relevant information presented to them, and in light of their fiduciary duties under Federal and state law, the governing Boards of BIT and PNC, including all of the non-interested members of each Board, have determined that the proposed BIT Transaction is in the best interests of the shareholders of BIT and PNC, respectively, and that the interests of shareholders of the respective companies will not be diluted as a result of the BIT Transaction. The Board of Directors of BIT recommends that BIT shareholders approve the BIT Agreement and the matters contemplated therein.

         Subject to shareholder approval, the BIT Agreement provides for: (a) the acquisition by PNC of all of the assets and liabilities of each of the BIT Portfolios in exchange for Institutional Shares of the PNC Portfolios that correspond to the BIT Portfolios; (b) the distribution of these PNC Institutional Shares to the shareholders of the BIT Portfolios in liquidation of the BIT Portfolios; and (c) the deregistration of BIT as an investment company under the 1940 Act and its termination under state law.

         As a result of the proposed BIT Transaction, each shareholder of a BIT Portfolio will become a shareholder of a corresponding PNC Portfolio and will hold, immediately after the time the BIT Transaction becomes effective (the "Effective Time of the BIT Transaction"), Institutional Shares of the corresponding PNC Portfolio having an aggregate net asset value equal to the aggregate net asset value of the shares of the BIT Portfolio the shareholder holds immediately before the Effective Time of the BIT Transaction.

         PNC has entered into separate agreements with Compass and BIT as described in this Combined Proxy Statement/Prospectus, and consummation of the BIT Transaction is in no way subject to consummation of the Compass Transaction. IF THE BIT AGREEMENT IS APPROVED BY BIT SHAREHOLDERS AT THE BIT MEETING, IT IS EXPECTED THAT THE BIT TRANSACTION WILL BE COMPLETED WHETHER OR NOT THE COMPASS TRANSACTION IS COMPLETED.

         For further information, see "Information Relating to the Proposed Transactions."

         BOARD CONSIDERATIONS. In reviewing the proposed Compass Transaction, the Compass and PNC Boards considered the pending merger of Midlantic Corporation, the parent corporation of Midlantic Bank, N.A., ("Midlantic") which serves as investment adviser to the Compass Portfolios, and PNC Bank Corp., the parent corporation of the companies that provide investment advisory and other services to the PNC Portfolios. This pending merger presents the opportunity to combine the separate Compass and PNC mutual fund families into a single, larger consolidated group. In considering Midlantic's recommendation in favor of the Compass Transaction, the Compass Board considered the potential impact of the Compass Transaction on shareholders, including (a) the terms and conditions of the Compass Transaction and the provisions intended to avoid the dilution of shareholder interests; (b) the capabilities of the organizations that will provide investment advisory and other services to the PNC Portfolios, and the terms on which these services are provided; (c) the investment objectives and policies of the PNC Portfolios and the shareholder services offered by them; (d) the historical investment performance of the PNC Portfolios; and (e) the historical and projected investment advisory fee rates and operating expenses of the PNC Portfolios.

         In reviewing the proposed BIT Transaction, the BIT and PNC Boards noted that both BIT and PNC currently receive investment advisory (or sub-advisory), administration, distribution, custody and transfer agency services from the same companies. The Boards also noted that the total assets of all of PNC's investment portfolios were approximately $7,089 million, whereas the total assets of all of BIT's investment portfolios were approximately $195 million. The Boards believed that portfolio and other efficiencies might be achieved by combining the BIT Portfolios with the PNC mutual fund family.

         For further information, see "Information Relating to the Proposed Transactions - Compass Board Consideration" and "BIT Board Consideration."

         FEDERAL INCOME TAX CONSEQUENCES. Drinker Biddle & Reath will issue an opinion (based on certain assumptions) as of the Effective Time of each Transaction to the effect that the respective Compass and BIT Transactions will not give rise to the recognition of income, gain or loss for Federal income tax purposes to the Compass Portfolios, the PNC Portfolios, the BIT Portfolios and their respective shareholders. See "Information Relating to the Proposed Transactions - Federal Income Tax Consequences."

         OVERVIEW OF PNC, COMPASS AND BIT. The investment objectives and policies of the Compass Portfolios and BIT Portfolios are generally similar to those of their corresponding PNC Portfolios. There are, however, differences. For example, the PNC Money Market Portfolio, unlike the Compass Cash Reserve Portfolio, (a) normally invests at least 25% of its assets in bank obligations or instruments secured by bank obligations; and (b) may invest in securities rated in either the highest or second highest rating category. The PNC Government Money Market Portfolio, unlike the Compass U.S. Treasury Fund, may currently invest in obligations issued by U.S. Government agencies and instrumentalities. The PNC Government Money Market Portfolio will, however, change its name and investment policies before the Effective Time of the Compass Transaction to provide that it will invest only in U.S. Treasury securities and related repurchase agreements. The PNC Municipal Money Market, New Jersey Municipal Money Market and Pennsylvania Municipal Money Market Portfolios, unlike the corresponding Compass Portfolios, (a) may invest in securities rated in either the highest or second highest rating category and
(b) (for the PNC Municipal Money Market Portfolio only) must normally invest at least 80% of its assets in municipal securities that are exempt from both regular Federal income tax and Federal alternative minimum tax. The PNC Tax-Free Income Portfolio, New Jersey Tax-Free Income Portfolio and Pennsylvania Tax-Free Income Portfolio, unlike their corresponding Compass Portfolios, (a) may invest in investment grade securities rated in the four (rather than three) highest rating categories and (b) must normally invest at least 80% of its assets in municipal securities that are exempt from both regular Federal income tax and Federal alternative minimum tax. The PNC International Fixed Income Portfolio, unlike the Compass International Fixed Income Fund, may invest its assets in securities rated below the highest three rating categories. The PNC Growth Equity Portfolio emphasizes companies in the middle and higher capitalization ranges (over $1 billion) while the Compass Growth Fund limits its investments to companies with market capitalizations in excess of $200 million.

         In connection with the Compass Transaction and BIT Transaction described in this Combined Proxy Statement/Prospectus, the PNC Core Fixed Income Portfolio and PNC Short-Term Bond Portfolio will adopt investment objectives and policies that are substantially the same as the investment objectives and policies of the BIT Core Fixed Income Portfolio and BIT Short Duration Portfolio. The BIT Core Fixed Income Portfolio and BIT Short Duration Portfolio have historically invested a significant percentage of their assets in mortgage-related and asset-backed securities. In addition, these two portfolios have actively engaged in reverse repurchase agreements and dollar mortgage rolls to increase income. Both the PNC and the BIT Core Fixed Income Portfolios may invest in securities with lower ratings than those purchased by the Compass Fixed

Income Portfolio. On the other hand, the PNC Short-Term Bond Portfolio will change its investment policies before the Effective Times of the respective Transactions to limit its investments, like the BIT Short Duration Portfolio, to U.S. Government securities and triple-A corporate obligations. The permitted dollar-weighted average portfolio maturities of these BIT and PNC Portfolios also differ from their corresponding Compass Portfolios.

         Additional information concerning portfolio investment objectives and policies is provided below under "Comparison of PNC, Compass and BIT - Investment Objectives and Policies" and in Appendix III attached to this Combined Proxy Statement/Prospectus, which sets forth the investment objectives, fundamental investment limitations and other differences in the investment policies of the Compass Portfolios, BIT Portfolios and their corresponding PNC Portfolios.

         PNC Institutional Management Corporation ("PIMC") currently serves as the investment adviser of each PNC Portfolio. It is expected that contemporaneously with the consummation of the Compass Transaction and BIT Transaction, PNC Asset Management Group, Inc. ("PAMG"), PIMC's parent corporation, will become the investment adviser of each PNC Portfolio (except the PNC Multi-Sector Mortgage Securities Portfolio III), substantially the same terms as those stated in the prospectuses of the PNC Portfolios, and that the companies listed below will provide sub-advisory services to the PNC Portfolios as follows:


              Name of Sub-Adviser                                      PNC Portfolios
              -------------------                                      --------------
  BlackRock Financial Management, Inc.          PNC Tax-Free Income Portfolio
  ("BlackRock")                                 PNC New Jersey Tax-Free Income Portfolio
                                                PNC Pennsylvania Tax-Free Income Portfolio
                                                PNC Short-Term Bond Portfolio
                                                PNC Core Fixed Income Portfolio
                                                PNC Balanced Portfolio (fixed income portion)

  PNC Equity Advisers Company ("PEAC")          PNC Growth Equity Portfolio
                                                PNC Small Cap Growth Equity Portfolio

  Provident Capital Management, Inc. ("PCM")    PNC Value Equity Portfolio
                                                PNC Small Cap Value Equity Portfolio
                                                PNC International Equity Portfolio
                                                PNC Balanced Portfolio (equity portion)
  PNC Institutional Management Corporation      PNC Municipal Money Market Portfolio
  ("PIMC")                                      PNC New Jersey Municipal Money Market Portfolio
                                                PNC Pennsylvania Municipal Money Market Portfolio
                                                PNC Money Market Portfolio
                                                PNC Government Money Market Portfolio

         The Compass Portfolios and PNC Portfolios have different administrators, distributors, custodians, transfer agents and trustees, but the same independent accountants. The BIT Portfolios and PNC Portfolios have the same administrators, distributors, custodians and transfer agents, but different independent accountants and Board members. For further information, see "Comparison of PNC, Compass and BIT - Investment Advisers and Other Service Providers," and the tables showing the fees and expenses for each of the PNC Portfolios, Compass Portfolios and BIT Portfolios attached as Appendix IV to this Combined Proxy Statement/Prospectus.

         As discussed under "Comparison of PNC, Compass and BIT - Share Structure," each of the PNC Portfolios currently offers multiple classes of shares called Service Shares, Institutional Shares and Investor Shares. Service Shares and Institutional Shares are sold without a sale load to institutional and other qualified investors. Series A Investor Shares of the PNC Portfolios (other than the money market funds) are sold with a front-end sales load, and Series B Investor Shares are sold with a contingent deferred sales load, to the general public, as well as to customers of PNC and other institutions. Each of the Compass Portfolios and BIT Portfolios offer one share class to all investors.

         The purchase and redemption policies applicable to the BIT Portfolios and Institutional Shares of the PNC Portfolios are generally similar as described in Appendix V to this Combined Proxy Statement/Prospectus. With respect to the Compass Portfolios, PNC and its service providers will establish purchase and redemption policies for Compass shareholders who receive Service Shares in connection with the Compass Transaction that are substantially similar to those currently offered by Compass. Share exchange privileges and certain other shareholder services will not, however, be available with respect to Service Shares of the PNC Portfolios. To accommodate those shareholders who wish to have these privileges and programs, after the Effective Time of the Compass Transaction, former Compass shareholders will be able to switch, if they choose, their PNC Service Shares for PNC Investor Shares, which offer share exchange privileges and additional shareholder programs but have higher operating expense ratios and are sold with a sale load. After the Effective Time of the Compass Transaction, each former Compass shareholder will also be permitted to purchase, without a sales charge, additional Service Shares of the same PNC Portfolio in which the shareholder receives shares in the Compass Transaction.

         As set forth in Appendix IV to this Combined Proxy Statement/Prospectus, the annualized per share ordinary operating expense ratios (that is, a portfolio's ordinary operating expenses expressed as a percentage of its average daily net assets) of PNC Service Shares during the current fiscal year are expected to be the same as, or lower than, the current ordinary operating expense ratios of the Compass Portfolios, except the Compass Equity Income Fund, Compass Growth Fund, and Compass International Equity Fund.

         The frequency of dividend declarations and distributions differ for certain Compass and BIT Portfolios and their corresponding PNC Portfolios.

         Additional information on the purchase, redemption, dividend and other policies of the Compass Portfolios, BIT Portfolios and PNC Portfolios is provided under "Comparison of PNC, Compass and BIT - Purchase, Redemption and Dividend Policies" and in Appendix V to this Combined Proxy
Statement/Prospectus.

         VOTING INFORMATION. This Combined Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Compass Board of Trustees for a Special Meeting of Shareholders to be held at the offices of SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087 on December 20, 1995 at _____ A.M. Eastern Time. (This meeting and any adjournment thereof is referred to as the "Compass Meeting.") Only Compass shareholders of record at the close of business on ____________, 1995 will be entitled to vote at the Compass Meeting.

         This Combined Proxy Statement/Prospectus is also being furnished in connection with the solicitation of proxies by the BIT Board of Directors for a Special Meeting of Shareholders to be held at the offices of [BlackRock Financial Management, Inc., 345 Park Avenue, New York, New York 10154], on December __, 1995 at ____A.M. Eastern Time. (This meeting and any adjournment thereof is referred to as the "BIT Meeting.") Only BIT shareholders of record at the close of business on _______________, 1995 will be entitled to vote at the BIT Meeting.

         Each whole or fractional Compass or BIT share is entitled to a whole or fractional vote. Shares represented by a properly executed proxy will be voted in accordance with the instructions thereon or, if no specification is made, the persons named as proxies will vote in favor of the proposal set forth in the respective Notices of Meeting. Proxies may be revoked at any time before they are exercised by submitting a written notice of revocation or a subsequently executed proxy or by attending the particular Meeting and voting in person. For additional information, including a description of the shareholder votes required for approval of each proposal see "Information Relating to Voting Matters."

         RISK FACTORS. Because of the similarities of the investment objectives and policies of the Compass Portfolios, BIT Portfolios and the corresponding PNC Portfolios, management believes that an investment in a PNC Portfolio involves risks that are similar to those of the corresponding Compass Portfolio or BIT Portfolio. These investment risks include those typically associated with investing in a portfolio of high quality, short-term money market instruments in the case of the money market portfolios; government or investment grade bonds in the case of the taxable and tax-exempt bond portfolios; common stocks in the case of the stock portfolios; and foreign securities in the case of the international portfolios.

         There are differences, however, between the Compass Portfolios, BIT Portfolios and PNC Portfolios as noted above under "Summary-Overview of PNC, Compass and BIT." These differences can result in different risks. For example, the PNC money market funds may invest in securities with lower credit ratings than their corresponding Compass Portfolios, and certain PNC and BIT Portfolios, unlike the Compass Portfolios, may engage in dollar roll transactions and certain leveraging techniques. In addition, the PNC International Fixed Income Portfolio, unlike its corresponding Compass Portfolio, may invest up to 5% of its assets in securities rated below investment grade.

         Although the money market portfolios offered by Compass and PNC seek to maintain a stable net asset value of $1.00 per share, there is no assurance they will be able to do so. The per share price of the other portfolios will fluctuate with changes in value of the investments held by each portfolio. Certain portfolios may seek to achieve their investment objectives through investments in securities of foreign issuers that involve risks not typically associated with U.S. issuers; stocks of small capitalization companies that have limited product lines, markets and financial resources; debt instruments with the lowest or below investment grade rating which are speculative; mortgage-backed, asset-backed securities and other derivative instruments; illiquid instruments; interest rate swaps, floors and caps; and certain options, futures and foreign currency strategies. Some of the PNC and BIT fixed-income portfolios may have high turnover rates that may result in higher portfolio costs, and may engage in leveraging techniques that can cause their net asset values to rise or fall faster than they otherwise would. The policy of the Compass and PNC state tax-free portfolios to invest primarily in municipal obligations of a particular state, and the non-diversified status of each Compass and PNC state tax-free portfolio, and the BIT Multi-Sector Mortgage Securities Portfolio III (and its corresponding PNC Portfolio) present additional risks. There is no assurance that any portfolio will achieve its investment objective.

               INFORMATION RELATING TO THE PROPOSED TRANSACTIONS

         The terms and conditions of the Compass Transaction are set forth in the Compass Agreement. The terms and conditions of the BIT Transaction are set forth in the BIT Agreement. Significant provisions of these Agreements are summarized below; however, this summary is qualified in its entirety by reference to the Compass Agreement and BIT Agreement, copies of which are attached as Appendices I and II to this Combined Proxy Statement/

Prospectus.

         DESCRIPTION OF THE COMPASS AND BIT AGREEMENTS. The Compass Agreement provides that at the Effective Time of the Compass Transaction the assets and liabilities of the Compass Portfolios will be transferred to corresponding PNC Portfolios in exchange for full and fractional Service Shares of the PNC Portfolios as shown in the following table.


                                                                   CORRESPONDING
               COMPASS PORTFOLIO                                   PNC PORTFOLIO
               -----------------                                   -------------
Municipal Money Fund                              Municipal Money Market Portfolio

New Jersey Municipal Money Fund                   New Jersey Municipal Money Market Portfolio

Pennsylvania Municipal Money Fund                 Pennsylvania Municipal Money Market Portfolio
Cash Reserve Fund                                 Money Market Portfolio

U.S. Treasury Fund                                Government Money Market Portfolio (to be
                                                  renamed Treasury Money Market Portfolio)

Municipal Bond Fund                               Tax-Free Income Portfolio
New Jersey Municipal Bond Fund                    New Jersey Tax-Free Income Portfolio

Pennsylvania Municipal Bond Fund                  Pennsylvania Tax-Free Income Portfolio

Equity Income Fund                                Value Equity Portfolio
Growth Fund                                       Growth Equity Portfolio

Small Company Fund                                Small Cap Growth Equity Portfolio

International Equity Fund                         International Equity Portfolio
Balanced Fund                                     Balanced Portfolio

Short/Intermediate Fund                           Short-Term Bond Portfolio

Fixed Income Fund                                 Core Fixed Income Portfolio
International Fixed Income Fund                   International Fixed Income Portfolio

         The BIT Agreement provides that at the Effective Time of the BIT Transaction the assets and liabilities of the BIT Portfolios will be transferred to corresponding PNC Portfolios in exchange for full and fractional Institutional Shares of the PNC Portfolio as shown in the following table.


                     BIT PORTFOLIO                                   CORRESPONDING PNC PORTFOLIO
                     -------------                                   ---------------------------
  Short Duration Portfolio                               Short-Term Bond Portfolio

  Core Fixed Income Portfolio                            Core Fixed Income Portfolio

  Multi-Sector Mortgage Securities Portfolio III         Multi-Sector Mortgage Securities Portfolio III

         The shares issued by PNC in the Compass Transaction will have an aggregate net asset value equal to the aggregate net asset value of the shares of the respective Compass Portfolios that are outstanding immediately before the Effective Time of the Compass Transaction. Similarly, the shares issued by PNC in the BIT Transaction will have an aggregate net asset value equal to the aggregate net asset value of the shares of the respective BIT Portfolios that are outstanding immediately before the Effective Time of the BIT Transaction.

         After the transfer of their assets and liabilities in exchange for PNC Portfolio shares, the respective Compass Portfolios and BIT Portfolios will distribute the shares of PNC Portfolios to their shareholders in liquidation of the Compass Portfolios and BIT Portfolios. Each shareholder owning shares of a particular Compass Portfolio or BIT Portfolio at the Effective Time of the respective Transactions will receive an aggregate amount of shares of the PNC Portfolio designated in the foregoing table of equal value, plus the right to receive any unpaid dividends or distributions that were declared on the Compass Portfolio or BIT Portfolio shares owned by the shareholder before the Effective Time of the particular Transaction. PNC will establish an account for each former shareholder of the Compass Portfolios and BIT Portfolios reflecting the appropriate number of PNC Portfolio shares distributed to the shareholder. These accounts will be identical to the accounts currently maintained by Compass and BIT for their shareholders. For economy and convenience, shares of the PNC Portfolios will be in uncertified form unless otherwise requested by a shareholder.

         Upon completion of the respective Transactions, all outstanding shares of the Compass Portfolios and BIT Portfolios will be cancelled, and Compass and BIT will each be deregistered as an investment company under the 1940 Act and will be terminated under state law. The stock transfer books of the Compass Portfolios and BIT Portfolios will be permanently closed as of the close of business immediately preceding the Effective Times of the respective Transactions. Redemption requests received thereafter will be deemed to be redemption requests for shares of the PNC Portfolios distributed to the former shareholders of the Compass Portfolios and BIT Portfolios. If any shares of the Compass Portfolios or BIT Portfolios are represented by a share certificate, the certificate must be surrendered to PNC's transfer agent for cancellation before the PNC Portfolio shares issued to a shareholder in the Transactions may be redeemed.

         Both the Compass Transaction and the BIT Transaction are subject to a number of conditions including, in the case of the Compass Transaction, approval of the Compass Agreement and the related matters described in this Combined Proxy Statement/Prospectus by Compass shareholders and, in the case of the BIT Transaction, approval of the BIT Agreement by BIT shareholders; the receipt of certain legal opinions described in Sections 9 and 10 of the Compass and BIT Agreements (which include an opinion of counsel that PNC shares issued in the respective Transactions will be validly issued, fully paid and non-assessable by PNC); the receipt of certain certificates from the parties concerning the continuing accuracy of the representations and warranties in the Agreements and other matters; the parties' performance in all material respects of their respective agreements and undertakings in the Agreements; and, in the case of the Compass Transaction, the consummation of the Midlantic/PNC Bank Merger.

         Assuming satisfaction of the conditions in the Compass Agreement, the Effective Time of the Compass Transaction will be January 15, 1996 or such other date as is agreed to by PNC and Compass. The Compass Agreement provides, however, that if the difference between the per share net asset values of a Compass Portfolio that is a money market fund and its corresponding PNC Portfolio equals or exceeds $.0025 at the close of business on the day preceding the time at which the Compass Transaction is to be effective, as computed by using the market values of such portfolios' assets, the Board of Trustees of either Compass or PNC may postpone the Effective Time of the Compass Transaction with respect to such portfolios until such time as the per share difference is less than $.0025. Assuming satisfaction of the conditions in the BIT Agreement, the Effective Time of the BIT Transaction will be on January 15, 1996 or such other date as is agreed to by the parties to that agreement.

         The Compass Agreement provides that, to the extent not borne by their respective investment advisers, Compass and PNC will each pay or otherwise provide for the payment of its own expenses incurred in connection with the Compass Transaction. Compass and PNC estimate that their expenses (which include the fees and disbursements of attorneys and auditors, proxy printing and solicitation expenses and any Federal or state stock transfer taxes) will be approximately $______________. Similarly, the BIT Agreement provides that BIT and PNC will each pay or otherwise provide for the payment of its own expenses incurred in connection with the BIT Transaction. BIT and PNC estimate that their expenses (which include the fees and disbursements of attorneys and auditors, proxy printing and solicitation expenses and any Federal or state stock transfer taxes) will be approximately $_________. PNC will also bear all share registration expenses arising in connection with each Transaction.

         Each Transaction may be abandoned at any time prior to its Effective Time upon the concurring votes of a majority of the entire governing Boards of the parties to that Transaction. The Compass Agreement and BIT Agreement each provide further that at any time before or (to the fullest extent permitted by law) after approval of the Compass Agreement or BIT Agreement by the shareholders of Compass or BIT, respectively, (a) the parties may, by written agreement authorized by their respective governing Boards and with or without the approval of their shareholders, amend any of the provisions of the Compass Agreement or BIT Agreement, respectively, and (b) either party may waive any breach by the other party or the failure to satisfy any of the conditions to its obligations (the waiver to be in writing and authorized by the governing Board of the waiving party with or without the approval of the party's shareholders).

         COMPASS BOARD CONSIDERATIONS. In connection with its approval of the Compass Agreement, the Board of Trustees of Compass considered the pending merger between Midlantic Corporation and PNC Bank Corp. Consummation of the Midlantic/PNC Bank Merger will result in the automatic termination of the existing investment advisory agreement between Compass and Midlantic and the existing sub-advisory agreements between Midlantic and Compass' sub-advisors pursuant to the provisions of those agreements. In addition, Midlantic and PNC's service providers are planning for the consolidation of the mutual fund services provided to Compass and PNC after the Midlantic/PNC Bank Merger. In light of the foregoing, Midlantic has recommended that the assets of the Compass Portfolios be sold to the PNC Portfolios as described in this Combined Proxy Statement/Prospectus, and that Compass enter into interim advisory and sub-advisory agreements pending such sale as described below under "Interim Compass Advisory and Sub-Advisory Agreements."

         The Compass Board of Trustees considered the recommendation of Midlantic, and the potential effect of the Midlantic/PNC Bank Merger on the operations of Compass. During its deliberations, the Compass Board of Trustees (with the advice and assistance of its counsel) considered, among other things:
(1) the investment objectives, policies and limitations of the PNC Portfolios, including their relative compatibility with the Compass Portfolios; (2) the additional risks of investing in certain of the PNC Portfolios, and the means by which these risks would be disclosed to Compass Shareholders; (3) the capabilities and investment practices of PNC's investment adviser, sub-advisers, and other service contractors; (4) the management fees paid by the PNC Portfolios and their historical and projected expense ratios as compared to the Compass Portfolios; (5) the portfolio and other efficiencies that may result from the Compass Transaction; (6) the investment performance of the Compass Portfolios and the existing PNC Portfolios both on an aggregate and individual basis; (7) the terms and conditions of the Compass Transaction, including provisions intended to avoid dilution of the interests of Compass and PNC shareholders; (8) the costs of the Compass Transaction, including the portion of such costs to be borne by the Compass Shareholders;
(9) the anticipated tax consequences of the Compass Transaction; (10) the structure of PNC's share classes; (11) the shareholder services offered by PNC in connection with its Service Shares; (12) the qualifications and duties of PNC Bank as the New custodian; and (13) the continuation of Morgan Grenfell as such-advisor to the International Fixed Income Funds.

         Based on the considerations described above, the Compass Board of Trustees unanimously approved the Compass Agreement, as well as the interim investment advisory and sub-advisory agreements described under "Interim Compass Advisory and Sub-Advisory Agreements, at a meeting held on October 3, 1995.

BIT BOARD CONSIDERATIONS. In connection with its approval of the BIT Agreement, the Board of Directors of BIT noted that both BIT and PNC currently receive investment advisory (or sub-advisory), administration, distribution, custody and transfer agency services from the same companies. The Board also noted that the total assets of PNC's investment portfolios were significantly greater than the total assets of BIT's investment portfolios. The Board believed that portfolio and other efficiencies might be achieved by combining BIT with PNC.

         During its deliberations, the BIT Board of Directors (with the advice and assistance of its counsel) also considered, among other things: (1) the investment objectives, policies and limitations of the PNC Portfolios, including their relative compatibility with the BIT Portfolios; (2) the management fees paid by the PNC Portfolios and their historical and projected expense ratios as compared to the BIT Portfolios; (3) the terms and conditions of the BIT Transaction, including provisions intended to avoid dilution of the interests of BIT and PNC shareholders; (4) the anticipated tax consequences of the BIT Transaction; and (5) the structure of PNC's share classes.

        Based on the considerations described above, the BIT Board of Directors approved the BIT Agreement at a meeting held on September 28, 1995.

        PNC BOARD CONSIDERATIONS. The PNC Board of Trustees unanimously approved the Compass Agreement and BIT Agreement at a meeting held on September 29, 1995. In approving the Agreements, the PNC Board of Trustees considered, in particular, the pending Midatlantic/PNC Bank Merger, the potential portfolio and other efficiencies that can result from greater asset size, the terms of the respective Agreements, the provisions intended to avoid the dilution of shareholder interests and the anticipated tax consequences of the respective Transactions.

         CAPITALIZATION. Thirteen of the Compass Portfolios are similar to PNC Portfolios and/or BIT Portfolios that have commenced investment operations. In addition, two of the BIT Portfolios are similar to currently operating PNC Portfolios and/or Compass Portfolios. The following table sets forth as of September 29, 1995, (i) the capitalization of each of these thirteen Compass Portfolios; (ii) the capitalization of each of the two BIT Portfolios; (iii) the capitalization of each of the corresponding PNC Portfolios; and (iv) the pro forma capitalization of each PNC Portfolio as adjusted to give effect to the respective Compass and BIT Transactions. If consummated, the capitalization of each portfolio is likely to be different at the Effective Times of the respective Transactions as a result of daily share purchase and redemption activity in the portfolios as well as the effects of the portfolios' operations. Because the Compass New Jersey Municipal Money, New Jersey Municipal Bond and International Fixed Income Funds and the BIT Multi-Sector Mortgage Securities Portfolio III are to be acquired by PNC Portfolios that currently have nominal assets and liabilities, information on the capitalization of these four portfolios is not presented.

                         PRO FORMA CAPITALIZATION TABLE


                                                                                                          NET ASSET
                                            TOTAL NET ASSETS -           SERVICE SHARES                   VALUE PER
                                         SERVICE CLASS (EXCEPT AS         OUTSTANDING                   SERVICE SHARE
                                                  NOTED)               (EXCEPT AS NOTED)              (EXCEPT AS NOTED)
                                         --------------------------     ----------------              -----------------
    Money Market Portfolios
    -----------------------
 A.      PNC Money Market Portfolio                 $1,194,015,051            11,194,038,553                          $1.00
         Compass Cash Reserve Fund                    $535,684,644               535,794,389                          $1.00
         Pro Forma Combined                         $1,729,699,695             1,729,832,942                          $1.00
 B.      PNC Government Money Market
          Portfolio                                   $550,958,502               550,949,434                          $1.00
         Compass U.S. Treasury Fund                   $529,798,012               529,792,661                          $1.00
         Pro Forma Combined                         $1,080,756,514             1,080,742,095                          $1.00
 C.      PNC Municipal Money Market
          Portfolio                                   $265,629,380               265,659,395                          $1.00
         Compass Municipal Money Fund                  $32,973,046                32,998,204                          $1.00
         Pro Forma Combined                           $298,602,426               298,657,599                          $1.00
 D.      PNC Pennsylvania Municipal
          Money Market Portfolio                      $147,739,396               147,740,008                          $1.00
         Compass Pennsylvania
          Municipal Money Fund                         $42,374,999                42,375,414                          $1.00
         Pro Forma Combined                           $190,114,395               190,115,422                          $1.00
    Bond Funds
    ----------
 E.      PNC Tax-Free Income
          Portfolio                                     $4,712,677                   444,256                         $10.61
         Compass Municipal Bond Fund                   $28,788,349                 2,721,976                         $10.58
         Pro Forma Combined                            $33,501,026                 3,157,578                         $10.61
 F.      PNC Pennsylvania Tax-Free
          Income Portfolio                             $13,374,359                 1,295,217                         $10.33
         Compass Pennsylvania
          Municipal Bond Fund                          $17,237,893                 1,741,406                         $ 9.90
         Pro Forma Combined                            $30,612,252                 2,963,938                         $10.33

                                                                                                          NET ASSET
                                            TOTAL NET ASSETS -           SERVICE SHARES                   VALUE PER
                                         SERVICE CLASS (EXCEPT AS         OUTSTANDING                   SERVICE SHARE
                                                  NOTED)               (EXCEPT AS NOTED)              (EXCEPT AS NOTED)
                                         --------------------------     ----------------              -----------------
 G.      PNC Short-Term Bond
          Portfolio                                  $6,579,129                   677,806                         $ 9.71
         Compass Short/Intermediate
          Fund                                     $192,085,466                18,656,236                         $10.30
         Pro Forma PNC Short-Term
          Bond Portfolio and Compass
          Short/Intermediate                       $198,664,595                20,460,037                         $ 9.71
         Fund Only
         PNC Short-Term Bond
          Portfolio (Institutional)                  $8,561,095                   882,003                         $ 9.71
         BIT Short Duration
          Portfolio                                 $44,108,945                 4,478,177                         $ 9.85
         Pro Forma PNC Short-Term
          Bond (Institutional) and
          BIT Short Duration
          Portfolio Only                            $52,670,040                 5,424,634                         $ 9.71*
         Pro Forma Combined - All
          Portfolios (Service and
          Institutional)                           $251,334,635                25,884,671                         $9.71/9.71**
 H.      PNC Core Fixed Income
          Portfolio                                     $0                         0                               $0
         Compass Fixed Income Fund                 $250,228,116                23,709,190                         $10.55
         BIT Core Fixed Income
          Portfolio                                 $37,065,353                 3,749,768                         $ 9.88
         PNC Core Fixed Income
          Portfolio and Compass
          Fixed Income Fund Only                   $250,228,116                25,326,732                         $ 9.88
         PNC Core Fixed Income
          Portfolio and BIT Core
          Fixed Income Portfolio Only               $37,065,353                 3,749,768                         $ 9.88*
         Pro Forma Combined - All
          Portfolios                               $287,293,469                29,076,500                           $
                                                                                                                    9.88/9.88**
    Equity Funds
    ------------
 I.      PNC Value Equity Portfolio                $170,776,782                12,268,712                         $13.92
         Compass Equity Income Fund                $346,839,053                24,448,284                         $14.19
         Pro Forma Combined                        $517,615,835                37,185,311                         $13.92
 J.      PNC Growth Equity Portfolio                $76,959,735                 5,912,548                         $13.02
         Compass Growth Fund                       $163,044,388                12,385,019                         $13.16
         Pro Forma Combined                        $240,004,123                18,435,158                         $13.02
 K.      PNC Small Cap Growth Equity
          Portfolio                                 $62,618,323                 4,167,776                         $15.02
         Compass Small Company Fund                 $27,804,714                 2,165,765                         $12.84
         Pro Forma Combined                         $90,423,037                 6,018,955                         $15.02

                                                                                                          NET ASSET
                                            TOTAL NET ASSETS -           SERVICE SHARES                   VALUE PER
                                         SERVICE CLASS (EXCEPT AS         OUTSTANDING                   SERVICE SHARE
                                                  NOTED)               (EXCEPT AS NOTED)              (EXCEPT AS NOTED)
                                         --------------------------     ----------------              -----------------
 L.      PNC International Equity
          Portfolio                                 $106,084,639                 8,011,213                         $13.24
         Compass International Equity
          Fund                                       $46,703,366                 3,457,188                         $13.51
         Pro Forma Combined                         $152,788,005                11,538,658                         $13.24
    Balanced Fund
    -------------
 M.      PNC Balanced Portfolio                      $85,706,926                 6,245,535                         $13.72
         Compass Balanced Fund                       $33,066,469                 2,928,819                         $11.29
         Pro Forma Combined                         $118,773,395                 8,655,628                         $13.72

---------------------

*        Net asset value per PNC Institutional Share.
** Net asset value per PNC Service Share and Institutional Share, respectively.

         FEDERAL INCOME TAX CONSEQUENCES. Consummation of the Compass Transaction and BIT Transaction is subject to the condition that the respective parties receive an opinion from Drinker Biddle & Reath to the effect that for federal income tax purposes: (i) the transfer of all of the assets and liabilities of each Compass Portfolio and BIT Portfolio (referred to below as a "Liquidating Portfolio") to its corresponding PNC Portfolio in exchange for shares of the PNC Portfolio and the distribution of these PNC shares to shareholders of the Liquidating Portfolio, as described in the Compass Agreement and BIT Agreement, will constitute a tax-free transaction under
Section 368(a)(1)(C), Section 368(a)(1)(D) or Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by the Liquidating Portfolios as a result of these transactions;
(iii) no gain or loss will be recognized by the PNC Portfolios as a result of the transactions; (iv) no gain or loss will be recognized by the shareholders of each Liquidating Portfolio on the distribution to them of shares of the corresponding PNC Portfolios in exchange for their shares of the Liquidating Portfolios; (v) the aggregate basis of PNC Portfolio shares received by a shareholder of a Liquidating Portfolio will be the same as the aggregate basis of the shareholder's Liquidating Portfolio shares immediately before the Compass Transaction or BIT Transaction, as applicable; (vi) the basis to each PNC Portfolio of the assets of the corresponding Liquidating Portfolio received pursuant to these transactions will be the same as the basis of the assets in the hands of the Liquidating Portfolio immediately before the transactions;
(vii) a shareholder's holding period for PNC Portfolio shares will be determined by including the period for which the shareholder held the Liquidating Portfolio shares exchanged therefor, provided the shareholder held the Liquidating Portfolio shares as a capital asset; and (vii) each PNC Portfolio's holding period with respect to the assets received in the Compass Transaction and BIT Transaction will include the period for which the assets were held by the corresponding Liquidating Portfolio.

         PNC, Compass and BIT have not sought a tax ruling from the Internal Revenue Service ("IRS"). The opinion of counsel is not binding on the IRS and does not preclude the IRS from adopting a contrary position. Shareholders should consult their own advisers concerning the potential tax consequences to them, including state and local income tax consequences.

         INTERIM COMPASS ADVISORY AND SUB-ADVISORY AGREEMENTS. The Compass Agreement provides that the Compass Transaction will occur contemporaneously with, or after, the consummation of the Midlantic/PNC Bank Merger. Because the Midlantic/PNC Bank Merger will result in a change in control of Midlantic, each of the existing investment advisory and sub-advisory agreements for the Compass Portfolios will, by its terms, automatically terminate on the date the Midlantic/PNC Bank Merger occurs. The Compass

Agreement provides, therefore, that if the Midlantic/PNC Bank Merger and the Compass Transaction do not occur contemporaneously, subject to approval of the Compass Agreement by its shareholders, each Compass Portfolio will enter into an interim investment advisory and (for certain Compass Portfolios) sub-advisory agreement for the period between the date of the Midlantic/PNC Bank Merger and the Effective Time of the Compass Transaction. The investment advisory and sub-advisory fee rates stated in the interim agreements will be the same, and the other provisions of the interim agreements will be substantially the same, as those in the existing investment advisory and sub-advisory agreements for the Compass Portfolios. See "Interim Compass Advisory and Sub-Advisory Agreements" below.

                       COMPARISON OF PNC, COMPASS AND BIT

         INVESTMENT OBJECTIVES AND POLICIES. The investment objectives and policies of the PNC Portfolios are generally similar to those of the corresponding Compass Portfolios and BIT Portfolios. There are, however, differences as discussed above under "Summary - Overview of PNC, Compass and BIT." Other differences in the investment objectives, investment policies and those investment limitations that are fundamental (that is, limitations that may be changed only by shareholder vote) are discussed in Appendix III to this Combined Proxy Statement/ Prospectus. Each PNC Portfolio's investment objective may be changed by the PNC Board of Trustees without a vote of the holders of a majority of the outstanding shares of the Portfolio. In contrast, the Compass and BIT Portfolios may not change their investment objectives without a shareholder vote.

         INVESTMENT ADVISERS AND OTHER SERVICE PROVIDERS.   After the
consummation of the Compass and BIT Transactions, PAMG will serve as investment adviser for each of the PNC Portfolios (except the Multi-Sector Mortgage Securities Portfolio III), and affiliates of PAMG will serve as sub-advisers to the respective PNC Portfolios (except the PNC International Fixed Income Portfolio), as stated under "Summary - Overview of PNC, Compass and BIT."
After the consummation of these Transactions, BlackRock will serve as investment adviser of the PNC Multi-Sector Mortgage Securities Portfolio III, and Morgan Grenfell Investment Services Limited ("Morgan Grenfell") will serve as sub-adviser to the PNC International Fixed Income Portfolio. Currently, Midlantic provides investment advisory services to the Compass Portfolios. Wellington Management Company ("Wellington") serves as sub-adviser to the Compass Equity Income and Growth Funds; Seligman Henderson Co. ("Seligman") serves as sub-adviser to the Compass International Equity Fund; Wall Street Associates ("WSA") serves as sub-adviser to the Compass Small Company Fund; and Morgan Grenfell serves as sub-adviser to the International Fixed Income Fund. BlackRock is the investment adviser for each of the BIT Portfolios.

         The other service providers for the Compass Portfolios, BIT Portfolios and the PNC Portfolios are set forth in the following table.

         OTHER SERVICE PROVIDERS FOR COMPASS PORTFOLIOS, BIT PORTFOLIOS
                               AND PNC PORTFOLIOS


                              Compass Portfolios                BIT Portfolios             PNC Portfolios
                              ------------------                --------------             --------------
  Distributor           SEI Financial Services           Provident Distributors,        Provident
                        Company                          Inc.                           Distributors, Inc.

  Administrator         SEI Financial Management         PFPC Inc.                      PFPC Inc., PNC
                        Corporation                                                     Mutual Fund Company
                                                                                        and Provident
                                                                                        Distributors, Inc.

  Transfer Agent        State Street Bank & Trust Co.    PFPC Inc.                      PFPC Inc.
  Custodian             Citibank, N.A.                   PNC Bank, National             PNC Bank, National
                                                         Association                    Association

  Independent           Coopers & Lybrand, LLP           Deloitte & Touche LLP          Coopers & Lybrand,
  Accountants                                                                           LLP

PNC Mutual Fund Company and PFPC Inc. are affiliates of PAMG and each of the sub-advisers for the PNC Portfolios, except Morgan Grenfell.

         The trustees and officers of PNC, Compass and BIT are different as set forth in their respective prospectuses and statements of additional information.

         Additional information on the fees and expenses of the PNC Portfolios, Compass Portfolios and BIT Portfolio (including the investment advisory, sub-advisory, administration, transfer agency and custodial fees payable by the PNC Portfolios to PAMG and its affiliates) is included in Appendix IV to this Combined Proxy Statement/Prospectus.

         SHARE STRUCTURE. PNC, Compass and BIT are each registered as open-end management investment companies under the 1940 Act. After the Compass and BIT Transactions, PNC expects to offer twenty-eight separate investment portfolios. Currently, Compass offers sixteen portfolios, and BIT has three portfolios that have commenced investment operations. After the respective Transactions, Compass and BIT each expect to file a Form N-8F with the Securities and Exchange Commission in order to deregister as an open-end management investment company and to be terminated under state law.

         Compass and PNC are each organized as a Massachusetts business trust, and each is subject to the provisions of its Declaration of Trust originally dated October 1, 1987 and December 22, 1988, respectively. BIT is organized as a Maryland corporation under Articles of Incorporation originally dated November 27, 1991. Shares of the Compass Portfolios have a par value of .00001 per share, shares of the BIT Portfolios have a par value of $.0001 per share, and shares of the PNC Portfolios have a par value of $.001 per share. Compass and PNC are authorized to issue an unlimited number of shares in each of their portfolios; BIT is authorized to issue 100 million shares in each of the BIT Portfolios. Shares of the Compass Portfolios, BIT Portfolios and PNC Portfolios are entitled to one vote for each full share held and fractional votes for fractional shares held, and will vote in the aggregate and not by portfolio or class except as otherwise required by law or when portfolio or class voting is permitted by the governing Board. Shares of the Compass Portfolios, BIT Portfolios and PNC Portfolios do not have pre-emptive or cumulative voting rights, and only such conversion and exchange rights as the governing Board of Compass, BIT or PNC, respectively, may grant in its discretion. When issued for payment as described in their respective prospectuses, shares of the Compass Portfolios, BIT Portfolios and PNC Portfolios are fully paid and non-assessable by such entities, except as required under Massachusetts law in the case of the Compass and PNC Portfolios.

         The governing Boards of Compass and BIT have authorized the issuance of one class of shares in each of the respective Compass and BIT Portfolios. Each of the PNC Portfolios offers four classes of shares ("Service," "Institutional," "Series A Investor" and "Series B Investor"), except the PNC Municipal Money Market Portfolio, New Jersey Municipal Money Market Portfolio, Pennsylvania Municipal Money Market Portfolio and Government Money Market Portfolio, which each offer three classes of shares ("Service," "Institutional" and "Series A Investor").

                 The shares of each class in a PNC Portfolio represent equal pro rata interests in the Portfolio, except that they bear different expenses which reflect differences in their service and distribution arrangements.
Under PNC's Service Plan, Service Shares bear the expense of fees at an annual rate not to exceed .15% of the average daily net asset value of each PNC Portfolio's outstanding Service Shares. These fees are paid to institutions (including PNC Bank) that render support services to the beneficial owners of Service Shares. These services may include processing purchase and redemption requests for Service Shares and placing orders with PNC's transfer agent or distributor; processing dividend payments; providing sub-accounting with respect to Service Shares or the information necessary for sub-accounting; and other similar services. Service Shares also bear the expense of a separate service fee at an annual rate not to exceed .15% of the average daily net asset value of each Portfolio's outstanding Service Shares for other shareholder support activities provided by institutions (including PNC Bank) such as responding to inquiries from investors relating to their investments in Service Shares; providing information periodically to investors showing their positions in Service Shares; and other similar shareholder liaison services. Series A Investor Shares bear expenses under PNC's Distribution and Service Plan at an annual rate not to exceed .55% of the average daily net asset value of each PNC Portfolio's outstanding Series A Investor Shares. Series B Investor Shares bear expenses under PNC's Series B Distribution Plan and Series B Service Plan at annual rate not to exceed .75% and .25%, respectively, of the average daily net asset value of each PNC Portfolio's outstanding Series B Investor Shares. Institutional Shares bear none of these shareholder servicing or distribution expenses. As a result of these different expenses, the performance on the Institutional Shares of a PNC Portfolio will generally be higher than that of the Portfolio's Service Shares, and the performance on the Portfolio's Service Shares will generally be higher than that of the Portfolio's Series A Investor Shares and Series B Investor Shares if payments by the Portfolio under the Service Plan, the Distribution and Service Plan, the Series B Distribution Plan and the Series B Service Plan are made at the maximum rates. Subject to certain exemptions, Series A Investor Shares of the PNC Portfolios (other than the money market funds) are sold with a front-end sales load and Series B Investor Shares are sold with a contingent deferred sales load. Service Shares and Institutional Shares of all PNC Portfolios are sold without a sales load.

         PURCHASE, REDEMPTION AND DIVIDEND POLICIES. The purchase, redemption and dividend policies of the Compass Portfolios, BIT Portfolios and PNC Portfolios are discussed above under "Summary - Overview of PNC, Compass and BIT" and below in Appendix V to this Combined Proxy Statement/Prospectus.


              INTERIM COMPASS ADVISORY AND SUB-ADVISORY AGREEMENTS

         The Compass Agreement provides that the Effective Time of the Compass Transaction will occur contemporaneously with, or after, the consummation of the Midlantic/PNC Bank Merger. As stated above, because the Midlantic/PNC Bank Merger will result in a change in control of Midlantic, each of the existing investment advisory and sub-advisory agreements for the Compass Portfolios with Midlantic and any sub-adviser will, by their terms, automatically terminate on the date the Midlantic/PNC Bank Merger occurs. The Compass Agreement provides, therefore, that if the Midlantic/PNC Bank Merger and the Compass Transaction do not occur contemporaneously, subject to approval of the Compass Agreement by its shareholders, each Compass Portfolio will enter into interim investment advisory and (for certain Compass

Portfolios) sub-advisory agreements (the "Interim Agreements") for the period between the date of the Midlantic/PNC Bank Merger and the Effective Time of the Compass Transaction (the "Interim Period").

         In particular, it is contemplated that the firms that provide investment advisory and sub-advisory services for the PNC Portfolios will provide similar services to the Compass Portfolios during the Interim Period under the Interim Agreements as follows:


                                           NAME OF INVESTMENT ADVISER/
         NAME OF COMPASS PORTFOLIO         SUB-ADVISER FOR INTERIM PERIOD
         -------------------------         ------------------------------
Municipal Money Fund                                        PIMC

New Jersey Municipal Money Fund                             PIMC

Pennsylvania Municipal Money Fund                           PIMC

Cash Reserve Fund                                           PIMC

U.S. Treasury Fund                                          PIMC

Municipal Bond Fund                                         BlackRock

New Jersey Municipal Bond Fund                              BlackRock

Pennsylvania Municipal Bond Fund                            BlackRock

Equity Income Fund                                 PAMG(adviser)/PCM(sub-adviser)

Growth Fund                                        PAMG(adviser)/PEAC(sub-adviser)

Small Company Fund                                 PAMG(adviser)/PEAC(sub-adviser)

International Equity Fund                          PAMG(adviser)/PCM(sub-adviser)

Balanced Fund                                      PCM and BlackRock (co-advisers)

Short/Intermediate Fund                                     BlackRock

Fixed Income Fund                                           BlackRock

International Fixed Income Fund                    PAMG(adviser)/Morgan Grenfell (sub-adviser)


         The investment advisory and sub-advisory fee rates stated in the Interim Agreements will be the same, and the other provisions of the Interim Agreements will be substantially the same, as those in the current investment and sub-advisory agreements for the Compass Portfolios. The Interim Agreements will differ, however, with respect to dates and the contracting parties.

         Copies of the proposed Interim Agreements are attached as Appendix VI. In the Interim Agreements, each investment adviser agrees, subject to the supervision of the Compass Board of Trustees, to provide a continuous investment program for the Compass Portfolio involved and to determine from time to time what securities and other investments will be purchased, retained or sold in accordance with that Portfolio's investment objectives, policies and restrictions. An investment adviser's responsibilities include, but are not limited to, placing purchase and sale orders for portfolio transactions; maintaining books and records with respect to a Portfolio's securities transactions; and furnishing periodic and special reports to the Compass Board of Trustees as they may request. The Interim Agreements further provide that a Portfolio's investment adviser will pay all expenses incurred by it in connection with its advisory activities, other than the cost of securities (including brokerage commissions, if any) purchased for a Portfolio.

         With respect to certain Compass Portfolios, some of an investment adviser's responsibilities under the Interim Agreements will be performed by sub-advisers as indicated in the above table. In particular, PCM will, subject to supervision by PAMG and the Compass Board of Trustees, manage the investment operations of the Compass Equity Income Fund and International Equity Fund during the Interim Period and determine the composition of each of these Portfolios, including the purchase, retention and disposition of securities in accordance with each Portfolio's investment objectives, policies and restrictions. Similarly, PEAC, with respect to the Compass Growth Fund and Small Company Fund, and Morgan Grenfell, with respect to the Compass International Fixed Income, will, subject to supervision by PAMG and the Compass Board of Trustees, furnish an investment program in respect of, and make decisions for, all assets of these portfolios, and place all orders for the purchase and sale of securities on behalf of the portfolios.

         Under the Interim Agreements, in placing orders with brokers and dealers, the investment advisers and sub-advisers are to attempt to obtain prompt execution of orders at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, an investment adviser or sub-adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers that provide research advice and other services. These brokerage and research services might consist of reports and statistics on specific companies of industries, general summaries of groups of stocks or bonds and their comparative earnings and yields, or broad overviews of the securities markets and the economy.

         Supplementary research information so received is in addition to, and not in lieu of, services required to be performed by an investment adviser or sub-adviser, and does not reduce the advisory fees payable the Compass Portfolios. It is possible that certain of the supplementary research or other services received will primarily benefit one or more other investment companies or other accounts for which an investment adviser or sub-adviser exercises investment discretion. Conversely, the Compass Portfolios may be the primary beneficiary of the research or services received as a result of portfolio transactions effected for such other account or investment company.

         Investment decisions for the Compass Portfolios and for other investment accounts managed by the investment advisers and sub-advisers during the Interim Period will be made independently of each other in light of differing conditions. However, the same investment decision may be made for two or more of such accounts. In such cases, simultaneous transactions are inevitable. Purchases or sales are then allocated in a manner believed by the investment adviser or sub-adviser to be equitable to each such account. While in some cases this practice could have a detrimental effect on the price or value of the security as far as a Compass Portfolio is concerned, in other cases it may be beneficial to the portfolio. To the extent permitted by law, an investment adviser or sub-adviser may aggregate the securities to be sold or purchased for the Compass Portfolios with those to be sold or purchased for other investment companies or accounts in executing transactions. Portfolio securities will not be purchased from or sold to the investment advisers, sub-advisers, or any affiliated person (as defined in the 1940 Act) during the Interim Period.

         If in any fiscal year the aggregate expenses of any Compass Portfolio exceeds the expense limitation of any state having jurisdiction over Compass, the Interim Agreements provide that the Portfolio's investment adviser will reimburse the Portfolio for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by the Portfolio to the investment adviser to the aggregate fees otherwise payable by the Portfolio to the investment adviser and to the Portfolio's administrator under its administration agreement. The obligation of the investment adviser to reimburse a Portfolio is limited in any fiscal year to the amount of its fee for such fiscal year, provided that an investment adviser will reimburse a Portfolio for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over Compass so require. As of the date hereof, the most restrictive expense limitation applicable to a Compass Portfolio limits its aggregate annual expenses (as defined by applicable regulations) to 2-1/2% of the first $30 million of its average net assets, 2% of the next $70 million of its average net assets, and 1-1/2% of its remaining net assets.

         An investment adviser or sub-adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by a Compass Portfolio in connection with the performance of its agreements, except a loss arising from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from wilful misfeasance, bad faith or gross negligence on the part of the investment adviser or sub-adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under the agreements.

         Unless sooner terminated, the Interim Agreements will continue in effect until the Effective Time of the Compass Transaction or, if sooner, July 31, 1996. If the Effective Time of the Compass Transaction has not occurred, the Interim Agreements may thereafter be renewed for successive periods with respect to a Compass Portfolio if specifically approved at least annually (a) by the vote of a majority of those members of the Compass Board of Trustees who are not parties to the agreements or interested persons of any party to the agreements, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Compass Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of the Portfolio.

         The Interim Agreements will terminate upon their assignment (as defined in the 1940 Act). In addition, the Interim Agreements may be terminated with respect to any Compass Portfolio by the Compass Board of Trustees, by vote of a majority of the shares of that Portfolio voted, by the investment adviser or, in the case of an Interim Sub-Advisory Agreement, by either the investment adviser or sub-adviser upon notice as stated in the particular agreement.

                 The following table shows (i) the current investment adviser/sub-adviser of each of the Compass Portfolios, (ii) the current contractual fee rates for these Portfolios, which will be the same throughout the Interim Period until the Effective Time of the Compass Transaction, (iii) the advisory/sub-advisory fees actually paid by the Compass Portfolios for their last fiscal year net of waivers, and (iv) the effective rate of advisory fees for the Portfolios for their last fiscal year net of waivers. All fee rates are annualized, and are computed daily and payable monthly based on a Portfolio's average daily net assets.

                  COMPASS INVESTMENT ADVISORY FEE INFORMATION

                                                                             ADVISORY/              EFFECTIVE RATE
                                                                            SUB-ADVISORY             OF ADVISORY/
                                                        CURRENT               FEES FOR              SUB-ADVISORY FEES
                                    CURRENT           CONTRACTUAL           FISCAL YEAR             FOR FISCAL YEAR
         NAME OF                   INVESTMENT        ADVISORY/SUB-         ENDED 2/28/95            ENDED 2/28/95
    COMPASS PORTFOLIO         ADVISER/SUB-ADVISER ADVISORY FEE RATE *    (NET OF WAIVERS)*          (NET OF WAIVERS)*
   -------------------        ------------------- -------------------    -----------------          -----------------
Cash Reserve Fund                     Mid(1)               .35%             $1,494,954                    .35%
Municipal Money Fund                  Mid(1)               .40%              $ 179,677                    .40%
New Jersey Municipal
  Money Fund                          Mid(1)               .40%               $158,240                    .40%
Pennsylvania Municipal
  Money Fund                          Mid(1)               .40%               $109,047                    .28%
U.S. Treasury Fund                    Mid(1)               .35%             $1,259,186                    .35%
Municipal Bond Fund                   Mid(1)               .60%               $166,647                    .51%
New Jersey Municipal
  Bond Fund                           Mid(1)               .60%               $607,485                    .60%
Pennsylvania Municipal
  Bond Fund                           Mid(1)               .60%                $67,344                    .36%
Short/Intermediate Fund               Mid(1)               .60%             $1,360,255                    .60%
Fixed Income Fund                     Mid(1)               .60%             $1,510,610                    .60%
International Fixed Income
  Fund                             Mid(1)/MGIS(2)       .80%/.40%(6)        $361,620/$180,759          .80%/.40%
Equity Income Fund                  Mid(1)/WMC(3)      .70%/.40%(6)*      $1,980,970/$784,044          .70%/.28%
Growth Fund                         Mid(1)/WMC(3)      .70%/.325%(6)        $939,431/$355,351          .70%/.25%
Small Company Fund                  Mid(1)/WSA(4)       .90%/.50%(6)        $217,501/$ 120,819         .90%/.50%
International Equity Fund           Mid(1)/SH(5)        .90%/.45%(6)        $311,314/$155,647          .90%/.45%
Balanced Fund                         Mid                  .70%                $37,962                     .37%

* Sub-advisory fees are paid by Midlantic and have no effect on the advisory fees paid by each Compass Portfolio.
(1)      Midlantic Bank, N.A.
(2)      Morgan Grenfell Investment Services Limited
(3)      Wellington Management Company
(4) Wall Street Associates (note that sub-advisory fees listed on this line were paid to a former sub-adviser to the Small Cap Value Fund.)
(5)      Seligman Henderson Co.
(6) This percentage represents the maximum sub-advisory fee rate. The full sub-advisory fee rate schedules are as follows: International Fixed Income Fund - .40% of average daily net assets up to $75 million and .325% of the remainder; Equity Income Fund - .40% of average daily net assets up to $100 million, .30% of the next $100 million and .25% of average daily net assets over $200 million; Growth Fund - .325% of average daily net assets up to $50 million, .225% of the next $100 million, .20% of the next $350 million and .15% of average daily net assets over $500 million; and International Equity Fund - .45% of average daily net assets up to $100 million and .40% of the remainder.

         Except for the advisory fees stated in an foregoing table, the Compass Portfolios did not make any other payments to Midlantic, PAMG or their affiliates during the Portfolios' fiscal year ended February 28, 1995.

         Midlantic's current investment advisory agreement for the Compass Portfolios dated March 1, 1989 (the "Midlantic Agreement") was approved last by Compass shareholders on June 26, 1992 except for the Compass Balanced Fund, which was approved by that Fund's sole shareholder on [July 1, 1994].

The continuance of the Midlantic Agreement was most recently approved by the Compass Board of Trustees on May 24, 1995.

         Wellington serves as sub-adviser to the Compass Growth Fund and Compass Equity Income Fund pursuant to sub-advisory agreements dated June 22, 1993 (the "Wellington Agreements"). The Wellington Agreements were last approved by shareholders of the Growth Fund and Equity Income Fund on June 21, 1993. The
continuance of the Wellington Agreements was most recently approved by the Compass Board of Trustees on May 24, 1995.

         Morgan Grenfell serves as sub-adviser to the Compass International Fixed Income Fund pursuant to a sub-advisory agreement dated June 19, 1991 (the "Morgan Agreement"). The Morgan Agreement was last approved by shareholders of the International Fixed Income Fund on June 26, 1992. The continuance of the Morgan Agreement was most recently approved by the Compass Board of Trustees on May 24, 1995.

         WSA serves as sub-adviser to the Compass Small Company Fund pursuant to a sub-advisory agreement dated July 1, 1995 (the "WSA Agreement"). The WSA Agreement was approved by the Compass Board of Trustees on May 24, 1995 and by shareholders of the Small Company Fund on June 28, 1995.

         Seligman serves as sub-adviser to the Compass International Equity Fund pursuant to a sub-advisory agreement dated July 1, 1993 (the "Seligman Agreement"). The Seligman Agreement was approved by shareholders of the International Equity Fund on June 21, 1993. The continuance of the Seligman Agreement was most recently approved by the Compass Board of Trustees on May 24, 1995.

         At the time of these Board approvals (and the approvals of the Compass Agreement and the Interim Agreements), and as of the date hereof, Robert A. Nesher and Raymond J. Clark were "interested" members of the Compass Board of Trustees (which is comprised of six members) because Mr. Nesher is a shareholder and a former officer of the parent corporation of the distributor of Compass, and Mr. Clark's, son is an employee of midlantic.

         As stated above, the Midlantic, Wellington, Morgan, WSA and Seligman Agreements will automatically terminate upon the consummation of the Midlantic/PNC Bank Merger. If this merger is not consummated, the Compass Transaction will not occur, and each of the foregoing agreements will continue in effect with respect to the Compass Portfolios in accordance with their terms.

         If the Midlantic/PNC Bank Merger occurs but the Compass Agreement is not approved with respect to a particular Compass Portfolio, the existing advisory (and any sub-advisory) agreement for that Portfolio will nevertheless automatically terminate, the Interim Agreements will not be effective with respect to that Portfolio, and the Compass Board of Trustees will reconsider the proposed investment advisory and sub-advisory agreements for that Portfolio.

                     INFORMATION RELATING TO VOTING MATTERS

         GENERAL INFORMATION. This Combined Proxy Statement/Prospectus is being furnished (a) in connection with the solicitation of proxies for the Compass Meeting by the Compass Board of Trustees and (b) in connection with the solicitation of proxies for the BIT Meeting by the BIT Board of Directors. It is expected that the solicitation of proxies will be primarily by mail. Officers and service providers of PNC, Compass and BIT may also solicit proxies by telephone, telegraph or personal interview. [NAME] has been retained to aid in the solicitation of proxies for an estimated fee of $_______ plus out-of-pocket expenses. Any Compass shareholder giving a proxy may revoke it at any time before it is exercised by submitting to Compass a written notice of revocation or a subsequently executed proxy or by attending the Compass Meeting and voting in person. Similarly, any BIT shareholder giving a proxy may revoke it at any time before it is exercised by submitting to BIT a written notice of revocation or a subsequently executed proxy or by attending the BIT Meeting and voting in person.

         Only Compass shareholders of record at the close of business on November __, 1995 will be entitled to vote at the Compass Meeting. On that date, the following Compass shares were outstanding and entitled to be voted:


                   NAME OF COMPASS PORTFOLIO                               SHARES ENTITLED TO VOTE
                   -------------------------                               -----------------------
  Municipal Money Fund

  New Jersey Municipal Money Fund

  Pennsylvania Municipal Money Fund

  Cash Reserve Fund

  U.S. Treasury Fund

  Municipal Bond Fund

  New Jersey Municipal Bond Fund

  Pennsylvania Municipal Bond Fund

  Equity Income Fund

  Growth Fund

  Small Company Fund

  International Equity Fund

  Balanced Fund

  Short/Intermediate Fund

                   NAME OF COMPASS PORTFOLIO                               SHARES ENTITLED TO VOTE
                   -------------------------                               -----------------------
  Fixed Income Fund

  International Fixed Income Fund

         Only BIT shareholders of record at the close of business on November __, 1995 will be entitled to vote at the BIT Meeting. On that date, the following BIT shares were outstanding and entitled to be voted:


                     NAME OF BIT PORTFOLIO                                 SHARES ENTITLED TO VOTE
                     ---------------------                                 -----------------------
  Short Duration Portfolio

  Core Fixed Income Portfolio

  Multi-Sector Mortgage Securities Portfolio

         Each whole and fractional share is entitled to a whole or fractional vote at the Compass Meeting or BIT Meeting, as applicable. As used below, the term "majority of the outstanding shares" of a particular portfolio means [the lesser of (a) 67% of the shares of the particular portfolio present at the Meeting at which such shares are to be voted, if the holders of more than 50% of the outstanding shares of such portfolio are present or (b) more than 50% of the outstanding shares of the particular portfolio.]

         If the accompanying proxy is executed and returned in time for the Meeting to which it pertains, the shares covered thereby will be voted in accordance with the proxy on all matters that may properly come before that Meeting.

         The vote of the shareholders of the PNC Portfolios is not being solicited, since their approval or consent is unnecessary for either the Compass Transaction, the BIT Transaction or the matters contemplated by these agreements.

         COMPASS SHAREHOLDER AND BOARD APPROVALS. The Compass Agreement, including the implementation of the Interim Agreements, and other matters contemplated therein, is being submitted for approval at the Compass Meeting by the holders of a majority of the shares of each Compass Portfolio voted, voting separately on a portfolio-by-portfolio basis, pursuant to the provisions of the Declaration of Trust of Compass and the requirements of the 1940 Act. The Compass Agreement provides that in the event the Compass Agreement is approved with respect to some but not all of the Compass Portfolios, the Board of Trustees of PNC may, in the exercise of its sole discretion, determine to either abandon the Compass Agreement with respect to all of the Compass Portfolios or direct that the Compass Transaction be consummated to the extent it deems advisable.

         The approval of the Compass Agreement by the governing Boards of Compass and PNC is discussed above under "Information Relating to the Proposed Transactions."

         BIT SHAREHOLDER AND BOARD APPROVALS. The BIT Agreement, including the matters contemplated therein, is being submitted for approval at the BIT Meeting by the holders of a majority of the outstanding shares of each BIT Portfolio, voting separately on a portfolio-by-portfolio basis, pursuant to provisions of charter of BIT and the requirements of the 1940 Act. The BIT Agreement provides that in the event the BIT Agreement is approved with respect to one but not all of the BIT Portfolios, the Board of Trustees of PNC may, in the exercise of its sole discretion, determine to either abandon the BIT Agreement with respect to all of the BIT Portfolios or direct that the BIT Transaction be consummated to the extent it deems advisable.

                 The approval of the BIT Agreement by the governing Boards of BIT and PNC is discussed above under "Information Relating to the Proposed Transactions."

         QUORUM. In the event that a quorum is not present at either the Compass Meeting or the BIT Meeting, or in the event that a quorum is present at either Meeting but sufficient votes to approve any matter presented at that Meeting are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares affected by the adjournment that are represented at the particular Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they are entitled to vote FOR the Compass Agreement or BIT Agreement, as applicable, in favor of such adjournments, and will vote those proxies required to be voted AGAINST such proposal against any adjournment. A shareholder vote may be taken with respect to one or more Compass Portfolios or BIT Portfolios (but not the other Portfolios) on some or all matters before any such adjournment if sufficient votes have been received for approval. A quorum is constituted with respect to a Compass Portfolio or BIT Portfolio by the presence in person or by proxy of the holders of more than 50% of the outstanding shares of the portfolio entitled to vote at the particular Meeting. For purposes of determining the presence of a quorum for transacting business at each Meeting, abstentions, but not broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power), will be treated as shares that are present at the Meeting but which have not been voted. Abstentions and broker "non-votes" will have the effect of a "no" vote for purposes of obtaining the requisite approval of each proposal.

         ANNUAL MEETINGS. Neither PNC, Compass nor BIT presently intends to hold annual meetings of shareholders for the election of Board members and other business unless and until such time as less than a majority of the trustees or directors holding office have been elected by the shareholders, at which time the Board will call a shareholders' meeting for the election of Board members. Under certain circumstances, however, shareholders have the right to call a meeting of shareholders to consider the removal of one or more Board members and such meetings will be called when requested by the holders of record of 10% or more of the outstanding shares of PNC, Compass or BIT, respectively. To the extent required by law, PNC, Compass and BIT will assist in shareholder communications in such matters.

         OTHER SHAREHOLDER INFORMATION. At the record date for the Compass Meeting affiliates of PNC Bank Corp. or their nominees held of record substantially all of the outstanding shares of the PNC Portfolios as agent or custodian for their customers. At that date the name, address and share ownership of each person who may have possessed sole or shared voting or investment power with respect to more than 5% of the outstanding shares of PNC's respective share classes were as follows:

                                                        CLASS AND AMOUNT      PERCENTAGE      PERCENTAGE OF
                                                               OF              OF CLASS     PORTFOLIO SHARES
       PORTFOLIO              NAME AND ADDRESS            SHARES OWNED           OWNED            OWNED
       ---------              ----------------          ----------------      ----------    ----------------
  Managed Income  .     Saxon & Company                                            ___%               ___%
                        PNC Bank                         Service Shares
                        Attn:  Income Collections
                        200 Stevens Drive
                        Suite 260
                        Lester, PA 19113

                        BHC Securities                                             ___%               ___%
                        Attn:  Mutual Funds             Series A Investor
                        Department                           Shares
                        100 N. 20th Street
                        Philadelphia, PA 19103

                        Saxon & Company                                            ___%               ___%
                        PNC Bank                          Institutional
                        Attn:  Income Collections            Shares
                        200 Stevens Drive,
                        Suite 260
                        Lester, PA 19113

                                                        CLASS AND AMOUNT      PERCENTAGE      PERCENTAGE OF
                                                               OF              OF CLASS     PORTFOLIO SHARES
       PORTFOLIO              NAME AND ADDRESS            SHARES OWNED           OWNED            OWNED
       ---------              ----------------          ----------------      ----------    ----------------
  Tax-Free Income .     Saxon & Company                                            ___%               ___%
                        PNC Bank                         Service Shares
                        Attn:  Income Collections
                        200 Stevens Drive,
                        Suite 260
                        Lester, PA 19113

                        BHC Securities                                             ___%               ___%
                        Attn:  Mutual Funds             Series A Investor
                        Department                           Shares
                        100 N. 20th Street
                        Philadelphia, PA 19103

                        Saxon & Company                                            ___%               ___%
                        PNC Bank                          Institutional
                        Attn:  Income Collections            Shares
                        200 Stevens Drive,
                        Suite 260
                        Lester, PA 19113

  Pennsylvania Tax-     Saxon & Company                                            ___%               ___%
    Free Income . .     PNC Bank                         Service Shares
                        Attn:  Income Collections
                        200 Stevens Drive,
                        Suite 260
                        Lester, PA 19113

                        BHC Securities                                             ___%               ___%
                        Attn:  Mutual Funds             Series A Investor
                        Department                           Shares
                        100 N. 20th Street
                        Philadelphia, PA 19103

                        Saxon & Company                                            ___%               ___%
                        PNC Bank                          Institutional
                        Attn:  Income Collections            Shares
                        200 Stevens Drive,
                        Suite 260
                        Lester, PA 19113


                        BHC Securities                                             ___%               ___%
                        Attn:  Mutual Funds             Series B Investor
                        Department                           Shares
                        100 N. 20th Street
                        Philadelphia, PA 19103

  Short-Term Bond .     Saxon & Company                                            ___%               ___%
                        PNC Bank                         Service Shares
                        Attn:  Income Collections
                        200 Stevens Drive,
                        Suite 260
                        Lester, PA 19113

                        BHC Securities                                             ___%               ___%
                        Attn:  Mutual Funds             Series A Investor
                        Department                           Shares
                        100 N. 20th Street
                        Philadelphia, PA 19103

                                                        CLASS AND AMOUNT      PERCENTAGE      PERCENTAGE OF
                                                               OF              OF CLASS     PORTFOLIO SHARES
       PORTFOLIO              NAME AND ADDRESS            SHARES OWNED           OWNED            OWNED
       ---------              ----------------          ----------------      ----------    ----------------
                        MMC&P Inc.                                                 ___%               ___%
                        Recordkeeper for Sage           Series A Investor
                        Corporation                          Shares
                        Profit Sharing Plan
                        One Gateway Center,
                        11th Floor
                        Pittsburgh, PA 15222

                        Rafiou Barry & Raye Barry                                  ___%               ___%
                        JTWROS                          Series A Investor
                        C/O Halco Mining Inc.                Shares
                        900 Two Allegheny Center
                        Pittsburgh, PA 15212

                        Saxon & Company                                            ___%               ___%
                        PNC Bank                          Institutional
                        Attn:  Income Collections            Shares
                        200 Stevens Drive,
                        Suite 260
                        Lester, PA 19113

                        Medical Practice Account                                   ___%               ___%
                        Thomas Jefferson University       Institutional
                        Attn:  Treasurer's Office            Shares
                        1020 Walnut Street
                        Philadelphia, PA 19107

  Money Market          BHC Securities,                                            ___%               ___%
  Portfolio:            2005 Market St.                 __________ Shares
                        Phila., PA 19103

                        PNC Bank                                                   ___%               ___%
                        200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113


                        PNC Bank Ohio                                              ___%               ___%
                        201 E. Fifth St.                __________ Shares
                        Cincinnati, OH 45202

  Government Money      PNC Bank                                                   ___%               ___%
  Market Portfolio:     200 Stevens Dr.,                __________ Shares
                        Suite 260
                        Lester, PA  19113

  Municipal Money       PNC Bank Pittsburgh                                        ___%               ___%
  Market:               Portfolio:                      __________ Shares
                        960 Ft. Duquesne Blvd.
                        Pittsburgh, PA 15222

                        PNC Bank Ohio                                              ___%               ___%
                        201 E. Fifth St.                __________ Shares
                        Cincinnati, OH 45202

                        PNC Bank                                                   ___%               ___%
                        200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Ohio Municipal        BHC Securities                                             ___%               ___%
  Money Market          2005 Market St.                 __________ Shares
  Portfolio:            Phila., PA  19103

                                                        CLASS AND AMOUNT      PERCENTAGE      PERCENTAGE OF
                                                               OF              OF CLASS     PORTFOLIO SHARES
       PORTFOLIO              NAME AND ADDRESS            SHARES OWNED           OWNED            OWNED
       ---------              ----------------          ----------------      ----------    ----------------
                        PNC Bank                                                   ___%               ___%
                        200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

                        Wayco & Co.                                                ___%               ___%
                        Wayne County National Bank      __________ Shares
                        P.O. Box 550
                        Wooster, OH 44691

  North Carolina        Centura Bank                                               ___%               ___%
  Municipal Money       P.O. Box 1220                   __________ Shares
  Market Portfolio:     Rocky Mount, NC 27802

                        Southern National Bank                                     ___%               ___%
                        P.O. Box 1489                   __________ Shares
                        Lumberton, NC 28358

                        WACCO                                                      ___%               ___%
                        United Carolina Bank            __________ Shares
                        Whiteville
                        P.O. Drawer 632
                        Whiteville, NC 28472

                        First Charter National Bank                                ___%               ___%
                        P.O. Box 228                    __________ Shares
                        Concord, NC 28926


                        McWood & Co.                                               ___%               ___%
                        First Citizens Bank             __________ Shares
                        P.O. Box 29522
                        Raleigh, NC 27626

                        Salem Trust Bank                                           ___%               ___%
                        P.O. Box 5376                   __________ Shares
                        Winston-Salem, NC 27113

                        North Carolina Trust Co.                                   ___%               ___%
                        301 North Elm St.               __________ Shares
                        Greensboro, NC 27402

  Pennsylvania          BHC Securities                                             ___%               ___%
  Municipal Money       2005 Market St.                 __________ Shares
  Market Portfolio:     Phila., PA 19103

                        PNC Bank                                                   ___%               ___%
                        200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Virginia Municipal    Oldom & Co.                                                ___%               ___%
  Money Market          First Virginia Bank Inc.        __________ Shares
    Portfolio:          6400 Arlington Blvd.
                        Falls Church, VA 22042

  Ohio Tax-Free         BHC Securities                                             ___%               ___%
  Income Portfolio      2005 Market Street              __________ Shares
                        Philadelphia, PA  19103

                                                        CLASS AND AMOUNT      PERCENTAGE      PERCENTAGE OF
                                                               OF              OF CLASS     PORTFOLIO SHARES
       PORTFOLIO              NAME AND ADDRESS            SHARES OWNED           OWNED            OWNED
       ---------              ----------------          ----------------      ----------    ----------------
                        PNC Bank                                                   ___%               ___%
                        200 Stevens Drive               __________ Shares
                        Suite 260
                        Lester, PA   19113

  Intermediate          PNC Bank                                                   ___%               ___%
  Government            200 Stevens Dr.                 __________ Shares
    Portfolio:          Suite 260
                        Lester, PA 19113

  Intermediate-Term     PNC Bank                                                   ___%               ___%
    Bond Portfolio:     200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Government Income     BHC Securities                                             ___%               ___%
    Portfolio:          100 N. 20th St.                 __________ Shares
                        Phila., PA 19103

  International         BHC Securities                                             ___%               ___%
  Emerging Markets      100 N. 20th St.                 __________ Shares
    Portfolio:          Phila., PA 19103

                        First Charter National Bank                                ___%               ___%
                        P.O. Box 228                    __________ Shares
                        Concord, NC 28026


                        PNC Bank                                                   ___%               ___%
                        200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Growth Equity         PNC Bank                                                   ___%               ___%
  Portfolio:            200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Index Equity          PNC Bank                                                   ___%               ___%
  Portfolio:            200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Small Cap Value       BHC Securities                                             ___%               ___%
  Equity Portfolio:     100 N. 20th St.                 __________ Shares
                        Phila., PA 19103

                        PNC Bank                                                   ___%               ___%
                        200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  International         PNC Bank                                                   ___%               ___%
  Equity Portfolio:     200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Balanced              BHC Securities                                             ___%               ___%
  Portfolio:            100 N. 20th St.                 __________ Shares
                        Phila., PA 19103

                                                        CLASS AND AMOUNT      PERCENTAGE      PERCENTAGE OF
                                                               OF              OF CLASS     PORTFOLIO SHARES
       PORTFOLIO              NAME AND ADDRESS            SHARES OWNED           OWNED            OWNED
       ---------              ----------------          ----------------      ----------    ----------------
                        PNC Bank                                                   ___%               ___%
                        200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Value Equity          PNC Bank                                                   ___%               ___%
   Portfolio:           200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Small Cap Growth      PNC Bank                                                   ___%               ___%
   Equity Portfolio:    200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113

  Core Equity           PNC Bank                                                   ___%               ___%
  Portfolio:            200 Stevens Dr.                 __________ Shares
                        Suite 260
                        Lester, PA 19113



         At the record date for the Compass Meeting, Midlantic held of record ___%, ___%, ___%, ___% and ___% of the outstanding shares of the Compass Municipal Bond Fund, New Jersey Municipal Bond Fund, Pennsylvania Municipal Bond Fund, Equity Income Fund and Small Company Fund, respectively, and [substantially all] of the outstanding shares of the other Compass Portfolios. At that date the name, address and share ownership of each person who may have possessed sole or shared voting or investment power with respect to more than 5% of the outstanding shares of the Compass Portfolios were as follows:


                                                                                    PERCENTAGE OF
                                                             AMOUNT OF SHARES     PORTFOLIO SHARES
       PORTFOLIO                NAME AND ADDRESS                   OWNED                OWNED
       ---------                ----------------             ----------------     ----------------
  Municipal Money       Jordan McGrath & Case                   __________                   ___%
                        445 Park Avenue
                        New York, NY  10022

                        Princeton Insurance Company             __________                   ___%
                        746 Alexander Road
                        Princeton, NJ  08543

                        Martha Megerle Special                  __________                   ___%
                        4 Headquarters Plaza North
                        Morristown, NJ  07960

  New Jersey            Wilson Kaplen                           __________                   ___%
  Municipal Money .     100 Hugenot Avenue
                        Englewood, NJ  07631

                        Lillian Lewis                           __________                   ___%
                        1350 Hudson Road
                        Teaneck, NJ  07666

                                                                                    PERCENTAGE OF
                                                             AMOUNT OF SHARES     PORTFOLIO SHARES
       PORTFOLIO                NAME AND ADDRESS                   OWNED                OWNED
       ---------                ----------------             ----------------     ----------------
  Pennsylvania          Healthcare Services Group               __________                   ___%
  Municipal Money       2643 Huntingdon Pike
  Market  . . . . .     Huntingdon Valley, PA  19006

                        Harold Honickman                        __________                   ___%
                        8275 US Rt. 130
                        Pennsauken, NJ  08110

  Cash Reserve  . .     Carrier - ILA Container Royalty         __________                   ___%
                        One Evertrust Plaza 3rd Pl.
                        Jersey City, NJ  07302

  Pennsylvania          Helen Annette Segnere                   __________                   ___%
  Municipal Bond  .     600 Rosedale Drive
                        Pottstown, PA  19464

                        Donald Z. Wade                          __________                   ___%
                        710 Delaware Drive
                        P.O. Box 145
                        Matamoras, PA  18336

  Equity Income . .     Midlantic Retirement Plan               __________                   ___%
                        Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818


  Growth  . . . . .     Midlantic Retirement Plan               __________                   ___%
                        Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818

  Small Company . .     Hatfield Quality Meats                  __________                   ___%
                        2700 Funks Road
                        P.O. Box 902
                        Hatfield, PA  19440

                        Midlantic Retirement Plan               __________                   ___%
                        Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818

  International         Midlantic Retirement Plan               __________                   ___%
  Equity  . . . . .     Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818

  Balanced  . . . .     Wood Press Profit Sharing Plan          __________                   ___%
                        515 East 41st Street
                        Paterson, NJ  07509

                        Market Source 401K                      __________                   ___%
                        10 Abeel Road
                        Cranbury, NJ  08512

                        Midlantic Retirement Plan               __________                   ___%
                        Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818

                                                                                    PERCENTAGE OF
                                                             AMOUNT OF SHARES     PORTFOLIO SHARES
       PORTFOLIO                NAME AND ADDRESS                   OWNED                OWNED
       ---------                ----------------             ----------------     ----------------
  Short/                Midlantic Retirement Plan               __________                   ___%
  Intermediate  . .     Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818

  Fixed Income  . .     Midlantic Retirement Plan               __________                   ___%
                        Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818

  International         Verona Construction Company             __________                   ___%
  Fixed Income  . .     1201 N. Market Street
                        Suite 1705
                        Wilmington, DE  19801

                        Huls Salaried Retirement                __________                   ___%
                        Turner Place
                        P.O. Box 365
                        Piscataway, NJ  08854

                        Midlantic Retirement Plan               __________                   ___%
                        Midlantic Bank, N.A.
                        P.O. Box 600
                        Edison, NJ  08818



         At the record date for the BIT Meeting the name, address and share ownership of each person who may have owned of record, or had sole or shared voting or investment power with respect to, more than 5% of the outstanding shares of the BIT Portfolios were as follows:

                                                                                        PERCENTAGE OF
                                                                 AMOUNT OF SHARES     PORTFOLIO SHARES
        PORTFOLIO                  NAME AND ADDRESS                    OWNED                OWNED
        ---------                  ----------------               ---------------     ----------------
  Short Duration  . . .                                             __________                   ___%

  Core Fixed Income . .                                             __________                   ___%

  Multi-Sector Mortgage                                             __________                   ___%
  Securities
  Portfolio III


         The percentage of PNC's respective share classes that would be owned by affiliates of PNC Bank Corp. and the other persons named above upon the consummation of the Compass and BIT Transactions based on their holdings as of the dates indicated is expected to be substantially the same, except as follows [COMPLETE]:

         For purposes of the 1940 Act, any person who owns directly or through one or more controlled companies more than 25 percent of the voting securities of a company is presumed to "control" such company. Under this definition, PNC Bank Corp. and its affiliates may be deemed to be controlling persons of PNC.

         At November __, 1995, the trustees and officers of PNC, Compass and BIT as a group owned beneficially less than 1% of the outstanding shares of each of the investment portfolios of PNC, Compass and BIT, respectively.

         PNC and Compass have been advised by Midlantic that the shares of each Compass Portfolio over which affiliates of Midlantic Corporation have voting power will either be voted by one or more independent fiduciaries or else be voted by the affiliates FOR and AGAINST the respective proposals presented at the Compass Meeting in the same proportions as the total votes that are cast FOR and AGAINST the proposals by other shareholders of the respective Compass Portfolios.

                        ADDITIONAL INFORMATION ABOUT PNC

         The business and affairs of PNC are managed under the direction of its Board of Trustees. Currently, PIMC is the investment adviser for each PNC Portfolio. As stated above, it is expected that after the consummation of the Compass Transaction and BIT Transaction, PAMG will be the investment adviser for each PNC Portfolio except the PNC Multi-Sector Mortgage Securities Portfolio III. Blackrock will serve as the investment adviser for that PNC Portfolio. The adviser for a PNC Portfolio is responsible for the overall management of that Portfolio. The sub-adviser for a PNC Portfolio is responsible for the day-to-day management of the particular Portfolio, and generally makes all purchase and sale decisions regarding the investments made by the Portfolio. The sub-adviser also provides research and credit analysis as well as certain other services. Brokerage transactions for the PNC Portfolios may be directed through broker/dealers that have entered into selling agreements with PNC's distributor, subject to the requirements of best execution. As adviser for the PNC Multi-Sector Mortgage Securities Portfolio III, BlackRock provides all of the advisory and sub-advisory described above for that Portfolio.

         PNC Mutual Fund Company ("PMFCo"), PFPC Inc. ("PFPC") and Provident Distributors, Inc. ("PDI") serve as PNC's co-administrators. PMFCo and PFPC are indirect wholly-owned subsidiaries of PNC Bank Corp. A majority of the outstanding stock of PDI is owned by its officers and the remaining outstanding stock is owned by Pennsylvania Merchant Group Ltd. As co-administrators, PMFCo, PFPC and PDI generally assist PNC in all aspects of its administration and operation, including matters relating to the maintenance of financial records and fund accounting.

         Expenses are deducted from the total income of each PNC Portfolio before dividends and distributions are paid. These expenses include, but are not limited to, investment advisory, administration, custodial and transfer agency fees; fees and expenses of officers and trustees who are not affiliated with PNC's investment adviser or distributor or any of their affiliates; taxes; interest; professional fees; servicing fees; fees and expenses in registering and qualifying PNC and its shares for distribution under Federal and state securities laws; expenses of preparing prospectuses and statements of additional information and of printing and distributing prospectuses and statements of additional information to existing shareholders; expenses related to shareholder reports, shareholder meetings and proxy solicitations; fidelity bond and trustees and officers liability insurance premiums; expenses of independent pricing services; and other expenses which are not expressly assumed by PNC's service providers.

         Purchases and redemptions of Service Shares and Institutional Shares of the PNC Portfolios are effected at the net asset value per share next determined after an order is received by PNC's transfer agent. PNC's taxable and tax-exempt money market portfolios calculate their per share net asset value as of 12:00 noon (Eastern Time) and 4:00 p.m. (Eastern Time) on each weekday that both the New York Stock Exchange and the Federal Reserve Bank of Philadelphia are open ("Business Day"), and the other PNC Portfolios calculate their per share net asset value as of the close of trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on each Business Day. Net asset value is determined by adding the market value or fair value (if market quotations are not readily available) of the securities, cash and other assets allocated to a particular class of shares, subtracting the liabilities allocated to that class, and dividing by the total number of the shares of that class that are outstanding. Amortized cost valuation, rather than market valuation, is used by PNC for its taxable and tax-exempt money market funds and for debt obligations with 60 days or less remaining to maturity.

         Each PNC Portfolio intends to be taxed as a regulated investment company under the Internal Revenue Code of 1986, as amended. So long as a Portfolio qualifies for this tax treatment, it generally will be relieved of federal income tax on amounts distributed to the shareholders, but shareholders, unless otherwise exempt, will pay income or capital gains taxes on amounts so distributed (except distributions that constitute "exempt interest dividends" or that are treated as a return of capital). PNC will inform shareholders at least annually of the amount and nature of the distributions of income and gains made to them.

         Information about the PNC Portfolios is included herein and in the PNC prospectuses accompanying this Combined Proxy Statement/Prospectus, which are incorporated by reference herein. Additional information about the PNC Portfolios is included in the statement of additional information related to this Combined

Proxy Statement/Prospectus and in PNC's statement of additional information dated July 24, 1995 (as supplemented to the date hereof), which have been filed with the SEC. A copy of these statements of additional information may be obtained without charge by calling 1-800-821-7432. PNC is subject to the informational requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as applicable, and, in accordance with such requirements, files proxy materials, reports and other information with the SEC. These materials can be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the offices of PDI listed above. In addition, these materials can be inspected and copied at the SEC's Regional Offices at 77 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of these materials can also be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates.

         Financial highlights for certain PNC Portfolios for the six-month period ended March 31, 1995 are attached to this Combined Proxy
Statement/Prospectus as Appendix VII.

         Information in this Combined Proxy Statement/Prospectus and the other documents mentioned above concerning PNC was provided by PNC.


                      ADDITIONAL INFORMATION ABOUT COMPASS

         Information about the Compass Portfolios is included in its prospectuses and statement of additional information dated July 1, 1995 (as supplemented to the date hereof), copies of which may be obtained without charge by writing or calling Compass at the address and telephone number shown on the cover page of this Combined Proxy Statement/Prospectus. Reports and other information filed by Compass can be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 77 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of these materials can also be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates.

         Information in this Combined Proxy Statement/Prospectus and the other documents mentioned above concerning Compass was provided by Compass.

                        ADDITIONAL INFORMATION ABOUT BIT

         Information about the BIT Portfolios is included in its prospectus and statement of additional information dated April 3, 1995 (as supplemented to the date hereof), copies of which may be obtained without charge by writing or calling BIT at the address and telephone number shown on the cover page of this Combined Proxy Statement/Prospectus. Reports and other information filed by BIT can be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 77 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of these materials can be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates.

         Information in this Combined Proxy Statement/Prospectus and the other documents mentioned above concerning BIT was provided by BIT.


               ADDITIONAL INFORMATION ABOUT INVESTMENT ADVISERS,
                        DISTRIBUTORS AND ADMINISTRATORS

         PAMG, PIMC, PCM, PEAC, BLACKROCK AND MORGAN GRENFELL. PIMC's principal offices are located at Bellevue Park Corporate Center, 400 Bellevue Parkway, Wilmington, Delaware 19809. PCM's principal offices are 1700 Market Street, 27th Floor, Philadelphia, Pennsylvania 19103. PEAC's principal offices are located at 1835 Market Street, 15th Floor, Philadelphia, Pennsylvania 19103. BlackRock's principal offices are located at 345 Park Avenue, New York, New York 10154. PIMC, PCM, PEAC and BlackRock are each registered as an investment adviser under the Investment Advisers Act of 1940.

         PIMC, PCM, PEAC and BlackRock are wholly-owned corporate subsidiaries of PAMG. All of the capital stock of AMG, which is located at 1835 Market Street, 15th Floor, Philadelphia, Pennsylvania 19103, is owned by PNC Bank. All of the capital stock of PNC Bank, which has principal offices at Broad and Chestnut Streets, Philadelphia, Pennsylvania 19101, is owned by PNC Bancorp, Inc. All of the capital stock of PNC Bancorp, Inc., which is located at 3411 Silverside Road, Wilmington, Delaware 19810, is owned by PNC Bank Corp. PNC Bank Corp. is a publicly held bank holding company with principal offices at 5th and Wood Streets, Pittsburgh, Pennsylvania 15265.

         BlackRock Financial Management L.P. (the predecessor of BlackRock) sold its business to PAMG on February 28, 1995. At the time of the sale, BlackRock Financial Management L.P. changed from a limited partnership to a corporation and changed its name to BlackRock Financial Management Inc.

         To Compass' knowledge, no person owned beneficially or of record 10% or more of any class of issued and outstanding voting securities of PNC Bank Corp. at __________, 1995.

         The name and principal occupation of the principal executive officers and each director of PAMG as of September __, 1995 were as follows: Richard C. Caldwell, Chairman of PAMG and Executive Vice President of PNC Bank, N.A.; J. Richard Carnall, Chairman of PIMC and Executive Vice President, PNC Bank, N.A.; Young D. Chin, Chairman and Chief Executive Officer of PCM; Robert J. Christian, Chief Investment Officer of PNC Bank, N.A.; Vincent J. Ciavardini, President and Director of PFPC Inc., Senior Vice President of PIMC; Laurence D. Fink, Chairman and Chief Executive Officer of BlackRock; Ralph L. Schlosstein, President of BlackRock Financial Management; Thomas Whitford, Senior Vice President of PAMG. All of the above persons may be reached c/o PAMG, 1835 Market Street, 15th Floor, Philadelphia, Pennsylvania 19103.

         The name and principal occupation of the principal executive officers and each director of PIMC as of September __, 1995 were as follows: J. Richard Carnall, Chairman of PIMC and Executive Vice President, PNC Bank, N.A.; Richard
C. Caldwell, Executive Vice President, PNC Bank Corp.; Richard L. Smoot, President and Chief Executive Officer, PNC Bank, N.A. (Philadelphia); Joseph N. Sgroi, Jr., Vice President and Secretary, PNC Bank, Delaware, N.A.; and Thomas
H. Nevin, President and Chief Investment Officer. All of the above persons may be reached c/o PIMC, 400 Bellevue Parkway, Wilmington, Delaware 19809.All of the above persons may be reached c/o PIMC, 400 Bellevue Parkway, Wilmington, Delaware 19809.

         The name and principal occupation of the principal executive officer and each director of PCM as of September __, 1995 were as follows: Richard C. Caldwell, Executive Vice President of PNC Bank, N.A.; Ernest E. Ceilia, Chief Investment Officer,

President and Chief Executive Officer of PNC Equity Advisors Company; Robert J. Christian, Chief Investment Officer of PNC Bank, N.A.; Young D. Chin, President and Chief Executive Officer of PCM; Timothy M. Alles, Chief Financial Officer and Treasurer of PEAC; and Lynn K. Shipman, Secretary of PCM. All of the above persons may be reached c/o PCM, 1700 Market Street, 27th Floor, Philadelphia, Pennsylvania 19103.

         The name and principal occupation of the principal executive officer and each director of PEAC as of September __, 1995 were as follows: Timothy M. Alles, Chief Financial Officer and Treasurer of PEAC; Richard C. Caldwell, Executive Vice President of PNC Bank, N.A.; Ernest E. Ceilia, Chief Investment Officer, President and Chief Executive Officer of PNC Equity Advisors Company; Young D. Chin, President and Chief Executive Officer of PCM; Robert J. Christian, Chief Investment Officer of PNC Bank, N.A.; Lisa P. Howard, Chief Compliance Officer of PEAC; Leah L. Tompkins, Secretary and Chief Legal Counsel of PEAC; and Thomas H. O'Brien, Chief Executive Officer of PNC Bank Corp.

         The name and principal occupation of the principal executive officers and each director of BlackRock as of September __, 1995 were as follows:
Laurence D. Fink, Chairman and Chief Executive Officer; Ralph L. Schlosstein, President, and Richard C. Caldwell, Executive Vice President of PNC Bank Corp. All of the above may be reached c/o BlackRock, 345 Park Avenue, New York, New York 10154.

         Morgan Grenfell Investment Services Limited ("Morgan Grenfell") is located at 20 Finsbury Circus, London, ECZM 1NB England. Morgan Grenfell is a registered investment adviser under the Investment Advisers Act of 1940. Morgan Grenfell is a wholly-owned subsidiary of Morgan Grenfell Asset Management ("MGAM"), which is located at 20 Finsbury Circus, London, ECZM 1NB England. MGAM is a wholly-owned subsidiary of Morgan Grenfell Group, P.L.C. ("MGG"), which is located at 23 Great Winchester Street, London EC2P 2AX England. MGG is in turn a wholly-owned subsidiary of Deutsche Bank, A.G., which is located at Taunusanlage 12, 60325 Frankfurt, Germany.

         The name and principal occupation of the principal executive officers and each director of Morgan Grenfell as of September __, 1995 were as follows:
Graham David Bamping, Director; Michael Bullock, Chairman and Chief Investment Officer; Patrick William Wynn Disney, Chief Executive; Martin Alexander Hall, Director; Julian Ross Johnston, Director; Ian Donald Kelson, Director; Richard Llewelyn, Director; Jeremy Goulding Lodwick, Director; William Gethin Mayrick Thomas, Director; Patrick Nicholas Charles Walker, Director; Stephen Andrew Jonathan Ward, Director; Alan Michael Wheatley, Director; James Knowles Anderson, Fund Manager; Stewart William Armer, Fund Manager; Clare Louise Batchelor, Fund Manager Assistant; and Paul Christopher Berriman, Fund Manager. All of the above persons may be reached c/o Morgan Grenfell, 20 Finsbury Circus, London ECZM 1NB England.

         OTHER INVESTMENT COMPANIES ADVISED BY PIMC, PEAC, PCM, BLACKROCK OR MORGAN GRENFELL. The table below sets forth certain information concerning the other investment companies for which PIMC, PEAC, PCM, BlackRock or Morgan Grenfell act as investment adviser or sub-adviser, and describes the existing fee agreements with them as of August 31, 1995. PIMC, PEAC, PCM, BlackRock and Morgan Grenfell were waiving, as of the date of this Combined Proxy Statement/Prospectus, some or all of the fees payable by certain of the companies listed below. Those waivers are not reflected in the table. As of the date of this Combined Proxy

Statement/Prospectus, PAMG did not serve as investment adviser or sub-adviser to any investment company.

                               PIMC ADVISED FUNDS


                                                     NET ASSET VALUE
        NAME OF INVESTMENT COMPANY                AS OF AUGUST 31, 1995                  ANNUAL FEE
             AND/OR PORTFOLIO                             (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
Independence Square Income Securities Inc.
  ("ISIS")  . . . . . . . . . . . . . . . . .             $   33,064              .20% of net assets.

The PNC Fund, Index Equity Portfolio  . . . .             $  249,021              .20% of net assets.

The PNC Fund, Small Cap Value Equity
  Portfolio   . . . . . . . . . . . . . . . .             $  246,496              .55% of the first $1 billion;
                                                                                  .50% of the next $1 billion;
                                                                                  .475% of the next $1 billion;
                                                                                  .45% of net assets over $3 billion.

The PNC Fund, Core Equity Portfolio   . . . .             $  247,327              Same as PNC Small Cap Value
                                                                                   Equity Portfolio.

The PNC Fund, International Emerging Markets
  Portfolio   . . . . . . . . . . . . . . . .             $   45,288              1.25% of the first $1 billion;
                                                                                  1.20% of the next $1 billion;
                                                                                  1.155% of the next $1 billion;
                                                                                  1.10% of net assets over $3 billion.

The PNC Fund, Managed Income Portfolio  . . .             $  563,512              .50% of the first $1 billion;
                                                                                  .45% of the next $1 billion;
                                                                                  .425% of the next $1 billion;
                                                                                  .40% of net assets over $3 billion.


The PNC Fund, Intermediate Government
  Portfolio . . . . . . . . . . . . . . . . .             $  192,356              Same as PNC Managed Income Portfolio.

The PNC Fund, Intermediate-Term Bond
  Portfolio   . . . . . . . . . . . . . . . .             $  158,727              Same as PNC Managed Income
                                                                                   Portfolio.

The PNC Fund, Government Income Portfolio   .             $   12,559              Same as PNC Managed Income Portfolio.

The PNC Fund
  Value Equity  . . . . . . . . . . . . . . .             $  677,130              Same as PNC Small Cap Value Equity
                                                                                   Portfolio.

Provident Institutional Funds, Inc.
  Short Duration Fund . . . . . . . . . . . .             $   81,340              .40% of net assets.

Provident Institutional Funds, Inc.
  Intermediate Duration Fund  . . . . . . . .             $   20,573              .40% of net assets.

Municipal Fund for Temporary Investment
  Intermediate Municipal Fund Portfolio . . .             $    6,432              .20% of net assets.

Municipal Fund for Temporary Investment
  MuniFund Portfolio  . . . . . . . . . . . .             $  712,642              .175% of the first $1 billion;
                                                                                  .15% of the next $1 billion;
                                                                                  .125% of the next $1 billion;
                                                                                  .1% of the next $1 billion;
                                                                                  .095% of the next $1 billion;
                                                                                  .09% of the next $1 billion;
                                                                                  .085% of the next $1 billion;
                                                                                  .08% of net assets over $7 billion.

                                                     NET ASSET VALUE
        NAME OF INVESTMENT COMPANY                AS OF AUGUST 31, 1995                  ANNUAL FEE
             AND/OR PORTFOLIO                             (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
Municipal Fund for Temporary Investment
  MuniCash Portfolio  . . . . . . . . . . . .             $  406,890              Same as MuniFund Portfolio.

Trust for Federal Securities, Federal
  Trust Fund  . . . . . . . . . . . . . . . .             $  289,683              .175% of the first $1 billion of the combined
                                                                                  net assets of
                                                                                  FedFund, T-Fund, FedCash Fund, T-Cash Fund,
                                                                                  Federal Trust
                                                                                  Fund and Treasury Trust Fund;
                                                                                  .150% of the next $1 billion;
                                                                                  .125% of the next $1 billion;
                                                                                  .100% of the next $1 billion;
                                                                                  .095% of the next $1 billion;
                                                                                  .090% of the next $1 billion;
                                                                                  .085% of the next $1 billion;
                                                                                  .080% of combined net assets over $7 billion.

Trust for Federal Securities, FedCash
  Fund  . . . . . . . . . . . . . . . . . . .             $  429,340              Same as Federal Trust Fund.

Trust for Federal Securities, Treasury
  Trust Fund  . . . . . . . . . . . . . . . .           $  1,275,889              Same as Federal Trust Fund.

Trust for Federal Securities, T-Fund  . . . .           $  1,393,108              Same as Federal Trust Fund.

Trust for Federal Securities, T-Cash
  Portfolio . . . . . . . . . . . . . . . . .           $    478,584              Same as Federal Trust Fund.

Trust for Federal Securities, FedFund . . . .           $  1,487,959              Same as Federal Trust Fund.

Trust for Federal Securities, Short
  Government Portfolio  . . . . . . . . . . .           $      4,488              .20% of net assets.

Temporary Investment Fund, Inc., TempFund . .           $  5,955,973              .175% of the first $1 billion;
                                                                                  .15% of the next $1 billion;
                                                                                  .125% of the next $1 billion;
                                                                                  .1% of the next $1 billion;
                                                                                  .095% of the next $1 billion;
                                                                                  .09% of the next $1 billion;
                                                                                  .08% of the next $1 billion;
                                                                                  .075% of the next $1 billion;
                                                                                  .07% of its net assets over $8 billion.

Temporary Investment Fund, Inc., TempCash
  Portfolio . . . . . . . . . . . . . . . . .           $  2,530,175              .175% of the first $1 billion;
                                                                                  .15% of the next $1 billion;
                                                                                  .125% of the next $1 billion;
                                                                                  .1% of the next $1 billion;
                                                                                  .095% of the next $1 billion;
                                                                                  .09% of the next $1 billion;
                                                                                  .085% of the next $1 billion;
                                                                                  .08% of its net assets over $7 billion.

The RBB Fund, Inc., Money Market Portfolio  .           $  1,821,372              .45% of first $250 million;
                                                                                  .40% of next $250 million;
                                                                                  .35% of net assets over $500
                                                                                  million.
The RBB Fund, Inc., Government Obligations
  Money Market Portfolio  . . . . . . . . . .           $    512,459              Same as RBB Money Market Portfolio.

                                                     NET ASSET VALUE
        NAME OF INVESTMENT COMPANY                AS OF AUGUST 31, 1995                  ANNUAL FEE
             AND/OR PORTFOLIO                             (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
The RBB Fund, Inc., Municipal Money Market
  Portfolio . . . . . . . . . . . . . . . . .           $    422,754              .35% of first $250 million;
                                                                                  .30% of next $250 million;
                                                                                  .25% of net assets in excess of $500 million.

The RBB Fund, Inc., Government Securities
  Portfolio . . . . . . . . . . . . . . . . .           $     10,771              .40% of first $250 million;
                                                                                  .35% of next $250 million;
                                                                                  .30% in excess of $500 million.

The RBB Fund, Inc., Tax Free Portfolio  . . .           $      4,117              .50% of first $250 million;
                                                                                  .45% of next $250 million;
                                                                                  .40% of net assets over $500
                                                                                  million.

Chestnut Street Exchange Fund . . . . . . . .            $   238,255              .50% of the first $100 million;
                                                                                  .40% of net assets exceeding $100 million.

Municipal Fund for California Investors
  Cal Money                                              $   483,520              Same as PNC Small Cap Value
  Cal Intermediate                                       $    14,938               Equity Portfolio.

                             PIMC SUB-ADVISED FUNDS



                                                     NET ASSET VALUE
        NAME OF INVESTMENT COMPANY                AS OF AUGUST 31, 1995                  ANNUAL FEE
                OR PORTFOLIO                              (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
Alex Brown                                            $     522,765               .15% of first $250 million;
  Cash Reserve Fund, Inc.                                                         .13% of the next $250 million;
  Tax-Free Series                                                                 .11% of the next $250 million;
                                                                                  .09% of the next $250 million;
                                                                                  .075% of the next $3 billion;
                                                                                  .06% in excess of $4 billion.

-----------------------------------------------------------------------------------------------------------------------------
First Funds

  US Treasury Money                                   $      75,830               .08% of first $500 million;
  Market Portfolio                                                                .06% of next $500 million;
                                                                                  .05% net assets over $1 billion.

  US Government                                       $     103,763
  Money Market Portfolio

  Municipal Money                                     $     109,013
  Market Portfolio

  Cash Reserve Portfolio                              $      15,403
-----------------------------------------------------------------------------------------------------------------------------
Warburg Pincus
  Cash Reserve                                        $     273,891               .25% of net assets.
  Fund (k)

Warburg Pincus
  New York                                            $      72,704               .25% of net assets.
  Tax-Exempt Fund (k)



                             PCM SUB-ADVISED FUNDS

                                                     NET ASSET VALUE
        NAME OF INVESTMENT COMPANY                AS OF AUGUST 31, 1995                  ANNUAL FEE
             AND/OR PORTFOLIO                             (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
The PNC Fund, International Emerging Markets
  Portfolio                                       See PIMC Advised Funds         1.10% of the first $1 billion;
                                                                                  1.05% of the next $1 billion;
                                                                                  1.005% of the next $1 billion;
                                                                                  .45% of net assets over $3 billion.

The PNC Fund, Small Cap Value Equity
  Portfolio                                       See PIMC Advised Funds         .40% of the first billion;
                                                                                  .35% of the next billion;
                                                                                  .325% of the next billion;
                                                                                  .30% of net assets over $3 billion.


                             PEAC SUB-ADVISED FUNDS

                                                     NET ASSET VALUE
        NAME OF INVESTMENT COMPANY                AS OF AUGUST 31, 1995                  ANNUAL FEE
             AND/OR PORTFOLIO                             (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
The PNC Fund, Core Equity
  Portfolio . . . . . . . . . . . . . . . . .    See PIMC Advised Funds           Same as PNC Small Cap Value
                                                                                  Equity Portfolio.

The PNC Fund, Index Equity Portfolio  . . . .    See PIMC Advised Funds           .15% of net assets.

                            BLACKROCK ADVISED FUNDS


        NAME OF INVESTMENT COMPANY                     APPROXIMATE
             AND/OR PORTFOLIO                        NET ASSET VALUE
           (OPEN-END MANAGEMENT                   AS OF AUGUST 31, 1995                  ANNUAL FEE
           INVESTMENT COMPANIES)                          (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
The BlackRock Advantage Term Trust Inc. . . .               $ 95,054             .60% of the average weekly net assets until
                                                                                 December 31, 1995; .50% from January 1, 1996
                                                                                 through December 31, 2000;
                                                                                 .40% from January 1, 2001 through termination

The BlackRock Income Trust Inc. . . . . . . .             $  475,096             .65% of the average weekly net assets

The BlackRock Municipal Target Term
  Trust Inc.  . . . . . . . . . . . . . . . .             $  496,610             .35% of the average weekly total assets

The BlackRock 1998 Term Trust Inc.  . . . . .             $  562,149             .50% of the average weekly net assets until
                                                                                 December 31,
                                                                                 1994;
                                                                                 .40% from January 1, 1995 through December 31,
                                                                                 1996;
                                                                                 .30% from January 1, 1997 through termination

The BlackRock 1999 Term Trust Inc.  . . . . .             $  195,107             .40% of the average weekly net assets

The BlackRock 2001 Term Trust Inc.  . . . . .           $  1,237,786             .40% of the average weekly net assets

The BlackRock Insured Municipal 2008 Term
  Trust Inc.  . . . . . . . . . . . . . . . .             $  425,308             .35% of the average weekly total assets

The BlackRock Broad Investment Grade
  2009 Term Trust Inc.  . . . . . . . . . . .             $   38,743             .55% of the average weekly net assets

The BlackRock North American Government
  Income Trust Inc. . . . . . . . . . . . . .             $  398,488             .60% of the average weekly net assets

The BlackRock Strategic Term Trust Inc. . . .             $  511,146             .60% of the average weekly net assets until
                                                                                 December 31, 1994;
                                                                                 .45% from January 1, 1995 through December 31,
                                                                                 1998;
                                                                                 .30% from January 1, 1999 through termination

The BlackRock Target Term Trust Inc.  . . . .             $  931,501             .45% of the average weekly net assets until
                                                                                 December 31, 1996;
                                                                                 .30% from January 1, 1997 through termination

The BlackRock Insured Municipal Term
  Trust Inc.  . . . . . . . . . . . . . . . .             $  275,849             .35% of the average weekly total assets

The BlackRock Investment Quality Term
  Trust Inc.  . . . . . . . . . . . . . . . .             $  236,030             .60% of the average weekly net assets until
                                                                                 December 31, 1998;
                                                                                 .50% from January 1, 1999 through December 31,
                                                                                 2002;
                                                                                 .40% from January 1, 2003 through termination

The BlackRock Investment Quality Municipal

        NAME OF INVESTMENT COMPANY                     APPROXIMATE
             AND/OR PORTFOLIO                        NET ASSET VALUE
           (OPEN-END MANAGEMENT                   AS OF AUGUST 31, 1995                  ANNUAL FEE
           INVESTMENT COMPANIES)                          (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
  Trust Inc.  . . . . . . . . . . . . . . . .             $  230,641             .35% of the average weekly total assets

The BlackRock New Jersey Investment Quality
  Municipal Trust Inc.  . . . . . . . . . . .             $   13,184             .35% of the average weekly total assets





                          BLACKROCK SUB-ADVISED FUNDS

                                                     NET ASSET VALUE
        NAME OF INVESTMENT COMPANY                AS OF AUGUST 31, 1995                  ANNUAL FEE
             AND/OR PORTFOLIO                             (000S)                (BASED ON AVERAGE NET ASSETS)
        --------------------------                ---------------------         -----------------------------
The PNC Fund, Managed Income Portfolio  . . .                      *              .35% of the first $1 billion;
                                                                                  .30% of the next $1 billion;
                                                                                  .275% of the next $1 billion;
                                                                                  .25% of net assets over $3 billion.

The PNC Fund, Intermediate Government
  Portfolio . . . . . . . . . . . . . . . . .                      *              .35% of the first $1 billion;
                                                                                  .30% of the next $1 billion;
                                                                                  .275% of the next $1 billion;
                                                                                  .25% of net assets over $3 billion.

The PNC Fund, Intermediate-Term Bond
  Portfolio . . . . . . . . . . . . . . . . .                      *              .35% of the first $1 billion;
                                                                                  .30% of the next $1 billion;
                                                                                  .275% of the next $1 billion;
                                                                                  .25% of net assets over $3 billion.

The PNC Fund, Government Income Portfolio . .                      *              .35% of the first $1 billion;
                                                                                  .30% of the next $1 billion;
                                                                                  .275% of the next $1 billion;
                                                                                  .25% of net assets over $3 billion.
Provident Institutional Funds, Inc.
  Short Duration Fund . . . . . . . . . . . .                      *              .25% of net assets.

Provident Institutional Funds, Inc.
  Intermediate Duration Fund  . . . . . . . .                      *              .25% of net assets.

Investors Trust Government Fund . . . . . . .              1,183,027              .15% of average daily net asset value up to $5
                                                                                  million;
                                                                                  .10% of the next $250 million;
                                                                                  .05% of next $500 million;
                                                                                  .045% in excess of $1.25 billion.

Sierra Variable Trust -
  U.S. Government Fund  . . . . . . . . . . .                 48,343              .185% of average daily net asset value up to
                                                                                  $650 million;
                                                                                  .15% of the next $350 million;
                                                                                  .10% in excess of $1 billion.


------------------

*  See PIMC Advised Funds above.

Sierra Trust Funds -
  U.S. Government Fund  . . . . . . . . . . .                487,889              .185% of average daily net asset value up to $650
                                                                                  million;
                                                                                  .15% of the next $350 million;
                                                                                  .10% in excess of $1 billion.

Sierra Trust Funds -
  Target Maturity 2008  . . . . . . . . . . .                  2,948              Greater of .05% of average daily net assets or
                                                                                  $25,000.

Frank Russell Investment Company Volatility
  Constrained Bond Fund . . . . . . . . . . .                 45,822              .25% of average daily net assets up to $1 billion;
                                                                                  .20% in excess of $1 billion.

Frank Russell Investment Company
  Fixed Income II Fund  . . . . . . . . . . .                 39,260              .25% of average daily net assets up to $1 billion;
                                                                                  .20% in excess of $1 billion.


                         Morgan Grenfell Advised Funds


  Name of Investment Company                                                           Annual Fee (based on
  and/or Portfolio                                      Net Asset Value                average net assets)
  --------------------------                            ---------------                -------------------

  Dean Witter Euro Growth Fund  . . . .                $   829,700,000                 1.0% of the first $500 million;
                                                                                       0.95% of net assets over $500 million

  Dean Witter Pacific Growth Fund . . .                  1,474,900,000                 1.0% of the first $1 billion;
                                                                                       0.95% of net assets over $1 billion
  Dean Witter Variable Pacific
  Fund  . . . . . . . . . . . . . . . .                     90,100,000                 1% of net assets

  Dean Witter Variable European
  Fund  . . . . . . . . . . . . . . . .                    176,000,000                 1% of net assets

  Dean Witter Small Cap Fund  . . . . .                    102,000,000                 1.25% of net assets

  Dean Witter Global Asset
  Allocation Fund . . . . . . . . . . .                     19,500,000                 0.225% of net assets

  Dean Witter World Wide Fund . . . . .                    363,000,000                 0.3% of net assets


  SEI European Equity Portfolio . . . .                    186,700,000                 .325% of net assets

  RSI Retirement Fund . . . . . . . . .                     30,800,000                 0.6% of first $50 million;
                                                                                       0.5% of net assets over $50 million

  Morgan Grenfell International
  Equity Fund . . . . . . . . . . . . .                      2,687,652                 0.70% of net assets

  Morgan Grenfell Small Cap
  Equity Fund . . . . . . . . . . . . .                     69,108,901                 1.00% of net assets

  Morgan Grenfell European
  Small Cap Equity Fund . . . . . . . .                      9,125,943                 1.00% of net assets

  Morgan Grenfell Emerging
  Markets Equity Fund . . . . . . . . .                      2,651,772                 1.00% of net assets

  Morgan Grenfell Global
  Fixed Income Fund . . . . . . . . . .                    117,597,563                 0.50% of net assets

  Name of Investment Company                                                           Annual Fee (based on
  and/or Portfolio                                      Net Asset Value                average net assets)
  --------------------------                            ---------------                -------------------
  Morgan Grenfell International
  Fixed Income Fund . . . . . . . . . .                     26,786,917                 0.50% of net assets

  Morgan Grenfell Emerging
  Markets Debt Fund . . . . . . . . . .                     72,110,780                 1.50% of net assets



         The Glass-Steagall Act, among other things, prohibits banks from engaging to any extent in the business of underwriting securities, although national and state-chartered banks generally are permitted to purchase and sell securities upon the order and for the account of their customers. In 1971, the United States Supreme Court held in Investment Company Institute v. Camp that the Glass-Steagall Act prohibits a national bank from operating a fund for the collective investment of managing agency accounts. Subsequently, the Board of Governors of the Federal Reserve System (the "Board") issued a regulation and interpretation to the effect that the Glass-Steagall Act and such decision forbid a bank-holding company registered under the Federal Bank Holding Company Act of 1956 (the "Holding Company Act") or any non-bank affiliate thereof from sponsoring, organizing or controlling a registered, open-end investment company continuously engaged in the issuance of its shares, but do not prohibit such a holding company or affiliate from acting as investment adviser, transfer agent and custodian to an investment company. In 1981, the United States Supreme Court held in Board of Governors of the Federal Reserve System v. Investment Company Institute that the Board did not exceed its authority under the Holding Company Act when it adopted its regulation and interpretation authorizing bank holding companies and their non-bank affiliates to act as investment advisers to registered closed-end investment companies.

         PAMG, PIMC, PCM, PEAC and BlackRock believe that they may perform the services contemplated by their agreements without violation of the Glass-Steagall Act or other applicable banking laws or regulations. If, however, they were prevented by judicial or administrative decisions or interpretations from performing the services by their advisory and sub-advisory agreements, it is anticipated that the Board would consider the possibility of selecting other qualified companies. Any new investment advisory or sub-advisory agreement would normally be subject to shareholder approval.

         INFORMATION ABOUT DISTRIBUTORS AND ADMINISTRATORS. SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, Pennsylvania 19087-1658, serves as the administrator for the Compass Portfolios and SEI Financial Services Company, 680 Swedesford Road, Wayne, Pennsylvania 19087, serves as their distributor. PMFCo, 345 Park Avenue, New York, New York 10154, PFPC Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809 and Provident Distributors, Inc., 259 Radnor-Chester Road, Suite 120, Radnor, Pennsylvania 19087, serve as co-administrators for each of the PNC Portfolios. Provident Distributors, Inc. also serves as their distributor.

                        FINANCIAL STATEMENTS AND EXPERTS

         The financial statements for Service and Institutional Shares of the PNC Portfolios for the annual period ended September 30, 1994 and six-month period ended March 31, 1995 are incorporated by reference in the statement of additional information related to this Combined Proxy Statement/Prospectus. In addition, the financial statements for shares of the Compass Portfolios for the annual period ended February 28, 1995 and the six-month period ended August 31, 1995, as well as the financial statements for shares of the BIT Portfolios for the annual period ended June 30, 1995 are incorporated by reference in the statement of additional information related to this Combined Proxy Statement/Prospectus.

         The annual financial statements of PNC and Compass have been audited by Coopers and Lybrand L.L.P. and the annual financial statements of BIT have been audited by Deloitte & Touche LLP to the extent indicated in their reports thereon, which are also incorporated by reference in such statement of additional information, and have been incorporated therein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 OTHER BUSINESS

         The Compass Board of Trustees knows of no other business to be brought before the Compass Meeting. The BIT Board of Directors knows of no other business to be brought before the BIT Meeting. However, if any other matters come before the Compass Meeting or the BIT Meeting, respectively, it is the intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

                             SHAREHOLDER INQUIRIES

         Inquiries of Compass shareholders may be addressed to The Compass Capital Group of Funds in writing at the address on the cover page of this Combined Proxy Statement/Prospectus or by telephoning 1-800-451-8371. Inquiries of BIT shareholders may be addressed to The BFM Institutional Trust Inc. in writing at the address on the cover page of this Combined Proxy Statement/Prospectus or by telephoning 1-800-555-3890.

                          *            *            *

         SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE RESPECTIVE MEETINGS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

         COMPASS WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS 1995 ANNUAL AND SEMI-ANNUAL SHAREHOLDER REPORTS TO ANY SHAREHOLDER UPON REQUEST ADDRESSED TO 680 SWEDESFORD ROAD, WAYNE, PENNSYLVANIA 19087 OR BY TELEPHONE AT
1-800-451-8371.

         BIT WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS 1995 ANNUAL SHAREHOLDERS REPORT TO ANY SHAREHOLDER UPON REQUEST ADDRESSED TO 345 PARK AVENUE, NEW YORK, NEW YORK 10154 OR BY TELEPHONE AT 1-800-555-3890.

                                                                  10/05/95 Draft
                                   APPENDIX I


                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                                THE PNC(R) FUND
                                      AND
                     THE COMPASS CAPITAL GROUP OF FUNDS(R)



                         DATED: AS OF OCTOBER __, 1995

                               Table of Contents

                                                                                                                     Page
Conveyance of Assets of Compass Portfolios  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-5

Liquidation of Compass Portfolios . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-10

Valuation Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-11

Certain Representations, Warranties and Agreements of Compass . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-11

Certain Representations, Warranties and Agreements of PNC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-20

Shareholder Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-26

Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-27

Effective Time of the Compass Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-28

PNC Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-29

Compass Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-38

Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-43

Termination of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-44

Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-44

Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-45

Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-46

Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-46

Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-46

Brokerage Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-46

PNC Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-46

Compass Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-47

Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-48

Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-49

Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-49

Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-49

Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-49

     This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this __th day of October, 1995 by and between The Compass Capital Group of Funds(R) ("Compass"), a Massachusetts business trust consisting of multiple investment portfolios named the Municipal Money Fund, New Jersey Municipal Money Fund, Pennsylvania Municipal Money Fund, Cash Reserve Fund, U.S. Treasury Fund, Municipal Bond Fund, New Jersey Municipal Bond Fund, Pennsylvania Municipal Bond Fund, Equity Income Fund, Growth Fund, Small Company Fund, International Equity Fund, Balanced Fund, Short/Intermediate Fund, Fixed Income Fund and International Fixed Income Fund (the "Compass Portfolios") and The PNC Fund(R) ("PNC"), a Massachusetts business trust consisting of multiple investment portfolios which include the Municipal Money Market Portfolio, New Jersey Municipal Money Portfolio, Pennsylvania Municipal Money Portfolio, Money Market Portfolio, Government Money Market Portfolio, Tax-Free Income Portfolio, New Jersey Tax-Free Income Portfolio, Pennsylvania Tax- Free Income Portfolio, Value Equity Portfolio, Growth Equity Portfolio, Small Cap Growth Equity Portfolio, International Equity Portfolio, Balanced Portfolio, Short-Term Bond Portfolio, Core Fixed Income Portfolio and International Fixed Income Portfolio (the "PNC Portfolios").

     WHEREAS, Compass and PNC are each an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Compass currently receives investment advisory services from Midlantic Bank, N.A., an affiliate of Midlantic Corporation, and PNC currently receives investment advisory services from affiliates of PNC Bank Corp.; and

     WHEREAS, Midlantic Corporation and PNC Bank Corp. have entered into an agreement providing for their merger (the "Bank Holding Company Merger"); and

     WHEREAS, subject to the consummation of the Bank Holding Company Merger, the parties desire that the assets and liabilities of each Compass Portfolio be conveyed to, and be acquired and assumed by, the respective PNC Portfolio corresponding thereto, as stated herein, in exchange for "Service" class shares of the corresponding PNC Portfolio which shall thereafter be distributed by Compass to the shareholders of the Compass Portfolio in connection with its liquidation as described in this Agreement (the "Compass Transaction"); and

     WHEREAS, PNC also maintains twelve additional investment portfolios -- Ohio Municipal Money Market Portfolio, North Carolina Municipal Money Market Portfolio, Virginia Municipal Money Market Portfolio, Intermediate Government Portfolio, Ohio Tax-Free Income Portfolio, Intermediate-Term Bond Portfolio, Government Income Portfolio, Managed Income Portfolio, Core Equity Portfolio, Small Cap Value Equity Portfolio, Index Equity Portfolio and International Emerging Markets Portfolio -- that are not parties to the Compass Transaction; and

     WHEREAS, the parties anticipate that PNC may enter into separate acquisition agreements with The BFM Institutional Trust Inc. (the "BIT Agreement") or other entities that provide for the acquisition of additional investment portfolios by the PNC Portfolios, and the parties intend that the execution and consummation of this Agreement shall neither prevent nor be subject to the execution or consummation of any such agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

     1. CONVEYANCE OF ASSETS OF COMPASS PORTFOLIOS. At the Effective Time of the Compass Transaction as defined in Section 8, all property of every description, and all interests, rights, privileges and powers of each of the Compass Portfolios, subject to all liabilities of such Portfolios, whether accrued, absolute, contingent or otherwise existing as of the Effective Time of the Compass Transaction (such assets subject to such liabilities are herein referred to as the "Fund Assets"), shall be transferred and conveyed by each Compass Portfolio to the corresponding PNC Portfolio (as set forth below) and shall be accepted and assumed by said PNC Portfolio as more particularly set forth in the following paragraph, such that at and after the Effective Time of the Compass Transaction: (a) all assets of the Compass Portfolios shall become and be the assets of the respective corresponding PNC Portfolios; and (b) all such liabilities and obligations of the Compass Portfolios that are so existing shall attach to the respective corresponding PNC Portfolios as aforesaid and may thenceforth be enforced against the respective PNC Portfolios to the extent as if the same had been incurred by them.

     Without limiting the generality of the foregoing, it is understood that the Fund Assets shall include all property and assets of any nature whatsoever, including, without limitation, all cash, cash equivalents, securities, claims and receivables (including dividend and interest receivables) owned by each Compass Portfolio, and any deferred or prepaid expenses shown as an asset on each Compass Portfolio's books, at the Effective Time of the Compass Transaction, and all good will, all other intangible property and all books and records belonging to the Compass Portfolios, including the "Compass" name and registered marks, if any.

     In particular, the Fund Assets of each Compass Portfolio shall be transferred and conveyed to the corresponding PNC Portfolio, as set forth below:


====================================================================================================
                                                                      CORRESPONDING
                 COMPASS PORTFOLIO                                    PNC PORTFOLIO
----------------------------------------------------------------------------------------------------
  Municipal Money Fund                               Municipal Money Market Portfolio
----------------------------------------------------------------------------------------------------
  New Jersey Municipal Money                         New Jersey Municipal Money Market Portfolio
  Fund
----------------------------------------------------------------------------------------------------
  Pennsylvania Municipal Money Fund                  Pennsylvania Municipal Money Market Portfolio
----------------------------------------------------------------------------------------------------
  Cash Reserve Fund                                  Money Market Portfolio
----------------------------------------------------------------------------------------------------
  U.S. Treasury Fund                                 Government Money Market Portfolio
----------------------------------------------------------------------------------------------------
  Municipal Bond Fund                                Tax-Free Income Portfolio
----------------------------------------------------------------------------------------------------
  New Jersey Municipal Bond                          New Jersey Tax-Free Income Portfolio
  Fund
----------------------------------------------------------------------------------------------------
  Pennsylvania Municipal Bond                        Pennsylvania Tax-Free Income Portfolio
  Fund
----------------------------------------------------------------------------------------------------
  Equity Income Fund                                 Value Equity Portfolio
----------------------------------------------------------------------------------------------------
  Growth Fund                                        Growth Equity Portfolio
----------------------------------------------------------------------------------------------------
  Small Company Fund                                 Small Cap Growth Equity Portfolio
----------------------------------------------------------------------------------------------------
  International Equity Fund                          International Equity Portfolio
----------------------------------------------------------------------------------------------------
  Balanced Fund                                      Balanced Portfolio
----------------------------------------------------------------------------------------------------
  Short-Term Intermediate Fund                       Short-Term Bond Portfolio
----------------------------------------------------------------------------------------------------
  Fixed Income Fund                                  Core Fixed Income Portfolio
----------------------------------------------------------------------------------------------------
  International Fixed Income                         International Fixed Income Portfolio
  Fund
====================================================================================================

     In exchange for the transfer of the Fund Assets, each PNC Portfolio shall simultaneously issue to the corresponding Compass Portfolio at the Effective Time of the Compass Transaction full and fractional shares of beneficial interest in said PNC Portfolio's so-called "Service" share class having an aggregate net asset value equal to the net value of the Fund Assets so conveyed to such PNC Portfolio, all determined and adjusted as provided in this Section
1. In particular, each PNC Portfolio shall deliver to the corresponding Compass Portfolio the number of shares of its "Service" share class, including fractional shares, determined by dividing the value of the Fund Assets of the corresponding Compass Portfolio that are so conveyed, computed in the manner and as of the time and date set forth in this Section, by the net asset value of one PNC Portfolio "Service" share that is to be delivered with respect thereto, computed in the manner and as of the time and date set forth in this Section. It is contemplated that at the Effective Time of the Compass Transaction the net asset value of one PNC Portfolio Service Share will be the same as the net asset value of one share of its corresponding Compass Portfolio in the case of the PNC New Jersey Tax-Free Income Portfolio and PNC International Fixed Income Portfolio and, in the event that the Effective Time of the Compass Transaction occurs simultaneously with the effective time of the transaction contemplated in the BIT Agreement, that the net asset value of one PNC Portfolio Service Share will be adjusted to be the same as the net asset value of one share of the corresponding portfolio of The BFM Institutional Trust Inc. in the case of the PNC Short-Term Bond Portfolio and PNC Core Fixed Income Portfolio. All computations shall be made by PNC in consultation with Coopers & Lybrand, L.L.P.

     The net asset value of shares to be delivered by the PNC Portfolios, and the net value of the Fund Assets to be conveyed by the Compass Portfolios, shall, in each case, be determined as of the Valuation Time specified in
Section 3. The net asset value of shares of the PNC Portfolios shall be computed in the manner set forth in the PNC Portfolios' then current prospectuses under the Securities Act of 1933, as amended (the "1933 Act"). The net value of the Fund Assets to be transferred by the Compass Portfolios shall be computed by PNC and shall be subject to adjustment by the amount, if any, agreed to by PNC and the respective Compass Portfolios. In determining the value of the securities transferred by the Compass Portfolios to the PNC Portfolios, each security shall be priced in accordance with the policies and procedures of PNC described in its then current prospectuses and statements of additional information and adopted by PNC's Board of Trustees. For such purposes, price quotations and the security characteristics relating to establishing such quotations shall be determined by PNC, provided that such determination shall be subject to the approval of Compass.

     It is understood and agreed that the value of the Fund Assets of the Compass Municipal Money Fund, New Jersey Municipal Money Fund, Pennsylvania Municipal Money Fund, Cash Reserve Fund and U.S. Treasury Fund (each a "Compass Money Market Fund") and the value of shares the corresponding PNC Portfolios for purposes of sales and redemptions shall be based on the amortized cost valuation procedures that have been adopted by the Board of Trustees of Compass; provided that if the difference between the per share net asset values of a Compass Money Market Fund and its corresponding PNC Portfolio equals or exceeds $.0025 at the Valuation Time, as computed by using such market values in accordance with the policies and procedures established by PNC (or as otherwise mutually determined by the Boards of Trustees of Compass and PNC), either the Board of Trustees of Compass or the Board of Trustees of PNC shall have the right to postpone the Valuation Time and the Effective Time of the Compass Transaction with respect to such Compass Money Market Fund until such time as the per share difference is less than $.0025.

     2. LIQUIDATION OF COMPASS PORTFOLIOS. At the Effective Time of the Compass Transaction, each of the Compass Portfolios shall make a liquidating distribution to its shareholders as follows. Shareholders of record of each Compass Portfolio shall be credited with full and fractional shares of the class of beneficial interest that are issued by the corresponding PNC Portfolio in connection with the Compass Transaction with respect to the shares that are held of record by the shareholder. In addition, each shareholder of record of a Compass Portfolio shall have the right to receive any unpaid dividends or other distributions which were declared before the Effective Time of the Compass Transaction with respect to the shares of such Compass Portfolio that are held by the shareholder at the Effective Time of the Compass Transaction. In accordance with instructions it receives from Compass, PNC shall record on its books the ownership of the respective PNC Portfolio shares by the shareholders of record of the Compass Portfolios (the "Transferor Record Holders"). No redemption or repurchase of any PNC Portfolio shares credited to former shareholders of the Compass Portfolios that are represented by unsurrendered share certificates shall be permitted until such certificates have been surrendered to PNC's transfer agent for cancellation. All of the issued and outstanding shares of the Compass Portfolios at the Effective Time of the Compass Transaction shall be redeemed and cancelled on the books of Compass at such time. As soon as practicable after the Effective Time of the Compass Transaction, Compass shall make all filings and take all other steps as shall be necessary and proper to effect its complete dissolution, and shall file an application pursuant to Section 8(f) of the 1940 Act for an order declaring that it has ceased to be an investment company. After the Effective Time of the Compass Transaction, Compass shall not conduct any business except in connection with its liquidation, dissolution, and deregistration.

     3. VALUATION TIME. The Valuation Time for each of the Compass Portfolios and the PNC Portfolios, shall be 4:01 P.M., Eastern Time, on January 12, 1996 or such earlier or later date as agreed to by the parties to this Agreement.

     4. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COMPASS. Compass, on behalf of itself and the Compass Portfolios, represents and warrants to, and agrees with, PNC as follows (such representations, warranties and agreements being made on behalf of each Compass Portfolio on a several and not joint, nor joint and several, basis):

             (a) Compass is a Massachusetts business trust duly created pursuant to its Declaration of Trust for the purpose of acting as a management investment company under the 1940 Act, and is validly existing under the laws of the Commonwealth of Massachusetts. Compass is registered as an open-end management investment company under the 1940 Act, and its registration with the SEC as an investment company is in full force and effect.

             (b) Compass has the power to own all of its properties and assets and, subject to the approvals of shareholders referred to in Section 6, to carry out and consummate the transactions contemplated herein, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement.

             (c) This Agreement has been duly authorized, executed and delivered by Compass, and represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate the Amended and Restated Agreement and Declaration of Trust or By-laws of Compass or, except as previously disclosed to PNC in writing, any agreement or arrangement to which Compass is a party or by which it is bound.

             (d) Each Compass Portfolio has elected to qualify and has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code"), as of and since its first taxable year; has been a regulated investment company under such Part of the Code at all times since the end of its first taxable year when it so qualified; and qualifies and shall continue to qualify as a regulated investment company for its taxable year ending upon its liquidation.

             (e) The audited financial statements of Compass for its fiscal year ended February 28, 1995 (copies of which have been previously furnished to PNC), and the unaudited financial statements of Compass for its six-month period ended August 31, 1995 (copies of which will be promptly furnished to PNC when available), present (or will present in the case of said unaudited financial statements) fairly the financial position of the Compass Portfolios as of the dates indicated and the results of their operations for the periods indicated, in conformity with generally accepted accounting principles applied on a consistent basis. There has been no material adverse change in the financial position of any Compass Portfolio since the dates of said financial statements.

            (f) Except as previously disclosed to PNC in writing, there are no contingent liabilities of any Compass Portfolio not disclosed in said financial statements delivered pursuant to Section 4(e).

             (g) Each Compass Portfolio has valued, and will continue to value, its portfolio securities and other assets in accordance with applicable legal requirements.

             (h) Except as previously disclosed to PNC in writing, there are no material legal, administrative or other proceedings pending or, to its knowledge threatened, against Compass or the Compass Portfolios which could result in liability on the part of Compass or the Compass Portfolios.

             (i) At the Effective Time of the Compass Transaction, all federal and other tax returns and reports of each Compass Portfolio required by law to have been filed by such time shall have been filed, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best knowledge of each Compass Portfolio, no such return or report shall be currently under audit and no assessment shall have been asserted with respect to such returns or reports.

             (j)     Subject to the approvals of shareholders referred to in
                     Section 6, at both the Valuation Time and the Effective Time of the Compass Transaction, Compass shall have full right, power and authority to sell, assign, transfer and deliver the Fund Assets and, upon delivery and payment for the Fund Assets as contemplated herein, the PNC Portfolios shall acquire good and marketable title thereto, subject to no restrictions on the ownership or transfer thereof (except as imposed by federal or state securities laws).

             (k) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by Compass of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, the rules and regulations under those Acts, or state securities laws.

             (l) Insofar as the following relate to Compass, the registration statement filed by PNC on Form N-14 relating to the shares of the PNC Portfolios that will be registered with the SEC pursuant to this Agreement, which shall include or incorporate by reference the proxy statement of the Compass Portfolios and prospectuses of the PNC Portfolios with respect to the transactions contemplated by this Agreement, and any supplement or amendment thereto or to the documents contained or incorporated therein by reference (the "N-14 Registration Statement"), and the proxy materials of Compass, if any, otherwise filed with the SEC pursuant to Section 14(a) of the 1934 Act and
                     Section 20(a) of the 1940 Act with respect to the transactions contemplated by this Agreement, and any supplement or amendment thereto or the documents appended thereto (the "Compass Transaction Proxy Materials"), on their effective and clearance dates with the SEC, at the time of the shareholders meeting referred to in Section 6 and at the Effective Time of the Compass Transaction: (i) shall comply in all material respects with the provisions of the 1933 Act, 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and
                     (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the representations and warranties made by Compass in this subsection shall not apply to statements in or omissions from the N-14 Registration Statement or to Compass Transaction Proxy Materials made in reliance upon and in conformity with information furnished by PNC for use therein as provided in Section 7.

             (m) All of the issued and outstanding shares of each of the Compass Portfolios have been validly issued and are fully paid and non-assessable, and were offered for sale and sold in conformity with all applicable federal and state securities laws.

             (n) Compass shall not sell or otherwise dispose of any shares of the PNC Portfolios to be received in the transactions contemplated herein, except in distribution to its shareholders as contemplated herein.

             (o) Compass shall operate its business in the ordinary course between the date hereof and the Effective Time of the Compass Transaction. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions deemed advisable, and the continued good faith performance by the investment adviser, sub-advisers, administrator, distributor and other service providers of Compass of their respective responsibilities in accordance with the provisions of their agreements with Compass and applicable law.

            (p) Except for agreements or other arrangements relating to the purchase and sale of portfolio securities, Compass has furnished PNC with copies or descriptions of all contracts or legally binding arrangements to which it is a party.

             (q) Each Compass Portfolio shall deliver to PNC on November 30, 1995 a statement of all of the specific assets and specific liabilities of the Compass Portfolios, together with a list of the portfolio securities of each Compass Portfolio showing the tax costs of such securities by lot and the holding periods of such securities, and clearly reflecting the basis used for determination of gain or loss realized on the partial sale of any security. Each Compass Portfolio shall immediately notify PNC of any portfolio security thereafter acquired or sold by the Compass Portfolio and, upon PNC's request, shall promptly and periodically update the other information described in this paragraph. Upon notice by PNC, each Compass Portfolio shall immediately sell any portfolio security that PNC identifies as impermissible under the investment policies, objectives and limitations of the corresponding PNC Portfolio.

            (r) Subject to approval of this Agreement and the transactions contemplated herein by its shareholders, each Compass Portfolio shall enter into an interim investment advisory agreement and/or sub- investment advisory agreement that will be effective for the period beginning at the time the Bank Holding Company Merger is effective and ending at the Effective Time of the Compass Transaction in the event these two times are not concurrent.

     5. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PNC. PNC, on behalf of itself and the PNC Portfolios, represents and warrants to, and agrees with, Compass as follows (such representations, warranties and agreements being made on behalf of each PNC Portfolio on a several and not joint, nor joint and several, basis):

             (a) PNC is a Massachusetts business trust duly created pursuant to its Declaration of Trust for the purpose of acting as a management investment company under the 1940 Act, and is validly existing under the laws of the Commonwealth of Massachusetts. PNC is registered as an open-end management investment company under the 1940 Act and its registration with the SEC as an investment company is in full force and effect.

             (b) PNC has the power to own all of its properties and assets and to consummate the transactions contemplated herein, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement.

             (c) This Agreement has been duly authorized, executed and delivered by PNC, and represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate PNC's Declaration of Trust, as amended, or the Code of Regulations or any agreement or arrangement to which PNC is a party or by which it is bound.

             (d) Each PNC Portfolio that has not conducted operations prior to the Effective Time of the Compass Transaction intends to qualify as a regulated investment company under Part I of Subchapter M of the Code, and with respect to each PNC Portfolio that has conducted operations prior to the Effective Time of the Compass Transaction, has elected to qualify and has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, as of and since its first taxable year; has been a regulated investment company under such Part of the Code at all times since the end of its first taxable year when it so qualified; and qualifies and shall continue to qualify as a regulated investment company for its current taxable year.

             (e) The audited financial statements of PNC for its fiscal year ended September 30, 1994, and the unaudited financial statements of PNC for the six-month period ended March 31, 1995 (copies of which have been previously furnished to Compass), and the audited financial statements of PNC for the fiscal year ended September 30, 1995 (copies of which will be promptly furnished to Compass when available), present (or will present in the case of said audited financial statements for its fiscal year ended September 30, 1995) fairly the financial position of the PNC Portfolios as of the dates indicated and the results of their operations for the periods indicated, in conformity with generally accepted accounting principles applied on a consistent basis. There has been no material adverse change in the financial position of any PNC Portfolio since the dates of said financial statements.

             (f) Each PNC Portfolio has valued, and will continue to value, its portfolio securities and other assets in accordance with applicable legal requirements.

             (g) There are no material legal, administrative or other proceedings pending or, to its knowledge threatened, against PNC or the PNC Portfolios which could result in liability on the part of PNC or the PNC Portfolios.

             (h) At the Effective Time of the Compass Transaction, all federal and other tax returns and reports of each PNC Portfolio required by law to have been filed by such time shall have been filed, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best knowledge of each PNC Portfolio, no such return or report shall be currently under audit and no assessment shall have been asserted with respect to such returns or reports.

             (i) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by PNC of the transactions contemplated by this Agreement, except such as may be required under 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts, or state securities laws.

             (j) The N-14 Registration Statement and the Compass Transaction Proxy Materials, on their effective and clearance dates with the SEC, at the time of the shareholders meeting referred to in Section 6 and at the Effective Time of the Compass Transaction, insofar as they relate to PNC (i) shall comply in all material respects with the provisions of the 1933 Act, 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the representations and warranties in this subsection shall not apply to statements in or omissions from the N-14 Registration Statement or the Compass Transaction Proxy Materials made in reliance upon and in conformity with information furnished by Compass for use therein as provided in Section 7.

             (k) The shares of the PNC Portfolios to be issued and delivered to the Compass Portfolios for the account of the shareholders of the Compass Portfolios, pursuant to the terms hereof, shall have been duly authorized as of the Effective Time of the Compass Transaction and, when so issued and delivered, shall be duly and validly issued, fully paid and non-assessable, and no shareholder of PNC shall have any preemptive right of subscription or purchase in respect thereto.

             (l) PNC shall operate its business in the ordinary course between the date hereof and the Effective Time of the Compass Transaction. It is understood that (i) such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions deemed advisable, and the continued good faith performance by the investment advisers, sub-advisers, administrators, distributor and other service providers of PNC of their respective responsibilities in accordance with the provisions of their agreements with PNC and applicable law; and (ii) nothing in this

                     Agreement shall prevent PNC from entering into and consummating the BIT Agreement or any other agreement providing for the acquisition of additional investment portfolios (whether or not registered under the 1940 Act) by the PNC Portfolios.

     6. SHAREHOLDER ACTION. As soon as practicable after the effective date of the N-14 Registration Statement and SEC clearance of the proxy solicitation materials referred to in Section 7, but in any event prior to the Effective Time of the Compass Transaction and as a condition thereto, the Board of Trustees of Compass shall call, and Compass shall hold, a meeting of the shareholders of all of its investment portfolios for the purpose of considering and voting upon:

             (a) In the case of all investment portfolios, approval of this Agreement and the transactions contemplated hereby.

             (b) In the case of all investment portfolios, approval of interim investment advisory agreements and/or sub-investment advisory agreements which would be effective for the period beginning at the time the Bank Holding Company Merger is effective and ending at the Effective Time of the Compass Transaction in the event those two times are not concurrent.

             (c) Such other matters as may be determined by the Boards of Trustees of the parties.

     The matter referred to in paragraph (b) above has been, or shall be, approved by the Board of Trustees of Compass in accordance with the requirements of the 1940 Act and Board policy.

     7. REGULATORY FILINGS. PNC shall file a post-effective amendment (the "N-1A Post-Effective Amendment") to its registration statement on Form N-1A (File No. 33-26305) with the SEC, and with the appropriate state securities commissions, as promptly as practicable so that all PNC Portfolios and their shares are registered under the 1933 Act, 1940 Act and applicable state securities laws. In addition, PNC shall file an N-14 Registration Statement with the SEC and the appropriate state securities commissions relating to the matters described in Section 6 as promptly as practicable. PNC and Compass have cooperated and shall continue to cooperate with each other, and have furnished and shall continue to furnish each other with the information relating to itself that is required by the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under each of those Acts and state securities laws, to be included in the N-1A Post-Effective Amendment, the N-14 Registration Statement and the Compass Transaction Proxy Materials.

     8. EFFECTIVE TIME OF THE COMPASS TRANSACTION. Delivery of the Fund Assets and the shares of the PNC Portfolios to be issued pursuant to Section 1 and the liquidation of the Compass

Portfolios pursuant to Section 2 shall occur on the next business day following the Valuation Time, or on such other date, and at such place and time, agreed to by each of the parties. The date and time at which such actions are taken are referred to herein as the "Effective Time of the Compass Transaction." To the extent any Fund Assets are, for any reason, not transferred at the Effective Time of the Compass Transaction, Compass shall cause such Fund Assets to be transferred in accordance with this Agreement at the earliest practicable date thereafter.

     9. PNC CONDITIONS. The obligations of PNC hereunder shall be subject to the following conditions precedent:

             (a) This Agreement and the transactions contemplated by this Agreement shall have been approved by the Board of Trustees of Compass and, subject to the provisions of
                     Section 14, by the holders of at least a majority of the outstanding shares of the respective Compass Portfolios voting separately on a portfolio-by-portfolio basis.

             (b) Each Compass Portfolio shall have delivered to its corresponding PNC Portfolio a statement of the specific assets and specific liabilities of the Compass Portfolio, together with a list of the portfolio securities of the Compass Portfolio showing the tax costs of such securities by lot and the holding periods of such securities, as of the Valuation Time, and clearly reflecting the basis used for determination of gain or loss realized on the partial sale of any security transferred to PNC, certified by the Treasurer or Assistant Treasurer of the Compass Portfolio.

             (c) Compass shall have duly executed and delivered to PNC such bills of sale, assignments, certificates and other instruments of transfer ("Transfer Documents") as PNC may deem necessary or desirable to transfer all of each Compass Portfolio's right, title and interest in and to the Fund Assets. Such Assets shall be accompanied by all necessary state stock transfer stamps or cash for the appropriate purchase price therefor.

            (d) Each Compass Portfolio shall have delivered to its corresponding PNC Portfolio a copy of the shareholder ledger accounts for all the shareholders of record of said Compass Portfolio as of the Effective Time of the Compass Transaction who are to become shareholders of the corresponding PNC Portfolio as a result of the Compass

                     Transaction, certified by its Transfer Agent or its President to the best of his or her knowledge and belief.

             (e) As of the Valuation Time and the Effective Time of the Compass Transaction there shall have been no material adverse change in the financial position of any Compass Portfolio since the dates of the financial statements referred to in Section 4(e).

             (f) All representations and warranties of Compass and the Compass Portfolios made in this Agreement shall be true and correct in all material respects as if made at and as of the Valuation Time and the Effective Time of the Compass Transaction.

             (g) Compass shall have delivered to PNC a certificate executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to PNC and dated as of the Effective Time of the Compass Transaction, to the effect that the representations and warranties of Compass and the Compass Portfolios made in this Agreement are true and correct at and as of the Effective Time of the Compass Transaction, except as they may be affected by the transactions contemplated by this Agreement.

             (h) PNC shall have received an opinion of Morgan, Lewis & Bockius, counsel to Compass, in form reasonably satisfactory to PNC and dated the Effective Time of the Compass Transaction, substantially to the effect that (i) Compass is a Massachusetts business trust duly established and validly existing under the laws of the Commonwealth of Massachusetts; (ii) this Agreement and the Transfer Documents have been duly authorized, executed and delivered by Compass and represent legal, valid and binding contracts, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and such counsel shall express no opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity; (iii) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this

                     Agreement will not, violate the Amended and Restated Agreement and Declaration of Trust or By-laws of Compass or any material contract known to such counsel to which Compass is a party or by which it is bound; and (iv) no consent, approval, authorization or order of any court or governmental authority is required for the consummation by Compass of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required under the state securities laws. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to PNC.

             (i) PNC shall have received an opinion of Drinker Biddle & Reath addressed to PNC and Compass in form reasonably satisfactory to them, and dated the Effective Time of the Compass Transaction, substantially to the effect that for federal income tax purposes (i) the transfer by each Compass Portfolio of all of its Fund Assets to the corresponding PNC

                     Portfolio in exchange for shares of the corresponding PNC Portfolio, and the distribution of said shares to the shareholders of the Compass Portfolio, as provided in this Agreement, will constitute a tax-free transaction within the meaning of Section 368(a)(1)(C), (D) or (F) of the Code; (ii) in accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Compass Portfolios as a result of such transactions; (iii) in accordance with Section 1032(a) of the Code, no gain or loss will be recognized by the PNC Portfolios as a result of such transactions; (iv) in accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Compass Portfolios on the distribution to them by the Compass Portfolios of shares of the corresponding PNC Portfolios in exchange for their shares of the Compass Portfolios;
                     (v) in accordance with Section 358(a)(1) of the Code, the basis of the PNC Portfolio shares received by each shareholder of a Compass Portfolio will be the same as the basis of the shareholder's Compass Portfolio shares immediately prior to the transactions; (vi) in accordance with Section 362(b) of the Code, the basis of the Fund Assets received by each PNC Portfolio will be the same as the basis of such Fund Assets in the hands of the corresponding Compass Portfolio immediately prior to the transactions; (vii) in accordance with Section 1223(1) of the Code, a shareholder's holding period for PNC Portfolio shares will be determined by including the period for which the shareholder held the shares of the Compass Portfolio exchanged therefor, provided that the shareholder held such shares of the Compass Portfolio as a capital asset; (viii) in accordance with Section 1223(2) of the Code, the holding period of the PNC Portfolios with respect to the Fund Assets will include the period for which such Fund Assets were held by the corresponding Compass Portfolios; and (ix) in accordance with Section 381(a) of the Code, each PNC Portfolio will succeed to the tax attributes of the corresponding Compass Portfolios described in Section 381(c) of the Code.

             (j) The Fund Assets to be transferred to a PNC Portfolio under this Agreement shall include no assets which such PNC Portfolio may not properly acquire pursuant to its investment limitations or objectives or may not otherwise lawfully acquire.

             (k) The N-1A Post-Effective Amendment and the N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of PNC, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated by this Agreement.

             (l) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

             (m) Prior to the Valuation Time, each Compass Portfolio shall have declared a dividend or dividends, with a record date and ex-dividend date prior to the Effective Time of the Compass Transaction, which, together with all previous dividends, shall have the effect of distributing to its shareholders all of its net investment company income, if any, for the taxable periods or years ending February 28, 1995 and for the periods from said date to and including the Effective Time of the Compass Transaction (computed without regard to any deduction for dividends paid), and all of its net capital gain, if any, realized in taxable periods or years ending February 28, 1995 and in the periods from said date to and including the Effective Time of Compass Transaction.

          (n) Compass shall have performed and complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Valuation Time and the Effective Time of the Compass Transaction.

          (o) The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

          (p) The Bank Holding Company Merger referred to in the recitals shall have been consummated.

          (q) PNC shall have been furnished at the Effective Time of the Compass Transaction with a certificate signed by any Vice President or Treasurer of SEI Financial Management Corporation ("SEI") dated as of said date stating that all statistical and research data, clerical, accounting and bookkeeping records, periodic reports to the SEC and any state securities agencies, tax returns and other tax filings, shareholder lists and other material shareholder data, complaint files and all other information, books, records and documents maintained by SEI (or any affiliate of SEI) and belonging to the Compass Portfolios including those required to be maintained by Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder, have been delivered to PNC.

     10. COMPASS CONDITIONS. The obligations of Compass hereunder shall be subject to the following conditions precedent:

             (a) This Agreement shall have been adopted and the transactions contemplated by this

                     Agreement shall have been approved by the Board of Trustees of PNC and, subject to the provisions of Section 14, by the holders of at least a majority of the outstanding shares of the respective Compass Portfolios voting separately on a portfolio-by-portfolio basis.

             (b) As of the Valuation Time and the Effective Time of the Compass Transaction there shall have been no material adverse change in the financial position of any PNC Portfolio since the dates of the financial statements referred to in Section 5(e).

             (c) All representations and warranties of PNC and the PNC Portfolios made in this Agreement shall be true and correct in all material respects as if made at and as of the Valuation Time and the Effective Time of the Compass Transaction.

             (d) PNC shall have delivered to Compass a certificate executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to Compass and dated as of the Effective Time of the Compass Transaction, to the effect that the representations and warranties of PNC and the PNC Portfolios made in this Agreement are true and correct at and as of the Effective Time of the Compass Transaction, except as they may be affected by the transactions contemplated by this Agreement and that, to its best knowledge, the Fund Assets to be transferred to each PNC Portfolio under this Agreement as set forth in Section 9(b) include only assets which such PNC Portfolio may properly acquire under its investment policies, limitations and objectives and may otherwise be lawfully acquired by such PNC Portfolio.

             (e) Compass shall have received an opinion of Drinker Biddle & Reath, counsel to PNC, in form reasonably satisfactory to Compass and dated the Effective Time of the Compass Transaction, substantially to the effect that (i) PNC is a Massachusetts business trust duly established and validly existing under the laws of the Commonwealth of Massachusetts; (ii) the shares of the PNC Portfolios to be delivered to the Compass Portfolios as provided for by this Agreement are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by PNC;
                     (iii) this Agreement has been duly
                     authorized, executed and delivered by PNC, and represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and such counsel shall express no opinion with respect to the application of equitable principles in any proceeding whether at law or in equity; (iv) the execution and delivery of this Agreement did not, and the consummation of the transaction contemplated by this Agreement will not, violate the Declaration of Trust, as amended, or the Code of Regulations of PNC or any material contract known to such counsel to which PNC is a party or by which it is bound; and (v) no consent, approval, authorization or order of any court or governmental authority is required for the consummation by PNC of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required by state securities laws. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to Compass.

             (f) Compass shall have received an opinion of Drinker Biddle & Reath addressed to PNC and Compass in form reasonably satisfactory to them, and dated the Effective Time of the Compass Transaction, with respect to the matters specified in Section 9(i).

             (g) The N-1A Post-Effective Amendment and the N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness shall have been instituted, or to the knowledge of PNC, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated herein.

             (h) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this

                     Agreement or the transactions contemplated herein.

             (i) PNC shall have performed and complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Valuation Time and the Effective Time of the Compass Transaction.

             (j) The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

             (k) The Bank Holding Company Merger referred to in the recitals shall have been consummated.

     11. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement, including without limitation, delivering and/or causing to be delivered to the other party hereto each of the items required under this Agreement as a condition to such party's obligations hereunder. In addition, Compass shall deliver or cause to be delivered to PNC, each account, book, record or other document of the Compass Portfolios required to be maintained by Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder (regardless of whose possession they are in).

     12. TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth in this Agreement shall terminate upon the delivery of the Fund Assets to the PNC Portfolios and the issuance of the shares of the PNC Portfolios at the Effective Time of the Compass Transaction.

     13. TERMINATION OF AGREEMENT. This Agreement may be terminated by a party at any time at or prior to the Effective Time of the Compass Transaction by a vote of a majority of its Board of Trustees as provided below:

             (a) By PNC if the conditions set forth in Section 9 are not satisfied as specified in said Section;

             (b) By Compass if the conditions set forth in Section 10 are not satisfied as specified in said Section; and

             (c)     By mutual consent of both parties.

     14. AMENDMENT AND WAIVER. At any time prior to or (to the fullest extent permitted by law) after approval of this Agreement by the shareholders of Compass (a) the parties hereto may, by written agreement authorized by their respective Boards of

Trustees and with or without the further approval of their shareholders, amend any of the provisions of this Agreement, and (b) either party may waive any breach by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing and authorized by the Board of Trustees of the waiving party with or without the approval of such party's shareholders). Without limiting the foregoing, in the event shareholder approval of the matters specified in Sections 6, 9(a) and 10(a) is obtained with respect to certain Compass Portfolios but not with respect to the other Compass Portfolios, with the result that the transactions contemplated by this Agreement may be consummated with respect to some but not all of the Compass Portfolios, the Board of Trustees of PNC may, in the exercise of its sole and unilateral discretion, determine to either abandon this Agreement with respect to all of the Compass Portfolios or direct that the Compass Transaction and other transactions described herein be consummated to the degree the Board deems advisable.

     15. GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement and the rights, obligations and liabilities hereunder may not be assigned by either party without the consent of the other party.

     17. BENEFICIARIES. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and permitted assigns of the parties.

     18. BROKERAGE FEES AND EXPENSES. Compass and PNC each represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

     19. PNC LIABILITY. The names "The PNC Fund" and "Trustees of The PNC Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The PNC Fund" entered into in the name of or on behalf thereof by any of its Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust. Both parties specifically acknowledge and agree that any liability of PNC under this Agreement in connection with the transactions contemplated herein with respect to a PNC Portfolio or its corresponding Compass Portfolio shall be discharged only out of the assets of that PNC Portfolio and that no other portfolio of PNC shall be liable with respect thereto.

     20. COMPASS LIABILITY. The names "The Compass Capital Group" and "Trustees of The Compass Capital Group" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Compass Capital Group" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, interest holders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any Portfolio of the Trust must look solely to the assets of the Trust belonging to such Portfolio for the enforcement of any claims against the Trust.

     21. NOTICES. All notices required or permitted herein shall be in writing and shall be deemed to be properly given when delivered personally or by telecopier to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, or delivered to an internationally recognized overnight courier service, in each case properly addressed to the party entitled to receive such notice at the address or telecopier number stated below or to such other address or telecopier number as may hereafter be furnished in writing by notice similarly given by one party to the other party hereto:


          If to PNC:

          The PNC(R) Fund
          c/o Karen H. Sabath
          BlackRock Financial Management, Inc.
          345 Park Avenue
          New York, New York 10154

          With copies to:

          Jeffrey A. Dalke, Esq.
          Drinker Biddle & Reath
          1345 Chestnut Street
          Philadelphia, PA  19107


          If to Compass:

          The Compass Capital Group of Funds(R)
          680 E. Swedesford Road
          Wayne, PA   19087

          With copies to:

          Richard W. Grant, Esq.
          Morgan, Lewis & Bockius
          2000 One Logan Square
          Philadelphia, PA 19103


     22. EXPENSES. To the extent not borne by their respective investment advisers, each party shall be responsible for the payment of all expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

     23. ANNOUNCEMENTS. Any announcement or similar publicity with respect to this Agreement or the transactions contemplated herein shall be made only at such time and in such manner as the parties shall agree; provided that nothing herein shall prevent either party upon notice to the other party from making such public announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.

     24. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     25. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the date first written above.



                                        THE COMPASS CAPITAL GROUP OF FUNDS(R)

ATTEST:


_______________________                 By: ______________________________
Secretary


                                        THE PNC(R) FUND


ATTEST:


_______________________                 By: ______________________________
Secretary

                                                                  10/05/95 Draft
                                  APPENDIX II


                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                                THE PNC(R) FUND
                                      AND
                        THE BFM INSTITUTIONAL TRUST INC.



                         DATED: AS OF OCTOBER __, 1995

                               Table of Contents

                                                                                                                     Page
Conveyance of Assets of BIT Portfolios  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  II-4

Liquidation of BIT Portfolios . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  II-7

Valuation Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  II-9

Certain Representations, Warranties and Agreements of BIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  II-9

Certain Representations, Warranties and Agreements of PNC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-17

Shareholder Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-23

Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-23

Effective Time of the BIT Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-24

PNC Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-25

BIT Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-33

Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-38

Termination of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-38

Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-38

Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-39

Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-40

Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-40

Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-40

Brokerage Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-40

PNC Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-40

Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-41

Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-42

Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-42

Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-42

Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-43

     This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this __th day of October, 1995 by and between The BFM Institutional Trust Inc. ("BIT"), a Maryland corporation consisting of multiple investment portfolios including the Short Duration Portfolio, Core Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III (the "BIT Portfolios") and The PNC(R) Fund ("PNC"), a Massachusetts business trust consisting of multiple investment portfolios which include the Short-Term Bond Portfolio, the Core Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III (the "PNC Portfolios").

     WHEREAS, BIT and PNC are each an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the parties desire that the assets and liabilities of each BIT Portfolio be conveyed to, and be acquired and assumed by, the respective PNC Portfolio corresponding thereto, as stated herein, in exchange for "Institutional" class shares of the corresponding PNC Portfolio which shall thereafter be distributed by BIT to the shareholders of the BIT Portfolio in connection with its liquidation as described in this Agreement (the "BIT Transaction"); and

     WHEREAS, PNC also maintains twenty-six additional investment portfolios that are not parties to the BIT Transaction; and

     WHEREAS, the parties anticipate that PNC may enter into separate acquisition agreements with The Compass Capital Group of

Funds(R) (the "Compass Agreement") or other entities that provide for the acquisition of additional investment portfolios by the PNC Portfolios, and the parties intend that the execution and consummation of this Agreement shall neither prevent nor be subject to the execution or consummation of any such agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

     1. CONVEYANCE OF ASSETS OF BIT PORTFOLIOS. Prior to the Effective Time of the BIT Transaction as defined in Section 8, BIT shall execute and file Articles of Transfer with respect to the transactions contemplated hereby with the Department of Assessments and Taxation of the State of Maryland (the "Department of Assessments"). At the Effective Time of the BIT Transaction, all property of every description, and all interests, rights, privileges and powers of each of the BIT Portfolios, subject to all liabilities of such Portfolios, whether accrued, absolute, contingent or otherwise existing as of the Effective Time of the BIT Transaction (such assets subject to such liabilities are herein referred to as the "Fund Assets"), shall be transferred and conveyed by each BIT Portfolio to the corresponding PNC Portfolio (as set forth below) and shall be accepted and assumed by said PNC Portfolio as more particularly set forth in the following paragraph, such that at and after the Effective Time of the BIT Transaction: (a) all assets of the BIT

Portfolios shall become and be the assets of the respective corresponding PNC Portfolios; and (b) all such liabilities and obligations of the BIT Portfolios that are so existing shall attach to the respective corresponding PNC Portfolios as aforesaid and may thenceforth be enforced against the respective PNC Portfolios to the extent as if the same had been incurred by them.

     Without limiting the generality of the foregoing, it is understood that the Fund Assets shall include all property and assets of any nature whatsoever, including, without limitation, all cash, cash equivalents, securities, claims and receivables (including dividend and interest receivables) owned by each BIT Portfolio, and any deferred or prepaid expenses shown as an asset on each BIT Portfolio's books, at the Effective Time of the BIT Transaction, and all good will, all other intangible property and all books and records belonging to the BIT Portfolios, but excluding BIT's name and registered marks, if any.

     In particular, the Fund Assets of each BIT Portfolio shall be transferred and conveyed to the corresponding PNC Portfolio, as set forth below:


==================================================================================================
                                                                   CORRESPONDING
                 BIT PORTFOLIO                                     PNC PORTFOLIO
--------------------------------------------------------------------------------------------------
Short Duration Portfolio                          Short-Term Bond Portfolio
--------------------------------------------------------------------------------------------------
Core Fixed Income Portfolio                       Core Fixed Income Portfolio
--------------------------------------------------------------------------------------------------
Multi-Sector Mortgage Securities Portfolio III    Multi-Sector Mortgage Securities Portfolio III
==================================================================================================



     In exchange for the transfer of the Fund Assets, each PNC Portfolio shall simultaneously issue to the corresponding BIT Portfolio at the Effective Time of the BIT Transaction full and fractional shares of beneficial interest in said PNC Portfolio's so-called "Institutional" Share class having an aggregate net asset value equal to the net value of the Fund Assets so conveyed to such PNC Portfolio, all determined and adjusted as provided in this Section 1. In particular, each PNC Portfolio shall deliver to the corresponding BIT Portfolio the number of shares of its "Institutional" share class, including fractional shares, that is equal to the number of shares of such BIT Portfolio that are issued and outstanding at the Effective Time of the BIT Transaction, and will adjust appropriately the per share net asset value of the "Institutional" share class of such PNC Portfolio so that neither the shareholders of such PNC Portfolio nor those of the corresponding BIT Portfolio experience dilution as a result of the BIT Transaction. All computations shall be made by PNC in consultation with Coopers & Lybrand, L.L.P.

     The net asset value of shares to be delivered by the PNC Portfolios, and the net value of the Fund Assets to be conveyed by the BIT Portfolios, shall, in each case, be determined as of the Valuation Time specified in Section 3. The net asset value of shares of the PNC Portfolios shall be computed in the manner set forth in the PNC Portfolios' then current prospectuses under the Securities Act of 1933, as amended (the "1933 Act"). The net value of the Fund Assets to be transferred by the BIT Portfolios shall be computed by BIT and shall be subject to adjustment by the amount, if any, agreed to by PNC and the respective BIT Portfolios. In determining the value of the securities transferred by the BIT Portfolios to the PNC Portfolios, each security shall be priced in accordance with the policies and procedures of PNC described in its then current prospectuses and statements of additional information and adopted by PNC's Board of Trustees. For such purposes, price quotations and the security characteristics relating to establishing such quotations shall be determined by PNC, provided that such determination shall be subject to the approval of BIT.

     2. LIQUIDATION OF BIT PORTFOLIOS. At the Effective Time of the BIT Transaction, each of the BIT Portfolios shall make a liquidating distribution to its shareholders as follows. Shareholders of record of each BIT Portfolio shall be credited with full and fractional shares of the class of beneficial interest that are issued by the corresponding PNC Portfolio in connection with the BIT Transaction with respect to the shares that are held of record by the shareholder. In addition, each shareholder of record of a BIT Portfolio shall have the right to receive any unpaid dividends or other distributions which were declared before the Effective Time of the BIT Transaction with respect to the shares of such BIT Portfolio that are held by the shareholder at the Effective Time of the BIT Transaction. In accordance with instructions it receives from BIT, PNC shall record on its books the ownership of the respective PNC Portfolio shares by the shareholders of record of the BIT Portfolios (the "Transferor Record Holders"). No redemption or repurchase of any PNC Portfolio shares credited to former shareholders of the BIT Portfolios that are represented by unsurrendered share certificates shall be permitted until such certificates have been surrendered to PNC's transfer agent for cancellation. All of the issued and outstanding shares of the BIT Portfolios at the Effective Time of the BIT Transaction shall be redeemed and cancelled on the books of BIT at such time. As soon as practicable after the Effective Time of the BIT Transaction, BIT shall file Articles of Dissolution for recordation with the Department of Assessments, and shall take, in accordance with Maryland General Corporation Law, all other steps as shall be necessary and proper to effect its complete dissolution, and shall file an application pursuant to
Section 8(f) of the 1940 Act for an order declaring that it has ceased to be an investment company. After the Effective Time of the BIT Transaction, BIT shall not conduct any business except in connection with its liquidation, dissolution, and deregistration.

     3. VALUATION TIME. The Valuation Time for each of the BIT Portfolios and the PNC Portfolios shall be 4:01 P.M., Eastern Time, on January 12, 1996, or such earlier or later date as agreed to by the parties to this Agreement.

     4. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BIT. BIT, on behalf of itself and the BIT Portfolios, represents and warrants to, and agrees with, PNC as follows (such representations, warranties and agreements being made on behalf of each BIT Portfolio on a several and not joint, nor joint and several, basis):

             (a) BIT is a Maryland corporation duly created pursuant to its Articles of Incorporation for the purpose of acting as a management investment company under the 1940 Act, and is validly existing under the laws of the State of Maryland. BIT is registered as an open-end management investment company under the 1940 Act, and its registration with the SEC as an investment company is in full force and effect.

             (b) BIT has the power to own all of its properties and assets and, subject to the approvals of shareholders referred to in

                     Section 6, to carry out and consummate the transactions contemplated herein, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement.

             (c) This Agreement has been duly authorized, executed and delivered by BIT, and represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate BIT's Charter or By-laws or, except as previously disclosed to PNC in writing, any agreement or arrangement to which BIT is a party or by which it is bound.

             (d) Each BIT Portfolio has elected to qualify and has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal

                     Revenue Code of 1986, as amended (the "Code"), as of and since its first taxable year; has been a regulated investment company under such Part of the Code at all times since the end of its first taxable year when it so qualified; and qualifies and shall continue to qualify as a regulated investment company for its taxable year ending upon its liquidation.

             (e) The audited financial statements of BIT for its fiscal year ended June 30, 1995 (copies of which have been previously furnished to PNC), present fairly the financial position of the BIT Portfolios as of the date indicated and the results of their operations for the periods indicated, in conformity with generally accepted accounting principles applied on a consistent basis.
                     There has been no material adverse change in the financial position of any BIT Portfolio since the date of said financial statements.

            (f) There are no contingent liabilities of any BIT Portfolios not disclosed in financial statements delivered pursuant to Section 4(e).

             (g) Each BIT Portfolio has valued, and will continue to value, its portfolio securities and other assets in accordance with applicable legal requirements.

             (h) There are no material legal, administrative or other proceedings pending or, to its knowledge threatened, against BIT or the BIT Portfolios which could result in liability on the part of BIT or the BIT Portfolios.

             (i) At the Effective Time of the BIT Transaction, all federal and other tax returns and reports of each BIT Portfolio required by law to have been filed by such time shall have been filed, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best knowledge of each BIT Portfolio, no such return or report shall be currently under audit and no assessment shall have been asserted with respect to such returns or reports.

             (j)     Subject to the approvals of shareholders referred to in
                     Section 6, at both the Valuation Time and the Effective Time of the BIT Transaction, BIT shall have full right, power and authority to sell, assign, transfer and deliver the Fund Assets and, upon delivery and payment for the Fund Assets as contemplated herein, the PNC Portfolios shall acquire good and marketable title thereto, subject to no restrictions on the ownership or transfer thereof (except as imposed by federal or state securities laws).

             (k) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by BIT of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, the rules and regulations under those Acts, or state securities laws.

             (l) Insofar as the following relate to BIT, the registration statement filed by PNC on Form N-14 relating to the shares of the PNC Portfolios that will be registered with the SEC pursuant to this Agreement, which shall include or incorporate by reference the proxy statement of the BIT Portfolios and prospectuses of the PNC Portfolios with respect to the transactions contemplated by this Agreement, and any supplement or amendment thereto or to the documents contained or incorporated therein by reference (the "N-14 Registration Statement"), and the proxy materials of BIT, if any, otherwise filed with the SEC pursuant to Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act with respect to the transactions contemplated by this Agreement, and any supplement or amendment thereto or the documents appended thereto (the "BIT Transaction Proxy Materials"), on their effective and clearance dates with the SEC, at the time of the shareholders meeting referred to in Section 6 and at the Effective Time of the BIT
                     Transaction: (i) shall comply in all material respects with the provisions of the 1933 Act, 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the representations and warranties made by BIT in this subsection shall not apply to statements in or omissions from the N-14 Registration Statement or to BIT Transaction Proxy Materials made in reliance upon and in conformity with information furnished by PNC for use therein as provided in Section 7.

             (m) All of the issued and outstanding shares of each of the BIT Portfolios have been validly issued and are fully paid and non-assessable, and were offered for sale and sold in conformity with all applicable federal and state securities laws.

             (n) BIT shall not sell or otherwise dispose of any shares of the PNC Portfolios to be received in the transactions contemplated herein, except in distribution to its shareholders as contemplated herein.

             (o) BIT shall operate its business in the ordinary course between the date hereof and the Effective Time of the BIT Transaction. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions deemed advisable, and the continued good faith performance by the investment adviser, administrator, distributor and other service providers of BIT of their respective responsibilities in accordance with the provisions of their agreements with BIT and applicable law.

             (p) Except for agreements or other arrangements relating to the purchase and sale of portfolio securities, BIT has furnished PNC with copies or descriptions of all contracts or legally binding arrangements to which it is a party.

             (q) Each BIT Portfolio shall deliver to PNC on November 30, 1995 a statement of all of the specific assets and specific liabilities of the BIT Portfolios, together with a list of the portfolio securities of each BIT Portfolio showing the tax costs of such securities by lot and the holding periods of such securities, and clearly reflecting the basis used for the determination of gain or loss realized on the partial sale of any security. Each BIT Portfolio shall immediately notify PNC of any portfolio security thereafter acquired or sold by the BIT Portfolio and, upon PNC's request, shall promptly and periodically update the other information described in this sub-paragraph.

                     Upon notice by PNC, each BIT Portfolio shall immediately sell any portfolio security that PNC identifies as impermissible under the investment policies, objectives and limitations of the corresponding PNC Portfolio.

     5. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PNC. PNC, on behalf of itself and the PNC Portfolios, represents and warrants to, and agrees with, BIT as follows (such representations, warranties and agreements being made on behalf of each PNC Portfolio on a several and not joint, nor joint and several, basis):

             (a) PNC is a Massachusetts business trust duly created pursuant to its Declaration of Trust for the purpose of acting as a management investment company under the 1940 Act, and is validly existing under the laws of the Commonwealth of Massachusetts. PNC is registered as an open-end management investment company under the 1940 Act and its registration with the SEC as an investment company is in full force and effect.

             (b) PNC has the power to own all of its properties and assets and to consummate the transactions contemplated herein, and has all necessary federal, state and local authorizations to carry on its business as now being conducted and to consummate the transactions contemplated by this Agreement.

             (c) This Agreement has been duly authorized, executed and delivered by PNC, and represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, violate PNC's Declaration of Trust, as amended, or the Code of Regulations or any agreement or arrangement to which PNC is a party or by which it is bound.

             (d) Each PNC Portfolio intends to qualify as a regulated investment company under Part I of Subchapter M of the Code, and with respect to each PNC Portfolio that has conducted operations prior to the Effective Time of the BIT Transaction, has elected to qualify and has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code, as of and since its first taxable year; has been a regulated investment company under such Part of the Code at all times since the end of its first taxable year when it so qualified; and qualifies and shall continue to qualify as a regulated investment company for its current taxable year.

             (e) The audited financial statements of PNC for its fiscal year ended September 30, 1994, and the unaudited financial statements of PNC for the six-month period ended March 31, 1995 (copies of which have been previously furnished to BIT), and the audited financial statements of PNC for the fiscal year ended September 30, 1995 (copies of which will be promptly furnished to BIT when available) present (or will present in the case of said audited financial statements for its fiscal year ended September 30, 1995), fairly the financial position of the PNC Portfolios as of the dates indicated and the results of their operations for the periods indicated, in conformity with generally accepted accounting principles applied on a consistent basis. There has been no material adverse change in the financial position of any PNC Portfolio since the dates of said financial statements.

             (f) Each PNC Portfolio has valued, and will continue to value, its portfolio securities and other assets in accordance with applicable legal requirements.

             (g) There are no material legal, administrative or other proceedings pending or, to its knowledge threatened, against PNC or the PNC Portfolios which could result in liability on the part of PNC or the PNC Portfolios.

             (h) At the Effective Time of the BIT Transaction, all federal and other tax returns and reports of each PNC Portfolio required by law to have been filed by such time shall have been filed, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best knowledge of each PNC Portfolio, no such return or report shall be currently under audit and no assessment shall have been asserted with respect to such returns or reports.

             (i) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by PNC of the transactions contemplated by this Agreement, except such as may be required under 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts, or state securities laws.

             (j) The N-14 Registration Statement and the BIT Transaction Proxy Materials, on their effective and clearance dates with the SEC, at the time of the shareholders meeting referred to in Section 6 and at the Effective Time of the BIT Transaction, insofar as they relate to PNC (i) shall comply in all material respects with the provisions of the 1933 Act, 1934 Act and the 1940 Act, the rules and regulations thereunder, and state securities laws, and
                     (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the representations and warranties in this subsection shall not apply to statements in or omissions from the N-14 Registration

                     Statement or the BIT Transaction Proxy Materials made in reliance upon and in conformity with information furnished by BIT for use therein as provided in Section 7.

             (k) The shares of the PNC Portfolios to be issued and delivered to the BIT Portfolios for the account of the shareholders of the BIT Portfolios, pursuant to the terms hereof, shall have been duly authorized as of the Effective Time of the BIT Transaction and, when so issued and delivered, shall be duly and validly issued, fully paid and non-assessable, and no shareholder of PNC shall have any preemptive right of subscription or purchase in respect thereto.

             (l) PNC shall operate its business in the ordinary course between the date hereof and the Effective Time of the BIT Transaction. It is understood that (i) such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions deemed advisable, and the continued good faith performance by the investment advisers, sub-advisers, administrators, distributor and other service providers of PNC of their respective responsibilities in accordance with the provisions of their agreements with PNC and applicable law; and (ii) nothing in this Agreement shall prevent PNC from entering into and consummating the Compass Agreement or any other agreement providing for the acquisition of additional investment portfolios (whether or not registered under the 1940 Act) by the PNC Portfolios.

     6. SHAREHOLDER ACTION. As soon as practicable after the effective date of the N-14 Registration Statement and SEC clearance of the proxy solicitation materials referred to in Section 7, but in any event prior to the Effective Time of the BIT Transaction and as a condition thereto, the Board of Trustees of BIT shall call, and BIT shall hold, a meeting of the shareholders of the BIT Portfolios for the purpose of considering and voting upon:

             (a) Approval of this Agreement and the transactions contemplated hereby.

             (b) Such other matters as may be determined by the governing Boards of the parties.

     7. REGULATORY FILINGS. PNC shall file a post-effective amendment (the "N-1A Post-Effective Amendment") to its registration statement on Form N-1A (File No. 33-26305) with the SEC, and with the appropriate state securities commissions, as promptly as practicable so that all PNC Portfolios and their shares are registered under the 1933 Act, 1940 Act and applicable state securities laws. In addition, PNC shall file an N-14 Registration Statement with the SEC and with appropriate state securities commissions relating to the matters described in Section 6 as promptly as practicable. PNC and BIT have cooperated and shall continue to cooperate with each other, and have furnished and shall continue to furnish each other with the information relating to itself that is required by the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under each of those Acts and state securities laws, to be included in the N-1A Post-Effective Amendment, the N-14 Registration Statement and the BIT Transaction Proxy Materials.

     8. EFFECTIVE TIME OF THE BIT TRANSACTION. Delivery of the Fund Assets and the shares of the PNC Portfolios to be issued pursuant to Section 1 and the liquidation of the BIT Portfolios pursuant to Section 2 shall occur on the next business day following the Valuation Time, or on such other date, and at such place and time, agreed to by each of the parties. The date and time at which such actions are taken are referred to herein as the "Effective Time of the BIT Transaction." To the extent any Fund Assets are, for any reason, not transferred at the Effective Time of the BIT Transaction, BIT shall cause such Fund Assets to be transferred in accordance with this Agreement at the earliest practicable date thereafter.

     9. PNC CONDITIONS. The obligations of PNC hereunder shall be subject to the following conditions precedent:

             (a) This Agreement and the transactions contemplated by this Agreement shall have been approved by the Board of Directors of BIT and, subject to the provisions of Section 14, by the holders of at least [a majority of the outstanding shares of the respective BIT Portfolios voting separately on a portfolio-by-portfolio basis].

             (b) Each BIT Portfolio shall have delivered to its corresponding PNC Portfolio a statement of the specific assets and specific liabilities of the BIT Portfolio, together with a list of the portfolio securities of the BIT Portfolio showing the tax costs of such securities by lot and the holding periods of such securities, as of the Valuation Time, and clearly reflecting the basis used for the determination of gain or loss realized on the partial sale of any security transferred to PNC, certified by the Treasurer or Assistant Treasurer of the BIT Portfolio.

             (c) BIT shall have duly executed and delivered to PNC such bills of sale, assignments, certificates and other instruments of transfer ("Transfer Documents") as PNC may deem necessary or desirable to transfer all of each BIT Portfolio's right, title and interest in and to the Fund Assets. Such Assets shall be accompanied by all necessary state stock transfer stamps or cash for the appropriate purchase price therefor.

            (d) Each BIT Portfolio shall have delivered to its corresponding PNC Portfolio a copy of the shareholder ledger accounts for all of the shareholders of record of said BIT Portfolio as of the Effective Time of the BIT Transaction who are to become shareholders of the corresponding PNC Portfolio as a result of the BIT Transaction, certified by its Transfer Agent or its President to the best of his or her knowledge and belief.

             (e) As of the Valuation Time and the Effective Time of the BIT Transaction there shall have been no material adverse change in the financial position of any BIT Portfolio since the date of the financial statements referred to in
                     Section 4(e).

             (f) All representations and warranties of BIT and the BIT Portfolios made in this Agreement shall be true and correct in all material respects as if made at and as of the Valuation Time and the Effective Time of the BIT Transaction.

             (g) BIT shall have delivered to PNC a certificate executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to PNC and dated as of the Effective Time of the BIT Transaction, to the effect that the representations and warranties of the BIT and the BIT Portfolios made in this Agreement are true and correct at and as of the Effective Time of the BIT Transaction, except as they may be affected by the transactions contemplated by this Agreement.

             (h) PNC shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to BIT, in form reasonably satisfactory to PNC and dated the Effective Time of the BIT Transaction, substantially to the effect that (i) BIT is a Maryland corporation duly established and validly existing under the laws of the State of Maryland; (ii) this Agreement and the Transfer Documents have been duly authorized, executed and delivered by BIT and represent legal, valid and binding contracts, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and such counsel shall express no opinion with respect to the application of equitable principles in any proceeding, whether at law or in equity; (iii) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this Agreement will not, violate the Charter or By-laws of BIT or any material contract known to such counsel to which BIT is a party or by which it is bound; and (iv) no consent, approval, authorization or order of any court or governmental authority is required for the consummation by BIT of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required under the state securities laws. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to PNC.

             (i) PNC shall have received an opinion of Drinker Biddle & Reath addressed to PNC and BIT in form reasonably satisfactory to them, and dated the Effective Time of the BIT Transaction, substantially to the effect that for federal income tax purposes (i) the transfer by each BIT Portfolio of all of its Fund Assets to the corresponding PNC Portfolio in exchange for shares of the corresponding PNC Portfolio, and the distribution of said shares to the shareholders of the BIT Portfolio, as provided in this Agreement, will constitute a tax-free transaction within the meaning of Section 368(a)(1)(C), (D) or (F) of the Code; (ii) in accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the BIT Portfolios as a result of such transactions;
                     (iii) in accordance with Section 1032(a) of the Code, no gain or loss will be recognized by the PNC Portfolios as a result of such transactions;

                     (iv) in accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the BIT Portfolios on the distribution to them by the BIT Portfolios of shares of the corresponding PNC Portfolios in exchange for their shares of the BIT Portfolios; (v) in accordance with Section 358(a)(1) of the Code, the basis of the PNC Portfolio shares received by each shareholder of a BIT Portfolio will be the same as the basis of the shareholder's BIT Portfolio shares immediately prior to the transactions; (vi) in accordance with Section 362(b) of the Code, the basis of the Fund Assets received by each PNC Portfolio will be the same as the basis of such Fund Assets in the hands of the corresponding BIT Portfolio immediately prior to the transactions; (vii) in accordance with Section 1223(1) of the Code, a shareholder's holding period for PNC Portfolio shares will be determined by including the period for which the shareholder held the shares of the BIT Portfolio exchanged therefor, provided that the shareholder held such shares of the BIT Portfolio as a capital asset; (viii) in accordance with Section 1223(2) of the Code, the holding period of the PNC Portfolios with respect to the Fund Assets will include the period for which such Fund Assets were held by the corresponding BIT Portfolios; and (ix) in accordance with Section 381(a) of the Code, each PNC Portfolio will succeed to the tax attributes of the corresponding BIT Portfolios described in Section 381(c) of the Code.

             (j) The Fund Assets to be transferred to a PNC Portfolio under this Agreement shall include no assets which such PNC Portfolio may not properly acquire pursuant to its investment limitations or objectives or may not otherwise lawfully acquire.

             (k) The N-1A Post-Effective Amendment and the N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of PNC, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated by this Agreement.

             (l) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

             (m) Prior to the Valuation Time, each BIT Portfolio shall have declared a dividend or dividends, with a record date and ex-dividend date prior to the Effective Time of the BIT Transaction, which, together with all previous dividends, shall have the effect of distributing to its shareholders all of its net investment company income, if any, for the taxable periods or years ending June 30, 1995 and for the periods from said date to and including the Effective Time of the BIT Transaction (computed without regard to any deduction for dividends paid), and all of its net capital gain, if any, realized in taxable periods or years ending June 30, 1995 and in the periods from said date to and including the Effective Time of BIT Transaction.

          (n) BIT shall have performed and complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Valuation Time and the Effective Time of the BIT Transaction.

          (o) The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

     10. BIT CONDITIONS. The obligations of BIT hereunder shall be subject to the following conditions precedent:

             (a) This Agreement shall have been adopted and the transactions contemplated by this Agreement shall have been approved by the Board of Trustees of PNC and, subject to the provisions of Section 14, by the holders of at least a [majority of the outstanding shares of the respective BIT Portfolios voting separately on a portfolio-by-portfolio basis].

             (b) As of the Valuation Time and the Effective Time of the BIT Transaction there shall have been no material adverse change in the financial position of any PNC Portfolio since the dates of the financial statements referred to in
                     Section 5(e).

             (c) All representations and warranties of PNC and the PNC Portfolios made in this Agreement shall be true and correct in all material respects as if made at and as of the Valuation Time and the Effective Time of the BIT Transaction.

             (d) PNC shall have delivered to BIT a certificate executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to BIT and dated as of the Effective Time of the BIT Transaction, to the effect that the representations and warranties of PNC and the PNC Portfolios made in this Agreement are true and correct at and as of the Effective Time of the BIT Transaction, except as they may be affected by the transactions contemplated by this Agreement and that, to its best knowledge, the Fund Assets to be transferred to each PNC Portfolio under this Agreement as set forth in Section 9(b) include only assets which such PNC Portfolio may properly acquire under its investment policies, limitations and objectives and may otherwise be lawfully acquired by such PNC Portfolio.

             (e) BIT shall have received an opinion of Drinker Biddle & Reath in form reasonably satisfactory to BIT and dated the Effective Time of the BIT Transaction, substantially to the effect that (i) PNC is a Massachusetts business trust duly established and validly existing under the laws of the Commonwealth of Massachusetts; (ii) the shares of the PNC Portfolios to be delivered to the BIT Portfolios as provided for by this Agreement are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by PNC; (iii) this Agreement has been duly authorized, executed and delivered by PNC, and represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and such counsel shall express no opinion with respect to the application of equitable principles in any proceeding whether at law or in equity;

                     (iv) the execution and delivery of this Agreement did not, and the consummation of the transaction contemplated by this Agreement will not, violate the Declaration of Trust, as amended, or the Code of Regulations of PNC or any material contract known to such counsel to which PNC is a party or by which it is bound; and (v) no consent, approval, authorization or order of any court or governmental authority is required for the consummation by PNC of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, the rules and regulations under those Acts and such as may be required by state securities laws. Such opinion may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to BIT.

             (f) BIT shall have received an opinion of Drinker Biddle & Reath addressed to PNC and BIT in form reasonably satisfactory to them, and dated the Effective Time of the BIT Transaction, with respect to the matters specified in
                     Section 9(i).

             (g) The N-1A Post-Effective Amendment and the N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness shall have been instituted, or to the knowledge of PNC, contemplated by the SEC and the parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated herein.

             (h) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

             (i) PNC shall have performed and complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Valuation Time and the Effective Time of the BIT Transaction.

             (j) The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

     11. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement, including without limitation, delivering and/or causing to be delivered to the other party hereto each of the items required under this Agreement as a condition to such party's obligations hereunder. In addition, BIT shall deliver or cause to be delivered to PNC, each account, book, record or other document of the BIT Portfolios required to be maintained by Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder (regardless of whose possession they are in).

     12. TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth in this Agreement shall terminate upon the delivery of the Fund Assets to the PNC Portfolios and the issuance of the shares of the PNC Portfolios at the Effective Time of the BIT Transaction.

     13. TERMINATION OF AGREEMENT. This Agreement may be terminated by a party at any time at or prior to the Effective

Time of the BIT Transaction by a vote of a majority of its Board of Trustees as provided below:

             (a) By PNC if the conditions set forth in Section 9 are not satisfied as specified in said Section;

             (b) By BIT if the conditions set forth in Section 10 are not satisfied as specified in said Section; and

             (c)     By mutual consent of both parties.

     14. AMENDMENT AND WAIVER. At any time prior to or (to the fullest extent permitted by law) after approval of this Agreement by the shareholders of BIT
(a) the parties hereto may, by written agreement authorized by their respective governing Boards and with or without the further approval of their shareholders, amend any of the provisions of this Agreement, and (b) either party may waive any breach by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing and authorized by the governing Board of the waiving party with or without the approval of such party's shareholders). Without limiting the foregoing, in the event shareholder approval of the matters specified in Sections 6, 9(a) and 10(a) is obtained with respect to one BIT Portfolio but not with respect to the other BIT Portfolio, with the result that the transactions contemplated by this Agreement may be consummated with respect to one but not both of the BIT Portfolios, the Board of Trustees of PNC may, in the exercise of its sole and unilateral discretion, determine to either abandon this Agreement with respect to both of the BIT Portfolios or direct that the BIT Transaction and other transactions described herein be consummated to the degree the Board deems advisable.

     15. GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement and the rights, obligations and liabilities hereunder may not be assigned by either party without the consent of the other party.

     17. BENEFICIARIES. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and permitted assigns of the parties.

     18. BROKERAGE FEES AND EXPENSES. BIT and PNC each represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

     19. PNC LIABILITY. The names "The PNC Fund"and "Trustees of The PNC Fund" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The PNC Funds" entered into in the name of or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

     Both parties specifically acknowledge and agree that any liability of PNC under this Agreement in connection with the transactions contemplated herein with respect to a PNC Portfolio or its corresponding BIT Portfolio shall be discharged only out of the assets of that PNC Portfolio and that no other portfolio of PNC shall be liable with respect thereto.

     20. NOTICES. All notices required or permitted herein shall be in writing and shall be deemed to be properly given when delivered personally or by telecopier to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, or delivered to an internationally recognized overnight courier service, in each case properly addressed to the party entitled to receive such notice at the address or telecopier number stated below or to such other address or telecopier number as may hereafter be furnished in writing by notice similarly given by one party to the other party hereto:

          If to PNC:


          The PNC(R) Fund
          c/o Karen H. Sabath
          BlackRock Financial Management, Inc.
          345 Park Avenue
          New York, NY  10154

          With copies to:

          Jeffrey A. Dalke, Esq.
          Drinker Biddle & Reath
          1345 Chestnut Street
          Philadelphia, PA  19107


          If to BIT:

          The BFM Institutional Trust Inc.
          345 Park Avenue
          New York, New York 10154

          With copies to:

          [To Follow]

     21. EXPENSES. Each party shall be responsible for the payment of all expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

     22. ANNOUNCEMENTS. Any announcement or similar publicity with respect to this Agreement or the transactions contemplated herein shall be made only at such time and in such manner as the parties shall agree; provided that nothing herein shall prevent either party upon notice to the other party from making such public announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard.

     23. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the date first written above.



                               THE BFM INSTITUTIONAL TRUST INC.


ATTEST:


_______________________        By: ______________________________
Secretary


                               THE PNC(R) FUND


ATTEST:


_______________________        By: ______________________________
Secretary

                                                                    100595 DRAFT
                                  APPENDIX III

               INVESTMENT OBJECTIVES AND FUNDAMENTAL LIMITATIONS
            OF COMPASS PORTFOLIOS, BIT PORTFOLIOS AND PNC PORTFOLIOS

         This Appendix sets forth the investment objectives and fundamental limitations of the Compass Portfolios, BIT Portfolios and their corresponding PNC Portfolios. This Appendix also includes comments on the differences among certain important non-fundamental investment policies of these Portfolios.

         Except where noted below, (i) each PNC Portfolio's investment objective and policies may be changed by the PNC Board of Trustees without a vote of the holders of a majority of the outstanding shares of the Portfolio; and (ii) each Compass Portfolio and BIT Portfolio may not change its investment objective without a vote of a majority of the outstanding shares of the Portfolio, but may change its investment policies without a shareholder vote.

                          I.  MONEY MARKET PORTFOLIOS

         A.      Investment Objectives and Policies - Taxable Money Market
                 Portfolios

                 1. Compass Cash Reserve Fund: To seek to produce current income with liquidity and stability of principal.

                 2. PNC Money Market Portfolio: To provide as high a level of current interest income as is consistent with maintaining liquidity and stability of principal.

                          Comment: Each of these Portfolios is a money market fund that seeks to maintain a net asset value of $1.00 per share, although there is no assurance they will be able to do so. Both the Compass Cash Reserve Fund and the PNC Money Market Portfolio may invest in a broad range of U.S. dollar-denominated, high quality, short-term instruments, including U.S. Government obligations, repurchase agreements and bank obligations. The PNC Money Market Portfolio must normally invest at least 25% of its total assets in obligations of issuers in the banking industry and instruments, such as repurchase agreements, secured by such obligations. The Compass Cash Reserve Fund does not have a similar policy.





                                     III-1

                          The Compass Cash Reserve Fund may only invest in money market instruments rated in the highest short-term rating category or, if unrated, are of comparable quality. The PNC Money Market Portfolio may invest its assets in securities that are rated in the highest two rating categories, provided that investments in securities that are not "First Tier Securities" (as defined below) may not exceed 5% of its assets, and investments in securities of any single issuer that is not "First Tier" may not exceed the greater of 1% of its total assets or $1 million. "First Tier Securities" are securities that (i) are rated in the highest rating category by a nationally recognized statistical rating organization ("NRSRO");
                          (ii) are rated in the highest rating category by at least two NRSROs, if rated by more than one NRSRO;
                          (iii) have no short-term rating, but have been issued by an issuer that has other outstanding short-term obligations that have been so rated and are of comparable quality; and (iv) are unrated but have been determined to be of comparable quality.

                          The PNC Money Market Portfolio may invest in interest-bearing savings deposits not in excess of 5% of its total assets. The Compass Cash Reserve Fund is not bound by this restriction. In addition, the PNC Money Market Portfolio may invest in bank obligations of issuers having total assets at the time of purchase in excess of $1 billion; the Compass Cash Reserve Fund may invest in bank obligations of issuers having total assets at the time of purchase in excess of $100 million. The Compass Cash Reserve Fund may invest up to 10% of its total assets in guaranteed investment contracts issued by insurance companies, while the PNC Money Market Portfolio may only invest up to 5% of its assets in such securities.

                 3. Compass U.S. Treasury Fund: To seek to produce current income with liquidity and stability of principal.

                 4. PNC Government Money Market Fund: To provide as high a level of current interest income as is consistent with maintaining liquidity and stability of principal.

                          Comment: Each of these Portfolios is a money market fund that seeks to maintain a net asset value of $1.00 per share, although there is no





                                     III-2
                          assurance they will be able to do so. The Compass U.S. Treasury Fund invests exclusively in short-term obligations issued by the U.S. Treasury, some of which may be subject to repurchase agreements collateralized by the underlying U.S. Treasury obligation. The PNC Government Money Market Portfolio invests in obligations issued by U.S. Government agencies and instrumentalities, as well as U.S. Treasury obligations, and in repurchase agreements collateralized by these obligations. The PNC Government Money Market Portfolio will, however, change its name and investment policies before the Effective Time of the Compass Transaction to provide that it will invest only in U.S. Treasury Securities and related repurchase agreements.

         B.      Investment Objectives and Policies - Municipal Money Market
                 Funds

                 1. Compass Municipal Money Fund: To seek current income that is exempt from Federal taxation with preservation of capital and relative stability of principal.

                 2.       Compass New Jersey/Pennsylvania Municipal Money
                          Funds: To seek current income that is exempt from Federal and New Jersey or Pennsylvania, respectively, personal income taxation with preservation of capital and relative stability of principal.

                 3. PNC Municipal Money Market Portfolio: To provide as high a level of current interest income exempt from Federal income taxes as is consistent with maintaining liquidity and stability of principal.

                 4.       PNC New Jersey/Pennsylvania Municipal Money Market
                          Portfolios: To seek as high a level of current income exempt from Federal and, to the extent possible, from New Jersey or Pennsylvania, respectively, income tax as is consistent with maintaining liquidity and stability of principal.

                          Comment: Each of these Portfolios is a money market fund that seeks to maintain a net asset value of $1.00 per share, although there is no assurance they will be able to do so.

                          (i) Compass/PNC Municipal Money Funds: The Compass Municipal Money Fund invests at least 80% of its assets in municipal securities the interest





                                     III-3
                          on which is exempt from regular Federal income tax, without regard to Federal alternative minimum tax. The PNC Municipal Money Market Portfolio invests at least 80% of its net assets in municipal securities, the interest on which is both exempt from regular Federal income tax and not an item of tax preference for purposes of the Federal alternative minimum tax. Unlike the Compass Municipal Money Fund, the PNC Municipal Money Market Portfolio may not invest more than 25% of its total assets in the municipal securities of issuers located in any individual state, territory or possession of the United States.

                          (ii) Compass/PNC New Jersey/Pennsylvania Municipal Money Funds: The Compass New Jersey/Pennsylvania Municipal Money Funds, like the PNC New Jersey/Pennsylvania Municipal Money Market Portfolios, invest at least 80% of their total assets in municipal securities, the interest on which is exempt from regular Federal income tax without regard to Federal alternative minimum tax. In addition, the Compass New Jersey/Pennsylvania Municipal Money Funds must normally invest at least 80% of their total assets in municipal securities that are exempt from New Jersey and Pennsylvania personal income tax, respectively, or, in the case of the Compass New Jersey Municipal Money Fund, direct obligations of the United States, its territories and certain of its agencies and instrumentalities. The PNC New Jersey/ Pennsylvania Money Market Portfolios must normally invest at least 65% of their respective total assets in New Jersey and Pennsylvania municipal securities.

                          (iii) Quality of Investments: The Compass Municipal Money Fund and the Compass New Jersey/Pennsylvania Municipal Money Funds limit their investments to those obligations that, at the time of purchase, are "First Tier Securities" as defined above in the Comment under "Investment Objectives and Policies - Taxable Money Market Funds." The PNC Municipal Money Market Portfolio and the PNC New Jersey/Pennsylvania Money Market Portfolios may invest in securities in the two highest ratings categories or, if unrated, are determined to be of comparable quality. These PNC Portfolios may invest in municipal leases and tax-exempt derivative securities.





                                     III-4

                              II.  BOND PORTFOLIOS

         A.      Investment Objectives and Policies - Bond Portfolios

                 1. Compass Municipal Bond Fund: To seek current income that is exempt from Federal taxation with preservation of capital.

                 2. PNC Tax-Free Income Portfolio: To seek as high a level of current income exempt from Federal income tax as is consistent with preservation of capital.

                          Comment: Under normal market conditions, both the Compass Municipal Bond Fund and the PNC Tax-Free Income Portfolio must invest at least 80% of their respective assets in municipal securities the interest on which is exempt from regular Federal income tax and, in the case of the PNC Tax-Free Income Portfolio, is not an item of tax preference for purposes of the Federal alternative minimum tax. The Compass Municipal Bond Fund may invest in municipal securities without regard to Federal alternative minimum tax. The Compass Municipal Bond Fund invests only in securities rated at the time of purchase in the three highest rating categories or unrated securities of comparable quality; the PNC Tax-Free Income Portfolio may invest in securities rated in the four highest rating categories or unrated securities determined to be of comparable quality. Normally, the dollar-weighted average portfolio maturity of the Compass Municipal Bond Fund will be between five and eighteen years, and the dollar-weighted average portfolio maturity of the PNC Tax-Free Income Portfolio will be between ten and twenty-five years. The PNC Tax-Free Income Portfolio may invest in municipal leases and tax-exempt derivative securities.

                 3.       Compass New Jersey/Pennsylvania Municipal Bond Funds:
                          To seek current income exempt from Federal and New Jersey or Pennsylvania, respectively, income taxation with preservation of capital.

                 4.       PNC New Jersey/Pennsylvania Tax-Free Income
                          Portfolios: To seek as high a level of current income exempt from Federal and, to the extent possible, from New Jersey or Pennsylvania, respectively, income tax as is consistent with preservation of capital.





                                     III-5

                          Comment: The Compass New Jersey/Pennsylvania Municipal Bond Funds must normally invest at least 80% of their respective total assets in municipal securities the interest on which is exempt from regular Federal income tax without regard to Federal alternative minimum tax. In addition, the Compass New Jersey/Pennsylvania Municipal Bond Funds must normally invest at least 80% of their respective total assets in municipal securities that are exempt from New Jersey and Pennsylvania personal income tax, respectively, or, in the case of the Compass New Jersey Municipal Bond Fund, direct obligations of the United States, its territories and certain of its agencies and instrumentalities.

                          The PNC New Jersey/Pennsylvania Tax-Free Income Portfolios must normally invest at least 80% of their net assets in municipal securities the interest on which is exempt from regular Federal income tax and is not an item of tax preference for purposes of the Federal alternative minimum tax. In addition, the PNC New Jersey/Pennsylvania Money Market Portfolios must normally invest at least 65% of their respective total assets in New Jersey and Pennsylvania municipal securities.

                          The Compass New Jersey/Pennsylvania Municipal Bond Funds invest only in securities rated at the time of purchase in the three highest rating categories or unrated New Jersey/Pennsylvania securities of comparable quality; the PNC New Jersey/ Pennsylvania Tax-Free Income Portfolios may invest in securities rated in the four highest rating categories or unrated securities determined to be of comparable quality. Normally, the dollar-weighted average portfolio maturities of the Compass New Jersey/Pennsylvania Municipal Bond Funds will be between five and eighteen years, and the dollar-weighted average portfolio maturities of the PNC New Jersey/Pennsylvania Tax-Free Income Portfolios will be between ten and twenty-five years. The PNC New Jersey/Pennsylvania Tax-Free Income Portfolios may invest in municipal leases and tax-exempt derivative securities.

                 5. Compass Short/Intermediate Fund: To seek current income as well as preservation of capital.

                 6. BIT Short Duration Portfolio: To realize a total rate of return that exceeds the total rate of





                                     III-6
                          return of the Merrill Lynch 1-3 year Treasury Index.

                 7. PNC Short-Term Bond Portfolio: To seek a high level of current income consistent with prudent investment risk.

                          [NOTE: It is expected that after the Effective Time of the Compass Transaction and BIT Transaction the investment objective of the PNC Short-Term Bond Portfolio will be modified to read as follows: "To seek to realize a rate of return that exceeds the total return of the Merrill Lynch 1-3 year Treasury Index."]

                          Comment: Each of these three portfolios invests primarily in debt securities. The Compass Short/Intermediate Fund invests in securities rated in the three highest rating categories at the time of purchase (or unrated securities deemed to be of comparable quality) and under normal conditions maintains a dollar-weighted average portfolio maturity between two and five years; the BIT Short Duration Portfolio invests in U.S. Government and other securities rated in the highest rating category at the time of purchase (or unrated securities deemed to be of comparable quality) and under normal conditions maintains a dollar-weighted average maturity longer than three years (although its "duration" as defined in its prospectus is normally between one and three years); and the PNC Short-Term Bond Portfolio may currently invest in investment grade securities rated in the four highest rating categories at the time of purchase (or unrated securities deemed to be of comparable quality) and under normal conditions maintains a dollar-weighted average maturity of five years or less. The PNC Short-Term Bond Portfolio will, however, change its investment policies before the Effective Times of the respective Transactions to be consistent with those of the BIT Short Duration Portfolio stated above.
                          (As used above, "duration" is a measure of the expected life of fixed income security on a present value basis and is indicative of a security's price volatility or risk associated with changes in interest rates.)

                          The Compass Short/Intermediate Fund and PNC
                          Short-Term Bond Portfolio, [but not the BIT Short Duration Portfolio,] may invest in U.S. dollar-denominated "Yankee" and "Eurodollar" obligations, and may make other investments in foreign issuers. On the other hand, the BIT Short Duration Portfolio and the PNC Short-Term Bond Portfolio, but not the Compass Short/Intermediate Fund, may engage in reverse repurchase agreements for leveraging purposes. The PNC Short-Term Bond





                                     III-7

                          Portfolio and BIT Short Duration Portfolio, but not the Compass Short/Intermediate Fund, may participate in dollar roll transactions as described in their respective prospectuses, while the Compass Short/Intermediate Fund may not. The BIT Short Duration Portfolio currently invests, and after the Effective Times of the respective Transactions the PNC Short-Term Bond Portfolio expects to invest in U.S. Government, mortgage-backed, asset-backed and, to a lesser extent, corporate debt securities.

                 8. Compass Fixed Income Fund: To seek current income as well as preservation of capital.

                 9. BIT Core Fixed Income Portfolio: To realize a total rate of return that exceeds the total return of the Lehman Brothers Aggregate Index consistent with preservation of capital and prudent investment management.

                 10. PNC Core Fixed Income Portfolio: To realize a total rate of return that exceeds the total return of the Lehman Brothers Aggregate Index, consistent with preservation of capital and prudent investment management.

                          Comment: The Compass Fixed Income Fund invests in securities within the three highest rating categories and unrated securities deemed to be of comparable quality. The BIT Core Fixed Income Portfolio and PNC Core Fixed Income Portfolio invest in securities rated in the four highest rating categories (and unrated securities deemed to be of comparable quality), and may invest up to 5% of their assets in securities whose ratings have been downgraded below investment grade. The Compass Fixed Income Fund's dollar-weighted average portfolio maturity ranges between five and eighteen years. The BIT Core Fixed Income Portfolio and PNC Core Fixed Income do not have limits on their portfolio maturities, but each Portfolio normally maintains a target "duration"
                          (as defined above in the immediately preceding "Comment") in the range of plus or minus 20% around the current duration of the Lehman Brothers Aggregate Index.

                          Unlike the Compass Fixed Income Portfolio, the BIT Core Fixed Income Portfolio and PNC Core Fixed Income Portfolio may engage in: (i) interest rate swap, cap and floor transactions, (ii) short sales against the box, (iii) dollar roll transactions and (iv) transactions in inverse floating rate





                                     III-8
                          securities subject to a 10% total asset limit.

                          Interest rate swaps involve the exchange by a Portfolio with another party of their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor. The Portfolios expect to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of their respective portfolios, as a duration management technique or to protect against an increase in the price of securities a Portfolio anticipates purchasing at a later date. The Portfolios intend to use these transactions as a hedge and not as a speculative investment. Each Portfolio may enter into interest rate swaps, caps and floors on either an asset-based or liability-based basis, depending on whether it is hedging its assets or its liabilities, and will usually enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out, with the Portfolio receiving or paying, as the case may be, only the net amount of the two payments. A Portfolio will accrue the net amount of the excess, if any, of its obligations over its entitlements with respect to each interest rate swap on a daily basis and will deliver an amount of cash, U.S. Government securities or liquid high-grade debt securities having an aggregate net asset value at least equal to the accrued excess to a custodian that satisfies the requirements of the 1940 Act.

                          The BIT Core Fixed Income Portfolio and the PNC
                          Core Fixed Income Portfolio may enter into dollar rolls in which the Portfolio sells securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type and coupon) securities on a specified future date from the same party. During the roll period, the Portfolio forgoes principal and interest paid on the securities. The Portfolio is compensated by the difference between the current sales price and the forward price for the future purchase (often referred to as the "drop") as well as by the interest earned on the cash proceeds of the initial sale. Dollar rolls involve the risk that the market value of the securities retained by a Portfolio may decline below the price of the securities the Portfolio has sold but is obligated to repurchase under the agreement.

                          The BIT Core Fixed Income Portfolio and PNC
                          Core Fixed Income Portfolio may only make short sales of securities "against-the-box." A short sale is a transaction in which a Portfolio sells a security it does not own in anticipation that the market price of that security will decline. The Portfolios expect to make short sales both as a form of hedging to offset potential declines in long positions in similar securities and in order to maintain portfolio flexibility. In a short sales "against-the-box", at the time of the sale, the Portfolio owns or has the immediate and unconditional right to acquire the identical security at no additional cost. When selling short "against-the-box", a Portfolio forgoes an opportunity for capital appreciation in the security.


                          While each of the Compass Fixed Income Fund, BIT Core Fixed Income Portfolio and PNC Core Fixed Income Portfolio may invest in various types of futures contracts and put and call options, the Compass Fixed Income Fund is subject to a 33% limit on such transactions, while the BIT Core Fixed Income Portfolio and PNC Core Fixed Income Portfolio are subject to a 10% limit on options. The BIT Core Fixed Income Portfolio and PNC Core Fixed Income Portfolio, but not the Compass Fixed Income Fund, may engage in reverse repurchase agreements for leveraging purposes, and are expected to have high turnover rates that may increase transaction costs borne by the Portfolios.

                 11. Compass International Fixed Income Fund: To seek current income and preservation of capital consistent with reasonable investment risk.

                 12. PNC International Fixed Income Portfolio: To achieve as high a level of current income as is consistent with prudent investment risk.

                          Comment: Both the Compass International Fixed Income Fund and the PNC International Fixed Income Portfolio invest at least 65% of their respective total assets in fixed income obligations of foreign issuers.
                          Under normal market conditions, the Compass
                          International Fixed Income Fund's dollar-weighted average portfolio maturity will range between two and eighteen years. The PNC International Fixed Income Portfolio is not restricted to any minimum or maximum time to maturity. The PNC International Fixed Income Portfolio may invest in securities rated in the four highest rating categories (and unrated securities deemed to be of comparable quality), and may invest up to 5% of its net assets in securities rated below investment grade; the Compass International Fixed Income Fund may only invest in debt securities that have at the time of purchase one of the three highest ratings or, if unrated, are deemed to be of comparable quality.

                 13.      BIT Multi-Sector Mortgage Securities Portfolio III:
                          To seek to provide a total ratio of return before fees and expenses over rolling twelve-month periods that exceeds the total return of the Salomon Broad Investment Grade Index over the same period by at least 1.60% on an annualized basis.

                 14.      PNC Multi-Sector Mortgage Securities Portfolio III:
                          To seek to provide a total ratio of return before fees and expenses over rolling twelve-month periods that exceeds the total return of the Salomon Broad Investment Grade Index over the same period by at least 1.60% on an annualized basis.





                                     III-9
                          exceeds the total return of the Salomon Brothers Mortgage Index.

                          Comment:  Both the BIT Multi-Sector Mortgage
                          Securities Portfolio III and the PNC Multi-Sector Mortgage Securities Portfolio III seeks to achieve its investment objective by investing in a portfolio of fixed income securities consisting primarily of commercial and residential mortgage-backed securities. Each Portfolio may also invest in securities that are not mortgage-backed securities issued by the U.S. Government, its agencies or instrumentalities. Each of the Portfolios may invest up to 25% of its assets in non-investment grade securities rated BB or B, of which no more than half (or 12.5% of the Portfolio's assets) may be rated B. Each Portfolio has a policy of maintaining a dollar-weighted average credit quality of at least A-/A3. In addition, each of the Portfolios may invest in futures, options, swaps, caps and floors for bona fide hedging and duration management purposes. Each Portfolio does not have a limit on its portfolio maturity, but normally maintains a target "duration" in the range of plus or minus 20% around the current duration of the Salomon Brothers Mortgage Index.


                            III.  EQUITY PORTFOLIOS

         A.      Investment Objectives and Policies - Equity Portfolios

                 1. Compass Equity Income Fund: To seek a combination of current income and capital appreciation.

                 2. PNC Value Equity Portfolio: To seek long-term appreciation.

                          Comment: The Compass Equity Income Fund generally limits its investments to domestic companies with market capitalizations in excess of $200 million without regard to any specific industry, region or trading market. On average, stocks selected for the Compass Equity Income Fund are expected to provide to provide a higher current yield than that of the general market, as characterized by the S&P 500. Price-to-earnings and price-to-book ratios are also part of the stock selection process, and the Compass Equity Income Fund normally ranks lower in these two categories than the S&P 500 composite. The Compass Equity Income Fund may invest up to 35% of its total assets in preferred stocks, high quality corporate bonds, notes, warrants, obligations issued by foreign branches of U.S. domestic and foreign banks and





                                     III-10
                          high quality, short-term obligations. The PNC Value Equity Portfolio invests primarily in corporate stocks and securities convertible into common stocks, selected on the basis of fundamental and/or traditional research, that appear to represent good relative value. The ratios of a security's price-to-earnings and book value, its earnings trend and its dividend growth rate are factors considered in security selection.

                 3. Compass Growth Fund: To seek primarily capital appreciation.

                 4. PNC Growth Equity Portfolio: To seek long-term growth of capital and, secondarily, to achieve current income and dividend growth potential.

                          Comment: Both the Compass Growth Fund and PNC Growth Equity Portfolio invest primarily in equity securities. The Compass Growth Fund limits its investments to companies considered to have favorable equity-to-debt ratios and market capitalizations in excess of $200 million. Emphasis is placed on companies that have demonstrated consistent historical earnings growth; recent earnings momentum and price-to-earnings ratios are also considered. The PNC Growth Equity Portfolio emphasizes companies in the middle and higher capitalization ranges (over $1 billion market capitalization at the time of purchase) and growth prospects exceeding that of the general economy.

                 5. Compass Small Company Fund: To seek primarily capital appreciation.

                 6. PNC Small Cap Growth Equity Portfolio: To seek long-term capital appreciation.

                          Comment: Both the Compass Small Company Fund and the PNC Small Cap Growth Equity Portfolio invest primarily in securities of domestic companies with a market capitalization of less than $1 billion at the time of purchase. The PNC Small Cap Growth Equity Portfolio invests primarily in stocks of companies which the portfolio's sub-adviser considers to have favorable and above average earnings growth prospects.

                 7. Compass International Equity Fund: To seek primarily long-term capital appreciation and, secondarily, income.





                                     III-11

                 8. PNC International Equity Portfolio: To provide long-term capital appreciation.

                          Comment: The Compass International Equity Portfolio invests at least 65% of its assets in equity securities of foreign companies, and may invest up to 35% of its assets in equity and investment grade fixed income securities of companies domiciled in the United States. The PNC International Equity Income Portfolio must invest at least 80% of its assets in equity securities of foreign issuers, and does not normally intend to invest in the equity securities of domestic companies. The PNC International Equity Portfolio places primary emphasis on the securities of issuers in countries included in the MSCI Europe, Australia and Far East Index ("EAFE") whose prices in their home market or stock exchange are low in relation to current earnings.

         B.      Investment Objectives - Balanced Fund

                 1. Compass Balanced Fund: To provide capital appreciation and current income.

                 2. PNC Balanced Portfolio: To achieve total return through a combination of long-term growth of capital and current income consistent with preservation of capital.

                          Comment: The Compass Balanced Fund invests at least 30% of its total assets in fixed income securities with the remainder in common stocks and securities convertible into common stocks; the PNC Balanced Portfolio invests at least 25% of its total assets in fixed income senior securities with the remainder in common stocks and convertible securities. Fixed income securities acquired by both the Compass Balanced Fund and the PNC Balanced Portfolio are investment grade. Equity investments by the Compass Balanced Fund are primarily in large-capitalization companies (those companies with market capitalizations of over $1 billion). Both Portfolios may invest in foreign securities, but the PNC Balanced Portfolio's investments in securities of foreign issuers are limited to 5% of the Portfolio's total assets.





                                     III-12

                         IV.  FUNDAMENTAL LIMITATIONS -
                      ALL COMPASS, BIT AND PNC PORTFOLIOS

                 Except where noted below, the following investment limitations are fundamental, and may not be changed without shareholder approval, for the Compass Portfolios, the BIT Portfolios and the PNC Portfolios. The following discussion does not apply to the fundamental limitations of PNC Multi-Sector Mortgage Securities Portfolio III, which are the same as the fundamental limitations of its corresponding BIT Portfolio set forth in the current Prospectus and Statement of Additional Information for that Portfolio.

                 1.       Diversification

                          a. The Compass Portfolios may not purchase securities of any one issuer, other than obligations issued or guaranteed by the U.S. Government or its agencies and instrumentalities, if immediately after such purchase, more than 5% of the value of their respective total assets would be invested in any one issuer or a Portfolio would hold more than 10% of any class of securities of such issuer or more than 10% of the outstanding voting securities of such issuer, except that
                                  (i) with respect to each Compass Portfolio, except the New Jersey Municipal Money Fund, Pennsylvania Municipal Money Fund, New Jersey Municipal Bond Fund and the Pennsylvania Municipal Bond Fund, up to 25% of the value of such Compass Funds' total assets may be invested without regard to such limitation,
                                  (ii) with respect to the Compass New Jersey
                                  Municipal Money Fund, Pennsylvania Municipal
                                  Money Fund, New Jersey Municipal Bond Fund and Pennsylvania Municipal Bond Fund, up to 50% of the value of each Fund's respective total assets may be invested in as few as two issuers.

                          b. The PNC Portfolios, except the PNC New Jersey Municipal Money Market Portfolio, Pennsylvania Money Market Portfolio, New Jersey Tax-Free Income Portfolio and Pennsylvania Tax-Free Income Portfolio, may not purchase securities of any one issuer (other than securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities or certificates of deposit for such securities) if more than 5% of the value of the respective Portfolio's total





                                     III-13
                                  assets (taken at current value) would be invested in the securities of such issuer, or more than 10% of the issuer's outstanding voting securities would be owned by the Portfolio or by PNC, except that up to 25% of the value of a Portfolio's total assets (taken at current value) may be invested without regard to these limitations.

                                  NOTE:  The PNC New Jersey Municipal Money
                                  Market Portfolio, Pennsylvania Money Market
                                  Portfolio, New Jersey Tax-Free Income
                                  Portfolio and Pennsylvania Tax-Free Income
                                  Portfolio do not have a fundamental
                                  investment limitation on diversification.

                          c. The BIT Portfolios may not (i) purchase any security (other than obligations of the U.S. Government, its agencies and instrumentalities) if as a result, with respect to 75% of their respective total assets, more than 5% of such total assets would then be invested in securities of a single issuer, and (ii) purchase more than 10% of all outstanding voting securities of any one issuer.

                                  NOTE: Under the foregoing investment
                                  limitations, each Compass, PNC and BIT is classified as a diversified portfolio under the 1940 Act except the Compass New Jersey Municipal Money Market Fund, Compass Pennsylvania Municipal Money Market Fund, Compass New Jersey Municipal Bond Fund, Compass Pennsylvania Municipal Bond Fund and their corresponding PNC Portfolios. In addition, the PNC Multi-Sector Mortgage Securities Portfolio III and BIT Multi-Sector Mortgage Securities Portfolio III are classified as non-diversified portfolios under the 1940 Act.

                 2.       Concentration

                          a. The Compass Portfolios may not purchase securities that would cause more than 25% of the value of their total assets at the time of purchase to be invested in securities of one or more issuers conducting their principal business activities in the same industry, provided that: (i) there is no limitation with respect to obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities, domestic bank certificates of deposit or bankers' acceptances and repurchase agreements secured by such obligations; (ii) this limitation shall not apply to municipal securities or government guarantees of municipal securities purchased by the Compass Municipal Money Market Fund, New Jersey Municipal Money Fund, Pennsylvania Municipal Money Fund, Municipal Bond Fund, New Jersey Municipal Bond Fund and Pennsylvania Municipal Bond Fund; (iii) wholly-owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of their





                                     III-14
                                  parents; and (iv) utilities will be divided according to their services.

                          b.      The PNC Portfolios may not purchase
                                  securities that would cause 25% or more of the value of their respective total assets at the time of purchase to be invested in the securities of one or more issuers conducting their principal business activities in the same industry; except that the PNC Money Market Portfolio may not purchase any securities that would cause, at the time of purchase, less than 25% of the value of its total assets to be invested in the obligations of issuers in the banking industry, or in obligations, such as repurchase agreements, secured by such obligations (unless the Portfolio is in a temporary defensive position) or which would cause, at the time of purchase, more than 25% of the value of its total assets to be invested in the obligations of issuers in any other industry. These limitations are not applied to (i) instruments issued or guaranteed by the United States, any state, territory or possession of the United States, the District of Columbia or any of their authorities, agencies, instrumentalities or political subdivisions; (ii) with respect to PNC's money market funds only, instruments issued by domestic banks (which may include U.S. branches of foreign banks); (iii) repurchase agreements secured by the instruments described in the foregoing clauses (i) and, with respect to PNC's money market funds only, (ii); and wholly-owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of their parents, and utilities will be divided according to their services.

                          c. The BIT Portfolios may not purchase any security (other than obligations of the U.S. Government, its agencies and instrumentalities) if, as a result, 25% or more of a Portfolio's total assets would be invested in one or more issuers having their principal business activities in the same industry.





                                     III-15

                 3.       Borrowings

                          a. The Compass Portfolios may not borrow or issue senior securities, except that they may borrow from banks or enter into reverse repurchase agreements for temporary purposes in amounts up to 10% of the value of their respective total assets at the time of such borrowing; or mortgage, pledge, or hypothecate any assets, except in connection with any such borrowing and in amounts not in excess of the lesser of the dollar amounts borrowed or 10% of the value of its total assets at the time of the borrowing. The Compass Portfolios may not purchase securities while their respective borrowings (including reverse repurchase agreements) exceed 5% of their respective total assets.

                          b. The PNC Portfolios may not borrow money or issue senior securities, except that they may borrow from banks and (other than PNC's tax-exempt money market funds) enter into reverse repurchase agreements for temporary purposes in amounts up to one-third of the value of their respective total assets at the time of the borrowing; or mortgage, pledge or hypothecate any assets, except in connection with any such borrowing and then in amounts not in excess of one-third of the value of the Portfolio's total assets at the time of such borrowing. The Portfolios may not purchase securities when their respective aggregate outstanding borrowings (including reverse repurchase agreements and borrowings from banks) exceed 5% of their respective total assets.

                          c. The BIT Portfolios may not issue senior securities, borrow money or pledge its assets, except that a Portfolio may borrow from banks or enter into reverse repurchase agreements or dollar rolls up to 33 1/3% of the value of its total assets (calculated when the loan is made) to take advantage of investment opportunities and may pledge up to 33 1/3% of the value of its total assets to secure such borrowings. Each Portfolio is also authorized to borrow an additional 5% of its total assets without regard to the foregoing limitations for temporary purposes such as clearance of portfolio transactions





                                     III-16
                                  and share redemptions. For purposes of these restrictions, the purchase or sale of securities on a "when-issued", delayed delivery or forward commitment basis, the purchase and sale of options and futures contracts and collateral arrangements with respect thereto are not deemed to be the issuance of a senior security, a borrowing or a pledge of assets.

                                  NOTE:  It is expected that after the
                                  Effective Times of the Compass Transaction and the BIT Transaction the fundamental limitation on borrowings for the PNC Short-Term Bond Portfolio and PNC Core Fixed Income Portfolio will be conformed to the fundamental limitations of the BIT Portfolios stated above.

                 4.       Loans

                          a. The Compass Portfolios may not make loans, except that they may lend their portfolio securities in accordance with their investment objectives and policies and may enter into repurchase agreements.

                          b. The PNC Portfolios may not make loans, except that they may purchase and hold debt instruments and enter into repurchase agreements in accordance with their investment objectives and may lend their portfolio securities.

                          c. The BIT Portfolios may not make loans, except through (i) repurchase agreements, and (ii) loans of portfolio securities limited to 50% of the value of the Portfolio's total assets.

                 5.       Illiquid Securities

                          a. The Compass Portfolios may not invest (except with respect to variable or floating rate notes subject to a seven-day or less demand feature) more than 15% of their respective total assets in illiquid securities, including repurchase agreements providing for settlement more than seven days after notice, and, with respect to the Compass International Fixed Income and International Equity Funds, over-the-counter hedging transactions.





                                     III-17

                                  NOTE: As a matter of non-fundamental policy, the Compass Cash Reserve and U.S. Treasury Funds will limit their investments in illiquid securities to 10%.

                                  NOTE: PNC's money market funds have a 10% limit, and the other PNC Portfolios have a 15% limit, on investments in illiquid securities, but these policies are not fundamental for these Portfolios. The BIT Portfolios are subject to a 15% limit on such securities, but this policy is not fundamental to these Portfolios.

                 6.       Margin Transactions/Trading Accounts

                          a. The Compass Portfolios may not purchase securities on margin, sell securities short or maintain a short position, or participate on a joint or joint and several basis in any securities trading account.

                          b.      The PNC Portfolios may not purchase
                                  securities on margin, make short sales of securities or maintain a short position, except that (i) this investment limitation shall not apply to a Portfolio's transactions in futures contracts and related options or a Portfolio's sale of securities short against the box, and (ii) the Portfolios may obtain short-term credit as may be necessary for the clearance of purchases and sales of a Portfolio's securities.

                          c.      The BIT Portfolios may not purchase
                                  securities on margin (but a Portfolio may obtain such short-term credits as may be necessary for the clearance of transactions); provided that the deposit or payment by a Portfolio of initial or variation margin in connection with options or futures contracts is not considered the purchase of a security on margin. The Portfolios may not make short sales, except "against-the-box."

                 7.       Underwriting

                          a. The Compass Portfolios may not underwrite securities of other issuers, except to the extent that a Portfolio may be deemed to be an underwriter under certain securities laws in the disposition of "restricted securities" acquired in accordance with the Portfolio's investment objective and policies.





                                     III-18

                          b.      The PNC Portfolios may not act as an
                                  underwriter within the meaning of the
                                  Securities Act of 1933 except to the extent that the purchase of obligations directly from the issuer thereof, or the disposition of securities, in accordance with a Portfolio's investment objective, policies and limitations may be deemed to be underwriting.

                          c. The BIT Portfolios may not act as underwriter except to the extent that, in connection with the disposition of portfolio securities, it may be deemed to be an underwriter under certain Federal securities laws.

                 8.       Options

                          a. The Compass Portfolios may not write or sell straddles, spreads or combinations thereof; the Compass Cash Reserve Fund and U.S. Treasury Fund may not write or purchase put or call options; the Compass Municipal Bond Fund, New Jersey Municipal Bond Fund, Pennsylvania Municipal Bond Fund, Municipal Money Fund, New Jersey Municipal Money Fund and Pennsylvania Municipal Money Fund also may not write or sell put or call options, except that they may acquire put options with respect to municipal securities in their respective portfolios and sell those put options in conjunction with a sale of those municipal securities; the Compass Municipal Money Fund, New Jersey Municipal Money Fund and Pennsylvania Municipal Money Fund will not acquire a put if, immediately after such acquisition, over 5% of the total amortized cost value of their respective assets would be subject to puts from the same institution, except that (i) up to 25% of the value of each Portfolio's total assets may be subject to puts without regard to such 5% limitation, and (ii) the 5% limitation is inapplicable to puts that, by their terms, would be readily exercisable in the event of a default in payment of principal or interest on the underlying securities. In applying this limitation, a Portfolio will aggregate securities subject to puts from any one institution with such Portfolio's investments, if any, in securities issued or guaranteed by that institution. In addition,





                                     III-19
                                  a put will be considered to be from a party to whom the Portfolio will look for payment of the exercise price. The Compass Municipal Money Fund, New Jersey Municipal Money Fund and Pennsylvania Municipal Money Fund will not acquire a put that, by its terms, would be readily exercisable in the event of a default in payment of principal and interest on the underlying security or securities if, immediately after that acquisition, the amortized cost value of the security or securities underlying that put, when aggregated with the amortized cost value of any other securities issued or guaranteed by the issuer of the put, would exceed 10% of the total amortized cost values of a Portfolio's assets.

                          b. The PNC Portfolios are not permitted to write or sell put options, call options, straddles, spreads, or any combination thereof, except for transactions in options on securities, securities indices, futures contracts and options on futures contracts.

                                  NOTE:  The BIT Portfolios do not have a
                                  fundamental investment limitation on options.

                 9.       Real Estate

                          a. The Compass Portfolios may not purchase or sell real estate, including limited partnership interests (although investments by the Portfolios in marketable securities of companies engaged in such activities, and the investment in securities secured by real estate or interests therein, are not precluded to the extent consistent with a Portfolio's investment objective).

                          b. The PNC Portfolios may not purchase or sell real estate, except a Portfolio may purchase securities of issuers that deal in real estate and may purchase securities that are secured by interests in real estate.

                          c. The BIT Portfolios will not buy or sell real estate or interests in real estate, except a the Portfolio may purchase and sell mortgage-backed securities, securities collateralized by mortgages, securities that are secured by





                                     III-20
                                  real estate and securities of companies which invest or deal in real estate.

                 10.      Other Investment Companies

                          a. The Compass Municipal Money Fund, Cash Reserve Fund, U.S. Treasury Fund, New Jersey Municipal Money Fund and New Jersey Municipal Bond Fund may not invest in securities of other investment companies, except where such securities may be acquired as part of a merger, consolidation, reorganization, or acquisition of assets.

                          b. The PNC Portfolios may not acquire any other investment company or investment company security except in connection with a merger, consolidation, reorganization or acquisition of assets or where otherwise permitted by the 1940 Act.

                                  NOTE:  The BIT Portfolios do not have a
                                  fundamental investment limitation on
                                  investments in other investment companies.

                 11.      Miscellaneous

                          a. The Compass Portfolios may not invest in any issuer for purposes of exercising control of management; nor may they purchase or sell commodities, commodity contracts (except with respect to futures contracts where permitted by a Portfolio's investment objectives and policies), oil, gas or mineral exploration or development programs or leases (although investments by a Portfolio in marketable securities of companies engaged in such activities are not precluded to the extent appropriate to its investment objective). In addition, the Compass Portfolios may not purchase or retain securities of any issuer if the officers or trustees of Compass or the officers or directors of any of its investment advisers or sub-advisers owning beneficially more than one-half of 1% of the securities of such issuer together own beneficially more than 5% of such securities. The Compass Portfolios also will not invest more than 10% of their total assets in the securities of issuers that together with any predecessors have a record of less than three years of continuous operation. The Compass





                                     III-21

                                  Municipal Money Fund, New Jersey Municipal
                                  Money Fund and Pennsylvania Municipal Money
                                  Fund will not invest in private activity bonds where the payment of principal and interest are the responsibility of a company (including its predecessors) with less than three years of continuous operations.

                          b. The Compass Cash Reserve Fund and U.S. Treasury Fund may not buy common stocks, voting securities or municipal securities.

                          c. The Compass U.S. Treasury Fund may not purchase securities other than bills, notes and bonds issued by the U.S. Treasury, certain of which securities may be subject to repurchase agreements collateralized by the underlying U.S. Treasury obligations.

                          d. The Compass Pennsylvania Municipal Money Fund and Pennsylvania Municipal Bond Fund have a fundamental policy that their securities may be varied only (i) to eliminate unsafe investments and investments not consistent with the preservation of their capital or the tax status of their investments; (ii) to honor redemption orders, meet anticipated redemption requirements, and negate gains from discount purchases; (iii) in the case of the Compass Pennsylvania Municipal Money Fund, to maintain a constant net asset value per unit pursuant to, and in compliance with, an order or rule of the United States Securities and Exchange Commission; (iv) to reinvest earnings from securities in like securities; or (v) to defray normal administrative expenses.

                          e.      The PNC Portfolios may not purchase
                                  securities for the purpose of exercising control; nor may they purchase or sell commodity contracts, or invest in oil, gas or mineral exploration or development programs, except that the Portfolios may, to the extent appropriate to their investment policies, purchase securities (publicly-traded securities in the case of a money market fund) of companies engaging in whole or in
                                  part in such activities and may enter into futures contracts and related options.





                                     III-22

                          f. The PNC New Jersey Municipal Money Market and Pennsylvania Municipal Money Market Portfolios will invest at least 80% of their respective net assets in private activity bonds the interest on which is an item of tax preference for purposes of the Federal alternative minimum tax and instruments the interest on which is exempt from regular Federal income tax, except during defensive periods or during periods of unusual market conditions.

                          g. The PNC Municipal Money Market Portfolio will invest at least 80% of its net assets in instruments the interest on which is exempt from regular Federal income tax and is not an item of tax preference for purposes of Federal alternative minimum tax, except during defensive periods or during periods of unusual market conditions.

                          h. The BIT Portfolios may not make investments for the purpose of exercising control or management. The Portfolios will not purchase securities, other than U.S. Government securities, mortgage-backed securities or asset-backed securities, of any issuer having a record, together with predecessors, of less than three years of continuous operations if, immediately after such purchase, more than 5% of a Portfolio's total assets would be invested in such securities. The Portfolios also may not invest in oil, gas or other mineral exploration or development programs, except that it may invest in securities of companies that invest in or sponsor such programs. The BIT Portfolios may not buy or sell commodities contracts, except that they may purchase and sell futures contracts and options thereon.





                                     III-23

                                  APPENDIX IV

                               EXPENSE SUMMARIES
                       OF COMPASS, BIT AND PNC PORTFOLIOS


        The following tables (a) compare the fees and expenses of the respective Compass Portfolios, BIT Portfolios and corresponding PNC Portfolios for their most recent fiscal years (restated in the case of the Compass Portfolios to show estimated expenses for the current year) and (b) show estimated fees and expenses on a pro forma basis giving effect to the respective Compass and BIT Transactions. The purpose of these tables is to assist shareholders in understanding the various costs and expenses that investors in the portfolios bear as shareholders. The tables do not reflect any charges that may be imposed by Midlantic Bank, N.A., PNC Bank, National Association or their affiliates or other institutions directly on their customer accounts in connection with investments in the portfolios.


                               Schedule of Tables


Name of Compass or BIT Portfolio                                                                          Page
--------------------------------                                                                          ----
Compass Municipal Money Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-2
Compass New Jersey Municipal Money Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-4
Compass Pennsylvania Municipal Money Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-6
Compass Cash Reserve Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-8
Compass U.S. Treasury Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-10
Compass Municipal Bond Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-12
Compass New Jersey Municipal Bond Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-14
Compass Pennsylvania Municipal Bond Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-16
Compass Equity Income Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-18
Compass Growth Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-20
Compass Small Company Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-22
Compass International Equity Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-24
Compass Balanced Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-26
Compass Short/Intermediate Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-28
Compass Fixed Income Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-30
Compass International Fixed Income Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-32
BIT Short Duration Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-34
BIT Core Fixed Income Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-36
BIT Multi-Sector Securities Portfolio III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  IV-38


                          COMPASS MUNICIPAL MONEY FUND
             PNC MUNICIPAL MONEY MARKET PORTFOLIO - SERVICE SHARES


                                                                                           PNC MUNICIPAL
                                                                    COMPASS MUNICIPAL      MONEY MARKET     POST-CLOSING
                                                                        MONEY FUND           PORTFOLIO        PRO FORMA
                                                                    -----------------      -------------      ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Imposed Purchases
  (as a percentage of offering price) . . . . . . . . . . . .            None                None               None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . .            None                None               None
Deferred Sales Load
  (as a percentage of redemption proceeds)  . . . . . . . . .            None                None               None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . .            None(1)             None               None
Exchange Fee  . . . . . . . . . . . . . . . . . . . . . . . .            None                None               None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(2):
  (as a percentage of average net assets)
Advisory Fees(3)  . . . . . . . . . . . . . . . . . . . . . .            0.40%               0.06%             0.06%
Other Operating Expenses(4) . . . . . . . . . . . . . . . . .            0.29%               0.52%             0.52%
                                                                         -----               -----             -----

TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(5):. . . . . . . . . . . . . . . . . . . .            0.69%               0.58%             0.58%
                                                                         =====               =====             =====

--------------------

1. The Compass Municipal Money Fund imposes a $7 charge for wiring redemption proceeds.

2. The investment adviser and other service providers for the PNC Municipal Money Market Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

3. Advisory fees (before waivers) are 0.40% for the Compass Municipal Money Fund and 0.45% of the first $1 billion of the average daily net assets of the PNC Municipal Money Market Portfolio, plus 0.40% of the next $1 billion of such Portfolio's average daily net assets, plus 0.375% of the next $1 billion of such Portfolio's average daily net assets, plus 0.35% of such Portfolio's average daily net assets in excess of $3 billion. PAMG as the investment adviser of the PNC Municipal Money Market Portfolio is entitled to retain a portion of this fee equal to the annual rate of .05% of the Portfolio's average daily net assets, and the Portfolio's sub-adviser is entitled to the remainder of the fee. The sub-advisory fee is paid by PAMG and has no effect on the advisory fees paid by the Portfolio.

4. Other expenses (before waivers and reimbursements) would be 0.29%, 0.56% and 0.59%, respectively. Other pro forma expenses, include an administration fee payable to PFPC and PDI at an annual rate of .15% of the first $500 million of the Portfolio's average daily net assets, .13% of the next $500 million of the Portfolio's average daily net assets, .11% of the next $1 billion of the Portfolio's average daily net assets and .10% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholder servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

5. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.69%, 1.01% and 1.04%, respectively.

EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                        COMPASS           PNC MUNICIPAL
                                                       MUNICIPAL          MONEY MARKET               PRO
                                                       MONEY FUND           PORTFOLIO               FORMA
                                                      ------------        -------------             -----

1 year  . . . . . . . . . . . . . . . . .                 $ 7                 $ 6                     $ 6
3 years . . . . . . . . . . . . . . . . .                  22                  19                      19
5 years . . . . . . . . . . . . . . . . .                  38                  32                      32
10 years  . . . . . . . . . . . . . . . .                  86                  73                      73
-------------------------------

(0) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                    COMPASS NEW JERSEY MUNICIPAL MONEY FUND
        PNC NEW JERSEY MUNICIPAL MONEY MARKET PORTFOLIO - SERVICE SHARES

                                                                   COMPASS
                                                                  NEW JERSEY        PNC NEW JERSEY
                                                                  MUNICIPAL         MUNICIPAL MONEY   POST-CLOSING
                                                                  MONEY FUND       MARKET PORTFOLIO     PRO FORMA
                                                                  ----------       ----------------     ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on Purchases
  (as a percentage of offering price) . . . . . . . . .              None                *                None
Maximum Sales Load Imposed on Reinvested  . . . . . . .
  Dividends (as a percentage of offering price) . . . .              None                                 None
Deferred Sales Load (as a percentage of
  redemption proceeds)  . . . . . . . . . . . . . . . .              None                                 None
Redemption Fees . . . . . . . . . . . . . . . . . . . .              None(1)                              None
Exchange Fees . . . . . . . . . . . . . . . . . . . . .              None                                 None
ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(2):
  (as a percentage of average net assets)
Advisory Fees(3). . . . . . . . . . . . . . . . . . . .              0.40%                                0.06%
Other Operating Expenses(4) . . . . . . . . . . . . . .              0.29%                                0.52%
                                                                     -----                                -----

TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(5):. . . . . . . . . . . . . . . . .              0.69%                                0.58%
                                                                     =====                                =====

-------------------------

* The PNC New Jersey Municipal Money Market Portfolio is a new investment portfolio that has nominal assets and liabilities and is expected to commence investment operations upon completion of the Compass Transaction.

1. The Compass New Jersey Municipal Money Fund imposes a $7 charge for wiring redemption proceeds.

2. The investment adviser and other service providers for the PNC New Jersey Municipal Money Market Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

3. Advisory fees (before waivers) are 0.40% for the Compass New Jersey Municipal Money Fund and 0.45% of the first $1 billion of the average daily net assets of the PNC New Jersey Municipal Money Market Portfolio, plus 0.40% of the next $1 billion of such Portfolio's average daily net assets, plus 0.375% of the next $1 billion of such Portfolio's average daily net assets, plus 0.35% of such Portfolio's average daily net assets in excess of $3 billion. PAMG as the investment adviser of the PNC Municipal Money Market Portfolio is entitled to retain a portion of this fee equal to the annual rate of .05% of the Portfolio's average daily net assets, and the Portfolio's sub-adviser is entitled to the remainder of the fee. The sub-advisory fee is paid by PAMG and has no effect on the advisory fees paid by the Portfolio.

4. Other expenses (before waivers and reimbursements) would be 0.29% and 0.59%, respectively. Other pro forma expenses, include an administration fee payable to PFPC and PDI at an annual rate of .15% of the first $500 million of the Portfolio's average daily net assets, .13% of the next $500 million of the Portfolio's average daily net assets, .11% of the next $1 billion of the Portfolio's average daily net assets and .10% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of

         .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholder servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

5. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.69% and 1.04%, respectively.

EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                   COMPASS NEW          PNC NEW JERSEY
                                                JERSEY MUNICIPAL       MUNICIPAL MONEY
                                                    MONEY FUND         MARKET PORTFOLIO       PRO FORMA
                                                 ----------------      ----------------       ---------

1 year  . . . . . . . . . . . . . . . . . . . .        $ 7                    *                  $ 6
3 years . . . . . . . . . . . . . . . . . . . .         22                                        19
5 years . . . . . . . . . . . . . . . . . . . .         38                                        32
10 years  . . . . . . . . . . . . . . . . . . .         86                                        73
------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE MORE OR LESS THAN THE ASSUMED AMOUNT.



*  See first footnote above.

                   COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND
       PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO - SERVICE SHARES

                                                                                            PNC
                                                                     COMPASS           PENNSYLVANIA
                                                                   PENNSYLVANIA          MUNICIPAL
                                                                    MUNICIPAL          MONEY MARKET     POST-CLOSING
                                                                    MONEY FUND           PORTFOLIO        PRO FORMA
                                                                  -------------          ---------        ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on Purchases
  (as a percentage of offering price) . . . . . . . . . . . .          None                None               None
Maximum Sales Load Imposed on Reinvested
  Dividends (as a percentage of offering price) . . . . . . .          None                None               None
Deferred Sales Load (as a percentage of
  redemption proceeds)  . . . . . . . . . . . . . . . . . . .          None                None               None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . .          None(1)             None               None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . .          None                None               None
ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(2):
  (as a percentage of average net assets)
Advisory Fees(3). . . . . . . . . . . . . . . . . . . . . . .          0.40%               0.06%              0.06%
Other Operating Expenses(4) . . . . . . . . . . . . . . . . .          0.29%               0.52%              0.52%
                                                                       -----               -----              -----

TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(5):  . . . . . . . . . . . . . . . . . . .          0.69%               0.58%              0.58%
                                                                       =====               =====              =====

-------------------

1. The Compass Pennsylvania Municipal Money Fund imposes a $7 charge for wiring redemption proceeds.

2. The investment adviser and other service providers for the PNC Pennsylvania Municipal Money Market Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

3. Advisory fees (before waivers) are 0.40% for the Compass Pennsylvania Municipal Money Fund and 0.45% of the first $1 billion of the average daily net assets of the PNC Pennsylvania Municipal Money Market Portfolio, plus 0.40% of the next $1 billion of such Portfolio's average daily net assets, plus 0.375% of the next $1 billion of such Portfolio's average daily net assets, plus 0.35% of such Portfolio's average daily net assets in excess of $3 billion. PAMG as the investment adviser of the PNC Municipal Money Market Portfolio is entitled to retain a portion of this fee equal to the annual rate of .05% of the Portfolio's average daily net assets, and the Portfolio's sub-adviser is entitled to the remainder of the fee. The sub-advisory fee is paid by PAMG and has no effect on the advisory fees paid by the Portfolio.

4. Other expenses (before waivers and reimbursements) would be 0.29%, 0.55% and 0.59%, respectively. Other pro forma expenses, include an administration fee payable to PFPC and PDI at an annual rate of .15% of the first $500 million of the Portfolio's average daily net assets, .13% of the next $500 million of the Portfolio's average daily net assets, .11% of the next $1 billion of the Portfolio's average daily net assets and .10% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholder servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

5. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.69%, 1.00% and 1.04%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                       COMPASS
                                                    PENNSYLVANIA       PNC PENNSYLVANIA
                                                     MUNICIPAL          MUNICIPAL MONEY
                                                     MONEY FUND        MARKET PORTFOLIO       PRO FORMA
                                                   --------------      ----------------       ---------

1 year  . . . . . . . . . . . . . . . . .                $ 7                 $ 6                   $ 6
3 years . . . . . . . . . . . . . . . . .                 22                  19                    19
5 years . . . . . . . . . . . . . . . . .                 38                  32                    32
10 years  . . . . . . . . . . . . . . . .                 86                  73                    73
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                           COMPASS CASH RESERVE FUND
                  PNC MONEY MARKET PORTFOLIO - SERVICE SHARES


<Caption
                                                             COMPASS CASH      PNC MONEY MARKET      POST-CLOSING
                                                             RESERVE FUND          PORTFOLIO           PRO FORMA
                                                             ------------      ----------------      ------------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on
  Purchases (as a percentage of
  offering price) . . . . . . . . . . . . . . . . . . . .      None                 None                 None
Maximum Sales Load Imposed on
  Reinvested Dividends (as a percentage
  of offering price)  . . . . . . . . . . . . . . . . . .      None                 None                 None
Deferred Sales Load (as a percentage of
  redemption proceeds)  . . . . . . . . . . . . . . . . .      None                 None                 None
Redemption Fees . . . . . . . . . . . . . . . . . . . . .      None(1)              None                 None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . .      None                 None                 None
ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
  AND REIMBURSEMENTS(2):
  (as a percentage of average net assets)
Advisory Fees(3). . . . . . . . . . . . . . . . . . . . .      0.35%                0.06%                0.06%
Other Operating Expenses(4) . . . . . . . . . . . . . . .      0.24%                0.52%                0.52%
                                                               -----                -----                -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(5): . . . . . . . . . . . . . . . . . .     0.59%                0.58%                0.58%
                                                               =====                =====                =====

--------------------------

1. The Compass Cash Reserve Fund imposes a $7 charge for wiring redemption proceeds.

2. The investment adviser and other service providers for the PNC Money Market Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

3. Advisory fees (before waivers) are 0.35% for the Compass Cash Reserve Fund and 0.45% of the first $1 billion of the average daily net assets of the PNC Money Market Portfolio, plus 0.40% of the next $1 billion of such Portfolio's average daily net assets, plus 0.375% of the next $1 billion of such Portfolio's average daily net assets, plus 0.35% of such Portfolio's average daily net assets in excess of $3 billion. PAMG as the investment adviser of the PNC Municipal Money Market Portfolio is entitled to retain a portion of this fee equal to the annual rate of.05% of the Portfolio's average daily net assets, and the Portfolio's sub-adviser is entitled to the remainder of the fee. The sub-advisory fee is paid by PAMG and has no effect on the advisory fees paid by the Portfolio.

4. Other expenses (before waivers and reimbursements) would be 0.24%, 0.53% and 0.56%, respectively. Other pro forma expenses, include an administration fee payable to PFPC and PDI at an annual rate of .15% of the first $500 million of the Portfolio's average daily net assets, .13% of the next $500 million of the Portfolio's average daily net assets, .11% of the next $1 billion of the Portfolio's average daily net assets and .10% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholder servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

5. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.59%, 0.97% and 1.00%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                    COMPASS CASH           PNC MONEY
                                                    RESERVE FUND       MARKET PORTFOLIO       PRO FORMA
                                                    ------------       ----------------       ---------
1 year  . . . . . . . . . . . . . . . . .                $ 6                 $ 6                   $ 6
3 years . . . . . . . . . . . . . . . . .                 19                  19                    19
5 years . . . . . . . . . . . . . . . . .                 33                  32                    32
10 years  . . . . . . . . . . . . . . . .                 74                  73                    73
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                           COMPASS U.S. TREASURY FUND
             PNC GOVERNMENT MONEY MARKET PORTFOLIO - SERVICE SHARES


                                                            COMPASS              PNC GOVERNMENT
                                                          U.S. TREASURY           MONEY MARKET          POST-CLOSING
                                                              FUND                 PORTFOLIO             PRO FORMA
                                                          ------------          ---------------          ---------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on
  Purchases (as a percentage of
  offering price) . . . . . . . . . . . . . . . . . . .      None                    None                  None
Maximum Sales Load Imposed on
  Reinvested Dividends (as a percentage
  of offering price)  . . . . . . . . . . . . . . . . .      None                    None                  None
Deferred Sales Load (as a percentage of
  redemption proceeds)  . . . . . . . . . . . . . . . .      None                    None                  None
Redemption Fees . . . . . . . . . . . . . . . . . . . .      None(1)                 None                  None
Exchange Fees . . . . . . . . . . . . . . . . . . . . .      None                    None                  None
ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(2)
    (as a percentage of average net assets)
Advisory Fees(3). . . . . . . . . . . . . . . . . . . .      0.35%                   0.06%                 0.06%
Other Operating Expenses(4) . . . . . . . . . . . . . .      0.24%                   0.52%                 0.52%
                                                             -----                   -----                 -----

TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(5):  . . . . . . . . . . . . . . . .      0.59%                   0.58%                 0.58%
                                                             =====                   =====                 =====



-------------------------

1. The Compass U.S. Treasury Fund imposes a $7 charge for wiring redemption proceeds.

2. The investment adviser and other service providers for the PNC Government Money Market Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

3. Advisory fees (before waivers) are 0.35% for the Compass U.S. Treasury Fund and 0.45% of the first $1 billion of the average daily net assets of the PNC Government Money Market Portfolio, plus 0.40% of the next $1 billion of such Portfolio's average daily net assets, plus 0.375% of the next $1 billion of such Portfolio's average daily net assets, plus 0.35% of such Portfolio's average daily net assets in excess of $3 billion. PAMG as the investment adviser of the PNC Municipal Money Market Portfolio is entitled to retain a portion of this fee equal to the annual rate of .05% of the Portfolio's average daily net assets, and the Portfolio's sub-adviser is entitled to the remainder of the fee. The sub-advisory fee is paid by PAMG and has no effect on the advisory fees paid by the Portfolio.

4. Other expenses (before waivers and reimbursements) would be 0.24%, 0.55% and .58%, respectively. Other pro forma expenses, include an administration fee payable to PFPC and PDI at an annual rate of .15% of the first $500 million of the Portfolio's average daily net assets, .13% of the next $500 million of the Portfolio's average daily net assets, .11% of the next $1 billion of the Portfolio's average daily net assets and .10% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholder servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT-- Share Structure."

5. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.59%, 1.00% and 1.03%, respectively.

EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:


                                                       COMPASS          PNC GOVERNMENT
                                                    U.S. TREASURY        MONEY MARKET
                                                        FUND               PORTFOLIO          PRO FORMA
                                                   --------------          ---------          ---------
1 year  . . . . . . . . . . . . . . . . .                $ 6                 $ 6                   $ 6
3 years . . . . . . . . . . . . . . . . .                 19                  19                    19
5 years . . . . . . . . . . . . . . . . .                 33                  32                    32
10 years  . . . . . . . . . . . . . . . .                 74                  73                    73
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                          COMPASS MUNICIPAL BOND FUND
                 PNC TAX-FREE INCOME PORTFOLIO - SERVICE SHARES

                                                                    COMPASS MUNICIPAL     PNC TAX-FREE     POST-CLOSING
                                                                        BOND FUND        INCOME PORTFOLIO    PRO FORMA
                                                                     -----------------   ----------------    ---------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on Purchases
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .     4.00%(1)            None            None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .     None                None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .     None                None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .     None(2)             None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     None                None            None
ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4). . . . . . . . . . . . . . . . . . . . . . . . . . . .     0.60%               0.00%           0.30%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .     0.33%               0.83%           0.55%
                                                                            -----               -----           -----

TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS AND
REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . . . .     0.93%               0.83%           0.85%
                                                                            =====               =====           =====

-------------------------

1. There is no sales charge on certain purchases of the Compass Municipal Bond Fund.

2. The Compass Municipal Bond Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and other service providers for the PNC Tax-Free Income Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.60% for the Compass Municipal Bond Fund and 0.50% of the first $1 billion of the average daily net assets of the PNC Tax-Free Income Portfolio, plus 0.45% of the next $1 billion of such Portfolio's average daily net assets, plus 0.425% of the next $1 billion of such Portfolio's average daily net assets, plus 0.40% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .35% of the Portfolio's first $1 billion of average daily net assets, .30% of its next $1 billion of average daily net assets, .275% of its next $1 billion of average daily net assets, and .25% of its average daily net assets in excess of $3 billion. This sub- advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.33%, 1.03% and 0.69%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.93%, 1.53% and 1.19%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

15
                                                  COMPASS MUNICIPAL      PNC TAX-FREE
                                                      BOND FUND       INCOME PORTFOLIO -      PRO FORMA
                                                  -----------------   ------------------      ---------

1 year  . . . . . . . . . . . . . . . . .               $ 49                 $ 8                  $ 9
3 years . . . . . . . . . . . . . . . . .                 68                  26                   27
5 years . . . . . . . . . . . . . . . . .                 89                  46                   47
10 years  . . . . . . . . . . . . . . . .                150                 103                  105
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                     COMPASS NEW JERSEY MUNICIPAL BOND FUND
            PNC NEW JERSEY TAX-FEE INCOME PORTFOLIO - SERVICE SHARES

                                                                   COMPASS NEW JERSEY      PNC NEW JERSEY
                                                                       MUNICIPAL          TAX-FREE INCOME      POST-CLOSING
                                                                       BOND FUND              PORTFOLIO         PRO FORMA
                                                                    ------------------     ---------------      ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on Purchases
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .       4.00%(1)             *               None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .       None                                 None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .       None                                 None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .       None(2)                              None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       None                                 None

ANNUAL FUND OPERATING EXPENSE AFTER WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4). . . . . . . . . . . . . . . . . . . . . . . . . . . .       0.60%                                0.30%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .       0.28%                                0.55%
                                                                              -----                                -----

TOTAL FUND OPERATING EXPENSES AFTER WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . . .     0.88%                                0.85%
                                                                              =====                                =====


-------------------------

* The PNC New Jersey Tax-Free Income Portfolio is a new investment portfolio with nominal assets and liabilities that is expected to commence investment operations upon completion of the Compass Transaction.

1. There is no sales charge on certain purchases of the Compass New Jersey Municipal Bond Fund.

2. The Compass New Jersey Municipal Bond Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC New Jersey Tax-Free Income Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.62% for the Compass New Jersey Municipal Bond Fund and 0.50% of the first $1 billion of the average daily net assets of the PNC New Jersey Tax-Free Income Portfolio, plus 0.45% of the next $1 billion of such Portfolio's average daily net assets, plus 0.425% of the next $1 billion of such Portfolio's average daily net assets, plus 0.40% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .35% of the Portfolio's first $1 billion of average daily net assets, .30% of its next $1 billion of average daily net assets, .275% of its next $1 billion of average daily net assets, and .25% of its average daily net assets in excess of $3 billion. The sub-advisory fee is paid by PNC's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.28%, and 0.55%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of.03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of- pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers) would be 0.88% and 1.12%, respectively.



EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                    COMPASS NEW         PNC NEW JERSEY
                                                  JERSEY MUNICIPAL      TAX-FREE INCOME
                                                      BOND FUND            PORTFOLIO               PRO FORMA
                                                  ----------------      ---------------            ---------

1 year  . . . . . . . . . . . . . . . . .               $ 49                   *                      $ 9
3 years . . . . . . . . . . . . . . . . .                 67                                           27
5 years . . . . . . . . . . . . . . . . .                 87                                           47
10 years  . . . . . . . . . . . . . . . .                144                                          105
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.



*  SEE FIRST FOOTNOTE ABOVE.

                    COMPASS PENNSYLVANIA MUNICIPAL BOND FUND
          PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO - SERVICE SHARES

                                                                            COMPASS
                                                                         PENNSYLVANIA          PNC PENNSYLVANIA
                                                                           MUNICIPAL           TAX-FREE INCOME     POST-CLOSING
                                                                           BOND FUND               PORTFOLIO        PRO FORMA
                                                                         -------------         ----------------     ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases
 (as a percentage of offering price)  . . . . . . . . . . . . . . . . .         4.00%(1)                None            None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                 None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4). . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.60%                   0.28%           0.30%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.41%                   0.55%           0.55%
                                                                                -----                   -----           -----

TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6): . . . . . . . . . . . . . . . . . . . . . . . . .        1.01%                   0.83%           0.85%
                                                                                =====                   =====           =====

-------------------

1. There is no sales charge on certain purchases of the Compass Pennsylvania Municipal Bond Fund.

2. The Compass Pennsylvania Municipal Bond Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC Pennsylvania Tax-Free Income Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.60% for the Compass Pennsylvania Municipal Bond Fund and 0.50% of the first $1 billion of the average daily net assets of the PNC Pennsylvania Tax-Free Income Portfolio, plus 0.45% of the next $1 billion of such Portfolio's average daily net assets, plus 0.425% of the next $1 billion of such Portfolio's average daily net assets, plus 0.40% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .35% of the Portfolio's first $1 billion of average daily net assets, .30% of its next $1 billion of average daily net assets, .275% of its next $1 billion of average daily net assets, and .25% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.41%, 0.66% and 0.65%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 1.01%, 1.16% and 1.15%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                             COMPASS
                                           PENNSYLVANIA      PNC PENNSYLVANIA
                                            MUNICIPAL         TAX-FREE INCOME
                                             BOND FUND           PORTFOLIO         PRO FORMA
                                           ------------      ----------------      ---------

1 year  . . . . . . . . . . . . . . .           $ 50                $  8             $  9
3 years . . . . . . . . . . . . . . .             71                  26               27
5 years . . . . . . . . . . . . . . .             94                  46               47
10 years  . . . . . . . . . . . . . .            159                 103              105

-------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                           COMPASS EQUITY INCOME FUND
                  PNC VALUE EQUITY PORTFOLIO - SERVICE SHARES


                                                                               COMPASS
                                                                               EQUITY            PNC VALUE EQUITY      POST-CLOSING
 CLOSING                                                                     INCOME FUND             PORTFOLIO           PRO-FORMA
                                                                           ----------------         -----------       --------------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on Purchases
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         4.50%(1)                None            None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                 None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None
ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4). . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.70%                   0.43%           0.50%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.25%                   0.55%           0.55%
                                                                                -----                   -----           -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . .         0.95%                   0.98%           1.05%
-------------------                                                             =====                   =====           =====

1. There is no sales charge on certain purchases of the Compass Equity Income Fund.

2. The Compass Equity Income Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC Value Equity Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers and reimbursements) are 0.70% for the Compass Equity Income Fund and 0.55% of the first $1 billion of the average daily net assets of the PNC Value Equity Portfolio, plus 0.50% of the next $1 billion of such Portfolio's average daily net assets, plus 0.475% of the next $1 billion of such Portfolio's average daily net assets, plus 0.45% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .40% of the Portfolio's first $1 billion of average daily net assets, .35% of its next $1 billion of average daily net assets, .325% of its next $1 billion of average daily net assets and .30% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers) would be 0.25%, 0.56% and 0.55%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets.. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.95%, 1.11% and 1.05%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                    COMPASS EQUITY       PNC VALUE EQUITY
                                     INCOME FUND             PORTFOLIO         PRO FORMA
                                    --------------       ----------------      ---------

1 year  . . . . . . . .                   $ 54               $ 10               $ 11
3 years . . . . . . . .                     74                 31                 33
5 years . . . . . . . .                     95                 54                 58
10 years  . . . . . . .                    156                120                128

-------------------------
(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                              COMPASS GROWTH FUND
                  PNC GROWTH EQUITY PORTFOLIO - SERVICE SHARES


                                                                          COMPASS GROWTH        PNC GROWTH EQUITY   POST-CLOSING
                                                                               FUND                 PORTFOLIO        PRO FORMA
                                                                          --------------        -----------------    ---------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         4.50%(1)                None            None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                 None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.70%                   0.43%           0.50%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.26%                   0.55%           0.55%
                                                                                -----                   -----           -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . .         0.96%                   0.98%           1.05%
                                                                                =====                   =====           =====
--------------------

1.       There is no sales charge on certain purchases of the Compass Growth
         Fund.

2. The Compass Growth Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC Growth Equity Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.70% for the Compass Growth Fund and 0.55% of the first $1 billion of the average daily net assets of the PNC Growth Equity Portfolio, plus 0.50% of the next $1 billion of such Portfolio's average daily net assets, plus 0.475% of the next $1 billion of such Portfolio's average daily net assets, plus 0.45% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .40% of the Portfolio's first $1 billion of average daily net assets, .35% of its next $1 billion of average daily net assets, .325% of its next $1 billion of average daily net assets and .30% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.26%, 0.59% and 0.62%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.96%, 1.14% and 1.17%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                        COMPASS         PNC GROWTH EQUITY
                                                      GROWTH FUND           PORTFOLIO             PRO FORMA
                                                      -----------       -----------------         ---------
1 year  . . . . . . . . . . . . . . . . .                  $ 54              $ 10                    $ 17
3 years . . . . . . . . . . . . . . . . .                    74                31                      33
5 years . . . . . . . . . . . . . . . . .                    96                54                      58
10 years  . . . . . . . . . . . . . . . .                   158               120                     128
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                           COMPASS SMALL COMPANY FUND
             PNC SMALL CAP GROWTH EQUITY PORTFOLIO - SERVICE SHARES

                                                                           COMPASS SMALL        PNC SMALL CAP
                                                                              COMPANY           GROWTH EQUITY      POST-CLOSING
                                                                                FUND              PORTFOLIO         PRO FORMA
                                                                            ------------        -------------       ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases . . . . . . . . . . . . . . . . . . . .         4.50%(1)                None            None
 (as a percentage of offering price)
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                 None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
 (as a percentage of average net assets)
Advisory Fees(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.90%                   0.48%           0.53%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.40%                   0.55%           0.63%
                                                                                -----                   -----           -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . .         1.30%                   1.03%           1.16%
                                                                                =====                   =====           =====
-------------------

1. There is no sales charge on certain purchases of the Compass Small Company Fund.

2. The Compass Small Company Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC Small Cap Value Equity Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.90% for the Compass Small Company Fund and 0.55% of the first $1 billion of the average daily net assets of the PNC Small Cap Growth Equity Portfolio, plus 0.50% of the next $1 billion of such Portfolio's average daily net assets, plus 0.475% of the next $1 billion of such Portfolio's average daily net assets, plus 0.45% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .40% of the Portfolio's first $1 billion of average daily net assets, .35% of its next $1 billion of average daily net assets, .325% of its next $1 billion of average daily net assets and .30% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's and has an effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.40%, 0.59% and 0.63%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 1.30%, 1.14% and 1.18%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                     PNC SMALL CAP
                                    COMPASS SMALL    GROWTH EQUITY
                                    COMPANY FUND       PORTFOLIO        PRO FORMA
                                    -------------    -------------      ---------
1 year  . . . . . . . .                   $ 58           $ 11               $ 12
3 years . . . . . . . .                     84             34                 37
5 years . . . . . . . .                    113             57                 64
10 years  . . . . . . .                    195            126                141

-------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                       COMPASS INTERNATIONAL EQUITY FUND
              PNC INTERNATIONAL EQUITY PORTFOLIO - SERVICE SHARES



                                                                               COMPASS                  PNC
                                                                            INTERNATIONAL      INTERNATIONAL EQUITY  POST-CLOSING
                                                                             EQUITY FUND             PORTFOLIO        PRO FORMA
                                                                            -------------      --------------------   ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases . . . . . . . . . . . . . . . . . . . .         4.50%(1)                None            None
  (as a percentage of offering price)
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                 None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND DISBURSEMENTS(3):
 (as a percentage of average net assets)
Advisory Fees(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.90%                   0.63%           0.53%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.56%                   0.65%           0.73%
                                                                                -----                   -----           -----

TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND DISBURSEMENTS(6): . . . . . . . . . . . . . . . . . . . . . . . . .         1.46%                   1.28%           1.26%
-------------------                                                             =====                   =====           =====

1. There is no sales charge on certain purchases of the Compass International Equity Fund.

2. The Compass International Equity Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC International Equity Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.90% for the Compass International Equity Fund and 0.75% of the first $1 billion of the average daily net assets of the PNC International Equity Portfolio, plus 0.70% of the next $1 billion of such Portfolio's average daily net assets, plus 0.675% of the next $1 billion of such Portfolio's average daily net assets, plus 0.65% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory fees, the sub-adviser for this PNC Portfolio entitled to receive a fee at the annual rate of .60% of the Portfolio's first $1 billion of average daily net assets, .55% of its next $1 billion of average daily net assets, .525% of its next $1 billion of average daily net assets and .50% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers or reimbursements) would be 0.56%, 0.67% and 0.71%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers or reimbursements) would be 1.46%, 1.42% and 1.46%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                       COMPASS
                                    INTERNATIONAL       PNC INTERNATIONAL
                                     EQUITY FUND        EQUITY PORTFOLIO       PRO FORMA
                                    -------------       -----------------      ---------

1 year  . . . . . . . .                   $ 59               $ 13                 $ 14
3 years . . . . . . . .                     89                 41                   43
5 years . . . . . . . .                    121                 70                   54
10 years  . . . . . . .                    212                155                  164

-------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                             COMPASS BALANCED FUND
                    PNC BALANCED PORTFOLIO - SERVICE SHARES

                                                                          COMPASS BALANCED        PNC BALANCED     POST-CLOSING
                                                                                FUND                PORTFOLIO       PRO-FORMA
                                                                          ----------------        ------------      ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         4.50%(1)                None            None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                 None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.70%                   0.43%           0.50%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.40%                   0.55%           0.60%
                                                                                -----                   -----           -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . .         1.10%                   0.98%           1.10%
--------------------                                                            =====                   =====           =====

1.       There is no sales charge on certain purchases of the Compass Balanced
         Fund.

2. The Compass Balanced Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC Balanced Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.70% for the Compass Balanced Fund and 0.55% of the first $1 billion of the average daily net assets of the PNC Balanced Portfolio, plus 0.50% of the next $1 billion of such Portfolio's average daily net assets, plus 0.475% of the next $1 billion of such Portfolio's average daily net assets, plus 0.45% of such Portfolio's average daily net assets in excess of $3 billion.
         For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .40% of the Portfolio's first $1 billion of average daily net assets, .35% of its next $1 billion of average daily net assets, .325% of its next $1 billion of average daily net assets and .30% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers or reimbursements) would be 0.40%, 0.64% and 0.65%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers or reimbursements) would be 1.10%, 1.19% and 1.20%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                       COMPASS
                                                      BALANCED           PNC BALANCED
                                                        FUND               PORTFOLIO          PRO FORMA
                                                      --------           ------------         ---------
1 year  . . . . . . . . . . . . . . . . .                 $ 56              $ 10                 $ 11
3 year  . . . . . . . . . . . . . . . . .                   78                31                   35
5 years . . . . . . . . . . . . . . . . .                  103                54                   61
10 years  . . . . . . . . . . . . . . . .                  173               120                  134
-------------------------------

EXAMPLE:(O)      THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF
                 FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN.
                 THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE
                 CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN;
                 ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                        COMPASS SHORT/INTERMEDIATE FUND
                 PNC SHORT-TERM BOND PORTFOLIO - SERVICE SHARES


                                                                           COMPASS SHORT/
                                                                            INTERMEDIATE          PNC SHORT-TERM     POST-CLOSING
                                                                                FUND              BOND PORTFOLIO      PRO FORMA
                                                                           --------------         --------------      ---------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load Imposed on Purchases
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         4.00%(1)                None            None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                 None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None
ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.60%                   0.23%           0.30%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.25%                   0.50%           0.55%
                                                                                -----                   -----           -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . .         0.85%                   0.73%           0.85%
                                                                                =====                   =====           =====

-------------------------

1. There is no sales charge on certain purchases of the Compass Short/Intermediate Fund.

2. The Compass Short/Intermediate Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC Short-Term Bond Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.60% for the Compass Short/Intermediate Fund and 0.50% of the first $1 billion of the average daily net assets of the PNC Short-Term Bond Portfolio, plus 0.45% of the next $1 billion of such Portfolio's average daily net assets, plus 0.425% of the next $1 billion of such Portfolio's average daily net assets, plus 0.40% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .35% of the Portfolio's first $1 billion of average daily net assets, .30% of its next $1 billion of average daily net assets, .275% of its next $1 billion of average daily net assets, and .25% of its average daily net assets in excess of $3 billion. This sub- advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.25%, 0.61% and 0.61%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT-- Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.85%, 1.11% and 1.11%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                   COMPASS SHORT/
                                                    INTERMEDIATE        PNC SHORT-TERM
                                                        FUND            BOND PORTFOLIO        PRO FORMA
                                                   --------------       --------------        ---------

1 year  . . . . . . . . . . . . . . . . .               $ 48                 $ 7                 $  9
3 years . . . . . . . . . . . . . . . . .                 66                  23                   27
5 years . . . . . . . . . . . . . . . . .                 85                  41                   47
10 years  . . . . . . . . . . . . . . . .                141                  91                  105
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                           COMPASS FIXED INCOME FUND
                PNC CORE FIXED INCOME PORTFOLIO - SERVICE SHARES

                                                                            COMPASS                PNC
                                                                         FIXED INCOME       CORE FIXED INCOME      POST-CLOSING
                                                                             FUND               PORTFOLIO           PRO FORMA
                                                                         ------------       -----------------       ---------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         4.00%(1)                *               None
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                                    None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                                    None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                                 None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                                    None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.60%                                   0.30%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.25%                                   0.55%
                                                                                -----                                   -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . .         0.85%                                   0.85%
--------------------                                                            =====                                   =====

* The PNC Core Fixed Income Portfolio is a new investment portfolio with nominal assets and liabilities that is expected to commence investment operations in connection with the Compass and BIT Transactions.

1.       There is no sales charge on certain purchases of the Compass Fixed
         Income Fund.

2. The Compass Fixed Income Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC Core Fixed Income Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.60% for the Compass Fixed Income Fund and 0.50% of the first $1 billion of the average daily net assets of the PNC Core Fixed Income Portfolio, plus 0.45% of the next $1 billion of such Portfolio's average daily net assets, plus 0.425% of the next $1 billion of such Portfolio's average daily net assets, plus 0.40% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .35% of the Portfolio's first $1 billion of average daily net assets, .30% of its next $1 billion of average daily net assets, .275% of its next $1 billion of average daily net assets, and .25% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.25% and 0.60%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of

         .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.85% and 1.10%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                       COMPASS                PNC
                                                    FIXED INCOME       CORE FIXED INCOME
                                                        FUND               PORTFOLIO          PRO FORMA
                                                    ------------       -----------------      ---------
1 year  . . . . . . . . . . . . . . . . .               $ 48                   *                 $  9
3 years . . . . . . . . . . . . . . . . .                 66                                       27
5 years . . . . . . . . . . . . . . . . .                 85                                       47
10 years  . . . . . . . . . . . . . . . .                141                                      105
-------------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

*        SEE FIRST FOOTNOTE ABOVE.

                    COMPASS INTERNATIONAL FIXED INCOME FUND
           PNC INTERNATIONAL FIXED INCOME PORTFOLIO - SERVICE SHARES

                                                                              COMPASS               PNC
                                                                           INTERNATIONAL       INTERNATIONAL
                                                                            FIXED INCOME        FIXED INCOME      POST-CLOSING
                                                                                FUND             PORTFOLIO         PRO FORMA
                                                                           -------------       -------------       ---------
SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases . . . . . . . . . . . . . . . . . . . .         4.00%(1)                *               None
  (as a percentage of offering price)
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                                    None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                                    None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None(2)                                 None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                                    None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(3):
  (as a percentage of average net assets)
Advisory Fees(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.80%                                   0.60%
Other Operating Expenses(5) . . . . . . . . . . . . . . . . . . . . . .         0.44%                                   0.68%
                                                                                -----                                   -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(6):  . . . . . . . . . . . . . . . . . . . . . . . .         1.24%                                   1.28%
--------------------                                                            =====                                   =====

* The PNC International Fixed Income Portfolio currently has nominal assets and liabilities and is expected to commence investment operations in connection with the Compass Transaction.

1. There is no sales charge on certain purchases of the Compass International Fixed Income Portfolio.

2. The Compass International Fixed Income Fund imposes a $7 charge for wiring redemption proceeds.

3. The investment adviser and service providers for the PNC International Fixed Income Portfolio are under no contractual obligation, after the closing on the Compass Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

4. Advisory fees (before waivers) are 0.80% for the Compass International Fixed Income Fund and 0.55% of the first $1 billion of the average daily net assets of the PNC International Fixed Income Portfolio, plus 0.50% of the next $1 billion of such Portfolio's average daily net assets, plus 0.475% of the next $1 billion of such Portfolio's average daily net assets, plus 0.45% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .40% of the Portfolio's first $1 billion of average daily net assets, .35% of its next $1 billion of average daily net assets, .325% of its next $1 billion of average daily net assets, and .30% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

5. Other expenses (before waivers and reimbursements) would be 0.44% and 0.78%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

6. Total Fund Operating Expenses (before waivers and reimbursements) would be 1.24% and 1.33%, respectively.

EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

                                                         COMPASS           PNC
                                                      INTERNATIONAL   INTERNATIONAL
                                                      FIXED INCOME     FIXED INCOME
                                                           FUND          PORTFOLIO       PRO FORMA
                                                      -------------    ------------      ---------
1 year  . . . . . . . . . . . . . . . . .                  $ 52                *             $ 13
3 years . . . . . . . . . . . . . . . . .                    78                                41
5 years . . . . . . . . . . . . . . . . .                   105                                70
10 years  . . . . . . . . . . . . . . . .                   184                               155

_________________________

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

*      SEE FIRST FOOTNOTE ABOVE.

                          BIT SHORT DURATION PORTFOLIO
              PNC SHORT-TERM BOND PORTFOLIO - INSTITUTIONAL SHARES

                                                                         BIT SHORT DURATION     PNC SHORT-TERM     POST-CLOSING
                                                                              PORTFOLIO         BOND PORTFOLIO      PRO FORMA
                                                                         ------------------     --------------      ---------

SHAREHOLDER TRANSACTION EXPENSES:
Maximum Sales Load on Purchases . . . . . . . . . . . . . . . . . . . .         None                    None            None
 (as a percentage of offering price)
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                    None            None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                    None            None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                    None            None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(1):
 (as a percentage of average net assets):
Advisory Fees(2)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.30%                   0.23%           0.30%
Other Operating Expenses(3) . . . . . . . . . . . . . . . . . . . . . .         0.27%                   0.20%           0.25%
                                                                                -----                   -----           -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(4):  . . . . . . . . . . . . . . . . . . . . . . . .         0.57%                   0.43%           0.55%
--------------------                                                            =====                   =====           =====

1. The investment adviser and service providers for the PNC Short-Term Bond Portfolio are under no contractual obligation, after the closing on the BIT Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

2. Advisory fees (before waivers) are 0.30% for the BIT Short Duration Portfolio and 0.50% of the first $1 billion of the average daily net assets of the PNC Short-Term Bond Portfolio, plus 0.45% of the next $1 billion of such Portfolio's average daily net assets, plus 0.425% of the next $1 billion of such Portfolio's average daily net assets, plus 0.40% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .35% of the Portfolio's first $1 billion of average daily net assets, .30% of its next $1 billion of average daily net assets, .275% of its next $1 billion of average daily net assets, and .25% of its average daily net assets in excess of $3 billion. This sub-advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

3. Other expenses (before waivers and reimbursements) would be 0.27%, 0.31% and 0.31%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

4. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.57%, 0.81% and 0.81%, respectively.

EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:

                                                  BIT SHORT
                                                  DURATION         PNC SHORT-TERM
                                                  PORTFOLIO        BOND PORTFOLIO         PRO FORMA
                                                  ---------        --------------         ---------

1 year  . . . . . . . . . . . . . . . . .             $ 6                 $ 4                 $ 6
3 years . . . . . . . . . . . . . . . . .              18                  14                  18
5 years . . . . . . . . . . . . . . . . .              32                  24                  31
10 years  . . . . . . . . . . . . . . . .              72                  54                  69

-------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

                        BIT CORE FIXED INCOME PORTFOLIO
             PNC CORE FIXED INCOME PORTFOLIO - INSTITUTIONAL SHARES

                                                                            BIT CORE
                                                                          FIXED INCOME          PNC CORE FIXED     POST-CLOSING
                                                                            PORTFOLIO          INCOME PORTFOLIO     PRO FORMA
                                                                            ---------          ----------------     ---------

Shareholder Transaction Expenses:
Maximum Sales Load on Purchases . . . . . . . . . . . . . . . . . . . .         None                      *             None
  (as a percentage of offering price)
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                                    None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                                    None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                                    None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                                    None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(1):
 (as a percentage of average net assets):
Advisory Fees(2)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.35%                                   0.35%
Other Operating Expenses(3) . . . . . . . . . . . . . . . . . . . . . .         0.20%                                   0.20%
                                                                                -----                                   -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(4): . . . . . . . . . . . . . . . . . . . . . . . . .        0.55%                                   0.55%
--------------------                                                            =====                                   =====

* The PNC Core Fixed Income Portfolio is a new investment portfolio with nominal assets and liabilities that is expected to commence investment operations in connection with the Compass and BIT Transactions.

1. The investment adviser and service providers for the PNC Core Fixed Income Portfolio are under no contractual obligation, after the closing on the BIT Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

2. Advisory fees (before waivers) are 0.35% for the BIT Core Fixed Income Portfolio and 0.50% of the first $1 billion of the average daily net assets of the PNC Core Fixed Income Portfolio, plus 0.45% of the next $1 billion of such Portfolio's average daily net assets, plus 0.425% of the next $1 billion of such Portfolio's average daily net assets, plus 0.40% of such Portfolio's average daily net assets in excess of $3 billion. For its sub-advisory services, the sub-adviser for this PNC Portfolio is entitled to receive a fee at the annual rate of .35% of the Portfolio's first $1 billion of average daily net assets, .30% of its next $1 billion of average daily net assets, .275% of its next $1 billion of average daily net assets, and .25% of its average daily net assets in excess of $3 billion. This sub- advisory fee is paid by the PNC Portfolio's investment adviser and has no effect on the advisory fees paid by the Portfolio.

3. Other expenses (before waivers and reimbursements) would be 0.20% and 0.35%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

4. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.60% and 0.80%, respectively.


EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:

                                                  BIT CORE
                                                FIXED INCOME       PNC CORE FIXED
                                                  PORTFOLIO       INCOME PORTFOLIO        PRO FORMA
                                                  ---------       ----------------        ---------
1 year  . . . . . . . . . . . . . . . .             $ 6                  *                   $ 6
3 years . . . . . . . . . . . . . . . .              18                                       18
5 years . . . . . . . . . . . . . . . .              31                                       31
10 years  . . . . . . . . . . . . . . .              69                                       69

-------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

*      SEE FIRST FOOTNOTE ABOVE.

               BIT MULTI-SECTOR MORTGAGE SECURITIES PORTFOLIO III
       PNC MULTI-SECTOR MORTGAGE SECURITIES PORTFOLIO III - INSTITUTIONAL SHARES


                                                                      BIT MULTI-SECTOR          PNC MULTI-SECTOR
                                                                     MORTGAGE SECURITIES      MORTGAGE SECURITIES  POST-CLOSING
                                                                       PORTFOLIO III             PORTFOLIO III      PRO FORMA
                                                                       -------------          -------------------   ---------

Shareholder Transaction Expenses:
Maximum Sales Load on Purchases . . . . . . . . . . . . . . . . . . . .         None                      *             None
  (as a percentage of offering price)
Maximum Sales Load Imposed on Reinvested Dividends
  (as a percentage of offering price) . . . . . . . . . . . . . . . . .         None                                    None
Deferred Sales Load (as a percentage of redemption proceeds)  . . . . .         None                                    None
Redemption Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                                    None
Exchange Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         None                                    None

ANNUAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(1):
 (as a percentage of average net assets):
Advisory Fees(2)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         0.35%                                   0.35%
Other Operating Expenses(3) . . . . . . . . . . . . . . . . . . . . . .         0.25%                                   0.25%
                                                                                -----                                   -----
TOTAL FUND OPERATING EXPENSES AFTER FEE WAIVERS
AND REIMBURSEMENTS(4):  . . . . . . . . . . . . . . . . . . . . . . . .         0.60%                                   0.60%
--------------------                                                            =====                                   =====

* The PNC Multi-Sector Mortgage Securities Portfolio III is a new investment portfolio with nominal assets and liabilities that is expected to commence investment operations in connection with the BIT Transaction.

1. The investment adviser and service providers for the PNC Multi-Sector Mortgage Securities Portfolio III are under no contractual obligation, after the closing on the BIT Transaction, to waive fees or reimburse expenses, but have informed the Portfolio that they expect to waive fees and reimburse expenses during the current fiscal year ending September 30, 1996 as necessary to maintain the Portfolio's total operating expenses at the pro forma level stated in the table.

2. Advisory fees (before waivers) are 0.35% for both the BIT Multi-Sector Mortgage Securities Portfolio III and PNC Multi-Sector Mortgage Securities Portfolio III.

3. Other expenses (before waivers and reimbursements) would be 0.25% and 0.25%, respectively. Other pro forma expenses include an administration fee payable to PFPC and PDI at an annual rate of .20% of the first $500 million of the Portfolio's average daily net assets, .18% of the next $500 million of the Portfolio's average daily net assets, .16% of the next $1 billion of the Portfolio's average daily net assets and .15% of the Portfolio's average daily net assets in excess of $2 billion, and a separate co-administration fee payable to PNC Mutual Fund Company at an annual rate of .03% of the Portfolio's average daily net assets. Other pro forma expenses also include (a) custodial fees paid to PNC Bank based upon the PNC Portfolio's average gross assets, with a minimum fee of $1,000, plus out-of-pocket expenses and certain transaction charges, (b) transfer agency fees payable at the annual rate of .03% of the average net asset value of the Portfolio's outstanding Service Shares, and (c) shareholders servicing fees as described in the Combined Proxy Statement/Prospectus under "Comparison of PNC, Compass and BIT--Share Structure."

4. Total Fund Operating Expenses (before waivers and reimbursements) would be 0.60% and 0.60%, respectively.

EXAMPLE:(O)

         You would pay the following expenses on a $1,000 investment, assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:

                                                                  PNC MULTI-SECTOR
                                                BIT MORTGAGE     MORTGAGE SECURITIES
                                                  PORTFOLIO        PORTFOLIO III          PRO FORMA
                                                  ---------        -------------          ---------

1 year  . . . . . . . . . . . . . . . .             $ 6                  *                   $ 6
3 years . . . . . . . . . . . . . . . .              18                                       18
5 years . . . . . . . . . . . . . . . .              31                                       31
10 years  . . . . . . . . . . . . . . .              69                                       69

-------------------------

(O) THIS EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES WHICH MAY BE MORE OR LESS THAN THOSE SHOWN. THE ASSUMED 5% ANNUAL RETURN IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURN; ACTUAL RETURN MAY BE GREATER OR LESS THAN THE ASSUMED AMOUNT.

*      SEE FIRST FOOTNOTE ABOVE.

                                   APPENDIX V

                     SHAREHOLDER TRANSACTIONS AND SERVICES

         This Appendix compares the shareholder transactions and services that are available in connection with: 1) Service Shares and Institutional Shares of the PNC Portfolios, 2) the Compass Portfolios and 3) the BIT Portfolios.

                I. PNC PORTFOLIOS - SERVICE SHARES AND INSTITUTIONAL SHARES

            CORRESPONDING COMPASS PORTFOLIOS* AND BIT PORTFOLIOS**

                *(Includes Shares of the Compass Municipal Money Fund, New Jersey Municipal Money Fund, Pennsylvania Municipal
                Money Fund, Cash Reserve Fund, U.S. Treasury Fund, Municipal Bond Fund, New Jersey Municipal Bond Fund, Pennsylvania Municipal Bond Fund, Equity Income Fund, Growth Fund, Small Company Fund, International Equity Fund, Balanced Fund, Short/Intermediate Fund, Fixed Income Fund and International Fixed Income Fund.)

                **(Includes the BIT Short Duration Portfolio, Core Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III.)

A.       Sales Charges and Exemptions.

                    PNC Portfolios - Service Shares and Institutional Shares

1. Both Service Shares and Institutional Shares of each PNC Portfolio are sold without a sales charge.


                        Corresponding Compass Portfolios
                    (other than the Compass Municipal Money,
                    New Jersey Municipal Money, Pennsylvania
             Municipal Money, Cash Reserve and U.S. Treasury Funds,
                   Which Are Offered without a Sales Charge)

2.       a)      Shares of the Compass Municipal Bond Fund, New Jersey
                 Municipal Bond Fund, Pennsylvania Municipal Bond Fund,
                 Short/Intermediate Fund, Fixed Income Fund and International
                 Fixed Income Fund are offered with maximum front-end sales charge of 4.00% of the per share public offering price.

         b) Shares of the Compass Equity Income Fund, Growth Fund, Small Company Fund, International Equity Fund and Balanced Fund are offered with a maximum front-end sales charge of 4.50% of the per share public offering price.

         c)      The Compass Portfolios offer exemptions from the sales charge
                 (a) if a shareholder (or a member of the shareholder's immediate family) has an existing trust department relationship with Midlantic; (b) for the Compass Capital Group Individual Retirement Plan and Custody Account when a trustee-to-trustee transfer is made from an employer plan having Midlantic as a fiduciary; (c) for qualified institutional investors (i.e. retirement plans with over $250,000 in assets, charities and not-for-profit organizations); (d) if a shareholder (or a member of the shareholder's immediate family) is a present or retired employee of Midlantic; (e) if a shareholder (or a member of the shareholder's immediate family) is a present employee of SEI Financial Services Company; (f) for trustees or officers of Compass; or (g) for clients of Essex National Securities, Inc. ("Essex") who have enrolled in asset allocation programs sponsored or operated by Essex, including programs that are part of an individual retirement plan. Additionally, if a shareholder previously redeemed shares of any Compass Portfolio sold with a sales charge and re-enters the same Portfolio, the sales charge will be waived so long as re-entry occurs within 12 months following redemption and so long as the shareholder notifies the transfer agent at the time of the investment that the investment is a re-entry.

         d) The Compass Portfolios also offer rights of accumulation and letter of intent programs that can reduce the sales charge payable on share purchases.

                          Corresponding BIT Portfolios

3. Shares of the BIT Short Duration Portfolio, Core Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III are sold without a sales charge.

B.       Purchase Policies

         [NOTE: The chart below shows PNC Portfolios' existing purchase policies for Service Shares and Institutional Shares. PNC and its service providers expect to establish special purchase policies for Compass shareholders who receive Service Shares in connection with the Compass Transaction that are substantially similar to those currently offered by Compass.]


                              PNC Portfolios - Service Shares
                              and Institutional Shares           Compass Portfolios            BIT Portfolios
                              -------------------------------    ------------------            --------------
  Minimum Initial             $5,000 for initial purchases of    $2,500 ($500 for IRAs).       $500,000 (although BIT may
  Investments                 Service Shares and Institutional   The minimum investment may    in its discretion accept
                              Shares.                            be waived if share            subscriptions for a lesser
                                                                 purchases are made in         amount).
                                                                 connection with IRAs,
                                                                 Keoghs, gifts to minors,
                                                                 payroll deduction
                                                                 programs, or similar plans
                                                                 or upon due notice from
                                                                 SEI Financial Services
                                                                 Company.

  Minimum Subsequent          No minimum.                        $100.  (See above for         No minimum.
  Investments                                                    waivers.)



                              PNC Portfolios - Service Shares
                              and Institutional Shares           Compass Portfolios            BIT Portfolios
                              -------------------------------    ------------------            --------------
  Automatic Investment        No.                                Yes.  Shares may be           No.
  Plan                                                           purchased on a monthly
                                                                 basis through automatic
                                                                 deductions from a
                                                                 shareholder's checking or
                                                                 savings account with a
                                                                 $100 minimum and $100,000
                                                                 maximum per transaction.
                                                                 The minimum initial
                                                                 purchase amounts and
                                                                 minimum maintained balance
                                                                 requirements may be waived
                                                                 for purchases under the
                                                                 Automatic Investment Plan.

  Purchase Methods            By telephone.                      Shares are sold by SEI        By telephone.
                                                                 Financial Services Company
                                                                 directly and through
                                                                 broker/dealers having a
                                                                 dealer agreement with SEI,
                                                                 or through procedures
                                                                 established by SEI in
                                                                 connection with the
                                                                 requirements of accounts
                                                                 at Midlantic; by mail; by
                                                                 telephone.


                              PNC Portfolios - Service Shares
                              and Institutional Shares           Compass Portfolios            BIT Portfolios
                              -------------------------------    ------------------            --------------
  Payment Methods             Only in Federal funds or other     By check (or other            By wire of Federal funds.
                              immediately available funds.       negotiable bank instrument    (The investment adviser may,
                                                                 or money order), by wire,     at its discretion, agree to
                                                                 by Automated Clearing         accept securities rather
                                                                 House (ACH).                  than cash to fund the
                                                                                               purchase of shares.)


The PNC Portfolios, Compass Portfolios and BIT Portfolios each reserve the right to reject any purchase order.

 C. Redemption Policies

          [NOTE: The chart below shows PNC Portfolios' existing redemption policies for Service Shares and Institutional Shares. PNC and its service providers expect to establish special redemption policies for Compass shareholders who receive Service Shares in connection with the Compass Transaction that are substantially similar to those currently offered by Compass.]


                              PNC Portfolios - Service Shares
                              and Institutional Shares           Compass Portfolios            BIT Portfolios
                              -------------------------------    ------------------            --------------
  Redemption Methods          By mail or telephone.              By mail or telephone.         By telephone, by facsimile
                                                                                               or by other wire
                                                                                               communication.

  Payment Methods             By wire (normally same or next     By check, by wire.  There     For BIT Core Fixed Income
  (Note:  see discussion      business day for money market      is a $7 charge for wiring     and Short Duration
  following chart for         portfolios, next business day      redemption proceeds.          Portfolios:  By wire
  information concerning      for other portfolios, but may      Payment made within 7         (normally within two
  PNC Multi-Sector            take up to 7 days).                days, but Compass attempts    business days).  BIT Core
  Mortgage Securities                                            to honor requests for next    Fixed Income and Short
  Portfolio III and its                                          day payment of redemption     Duration Portfolios reserve
  corresponding BIT                                              proceeds.                     the right to pay redemptions
  Portfolio.)                                                                                  in kind.


                              PNC Portfolios - Service Shares
                              and Institutional Shares           Compass Portfolios            BIT Portfolios
                              -------------------------------    ------------------            --------------
  Check Writing Privilege     No.                                Yes, for Compass Municipal    No.
                                                                 Money Fund, New Jersey
                                                                 Municipal Money Fund,
                                                                 Pennsylvania Municipal
                                                                 Money Fund, Cash Reserve
                                                                 Fund and U.S. Treasury
                                                                 Fund only ($250 minimum).

  Automatic Cash              No                                 Yes ($10,000 minimum          No.
  Withdrawal Plan                                                balance/$50 minimum per
                                                                 transaction).

                 For both the PNC Multi-Sector Mortgage Securities Portfolio III and the BIT Multi-Sector Mortgage Securities Portfolio III, at least 30 days' notice is required for cash redemptions; requests in excess of $250,000 by a single shareholder in a 3-month period in a Portfolio may be made in kind unless 30 days' written notice is received and will be paid in kind if requested and other shareholders are not adversely affected.

                 A shareholder of record may be required to redeem Service or Institutional Shares, as the case may be, in any PNC Portfolio if the balance in the shareholder's account in that Portfolio drops below $5,000 as the result of a redemption request and the shareholder does not increase the balance to at least $5,000 upon thirty days' written notice. The Compass Portfolios may redeem involuntarily, upon sixty days' notice, shares of a shareholder whose account decreases to a value of less than $2,500 ($500 for purchases made in connection with IRA) because of redemptions. The BIT Portfolios have no such policy with respect to involuntary redemptions. The PNC Portfolios, the Compass Portfolios [and the BIT Portfolios] may also redeem shares involuntarily when appropriate in light of their responsibilities under the 1940 Act, and may make payment for redemptions in securities in lieu of cash.

                 A Compass shareholder who, at the Effective Time of the Compass Transaction, meets the Compass, but not the PNC, minimum investment requirement, will not be required to redeem the PNC shares received in connection with the Compass Transaction, unless the balance in the shareholder's account drops below the Compass minimum as a result of redemptions, or unless redemption appears appropriate in light of PNC's responsibilities under the 1940 Act.

D.       Share Exchanges


                             PNC Portfolios - Service
                             Shares and
                             Institutional Shares            Compass Portfolios                   BIT Portfolios
                             --------------------            ------------------                   --------------

  By Mail                    No.                             Yes.                                 No.
  By Telephone               No.                             Yes.                                 Yes.

  Minimum                    Inapplicable.                   No minimum.                          No minimum.


                 Neither Service Shares nor Institutional Shares of the PNC Portfolios have an exchange privilege. With respect to the Compass Portfolios, a shareholder may exchange shares of a Compass Portfolio for shares of any other Compass Portfolio at net asset value plus a sales charge, if applicable. Shares of a BIT Portfolio may be exchanged for shares of any other BIT Portfolio based on the respective net asset values of the shares involved. Exchanges are only available in states where exchanges can lawfully be made from one Portfolio to another, and [must satisfy the requirements relating to the minimum initial investment in a Portfolio.] Compass and BIT reserve the right to reject any telephone exchange request and to modify or terminate exchange privileges with 60 days' notice.

E.       Responsibility for Telephone Instructions

                 The PNC Portfolios, Compass Portfolios, BIT Portfolios, their administrators and their distributors are not liable for any loss, liability, cost or expense for acting upon telephone instructions that are reasonably believed to be genuine. In attempting to confirm that telephone instructions are genuine, procedures are used that are considered reasonable, which may include recording telephone instructions and requesting information as to account registration (such as the name in which an account is registered, the account number, recent transactions in the account and the account holder's Social Security number, address and/or bank).

                        II.  DIVIDENDS AND DISTRIBUTIONS

                  ALL PNC PORTFOLIOS, COMPASS PORTFOLIOS AND BIT PORTFOLIOS DISTRIBUTE THEIR NET CAPITAL GAINS TO SHAREHOLDERS AT
                  LEAST ANNUALLY. THE FOLLOWING TABLE SHOWS THE PORTFOLIOS' POLICIES CONCERNING THE DECLARATION AND PAYMENT OF DIVIDENDS FROM NET INVESTMENT INCOME.

         A.       Dividends Declared Daily/Paid Monthly

                         PNC Portfolios                          Compass Portfolios                         BIT Portfolios
                         --------------                          ------------------                         --------------
            PNC Municipal Money Market Fund            Compass Municipal Money Fund                              N/A

            PNC New Jersey Municipal Money Market      Compass New Jersey Municipal Money Fund                   N/A
            Portfolio

            PNC Pennsylvania Municipal Money Market    Compass Pennsylvania Municipal Money                      N/A
            Portfolio                                  Fund


            PNC Money Market Portfolio                 Compass Cash Reserve Fund                                 N/A

            PNC Government Money Market Portfolio      Compass U.S. Treasury Fund                                N/A

            PNC Pennsylvania Tax-Free Income                          See below                                  N/A
            Portfolio

            PNC New Jersey Tax-Free Income                            See below                                  N/A
            Portfolio

            PNC Short-Term Bond                                       See below                  BIT Short Duration Portfolio
            Portfolio

            PNC Multi-Sector Mortgage Securities                         N/A                     BIT Multi-Sector Mortgage
            Portfolio III                                                                        Securities Portfolio III


B.       Dividends Declared Monthly/Paid Monthly


              PNC Portfolios                           Compass Portfolios                        BIT Portfolios
              --------------                           ------------------                        --------------
  PNC Tax-Free Income Portfolio            Compass Municipal Bond Fund                                 N/A


                See above                  Compass New Jersey Municipal Bond Fund                      N/A

                See above                  Compass Pennsylvania                                        N/A
                                           Municipal Bond Fund

                See above                  Compass Short/Intermediate Fund                          See above

  PNC Core Fixed Income Portfolio          Compass Fixed Income Fund                   BJT Core Fixed Income Portfolio

                See below                  Compass Equity Income Fund                                  N/A

                See below                  Compass Growth Fund                                         N/A

                See below                  Compass Balanced Fund                                       N/A


  PNC International Fixed Income                           See below                                   N/A
  Portfolio

C.       Dividends Declared Quarterly/Paid Quarterly


              PNC Portfolios                          Compass Portfolios                         BIT Portfolios
              --------------                          ------------------                         --------------
  PNC Value Equity Portfolio                               See above                                  N/A

  PNC Growth Equity Portfolio                              See above                                  N/A

  PNC Small Cap Growth Equity Portfolio            Compass Small Company Fund                         N/A

  PNC International Equity Portfolio                       See above                                  N/A

  PNC Balanced Portfolio                                   See above                                  N/A





D.       Dividends Declared Semi-Annually/Paid Semi-Annually

              PNC Portfolios                            Compass Portfolios                        BIT Portfolios
              --------------                            ------------------                        --------------
                 See above                  Compass International Fixed Income Fund                    N/A


                 See above                  Compass International Equity Fund                          N/A


E. The PNC Portfolios, Compass Portfolios and BIT Portfolios all offer dividend reinvestment programs.

                                 APPENDIX VI-A

                 FORM OF INTERIM INVESTMENT ADVISORY AGREEMENT
                      APPLICABLE TO ALL COMPASS PORTFOLIOS

                                INTERIM COMPASS
                         INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made as of [January __, 1996] between THE COMPASS CAPITAL GROUP, a Massachusetts business trust (herein called the "Group"), and [Name of Investment Adviser] a ________ corporation, having an office at [address] (herein called the "Investment Adviser").

     WHEREAS, the Group is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Group desires to retain the Investment Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Group identified on Schedule A hereto ("The Compass Capital Group Money Market Funds" and "The Compass Capital Group Investment Funds"; collectively, the "Funds") and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Group hereby appoints the Investment Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. Delivery of Documents. The Group has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

          (a) the Group's Declaration of Trust, as executed on October 1, 1987 and as filed with the Secretary of State of The Commonwealth of Massachusetts on October 2, 1987, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration of Trust");

          (b)   the Group's By-laws and amendments thereto;





                                     VI-A-1

          (c) resolutions of the Group's Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

          (d) the Group's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on December 31, 1987, and all amendments thereto;

          (e) the Group's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act"), (File No. 33-19416) and under the 1940 Act as filed with the Securities and Exchange Commission on December 31, 1987 and all amendments thereto; and

          (f) the Funds' most recent prospectuses and Statement of Additional Information (such prospectuses and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus").

     The Group will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing.

     3. Management. Subject to the supervision of the Group's Board of Trustees, the Investment Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in said Funds. The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Group with respect to the Funds.
The Investment Adviser will provide the services under this Agreement in accordance with each Fund's investment objective, policies, and restrictions as stated in the Prospectus and resolutions of the Group's Board of Trustees. The Investment Adviser further agrees that it:

          (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

          (b) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

          (c) will not make loans to any person to purchase or carry units of beneficial interest in the Group or make loans to the Group;





                                     VI-A-2

          (d) will place orders pursuant to its investment determinations for the Group either directly with the issuer or with any broker or dealer.
     In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to The Winsbury Company, Midlantic National Bank, or any affiliated person of either the Group, The Winsbury Company, or Midlantic National Bank;

          (e) will maintain all books and records with respect to the Group's securities transactions and will furnish the Group's Board of Trustees such periodic and special reports as the Board may request;

          (f) will treat confidentially and as proprietary information of the Group all records and other information relative to the Group and prior, present, or potential interest holders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Group, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Group; and

          (g) will maintain its policy and practice of conducting its fiduciary functions independently. In making investment recommendations for the Group, the Investment Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Group's account are customers of the Investment Adviser or of its parent or its subsidiaries or affiliates. In dealing with such customers, the Investment Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by the Group.

     4. Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.





                                     VI-A-3

     5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Group are the property of the Group and further agrees to surrender promptly to the Group any of such records upon the Group's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     6. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Group.

     7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each of the Funds will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee computed daily and paid monthly at the applicable annual rate set forth on Schedule A hereto. Each Fund's obligation to pay the above-described fee to the Investment Adviser will begin as of the date of the initial public sale of shares in that Fund.

     If in any fiscal year the aggregate expenses of any of the Funds (as defined under the securities regulations of any state having jurisdiction over the Group) exceed the expense limitations of any such state, the Investment Adviser will reimburse the Fund for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by the Fund to the Investment Adviser hereunder to the aggregate fees otherwise payable by the Fund to the Investment Adviser hereunder and to The Winsbury Company under the Administration Agreement between The Winsbury Company and the Group. The obligation of the Investment Adviser to reimburse the Funds hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Funds for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Group so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

     8. Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the





                                     VI-A-4
performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     9. Duration and Termination. This Agreement will become effective on the date hereof, and, unless sooner terminated as provided herein, shall continue in effect until July 31, 1996 and thereafter shall be renewed automatically for successive five-year periods; provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Group's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Group's Board of Trustees or by the vote of a majority of all votes attributable to the outstanding Shares of such Fund. This Agreement is terminable, on not less than sixty days' notice, by the Trust's Board of Trustees, by "vote of a majority of the outstanding Shares" (as defined below) of the Trust, or by Investment Adviser, and may be terminable in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons," and "assignment" shall have the same meaning of such terms in the 1940 Act.)

     10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     11. Glass-Steagall Act. The Investment Adviser represents that it believes that it possesses the legal authority to perform the investment advisory services for the Funds contemplated by this Agreement without violating applicable banking laws or regulations.

     12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of The Commonwealth of Massachusetts.

     The names "The Compass Capital Group" and "Trustees of The Compass Capital Group" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of





                                     VI-A-5
which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Compass Capital Group" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, interest holders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any Fund of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        THE COMPASS CAPITAL GROUP


                                        By:___________________________

                                        Name:

                                        Title:


                                        [NAME OF INVESTMENT ADVISER]


                                        By:___________________________

                                        Name:

                                        Title:





                                     VI-A-6

                        SCHEDULE A TO INTERIM INVESTMENT
                           ADVISORY AGREEMENT BETWEEN
                           THE COMPASS CAPITAL GROUP
                                      AND
                          [NAME OF INVESTMENT ADVISER]
                         DATED AS OF [JANUARY __, 1996]


Pursuant to Article 7, the Group shall pay the Investment Adviser compensation, computed daily at an annual rate as follows:

Name of Portfolio                                    Compensation                    Effective Date
-----------------                                    ------------                    --------------
Cash Reserve Fund                                           .35%                     August 1, 1989
U.S. Treasury Fund                                          .35%                     August 1, 1989
Municipal Money Fund                                        .40%                     August 1, 1989
Equity Income Fund                                          .70%                     March 17, 1989
Growth Fund                                                 .70%                     March 17, 1989
Short/Intermediate Fund                                     .60%                     March 17, 1989
Fixed Income Fund                                           .60%                     March 17, 1989
Municipal Bond Fund                                         .60%                     March 17, 1989
NJ Municipal Money Fund                                     .40%                     July 1, 1991
PA Municipal Money Fund                                     .40%                     July 1, 1991
NJ Municipal Bond Fund                                      .60%                     July 1, 1991
PA Municipal Bond Fund                                      .60%                     July 1, 1991
Small Company Fund                                          .90%                     July 1, 1991
International Fixed Income Fund                             .80%                     July 1, 1991
International Equity Fund                                   .90%                     July 1, 1991
Balanced Fund                                               .70%                     July 1, 1994



                                        THE COMPASS CAPITAL GROUP


                                        By:________________________
                                           Name:
                                           Title:


                                        [NAME OF INVESTMENT ADVISER]

                                        By:_________________________
                                           Name:
                                           Title:

                                 APPENDIX VI-B

                     FORM OF INTERIM SUB-ADVISORY AGREEMENT
               FOR THE COMPASS GROWTH FUND AND EQUITY INCOME FUND

                                INTERIM COMPASS
                             SUB-ADVISORY AGREEMENT
                                 (NAME OF FUND)


AGREEMENT made this ____ day of [January, 1996,] by and between PNC Asset Management Group, Inc., a ______________ corporation, (the
"Adviser") and [Name of Sub-adviser], a _____________ corporation, (the "Sub-Adviser").

WHEREAS, The Compass Capital Group (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated [January __, 1996] (the "Advisory Agreement") with the Trust, pursuant to which the Adviser will act as investment adviser to the [Name of Fund] (the "Portfolio"); and

WHEREAS, the Adviser desires to retain the Sub-Adviser as its agent to provide investment advisory services to the Trust in connection with the management of the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1. (a) Subject to supervision by the Adviser and the Trust's Board of Trustees, the Sub-Adviser shall manage the investment operations of the Portfolio and the composition of the Portfolio's portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Portfolio's Prospectus (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

          (1) The Sub-Adviser shall provide supervision of the Portfolio's investments and determine from time to time what investments and securities will be purchased, retained or sold by the Portfolio, and what portion of the assets will be invested or held uninvested in cash or cash equivalents.





                                     VI-B-1

          (2) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Declaration of Trust and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, as each is amended from time to time.

          (3) The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio's Registration Statement (as defined herein) or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Portfolio with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub- Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Portfolio with such brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub- Adviser in connection with the Sub-Adviser's services to other clients.

                On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent





                                     VI-B-2
                permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

          (4) The Sub-Adviser shall maintain all books and records with respect to the Portfolio's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Adviser and the Trust's Board of Trustees such periodic and special reports as the Trust's Board of Trustees may reasonably request.

          (5) The Sub-Adviser shall provide SEI Financial Management Corporation on each business day with information relating to all transactions concerning the Portfolio's assets and shall provide the Adviser with such information upon request of the Adviser.

          (6) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub- Adviser shall be free to render similar services to others so long as such services do not impair Sub-Adviser's services to the Portfolio.

     (b) Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's partners, officers or employees.

     (c) The Sub-Adviser shall keep the Portfolio's books and records required to be maintained by the Sub-Adviser pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio's request; provided, however, that the Sub-Adviser may retain a copy of such records. The





                                     VI-B-3

          Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

     (d) The Adviser and the Sub-Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Portfolio and to consult with each other regarding the investment affairs of the Portfolio. The Sub-Adviser shall also make its officers and employees available to the Trust's Board of Trustees at such times as the Board of Trustees shall reasonably request.

     (e) Sub-Adviser shall have the right to execute and deliver, or cause its nominee to execute and deliver, all proxies and notices of meetings and other notices affecting or relating to the securities of the Trust.

2. The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

3. The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     (a) Declaration of Trust, as filed with the Secretary of State of Massachusetts (such Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, is herein called the "Declaration of Trust");

     (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

     (c) Certified resolutions of the Trust's Board of Trustees authorizing the appointment of the Adviser and the Sub-Adviser and approving the form of this Agreement;

     (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Portfolio and units of beneficial interest of the Portfolio and all amendments thereto;





                                     VI-B-4

     (e) Notification of Registration of the Portfolio under the 1940 Act on Form N-8A as filed with the Commission, and all amendments thereto; and

     (f)  Prospectus of the Portfolio.

4. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate based upon the following levels of the Portfolio's average daily net assets: [FOR THE EQUITY INCOME FUND] .40% on the first $100 million, .30% on the next $100 million, and .25% on assets in excess of $200 million [OR FOR THE GROWTH FUND] .325% on the first $50 million, .225% on the next $100 million, and .20% on the next $350 million, and .15% on assets in excess of $500 million. This fee will be computed daily and paid to the Sub-Adviser quarterly.

5. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and





                                     VI-B-5
     regulations thereunder, subject to such exceptions as may be granted by the Commission under the 1940 Act.

7. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association other than as set forth in
     Section 1(a)(6).

8. During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Portfolio, the Trust or the public that refer to the Sub-Adviser or its clients in any way prior to use thereof and not to use material if the Sub- Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Adviser agrees to use its best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the preceding sentence. Sales literature may be furnished to the Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

9. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Portfolio.

10. This Agreement shall be governed by the laws of the State of New Jersey; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.





                                     VI-B-6

12. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

     To the Adviser at:
     PNC Asset Management Group, Inc.
     Bellevue Park Corporate Center
     400 Bellevue Parkway
     Wilmington, Delaware  19809
     Attention:

     To the Sub-Adviser at:
     [Name of Sub-Adviser]
     [Address]
     Attention:

     To the Trust or the Portfolio at:
     The Compass Capital Group
     2 Oliver Street
     Boston, Massachusetts 02109
     Attention:  Robert Nesher

14. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.



PNC ASSET MANAGEMENT                [NAME OF SUB-ADVISER]
     GROUP, INC.

By:_________________________        By:_______________________________


Title:______________________        Title:____________________________





                                     VI-B-7

                                 APPENDIX VI-C

                     FORM OF INTERIM SUB-ADVISORY AGREEMENT
                      FOR THE COMPASS SMALL COMPANY FUND,
         INTERNATIONAL EQUITY FUND AND INTERNATIONAL FIXED INCOME FUND

                     INTERIM COMPASS SUB-ADVISORY AGREEMENT


     AGREEMENT executed as of [January __, 1996] by and between PNC Asset Management Group, Inc., a _______________ corporation ("PAMG"), and [Name of Investment Adviser], a _________________ corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, PAMG is the investment adviser for The Compass Capital Group (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, PAMG desires to retain the Sub-Adviser as its agent to furnish investment advisory services for the Compass Small Company Fund, International Equity Fund and International Fixed Income Fund, each a diversified investment portfolio of the Trust (each a "Fund" and collectively, the "Funds").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Appointment. PAMG hereby appoints the Sub-Adviser to provide certain sub-investment advisory services to each Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. Delivery of Documents. PAMG has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following:

          (a) The Trust's Amended and Restated Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on December 31, 1987, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the "Declaration of Trust");

          (b)   The Trust's By-Laws and amendments thereto;

          (c) Resolutions of the Trust's Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;





                                     VI-C-1

          (d) The Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") on October 31, 1987 and all amendments thereto;

          (e) The Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-19416) and under the 1940 Act as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to each Fund; and

          (f) The Trust's most recent prospectuses and Statement of Additional Information for the Funds (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus").

          PAMG will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

     3. Management. Subject always to the supervision of the Trust's Board of Trustees and PAMG, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of each Fund and place all orders for the purchase and sale of securities, all on behalf of each Fund. In the performance of its duties, the Sub- Adviser will satisfy its fiduciary duties to each Fund (as set forth in Section 8, below), and will monitor each Fund's investments, and will comply with the provisions of the Trust's Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund. The Sub-Adviser and Midlantic will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of each Fund and to consult with each other regarding the investment affairs of each Fund. The Sub- Adviser shall also make itself reasonably available to the Board of Trustees at such times as the Board of Trustees shall request.

          The Sub-Adviser represents and warrants that it is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities and agrees that it:

          (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

          (b) will conform with all applicable rules and regulations of the SEC pertaining to its investment advisory activities;





                                     VI-C-2

          (c) will place orders pursuant to its investment determinations for each Fund either directly with the issuer or with any broker or dealer.
     In placing orders with brokers or dealers, the Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to Midlantic, the Sub-Adviser, SEI Financial Services Company or any affiliated person of either the Trust, Midlantic, SEI Financial Services Company or the Sub-Adviser, except as may be permitted under the 1940 Act;

          (d) will report regularly to PAMG and will make appropriate persons available for the purpose of reviewing at reasonable times with representatives of PAMG and the Board of Trustees the management of each Fund, including, without limitation, review of the general investment strategy of each Fund, the performance of each Fund in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by PAMG;

          (e) will maintain books and records with respect to the Trust's securities transactions and will furnish PAMG and the Trust's Board of Trustees such periodic and special reports as the Board of Trustees or PAMG may request;

          (f) will act upon instructions from PAMG not inconsistent with the fiduciary duties hereunder; and

          (g) will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     The Sub-Adviser shall have the right to execute and deliver, or cause its nominee to execute and deliver, all proxies and





                                     VI-C-3
notices of meetings and other notices affecting or relating to the securities of each Fund.

     4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for each Fund, on behalf of the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. With respect to the International Equity Fund, Sub-Adviser may delegate its responsibilities under this Section to affiliates that perform custody and/or fund accounting services for such Fund, which delegation shall not, however, relieve the Sub-Adviser of its responsibilities under this paragraph 4.

     5. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for each Fund.

     6. Compensation. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable quarterly in accordance with Schedule A hereto. With respect to the International Equity and International Fixed Income Funds, from time to time, Sub-Adviser may voluntarily agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.

     7. Services to Others. PAMG understands, and has advised the Trust's Board of Trustees, that the Sub-Adviser now acts, and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies, provided, however, that the Sub- Adviser shall not provide advisory or sub-advisory services to any bank-advised investment company without the express written consent of PAMG which shall not be unreasonably withheld. With the exception previously noted, PAMG has no objection to the Sub-Adviser's acts in such capacities, provided that whenever a Fund and one or more other investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by the Sub-Adviser to be equitable to each company. PAMG recognizes, and has advised the Trust's Board of Trustees, that in some cases this procedure may adversely affect the size of the position that a Fund may obtain in a particular security. In addition, PAMG understands, and has advised the Trust's Board of





                                     VI-C-4

Trustees, that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     8. Limitation of Liability. PAMG will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the performance of the Sub-Adviser's duties under this Agreement, except a loss resulting from the Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement.

     9. Indemnification. PAMG and the Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys' fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith or gross negligence.

     10. Duration and Termination. This Agreement will become effective as of the date hereof provided that it has been approved by vote of a majority of the outstanding voting securities of each Fund in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, will continue in effect for two years.

          Thereafter, if not terminated, this Agreement will continue in effect for each Fund for successive periods of 12 months, each ending on the day preceding the anniversary of the Agreement's effective date of each year, provided that such continuation is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not interested persons of the Trust, the Sub-Adviser, or PAMG, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of all votes attributable to the outstanding shares of a Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty (60) days' written notice by Midlantic or by the Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" have the same meaning of such terms in the 1940 Act.)





                                     VI-C-5

          This Agreement will terminate automatically if the investment advisory agreement between the Trust and PAMG is terminated.

     11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     12. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same document.

     13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the state of New Jersey.

     The name "Compass Capital Group" and "Trustees of the Compass Capital Group" refer respectively to the Trust created by, and the Trustees, as trustees but not individually or personally, acting from time to time under, the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the "Compass Capital Group" entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust. Persons dealing with a Fund must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.





                                     VI-C-6

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       PNC ASSET MANAGEMENT GROUP, INC.


                                       By:___________________________

                                       Name:_________________________

                                       Title:________________________


                                       [NAME OF INVESTMENT ADVISER]

                                       By:___________________________

                                       Name:_________________________

                                       Title:________________________





                                     VI-C-7

                             SCHEDULE A TO INTERIM
                         SUB-ADVISORY AGREEMENT BETWEEN
                        PNC ASSET MANAGEMENT GROUP, INC.
                                      AND
                          [NAME OF INVESTMENT ADVISER]

                         DATED AS OF [JANUARY __, 1996]


Compass Capital Small Company Fund.

     Compensation will be paid at an annual rate of .50% of the average daily net assets.

Compass Capital International Equity Fund.

     Compensation will be paid at an annual rate of .45% of the first $100 million and .40% thereafter of average annual daily net assets.

Compass Capital International Fixed Income Fund.

     Compensation will be paid at an annual rate of .40% of the first $75 million and .35% thereafter of average annual daily net assets.


                                  PNC ASSET MANAGEMENT GROUP, INC.



                                  By:________________________________

                                  Name:______________________________

                                  Title:_____________________________


                                  [NAME OF INVESTMENT ADVISER]



                                  By:________________________________

                                  Name:______________________________

                                  Title:_____________________________





                                     VI-C-8

                                  APPENDIX VII

                                 PNC PORTFOLIO
                         SIX-MONTH FINANCIAL HIGHLIGHTS



        Below is unaudited financial information about certain of the PNC Portfolios for the six-month period ended March 31, 1995. It is based on a single share outstanding through such period. The data should be read in conjunction with the financial statements, related notes and other financial information incorporated by reference into the Statement of Additional Information dated November __, 1995 related to this Combined Proxy Statement/Prospectus. Similar information for the PNC Municipal Money Market Portfolio, Pennsylvania Municipal Money Market Portfolio, Money Market Portfolio and Government Money Portfolio for the six-month period ended March 31, 1995 is included in the prospectuses for these PNC Portfolios. The PNC New Jersey Municipal Money Market Portfolio, New Jersey Tax-Free Income Portfolio, Core Fixed Income Portfolio, International Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III did not conduct investment operations during this period.





                                     VII-1

                                THE PNC(R) FUND

                              FINANCIAL HIGHLIGHTS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995


                                             PNC               PNC               PNC                PNC
                                           Tax-Free        PA Tax-Free       Value Equity      Growth Equity
                                          Portfolio         Portfolio         Portfolio          Portfolio
                                       (Service Shares)  (Service Shares)  (Service Shares)   (Service Shares)
                                       ----------------  ----------------  ----------------   ----------------
Net asset value at beginning of period:    $ 10.04            $ 9.82           $ 11.62            $ 10.18
                                           -------            ------           -------            -------

INCOME FROM INVESTMENT OPERATIONS

Net investment income                         0.25              0.25              0.14               0.06


Net gain (loss) on investments
(both realized and unrealized)                0.37              0.22              0.78               0.73
                                              ----              ----              ----               ----

Total from investment operations              0.62              0.47              0.92               0.79
                                              ----              ----              ----               ----

LESS DISTRIBUTIONS

Dividends from net investment income         (0.25)            (0.25)            (0.15)             (0.06)


Distributions from net realized
capital gains                                (0.02)              ---             (0.25)                --
                                             ------            ------            ------             -----

Total distributions                          (0.27)            (0.25)            (0.40)             (0.06)
                                             ------            ------            ------             ------

Net asset value at end of period           $ 10.39           $ 10.04           $ 12.14            $ 10.91
                                           =======           =======           =======            =======

Total return                                  6.40%             4.86%             8.24%              7.84%

RATIOS/SUPPLEMENTAL DATA:
Net Assets at end of period (000)           $3,090           $12,915          $125,897            $50,177

Ratio of expenses to average net assets

After advisory/administration
fee waivers                                   0.75%(1)          0.75%(1)          0.90%(1)           0.90%(1)

Before advisory/administration
fee waivers                                   1.75%(1)          1.10%(1)          1.05%(1)           1.09%(1)

Ratio of net investment income to
average net assets

After advisory/administration
fee waivers                                   5.13%(1)          5.29%(1)          2.48%(1)           1.20%(1)

Before advisory/administration
fee waivers                                   4.13%(1)          4.94%(1)          2.33%(1)           1.00%(1)

Portfolio turnover rate                          19%              30%               6%                 34%

                                                  PNC               PNC
                                               Small Cap       International          PNC
                                             Growth Equity         Equity           Balanced
                                               Portfolio          Portfolio        Portfolio
                                            (Service Shares)  (Service Shares)  (Service Shares)
                                            ----------------  ----------------  ----------------
Net asset value at beginning of period:          $ 10.14          $ 13.41           $ 11.98
                                                 -------          -------           -------

INCOME FROM INVESTMENT OPERATIONS

Net investment income                                ---            (0.03)             0.28
                                                  ------

Net gain (loss) on investments
(both realized and unrealized)                      1.49            (0.62)             0.44
                                                    ----            ------             ----

Total from investment operations                    1.49            (0.65)             0.72
                                                    ----            ------             ----

LESS DISTRIBUTIONS

Dividends from net investment income                 ---              ---             (0.22)
                                                  ------

Distributions from net realized
capital gains                                        ---            (0.36)            (0.14)
                                                  ------

Total distributions                                  ---            (0.36)            (0.36)
                                                  ------

Net asset value at end of period                 $ 11.63          $ 12.40           $ 12.34
                                                 =======          =======           =======

Total return                                       14.70%           (4.84%)            6.12%

RATIOS/SUPPLEMENTAL DATA:
Net Assets at end of period (000)                $31,794          $84,041           $75,284

Ratio of expenses to average net assets

After advisory/administration
fee waivers                                         0.98%(1)         1.20%(1)          0.90%(1)

Before advisory/administration
fee waivers                                         1.12%(1)         1.39%(1)          1.13%(1)

Ratio of net investment income to
average net assets

After advisory/administration
fee waivers                                         0.07%(1)         0.40%(1)          3.70%(1)

Before advisory/administration
fee waivers                                        (0.08)%(1)        0.21%(1)          3.47%(1)

Portfolio turnover rate                                41%             34%               61%

-----------------------
(1)     Annualized





                                    VII-2

                                THE PNC(R) FUND

                              FINANCIAL HIGHLIGHTS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995

                                                   PNC                                  PNC
                                             Short-Term Bond                      Short-Term Bond
                                                Portfolio                            Portfolio
                                            (Service Shares)                   (Institutional Shares)
                                            ----------------                   ----------------------
Net asset value at beginning of period:           $ 9.58                                $ 9.58

INCOME FROM INVESTMENT OPERATIONS

Net investment income                               0.25                                  0.26

Net gain (loss) on investments
(both realized and unrealized)                     (0.02)                                (0.02)
                                                   ------                                ------

Total from investment operations                    0.23                                  0.24
                                                    ----                                  ----

LESS DISTRIBUTIONS

Dividends from net investment income               (0.25)                                (0.26)

Distributions from net realized
capital gains                                        ---                                   ---
                                                  ------                                ------

Total distributions                                (0.25)                                (0.26)
                                                   ------                                ------

Net asset value at end of period                  $ 9.56                                $ 9.56
                                                  ======                                ======

Total return                                        2.40%                                 2.53%

RATIOS/SUPPLEMENTAL DATA:
Net Assets at end of period (000)                  $5,777                               $9,972

Ratio of expenses to average net assets

After advisory/administration
fee waivers                                         0.65%(1)                              0.40%(1)

Before advisory/administration
fee waivers                                         1.25%(1)                              1.00%(1)

Ratio of net investment income to
average net assets

After advisory/administration
fee waivers                                         5.18%(1)                              5.39%(1)

Before advisory/administration
fee waivers                                         4.57%(1)                              4.79%(1)

Portfolio turnover rate                                  40%                                  40%
-----------------------

(1)     Annualized





                                    VII-3

                                THE PNC(R) FUND
                         BELLEVUE PARK CORPORATE CENTER
                              400 BELLEVUE PARKWAY
                             WILMINGTON, DE  19809


                      STATEMENT OF ADDITIONAL INFORMATION

              RELATING TO (A)1995 SPECIAL SHAREHOLDERS MEETING OF
                   THE COMPASS CAPITAL GROUP OF FUNDS(R) AND
                  (B) 1995 SPECIAL SHAREHOLDERS MEETING OF THE
                          BFM INSTITUTIONAL TRUST INC.


     This Statement of Additional Information is not a prospectus but should be read in conjunction with the Combined Proxy Statement/Prospectus dated November __, 1995 for (a) the Special Shareholders Meeting of The Compass Capital Group of Funds ("Compass") to be held on December 20, 1995, and (b) the Special Shareholders Meeting of The BFM Institutional Trust Inc. to be held on December ___, 1995. Copies of the Combined Proxy Statement/Prospectus may be obtained at no charge by calling The PNC Fund at 1-800-422-6538.

     Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the same meanings as are given to them in the Combined Proxy Statement/Prospectus.

     Further information about the Service Shares and Institutional Shares of the PNC Portfolios (other than the PNC New Jersey Tax-Free Income Portfolio, PNC Core Fixed Income Portfolio and PNC Multi-Sector Mortgage Securities Portfolio III) is contained in and incorporated by reference to their Statement of Additional Information dated July 24, 1995 as supplemental to the date hereof, a copy of which is included herewith. Information contained in the PNC Statement of Additional Information under the captions "Investment Policies -- Additional Information on Portfolio Investments," "Trustees and Officers"; "Investment Advisory, Administration, Distribution and Servicing Arrangements"; "Portfolio Transactions"; "Purchase and Redemption Information -- Miscellaneous"; "Performance Information"; "Additional Information Concerning Shares" and "Appendix A" is substantially the same with regard to the PNC New Jersey Tax-Free Income Portfolio, Core Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III.

     The audited financial statements contained in the Annual Reports dated September 30, 1994, and the unaudited financial statements contained in the Semi-Annual Reports dated March 31, 1995, for the PNC Portfolios, except the New Jersey Municipal Money Market Portfolio, New Jersey Tax-Free Income Portfolio, Core Fixed Income Portfolio, International Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III, are hereby incorporated herein by reference. The PNC New Jersey Municipal Money Market Portfolio, New Jersey Tax-Free Income Portfolio, Core Fixed Income Portfolio, International Fixed Income Portfolio and Multi-Sector Mortgage Securities Portfolio III were not operational as of March 31, 1995. No other parts of the Annual Reports and Semi-Annual Reports are incorporated by reference herein.

     Further information about the Compass Portfolios is contained in and incorporated by reference to their Statement of Additional Information dated July 1, 1995 as supplemented to the date hereof, a copy of which is included herewith. The audited financial statements for the Compass Portfolios contained in their Annual Report dated February 28, 1995 and their Semi-Annual Reports dated August 31, 1995 are incorporated herein by reference. No other parts of the Annual Report or Semi-Annual Report are incorporated herein by reference.

     Further information about the BIT Portfolios is contained in and incorporated by reference to their Statement of Additional Information dated April 3, 1995 as supplemented to the date hereof, a copy of which is included herewith. The audited financial statements for the BIT Portfolios contained in their Annual Reports dated June 30, 1995 are incorporated herein by reference. No other parts of the Annual Reports are incorporated by reference herein.

     The date of this Statement of Additional Information is November __, 1995.

                               TABLE OF CONTENTS


                                                                  PAGE
                                                                  ----
General Information . . . . . . . . . . . . . . . . . . . . .     4
Pro Forma Financial Statements  . . . . . . . . . . . . . . .     6

                              GENERAL INFORMATION

     The shareholders of The Compass Capital Group of Funds ("Compass") are being asked to approve or disapprove an Asset Purchase Agreement (the "Compass Agreement") dated as of October __, 1995 between Compass and The PNC Fund ("PNC") and the transactions contemplated thereby. The Compass Agreement contemplates that all of the assets and liabilities of the respective investment portfolios of Compass (the "Compass Portfolios") will be transferred to corresponding PNC Portfolios in exchange for full and fractional "Service Shares" of the corresponding PNC Portfolio as shown in the following table.


======================================================================================================
                                                                   CORRESPONDING
               COMPASS PORTFOLIO                                   PNC PORTFOLIO
               -----------------                                   -------------
------------------------------------------------------------------------------------------------------
Municipal Money Market Fund                       Municipal Money Market Portfolio
------------------------------------------------------------------------------------------------------
New Jersey Municipal Money Fund                   New Jersey Municipal Money Market Portfolio
------------------------------------------------------------------------------------------------------
Pennsylvania Municipal Money Fund                 Pennsylvania Municipal Money Market Portfolio
------------------------------------------------------------------------------------------------------
Cash Reserve Fund                                 Money Market Portfolio
------------------------------------------------------------------------------------------------------
U.S. Treasury Fund                                Government Money Market Portfolio
------------------------------------------------------------------------------------------------------
Municipal Bond Fund                               Tax-Free Income Portfolio
------------------------------------------------------------------------------------------------------
New Jersey Municipal Bond Fund                    New Jersey Tax-Free Income Portfolio
------------------------------------------------------------------------------------------------------
Pennsylvania Municipal Bond Fund                  Pennsylvania Tax-Free Income Portfolio
------------------------------------------------------------------------------------------------------
Equity Income Fund                                Value Equity Portfolio
------------------------------------------------------------------------------------------------------
Growth Fund                                       Growth Equity Portfolio
------------------------------------------------------------------------------------------------------
Small Company Fund                                Small Cap Growth Equity Portfolio
------------------------------------------------------------------------------------------------------
International Equity Fund                         International Equity Portfolio
------------------------------------------------------------------------------------------------------
Balanced Fund                                     Balanced Portfolio
------------------------------------------------------------------------------------------------------
Short/Intermediate Fund                           Short-Term Bond Portfolio
------------------------------------------------------------------------------------------------------
Fixed Income Fund                                 Core Fixed Income Portfolio
------------------------------------------------------------------------------------------------------
International Fixed Income Fund                   International Fixed Income Portfolio
======================================================================================================


     The shareholders of The BFM Institutional Trust Inc. ("BIT") are being asked to approve or disapprove an Asset Purchase Agreement (the "BIT Agreement") dated as of October __, 1995 between BIT and PNC and the transactions contemplated thereby. The BIT Agreement contemplates that all of the assets and liabilities of the respective investment portfolios of BIT (the "BIT Portfolios") will be transferred to corresponding PNC

Portfolios in exchange for full and fractional "Institutional" Shares of the corresponding PNC Portfolio as shown in the following table.


========================================================================================================
                   BIT Portfolio                                   Corresponding PNC Portfolio
                   -------------                                   ---------------------------
--------------------------------------------------------------------------------------------------------
Short Duration Portfolio                               Short-Term Bond Portfolio
--------------------------------------------------------------------------------------------------------
Core Fixed Income Portfolio                            Core Fixed Income Portfolio
--------------------------------------------------------------------------------------------------------
Multi-Sector Mortgage Securities Portfolio III         Multi-Sector Mortgage Securities Portfolio III
========================================================================================================

     The shares issued by PNC in each Transaction will have an aggregate net asset value equal to the aggregate net asset value of the shares of the respective Compass Portfolios and BIT Portfolios that are outstanding immediately before the Effective Times of the respective Transactions.

     After the transfer of their assets and liabilities in exchange for shares of the corresponding PNC Portfolios, the Compass Portfolios and BIT Portfolios will distribute the shares of the corresponding PNC Portfolios to their shareholders in liquidation of the respective Compass Portfolios and BIT Portfolios. Each shareholder owning shares of a particular Compass Portfolio or BIT Portfolio at the Effective Time of the particular Transaction will receive shares of the PNC Portfolio designated in the foregoing table of equal value, plus the right to receive any unpaid dividends or distributions that were declared before the Effective Time of the particular Transaction on Compass Portfolio or BIT Portfolio shares. Upon completion of the respective Transactions, all outstanding shares of the Compass Portfolios and BIT Portfolios will be redeemed and cancelled.

     The Special Shareholders Meeting of Compass to consider the Compass Agreement and the related transactions will be held at the offices of SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, Pennsylvania 19087 on December 20, 1995 at _____.m. Eastern Time.

     The Special Shareholders Meeting of BIT to consider the BIT Agreement and the related transactions will be held at the offices of [BlackRock Financial Management, Inc., 345 Park Avenue, New York, New York 10154] on December __, 1995 at ___ __.m. Eastern Time.

     For further information about these transactions, see the Combined Proxy Statement/Prospectus.

                      PNC MUNICIPAL MONEY MARKET PORTFOLIO
                          COMPASS MUNICIPAL MONEY FUND
                   PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)


                                                   PNC
                                                MUNICIPAL         COMPASS
                                               MONEY MARKET      MUNICIPAL            PRO-FORMA            PRO-FORMA
                                                PORTFOLIO        MONEY FUND          ADJUSTMENTS            COMBINED
                                             --------------    -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                  $3,959,375         $851,704                                $4,811,079
     Dividends                                  -                -                                         -
                                             --------------    -------------        -------------         -----------
       TOTAL INVESTMENT INCOME                  3,959,375          851,704                                 4,811,079
                                             --------------    -------------        -------------         -----------

EXPENSES

     Investment Advisory Fees                     469,233           91,356               12,985 (1)          573,574
     Administration Fees                          156,411           41,110               (6,330)(1)          191,191
     Custodian Fees                                30,200            3,359                                    33,559
     Transfer Agent Fees                           18,712            6,903                                    25,615
     Service Fees                                 260,837        -                       69,418 (1)          330,255
     Distribution Fees                                 84        -                                                84
     Legal  and Audit                               9,888            1,427               (1,427)(2)            9,888
     Printing                                       6,409             (819)                 819 (2)            6,409
     Registration Fees                             22,483            6,774                                    29,257
     Trustees' Fees and Officers' Salaries          2,011            1,092               (1,092)(2)            2,011
     Organization and Other                         3,161           20,213                                    23,374
                                             --------------    -------------        -------------         -----------
                                                  979,429          171,415               74,373            1,225,217
     Less: Fees waived & Expenses Reimbursed     (457,824)       -                      (80,152)(3)         (537,976)
                                             --------------    -------------        -------------         -----------
       TOTAL EXPENSES                             521,605          171,415               (5,779)             687,241
                                             --------------    -------------        -------------         -----------

NET INVESTMENT INCOME                           3,437,770          680,289                5,779            4,123,838
                                             --------------    -------------        -------------         -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                 (12,356)            (817)                                  (13,173)

     Change in unrealized appreciation
     (depreciation)                             -                -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (12,356)            (817)                                  (13,173)
                                             --------------    -------------        -------------         -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                      $3,425,414         $679,472               $5,779           $4,110,665
                                             ==============    =============        =============         ===========



(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                     PNC MUNICIPAL MONEY MARKET PORTFOLIO
                         COMPASS MUNICIPAL MONEY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC
                                                   MUNICIPAL             COMPASS
                                                  MONEY MARKET          MUNICIPAL            PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO            MONEY FUND          ADJUSTMENTS            COMBINED
                                                 --------------       -------------        -------------          -----------
INVESTMENT INCOME

     Interest                                      $4,632,663           $1,299,013                                $5,931,676
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      4,632,663            1,299,013                                 5,931,676
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         771,325              189,847               23,717 (1)          984,889
     Administration Fees                              257,109               85,431              (14,244)(1)          328,296
     Custodian Fees                                    49,117                4,795                                    53,912
     Transfer Agent Fees                               47,827               13,426                                    61,253
     Service Fees                                     368,547            -                      194,446 (1)          562,993
     Distribution Fees                                    165            -                                               165
     Legal  and Audit                                  23,621                9,686               (9,686)(2)           23,621
     Printing                                          27,724                9,614               (9,614)(2)           27,724
     Registration Fees                                 50,195               10,104                                    60,299
     Trustees' Fees and Officers' Salaries              3,597                  801                 (801)(2)            3,597
     Organization and Other                            12,096              (39,806)                                  (27,710)
                                                 -------------        -------------        -------------          -----------
                                                    1,611,323              283,898              183,818            2,079,039
     Less: Fees waived & Expenses Reimbursed         (814,098)           -                      (88,940)(3)         (903,038)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 797,225              283,898               94,878            1,176,001
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               3,835,438            1,015,115              (94,878)           4,755,675
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                     (19,387)              17,746                                    (1,641)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                (19,387)              17,746                                    (1,641)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $3,816,051           $1,032,861             ($94,878)          $4,754,034
                                                 =============        =============        =============          ===========





(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

              PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
                  COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 PENNSYLVANIA          PENNSYLVANIA
                                                MUNICIPAL MONEY         MUNICIPAL            PRO-FORMA        PRO-FORMA
                                                MARKET PORTFOLIO        MONEY FUND          ADJUSTMENTS       COMBINED
                                               -----------------      -------------        -------------    -----------
INVESTMENT INCOME

     Interest                                      $6,315,344             $733,582                                $7,048,926
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      6,315,344              733,582                                 7,048,926
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         772,434               80,126               12,381 (1)          864,941
     Administration Fees                              257,478               36,057               (5,221)(1)          288,314
     Custodian Fees                                    37,701                7,232                                    44,933
     Transfer Agent Fees                               10,686               13,143                                    23,829
     Service Fees                                     170,233            -                       60,724 (1)          230,957
     Distribution Fees                                    316            -                                               316
     Legal  and Audit                                  15,394                4,391               (4,391)(2)           15,394
     Printing                                          13,560                1,475               (1,475)(2)           13,560
     Registration Fees                                 13,828               (2,958)                                   10,870
     Trustees' Fees and Officers' Salaries              2,706                1,066               (1,066)(2)            2,706
     Organization and Other                             5,842                 (474)                                    5,368
                                                 -------------        -------------        -------------          -----------
                                                    1,300,178              140,058               60,952            1,501,188
     Less: Fees waived & Expenses Reimbursed         (700,499)             (19,468)             (11,716)(3)         (731,683)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 599,679              120,590               49,236              769,505
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               5,715,665              612,992              (49,236)           6,279,421
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   -                            2                                         2

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              -                            2                                         2
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $5,715,665             $612,994             ($49,236)          $6,279,423
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

              PNC PENNSYLVANIA MUNICIPAL MONEY MARKET PORTFOLIO
                  COMPASS PENNSYLVANIA MUNICIPAL MONEY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 PENNSYLVANIA          PENNSYLVANIA
                                                MUNICIPAL MONEY         MUNICIPAL            PRO-FORMA        PRO-FORMA
                                                MARKET PORTFOLIO        MONEY FUND          ADJUSTMENTS       COMBINED
                                               -----------------      -------------        -------------    -----------
INVESTMENT INCOME

     Interest                                      $2,345,552             $882,759                                $3,228,311
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      2,345,552              882,759                                 3,228,311
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         378,994              128,027               16,359 (1)          523,380
     Administration Fees                              126,331               57,612               (9,483)(1)          174,460
     Custodian Fees                                    29,877                   71                                    29,948
     Transfer Agent Fees                               20,043               12,072                                    32,115
     Service Fees                                      56,294            -                      101,958 (1)          158,252
     Distribution Fees                                    193            -                                               193
     Legal  and Audit                                   9,232                  421                 (421)(2)            9,232
     Printing                                          12,220                  139                 (139)(2)           12,220
     Registration Fees                                 25,542                7,079                                    32,621
     Trustees' Fees and Officers' Salaries              1,700                   12                  (12)(2)            1,700
     Organization and Other                             6,674               16,601                                    23,275
                                                 -------------        -------------        -------------          -----------
                                                      667,100              222,034              108,262              997,396
     Less: Fees waived & Expenses Reimbursed         (476,317)            (116,679)              79,731 (3)         (513,265)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 190,783              105,355              187,993              484,131
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               2,154,769              777,404             (187,993)           2,744,180
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                         130               (2,459)                                   (2,329)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                    130               (2,459)                                   (2,329)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $2,154,899             $774,945            ($187,993)          $2,741,851
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                          PNC MONEY MARKET PORTFOLIO
                          COMPASS CASH RESERVE FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  MONEY MARKET         CASH RESERVE          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                     $36,312,611          $11,944,013                               $48,256,624
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     36,312,611           11,944,013                                48,256,624
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       2,775,547              733,142              114,608 (1)        3,623,297
     Administration Fees                              844,302              377,045             (143,690)(1)        1,077,657
     Custodian Fees                                   107,268                7,145                                   114,413
     Transfer Agent Fees                               21,219               53,530                                    74,749
     Service Fees                                     924,049            -                      632,632 (1)        1,556,681
     Distribution Fees                                 11,985            -                                            11,985
     Legal  and Audit                                  63,302               34,640              (34,640)(2)           63,302
     Printing                                          44,741               14,014              (14,014)(2)           44,741
     Registration Fees                                 49,196               22,867                                    72,063
     Trustees' Fees and Officers' Salaries              9,963               10,979              (10,979)(2)            9,963
     Organization and Other                            24,438              (36,915)                                  (12,477)
                                                 -------------        -------------        -------------          -----------
                                                    4,876,010            1,216,447              543,917            6,636,374
     Less: Fees waived & Expenses Reimbursed       (2,361,082)           -                     (343,602)(3)       (2,704,684)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               2,514,928            1,216,447              200,315            3,931,690
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              33,797,683           10,727,566             (200,315)          44,324,934
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      19,382             (831,734)                                 (812,352)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                 19,382             (831,734)                                 (812,352)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $33,817,065           $9,895,832            ($200,315)         $43,512,582
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                          PNC MONEY MARKET PORTFOLIO
                          COMPASS CASH RESERVE FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  MONEY MARKET         CASH RESERVE          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------       -------------       -------------         -----------
INVESTMENT INCOME

     Interest                                     $37,214,883          $17,024,578                               $54,239,461
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     37,214,883           17,024,578                                54,239,461
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       4,311,077            1,545,338              249,439 (1)        6,105,854
     Administration Fees                            1,344,415              794,746             (297,551)(1)        1,841,610
     Custodian Fees                                   177,983               35,519                                   213,502
     Transfer Agent Fees                               67,179               21,595                                    88,774
     Service Fees                                   1,382,350            -                    1,515,538 (1)        2,897,888
     Distribution Fees                                 10,092            -                                            10,092
     Legal  and Audit                                 127,847               66,568              (66,568)(2)          127,847
     Printing                                         125,866               66,029              (66,029)(2)          125,866
     Registration Fees                                 48,658                  208                                    48,866
     Trustees' Fees and Officers' Salaries             30,138                5,597               (5,597)(2)           30,138
     Organization and Other                            67,641              110,344                                   177,985
                                                 -------------        -------------        -------------          -----------
                                                    7,693,246            2,645,944            1,329,232           11,668,422
     Less: Fees waived & Expenses Reimbursed       (3,900,913)           -                     (934,009)(3)       (4,834,922)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               3,792,333            2,645,944              395,223            6,833,500
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              33,422,550           14,378,634             (395,223)          47,405,961
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                     (16,921)            (205,218)                                 (222,139)

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                (16,921)            (205,218)                                 (222,139)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $33,405,629          $14,173,416            ($395,223)         $47,183,822
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.





           See Accompanying Notes to Proforma Financial Statements.

                    PNC GOVERNMENT MONEY MARKET PORTFOLIO
                          COMPASS U.S. TREASURY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)



                                                      PNC
                                                  GOVERNMENT             COMPASS
                                                  MONEY MARKET        U.S. TREASURY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                     $16,188,882           $9,318,717                               $25,507,599
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     16,188,882            9,318,717                                25,507,599
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       1,278,894              597,256              176,155 (1)        2,052,305
     Administration Fees                              417,822              307,161              (82,095)(1)          642,888
     Custodian Fees                                    51,225                5,887                                    57,112
     Transfer Agent Fees                               24,932               41,235                                    66,167
     Service Fees                                     761,644            -                      515,358 (1)        1,277,002
     Distribution Fees                                  4,673            -                                             4,673
     Legal  and Audit                                  26,706               26,308              (26,308)(2)           26,706
     Printing                                          17,241               11,055              (11,055)(2)           17,241
     Registration Fees                                 51,719                2,854                                    54,573
     Trustees' Fees and Officers' Salaries              4,151               10,646              (10,646)(2)            4,151
     Organization and Other                            10,612               46,621                                    57,233
                                                 -------------        -------------        -------------          -----------
                                                    2,649,619            1,049,023              561,409            4,260,051
     Less: Fees waived & Expenses Reimbursed       (1,172,805)           -                     (527,912)(3)       (1,700,717)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               1,476,814            1,049,023               33,497            2,559,334
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              14,712,068            8,269,694              (33,497)          22,948,265
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                       6,023            -                                             6,023

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                  6,023            -                                             6,023
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $14,718,091           $8,269,694             ($33,497)         $22,954,288
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                    PNC GOVERNMENT MONEY MARKET PORTFOLIO
                          COMPASS U.S. TREASURY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC
                                                  GOVERNMENT             COMPASS
                                                  MONEY MARKET        U.S. TREASURY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                     $11,105,336          $13,756,120                               $24,861,456
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     11,105,336           13,756,120                                24,861,456
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       1,267,972            1,314,577              375,489 (1)        2,958,038
     Administration Fees                              422,657              676,069             (144,182)(1)          954,544
     Custodian Fees                                    64,479               26,446                                    90,925
     Transfer Agent Fees                               75,877               19,610                                    95,487
     Service Fees                                     677,020            -                    1,212,037 (1)        1,889,057
     Distribution Fees                                    427            -                                               427
     Legal  and Audit                                  38,606               53,428              (53,428)(2)           38,606
     Printing                                          35,755               52,994              (52,994)(2)           35,755
     Registration Fees                                 50,116               15,780                                    65,896
     Trustees' Fees and Officers' Salaries              5,864                4,416               (4,416)(2)            5,864
     Organization and Other                            19,060              (15,249)                                    3,811
                                                 -------------        -------------        -------------          -----------
                                                    2,657,833            2,148,071            1,332,506            6,138,410
     Less: Fees waived & Expenses Reimbursed       (1,275,957)           -                   (1,132,352)(3)       (2,408,309)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               1,381,876            2,148,071              200,154            3,730,101
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               9,723,460           11,608,049             (200,154)          21,131,355
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      13,624                5,285                                    18,909

     Change in unrealized appreciation
     (depreciation)                                 -                    -                                         -

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                 13,624                5,285                                    18,909
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $9,737,084          $11,613,334            ($200,154)         $21,150,264
                                                 =============        =============        =============          ===========



(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                        PNC TAX-FREE INCOME PORTFOLIO
                         COMPASS MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                    TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                                INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $276,312             $825,422                                $1,101,734
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        276,312              825,422                                 1,101,734
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          23,479               88,588              (14,169)(1)           97,898
     Administration Fees                                9,391               26,716                3,053 (1)           39,160
     Custodian Fees                                     6,090                4,771                                    10,861
     Transfer Agent Fees                               10,645               22,799                                    33,444
     Service Fees                                       3,308            -                       50,288 (1)           53,596
     Distribution Fees                                 14,965            -                       (6,628)(1)            8,337
     Legal  and Audit                                     464                2,969               (2,969)(2)              464
     Printing                                             308                  988                 (988)(2)              308
     Registration Fees                                 12,465               (2,862)                                    9,603
     Trustees' Fees and Officers' Salaries                 75                  904                 (904)(2)               75
     Organization and Other                             7,650                2,857                                    10,507
                                                 -------------        -------------        -------------          -----------
                                                       88,840              147,730               27,683              264,253
     Less: Fees waived & Expenses Reimbursed          (47,089)             (19,754)             (25,454)(3)          (92,297)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  41,751              127,976                2,229              171,956
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 234,561              697,446               (2,229)             929,778
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      11,979             (339,113)                                 (327,134)

     Change in unrealized appreciation
     (depreciation)                                   325,886              858,207                                 1,184,093

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                337,865              519,094                                   856,959
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                            $572,426           $1,216,540              ($2,229)          $1,786,737
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                        PNC TAX-FREE INCOME PORTFOLIO
                         COMPASS MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                    TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                                INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $522,665           $1,871,898                                $2,394,563
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        522,665            1,871,898                                 2,394,563
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          47,655              209,230              (35,307)(1)          221,578
     Administration Fees                               19,062               62,629                6,940 (1)           88,631
     Custodian Fees                                    12,380                2,269                                    14,649
     Transfer Agent Fees                               47,988               12,656                                    60,644
     Service Fees                                       3,523            -                      116,354 (1)          119,877
     Distribution Fees                                 33,891            -                      (15,062)(1)           18,829
     Legal  and Audit                                   1,367                4,583               (4,583)(2)            1,367
     Printing                                           1,788                4,547               (4,547)(2)            1,788
     Registration Fees                                 15,055                7,843                                    22,898
     Trustees' Fees and Officers' Salaries                191                  379                 (379)(2)              191
     Organization and Other                            19,143                  242                                    19,385
                                                 -------------        -------------        -------------          -----------
                                                      202,043              304,378               63,416              569,837
     Less: Fees waived & Expenses Reimbursed         (116,974)             (77,072)              11,923 (3)         (182,123)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  85,069              227,306               75,339              387,714
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 437,596            1,644,592              (75,339)           2,006,849
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                      21,842             (373,828)                                 (351,986)

     Change in unrealized appreciation
     (depreciation)                                  (924,036)          (2,387,922)                               (3,311,958)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS               (902,194)          (2,761,750)                               (3,663,944)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                           ($464,598)         ($1,117,158)            ($75,339)         ($1,657,095)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                  PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
                   COMPASS PENNSYLVANIA MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                     PNC                COMPASS
                                                 PENNSYLVANIA         PENNSYLVANIA
                                                   TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                               INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $1,714,147             $488,756                                $2,202,903
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      1,714,147              488,756                                 2,202,903
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         141,528               55,338              (11,138)(1)          185,728
     Administration Fees                               56,611               15,744                1,936 (1)           74,291
     Custodian Fees                                     7,520                1,767                                     9,287
     Transfer Agent Fees                               19,548               17,226                                    36,774
     Service Fees                                      15,293            -                       61,474 (1)           76,767
     Distribution Fees                                101,583            -                      (45,774)(1)           55,809
     Legal  and Audit                                   3,058                1,953               (1,953)(2)            3,058
     Printing                                           2,416                1,122               (1,122)(2)            2,416
     Registration Fees                                  2,493               (1,900)                                      593
     Trustees' Fees and Officers' Salaries                601                  673                 (673)(2)              601
     Organization and Other                             6,946                2,704                                     9,650
                                                 -------------        -------------        -------------          -----------
                                                      357,597               94,627                2,750              454,974
     Less: Fees waived & Expenses Reimbursed          (99,195)             (17,839)              18,084 (3)          (98,950)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 258,402               76,788               20,834              356,024
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               1,455,745              411,968              (20,834)           1,846,879
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  (1,076,333)            (473,487)                               (1,549,820)

     Change in unrealized appreciation
     (depreciation)                                 2,252,735              790,543                                 3,043,278

Net Realized and Unrealized
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              1,176,402              317,056                                 1,493,458
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $2,632,147             $729,024             ($20,834)          $3,340,337
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                  PNC PENNSYLVANIA TAX-FREE INCOME PORTFOLIO
                   COMPASS PENNSYLVANIA MUNICIPAL BOND FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 PENNSYLVANIA         PENNSYLVANIA
                                                    TAX-FREE          MUNICIPAL BOND         PRO-FORMA            PRO-FORMA
                                                INCOME PORTFOLIO           FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $3,032,628             $912,969                                $3,945,597
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      3,032,628              912,969                                 3,945,597
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         276,649              109,844              (17,084)(1)          369,409
     Administration Fees                              109,878               31,234                6,652 (1)          147,764
     Custodian Fees                                    14,992                  742                                    15,734
     Transfer Agent Fees                               40,804               15,738                                    56,542
     Service Fees                                      24,652            -                      128,333 (1)          152,985
     Distribution Fees                                 53,423            -                       59,495 (1)          112,918
     Legal  and Audit                                   7,498                1,541               (1,541)(2)            7,498
     Printing                                           7,393                1,151               (1,151)(2)            7,393
     Registration Fees                                 16,808                7,758                                    24,566
     Trustees' Fees and Officers' Salaries              1,128                   95                  (95)(2)            1,128
     Organization and Other                            17,191                2,492                                    19,683
                                                 -------------        -------------        -------------          -----------
                                                      570,416              170,595              174,609              915,620
     Less: Fees waived & Expenses Reimbursed         (330,526)             (94,769)             213,545 (3)         (211,750)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 239,890               75,826              388,154              703,870
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               2,792,738              837,143             (388,154)           3,241,727
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                    (285,131)             (69,366)                                 (354,497)

     Change in unrealized appreciation
     (depreciation)                                (4,507,643)          (1,166,394)                               (5,674,037)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             (4,792,774)          (1,235,760)                               (6,028,534)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         ($2,000,036)           ($398,617)           ($388,154)         ($2,786,807)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                          PNC VALUE EQUITY PORTFOLIO
                          COMPASS EQUITY/INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  VALUE EQUITY        EQUITY/INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $287,963             $633,462                                  $921,425
     Dividends                                     10,499,938            4,227,725                                14,727,663
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     10,787,901            4,861,187                                15,649,088
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       1,759,164              994,379             (206,221)(1)        2,547,322
     Administration Fees                              625,594              255,697                2,378 (1)          883,669
     Custodian Fees                                    54,399               27,619                                    82,018
     Transfer Agent Fees                               14,714               44,349                                    59,063
     Service Fees                                     137,771            -                      463,868 (1)          601,639
     Distribution Fees                                 22,847            -                       (8,528)(1)           14,319
     Legal  and Audit                                  33,374               24,644              (24,644)(2)           33,374
     Printing                                          21,667                5,459               (5,459)(2)           21,667
     Registration Fees                                 12,465               (2,098)                                   10,367
     Trustees' Fees and Officers' Salaries              5,320                7,151               (7,151)(2)            5,320
     Organization and Other                            18,147               34,920                                    53,067
                                                 -------------        -------------        -------------          -----------
                                                    2,705,462            1,392,120              214,243            4,311,825
     Less: Fees waived & Expenses Reimbursed         (465,831)           -                      247,594 (3)         (218,237)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               2,239,631            1,392,120              461,837            4,093,588
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               8,548,270            3,469,067             (461,837)          11,555,500
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  15,118,074              440,194                                15,558,268

     Change in unrealized appreciation
     (depreciation)                                24,669,433            3,299,842                                27,969,275

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             39,787,507            3,740,036                                43,527,543
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $48,335,777           $7,209,103            ($461,837)         $55,083,043
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                          PNC VALUE EQUITY PORTFOLIO
                          COMPASS EQUITY/INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                  VALUE EQUITY        EQUITY/INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $1,180,667           $2,730,992                                $3,911,659
     Dividends                                     16,692,818            7,484,385                                24,177,203
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                     17,873,485           10,215,377                                28,088,862
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                       3,171,674            1,946,120             (416,614)(1)        4,701,180
     Administration Fees                            1,137,117              500,430                1,021 (1)        1,638,568
     Custodian Fees                                    99,231               18,236                                   117,467
     Transfer Agent Fees                               37,911               23,262                                    61,173
     Service Fees                                     177,459            -                      881,384 (1)        1,058,843
     Distribution Fees                                 31,135            -                      (11,675)(1)           19,460
     Legal  and Audit                                  77,839               36,842              (36,842)(2)           77,839
     Printing                                          61,094               36,540              (36,540)(2)           61,094
     Registration Fees                                 32,504               24,187                                    56,691
     Trustees' Fees and Officers' Salaries             11,904                3,046               (3,046)(2)           11,904
     Organization and Other                            45,979              (15,030)                                   30,949
                                                 -------------        -------------        -------------          -----------
                                                    4,883,847            2,573,633              377,688            7,835,168
     Less: Fees waived & Expenses Reimbursed         (926,910)           -                      586,043 (3)         (340,867)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               3,956,937            2,573,633              963,731            7,494,301
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                              13,916,548            7,641,744             (963,731)          20,594,561
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  15,933,683           24,080,833                                40,014,516

     Change in unrealized appreciation
     (depreciation)                                (8,855,288)            (374,450)                               (9,229,738)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              7,078,395           23,706,383                                30,784,778
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $20,994,943          $31,348,127            ($963,731)         $51,379,339
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                         PNC GROWTH EQUITY PORTFOLIO
                             COMPASS GROWTH FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 GROWTH EQUITY           GROWTH              PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $586,644             $162,905                                  $749,549
     Dividends                                      1,207,746              967,261                                 2,175,007
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      1,794,390            1,130,166                                 2,924,556
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         469,375              472,518              (98,870)(1)          843,023
     Administration Fees                              170,682              121,504               14,367 (1)          306,553
     Custodian Fees                                    23,033               14,067                                    37,100
     Transfer Agent Fees                               12,282               25,174                                    37,456
     Service Fees                                      51,412            -                      218,116 (1)          269,528
     Distribution Fees                                 12,125            -                       (4,526)(1)            7,599
     Legal  and Audit                                   8,497                8,711               (8,711)(2)            8,497
     Printing                                          10,008                 (807)                 807 (2)           10,008
     Registration Fees                                 17,106                1,951                                    19,057
     Trustees' Fees and Officers' Salaries              1,326                1,214               (1,214)(2)            1,326
     Organization and Other                             8,500                2,387                                    10,887
                                                 -------------        -------------        -------------          -----------
                                                      784,346              646,719              119,969            1,551,034
     Less: Fees waived & Expenses Reimbursed         (166,241)           -                       44,037             (122,204)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 618,105              646,719              164,006            1,428,830
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               1,176,285              483,447             (164,006)           1,495,726
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   1,227,325              650,554                                 1,877,879

     Change in unrealized appreciation
     (depreciation)                                13,986,348            6,524,122                                20,510,470

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             15,213,673            7,174,676                                22,388,349
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $16,389,958           $7,658,123            ($164,006)         $23,884,075
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                         PNC GROWTH EQUITY PORTFOLIO
                             COMPASS GROWTH FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                 GROWTH EQUITY           GROWTH              PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $421,145             $102,124                                  $523,269
     Dividends                                      1,101,071            1,904,823                                 3,005,894
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      1,522,216            2,006,947                                 3,529,163
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         643,001              996,016             (213,649)(1)        1,425,368
     Administration Fees                              233,819              256,119               28,378 (1)          518,316
     Custodian Fees                                    42,216               12,965                                    55,181
     Transfer Agent Fees                               42,454               21,311                                    63,765
     Service Fees                                      58,828            -                      444,576 (1)          503,404
     Distribution Fees                                 16,155            -                       (6,058)(1)           10,097
     Legal  and Audit                                  16,348               23,060              (23,060)(2)           16,348
     Printing                                          20,250               22,877              (22,877)(2)           20,250
     Registration Fees                                 26,041                3,024                                    29,065
     Trustees' Fees and Officers' Salaries              2,476                1,906               (1,906)(2)            2,476
     Organization and Other                            14,227               20,653                    0               34,880
                                                 -------------        -------------        -------------          -----------
                                                    1,115,815            1,357,931              205,404            2,679,150
     Less: Fees waived & Expenses Reimbursed         (280,921)           -                       61,784 (3)         (219,137)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 834,894            1,357,931              267,188            2,460,013
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 687,322              649,016             (267,188)           1,069,150
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   3,202,620            4,345,299                                 7,547,919

     Change in unrealized appreciation
     (depreciation)                               (16,170,202)          (1,396,905)                              (17,567,107)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (12,967,582)           2,948,394                               (10,019,188)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                        ($12,280,260)          $3,597,410            ($267,188)         ($8,950,038)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                    PNC SMALL CAP GROWTH EQUITY PORTFOLIO
                          COMPASS SMALL COMPANY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)


                                                      PNC
                                                   SMALL CAP             COMPASS
                                                 GROWTH EQUITY        SMALL COMPANY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $472,519              $21,370                                  $493,889
     Dividends                                         80,651              273,448                                   354,099
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        553,170              294,818                                   847,988
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         289,259              118,610              (45,155)(1)          362,714
     Administration Fees                              105,185               23,722                2,989 (1)          131,896
     Custodian Fees                                    23,150               14,447                                    37,597
     Transfer Agent Fees                               12,001               18,382                                    30,383
     Service Fees                                      31,520            -                      125,301 (1)          156,821
     Distribution Fees                                  4,524            -                       (1,689)(1)            2,835
     Legal  and Audit                                   5,123                1,750               (1,750)(2)            5,123
     Printing                                           3,326                  452                 (452)(2)            3,326
     Registration Fees                                 15,944               (3,141)                                   12,803
     Trustees' Fees and Officers' Salaries                802                  715                 (715)(2)              802
     Organization and Other                             5,099                4,804                                     9,903
                                                 -------------        -------------        -------------          -----------
                                                      495,933              179,741               78,529              754,203
     Less: Fees waived & Expenses Reimbursed          (15,592)           -                     (161,111)(3)         (176,703)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 480,341              179,741              (82,582)             577,500
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                  72,829              115,077               82,582              270,488
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  (1,407,028)             658,347                                  (748,681)

     Change in unrealized appreciation
     (depreciation)                                16,205,644           (1,658,000)                               14,547,644

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             14,798,616             (999,653)                               13,798,963
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         $14,871,445            ($884,576)             $82,582          $14,069,451
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                    PNC SMALL CAP GROWTH EQUITY PORTFOLIO
                          COMPASS SMALL COMPANY FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC
                                                   SMALL CAP             COMPASS
                                                 GROWTH EQUITY        SMALL COMPANY          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $260,147              $29,128                                  $289,275
     Dividends                                        107,364              411,514                                   518,878
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        367,511              440,642                                   808,153
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         216,145              198,934              (77,295)(1)          337,784
     Administration Fees                               78,598               39,787                4,446 (1)          122,831
     Custodian Fees                                    39,042                1,529                                    40,571
     Transfer Agent Fees                               26,039               18,444                                    44,483
     Service Fees                                      28,347            -                      120,646 (1)          148,993
     Distribution Fees                                  3,297            -                       (1,236)(1)            2,061
     Legal  and Audit                                   4,605                3,086               (3,086)(2)            4,605
     Printing                                           8,930                3,061               (3,061)(2)            8,930
     Registration Fees                                 23,905                8,314                                    32,219
     Trustees' Fees and Officers' Salaries                800                  255                 (255)(2)              800
     Organization and Other                             8,344                  155                                     8,499
                                                 -------------        -------------        -------------          -----------
                                                      438,052              273,565               40,159              751,776
     Less: Fees waived & Expenses Reimbursed          (75,964)           -                      (63,566)(3)         (139,530)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 362,088              273,565              (23,407)             612,246
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                   5,423              167,077               23,407              195,907
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   3,202,620            1,542,906                                 4,745,526

     Change in unrealized appreciation
     (depreciation)                               (16,170,202)            (657,540)                              (16,827,742)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (12,967,582)             885,366                               (12,082,216)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                        ($12,962,159)          $1,052,443              $23,407         ($11,886,309)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                            PNC BALANCED PORTFOLIO
                            COMPASS BALANCED FUND
                 PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)



                                                      PNC                COMPASS
                                                    BALANCED             BALNCED             PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $2,299,628             $310,514                                $2,610,142
     Dividends                                      1,126,053              151,894                                 1,277,947
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      3,425,681              462,408                                 3,888,089
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         409,649               65,188              (12,508)(1)          462,329
     Administration Fees                              148,963               16,763                2,394 (1)          168,120
     Custodian Fees                                    21,533                7,865                                    29,398
     Transfer Agent Fees                               39,458               11,215                                    50,673
     Service Fees                                      84,823            -                      220,683 (1)          305,506
     Distribution Fees                                127,340            -                      (45,926)(1)           81,414
     Legal  and Audit                                   7,343                1,846               (1,846)(2)            7,343
     Printing                                           4,868                1,458               (1,458)(2)            4,868
     Registration Fees                                 13,211                2,575                                    15,786
     Trustees' Fees and Officers' Salaries              1,193                  227                 (227)(2)            1,193
     Organization and Other                             9,242                1,508                                    10,750
                                                 -------------        -------------        -------------          -----------
                                                      867,623              108,645              161,112            1,137,380
     Less: Fees waived & Expenses Reimbursed         (171,330)             (25,752)               1,071 (3)         (196,011)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                 696,293               82,893              162,183              941,369
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               2,729,388              379,515             (162,183)           2,946,720
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                  (5,399,745)             188,165                                (5,211,580)

     Change in unrealized appreciation
     (depreciation)                                11,766,008              871,185                                12,637,193

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS              6,366,263            1,059,350                                 7,425,613
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                          $9,095,651           $1,438,865            ($162,183)         $10,372,333
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.





           See Accompanying Notes to Proforma Financial Statements.

                            PNC BALANCED PORTFOLIO
                            COMPASS BALANCED FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)


                                                      PNC                COMPASS
                                                    BALANCED             BALNCED             PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                      $2,893,951              $95,698                                $2,989,649
     Dividends                                      1,800,352               48,229                                 1,848,581
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                      4,694,303              143,927                                 4,838,230
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                         672,745               22,117               (4,546)(1)          690,316
     Administration Fees                              244,634                5,687                  704 (1)          251,025
     Custodian Fees                                    33,978                2,246                                    36,224
     Transfer Agent Fees                               74,659                1,390                                    76,049
     Service Fees                                     123,661            -                      118,463 (1)          242,124
     Distribution Fees                                222,954            -                      (83,607)(1)          139,347
     Legal  and Audit                                  16,533                  411                 (411)(2)           16,533
     Printing                                           9,767                  411                 (411)(2)            9,767
     Registration Fees                                 43,773                1,430                                    45,203
     Trustees' Fees and Officers' Salaries              2,557                   63                  (63)(2)            2,557
     Organization and Other                            18,551                  700                                    19,251
                                                 -------------        -------------        -------------          -----------
                                                    1,463,812               34,455               30,129            1,528,396
     Less: Fees waived & Expenses Reimbursed         (321,688)             (21,180)             239,057 (3)         (103,811)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                               1,142,124               13,275              269,186            1,424,585
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                               3,552,179              130,652             (269,186)           3,413,645
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                   1,771,608               27,498                                 1,799,106

     Change in unrealized appreciation
     (depreciation)                                (7,289,079)             (85,020)                               (7,374,099)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             (5,517,471)             (57,522)                               (5,574,993)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                         ($1,965,292)             $73,130            ($269,186)         ($2,161,348)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.





           See Accompanying Notes to Proforma Financial Statements.

                        PNC SHORT-TERM BOND PORTFOLIO
                           BMF SHORT DURATION FUND
                       COMPASS SHORT/INTERMEDIATE FUND
                 PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1994
                                 (UNAUDITED)


                                                                                   COMPASS
                                                  PNC               BFM             SHORT
                                            SHORT TERM BOND     SHORT TERM       INTERMEDIATE      PRO-FORMA        PRO-FORMA
                                               PORTFOLIO       DURATION FUND         FUND         ADJUSTMENTS        COMBINED
                                            ----------------   -------------    -------------     -----------       ----------
INVESTMENT INCOME

     Interest                                    $611,287        $1,005,855       $6,824,747                         $7,830,602
     Dividends                                  -                 -                -                                 -
                                             -------------     -------------    -------------       -----------    -------------
       TOTAL INVESTMENT INCOME                    611,287         1,005,855        6,824,747                          7,830,602
                                             -------------     -------------    -------------       -----------    -------------

EXPENSES

     Investment Advisory Fees                      52,691            45,649          616,897          (70,863)(1)       644,374
     Administration Fees                           21,076            31,914          185,068           19,691 (1)       257,749
     Custodian Fees                                 8,083            29,952            2,919                             40,954
     Transfer Agent Fees                            8,097            17,012           37,604                             62,713
     Service Fees                                   6,298         -                -                  310,642 (1)       316,940
     Distribution Fees                                354         -                -                      356 (1)           710
     Legal  and Audit                               1,460            12,384           16,966          (18,426)(2)        12,384
     Printing                                       1,143         -                    2,279                              3,422
     Registration Fees                             11,628            14,062           (8,844)                            16,846
     Trustees' Fees and Officers' Salaries            294             3,028            6,863           (7,157)(2)         3,028
     Organization and Other                         3,784            19,694           10,099                             33,577
                                             -------------     -------------    -------------       -----------    -------------
                                                  114,908           173,695          869,851          234,243         1,392,697
     Less: Fees waived & Expenses Reimbursed      (66,103)          (86,960)       -                 (213,429)(3)      (366,492)
                                             -------------     -------------    -------------       -----------    -------------
       TOTAL EXPENSES                              48,805            86,735          869,851           20,814         1,026,205
                                             -------------     -------------    -------------       -----------    -------------

NET INVESTMENT INCOME                             562,482           919,120        5,954,896          (20,814)        7,415,684
                                             -------------     -------------    -------------       -----------    -------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                (273,282)         (141,008)      (1,156,902)                        (1,571,192)

     Change in unrealized appreciation
     (depreciation)                               203,056           587,673        1,543,020                          2,333,749

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS            (70,226)          446,665          386,118                            762,557
                                             -------------     -------------    -------------       -----------    -------------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                        $492,256        $1,365,785       $6,341,014         ($20,814)       $8,178,241
                                             =============     =============    =============       ===========    =============




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.




           See Accompanying Notes to Proforma Financial Statements.

                        PNC SHORT-TERM BOND PORTFOLIO
                           BMF SHORT DURATION FUND
                       COMPASS SHORT/INTERMEDIATE FUND
                 PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)






                                                                                COMPASS
                                                  PNC             BFM            SHORT
                                            SHORT TERM BOND   SHORT TERM      INTERMEDIATE     PRO-FORMA       PRO-FORMA
                                               PORTFOLIO     DURATION FUND        FUND        ADJUSTMENTS       COMBINED
                                          -----------------  --------------  -------------   -------------     ----------
INVESTMENT INCOME

     Interest                                  $1,634,723      $1,845,377     $14,600,807                      $16,446,184
     Dividends                                  -               -               -                               -
                                             -------------   -------------   -------------      -----------   -------------
       TOTAL INVESTMENT INCOME                  1,634,723       1,845,377      14,600,807                       16,446,184
                                             -------------   -------------   -------------      -----------   -------------

EXPENSES

     Investment Advisory Fees                     174,589         100,349       1,516,089        (186,800)(1)    1,604,227
     Administration Fees                           69,836          64,818         454,826          52,211 (1)      641,691
     Custodian Fees                                17,095          40,694          19,366                           77,155
     Transfer Agent Fees                           27,286          31,265          23,420                           81,971
     Service Fees                                  13,458       -               -                 760,151 (1)      773,609
     Distribution Fees                                316       -               -                                      316
     Legal  and Audit                               4,893          38,048          37,809         (42,702)(2)       38,048
     Printing                                       5,759                          37,597                           43,356
     Registration Fees                             25,996          28,982          23,210                           78,188
     Trustees' Fees and Officers' Salaries            715           5,810           3,124          (3,839)(2)        5,810
     Organization and Other                         6,277          40,003          23,768                           70,048
                                             -------------   -------------   -------------      -----------   -------------
                                                  346,220         349,969       2,139,209         579,021        3,414,419
     Less: Fees waived & Expenses Reimbursed     (192,774)       (159,363)      -                (523,618)(3)     (875,755)
                                             -------------   -------------   -------------      -----------   -------------
       TOTAL EXPENSES                             153,446         190,606       2,139,209          55,403        2,538,664
                                             -------------   -------------   -------------      -----------   -------------

NET INVESTMENT INCOME                           1,481,277       1,654,771      12,461,598         (55,403)      15,542,243

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                              (1,064,511)       (410,499)     (1,501,590)                      (2,976,600)

     Change in unrealized appreciation
     (depreciation)                              (557,603)       (590,015)    (12,267,631)                     (13,415,249)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS         (1,622,114)     (1,000,514)    (13,769,221)                     (16,391,849)
                                             -------------   -------------   -------------      -----------   -------------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                       ($140,837)       $654,257     ($1,307,623)       ($55,403)       ($849,606)
                                             =============   =============   =============      ===========   =============




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.






           See Accompanying Notes to Proforma Financial Statements.

                       BFM CORE FIXED INCOME PORTFOLIO
                          COMPASS FIXED INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (UNAUDITED)

                                                      BFM
                                                   CORE FIXED            COMPASS
                                                     INCOME            FIXED INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $511,349           $8,576,940                                $9,088,289
     Dividends                                      -                       -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        511,349            8,576,940                                 9,088,289
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          23,911              725,554             (108,388)(1)          641,077
     Administration Fees                               25,648              217,665               13,118 (1)          256,431
     Custodian Fees                                    36,337               11,047                                    47,384
     Transfer Agent Fees                               18,346               34,512                                    52,858
     Service Fees                                   -                    -                      384,646 (1)          384,646
     Distribution Fees                              -                    -                                                 0
     Legal  and Audit                                   5,710               25,591              (25,591)(2)            5,710
     Printing                                       -                        4,412               (4,412)(2)                0
     Registration Fees                                 14,061               (4,275)                                    9,786
     Trustees' Fees and Officers' Salaries              1,210                    0                                     1,210
     Organization and Other                             9,825               (9,636)                                      189
                                                 -------------        -------------        -------------          -----------
                                                      135,048            1,004,870              259,373            1,399,291
     Less: Fees waived & Expenses Reimbursed          (97,530)           -                     (193,992)(3)         (291,522)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  37,518            1,004,870               65,381            1,107,769
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 473,831            7,572,070              (65,381)           7,980,520
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                     (87,921)          (1,098,532)                               (1,186,453)

     Change in unrealized appreciation
     (depreciation)                                   350,690            5,050,394                                 5,401,084

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS                262,769            3,951,862                                 4,214,631
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                            $736,600          $11,523,932             ($65,381)         $12,195,151
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.



           See Accompanying Notes to Proforma Financial Statements.

                       BFM CORE FIXED INCOME PORTFOLIO
                          COMPASS FIXED INCOME FUND
                  PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)

                                                      BFM
                                                   CORE FIXED            COMPASS
                                                     INCOME            FIXED INCOME          PRO-FORMA            PRO-FORMA
                                                   PORTFOLIO               FUND             ADJUSTMENTS            COMBINED
                                               -----------------      -------------        -------------         -----------
INVESTMENT INCOME

     Interest                                        $700,743          $17,236,014                               $17,936,757
     Dividends                                      -                    -                                         -
                                                 -------------        -------------        -------------          -----------
       TOTAL INVESTMENT INCOME                        700,743           17,236,014                                17,936,757
                                                 -------------        -------------        -------------          -----------

EXPENSES

     Investment Advisory Fees                          38,435            1,581,531             (247,646)(1)        1,372,320
     Administration Fees                               78,265              474,452               (3,789)(1)          548,928
     Custodian Fees                                    51,615               19,381                                    70,996
     Transfer Agent Fees                               38,807               23,417                                    62,224
     Service Fees                                   -                    -                      823,392 (1)          823,392
     Distribution Fees                              -                    -
     Legal  and Audit                                  11,621               37,840              (37,840)(2)           11,621
     Printing                                       -                       37,531              (37,531)(2)
     Registration Fees                                 28,182               20,761                                    48,943
     Trustees' Fees and Officers' Salaries              1,995                3,126               (3,126)(2)            1,995
     Organization and Other                            17,809               54,415                                    72,224
                                                 -------------        -------------        -------------          -----------
                                                      266,729            2,252,454              493,460            3,012,643
     Less: Fees waived & Expenses Reimbursed         (206,424)           -                     (424,145)(3)         (630,569)
                                                 -------------        -------------        -------------          -----------
       TOTAL EXPENSES                                  60,305            2,252,454               69,315            2,382,074
                                                 -------------        -------------        -------------          -----------

NET INVESTMENT INCOME                                 640,438           14,983,560              (69,315)          15,554,683
                                                 -------------        -------------        -------------          -----------

REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS TRANSACTIONS

     Net realized gain (loss) on investment
     transactions                                    (539,866)            (736,958)                               (1,276,824)

     Change in unrealized appreciation
     (depreciation)                                  (499,395)         (26,464,814)                              (26,964,209)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENT TRANSACTIONS             (1,039,261)         (27,201,772)                              (28,241,033)
                                                 -------------        -------------        -------------          -----------

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS                           ($398,823)        ($12,218,212)            ($69,315)        ($12,686,350)
                                                 =============        =============        =============          ===========




(1) Based on fee structure of new regristrant and the total assets of the combined funds.

(2) Adjustments reflect expected savings when the two funds combine.

(3) Reflects the anticipated change in the waiver of the investment advisory and administration fees based on expense ratios of new registrant and combined assets of the merged funds.


           See Accompanying Notes to Proforma Financial Statements.

                                   FORM N-14


PART C.  OTHER INFORMATION

Item 15.         Indemnification

                 Indemnification of Registrant's principal underwriter against certain losses is provided for in Section 7 of the Distribution Agreement incorporated herein by reference as Exhibit (7)(a). Indemnification of PFPC Inc. and Provident Distributors, Inc. in their capacity as co-administrators is provided for in Section 7 of the Administration Agreement incorporated herein by reference as Exhibit 13(a). Indemnification of Registrant's Custodian and Transfer Agent is provided for, respectively, in Section 22 of the Custodian Agreement incorporated herein by reference as Exhibit 9(a) and
Section 17 of the Transfer Agency Agreement incorporated herein by reference as
Exhibit 13(e). Registrant has obtained from a major insurance carrier a trustees' and officers' liability policy covering certain types of errors and omissions. In addition, Section 9.3 of the Registrant's Declaration of Trust incorporated herein by reference herein as Exhibit 1(a) provides as follows:

                 Indemnification of Trustees, Officers, Representatives and Employees. The Trust shall indemnify each of its Trustees against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while as a Trustee or thereafter, by reason of his being or having been such a Trusteeexcept with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, provided that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trust shall have received a written opinion from independent legal counsel approved by the Trustees to the effect that if either the matter of willful misfeasance, gross negligence or reckless disregard of duty, or the matter of bad faith had been adjudicated, it would in the opinion of such counsel have been adjudicated in favor of such person. The rights accruing to any person under these provisions shall not exclude any other right to which he may be lawfully entitled,provided that no person may satisfy any right of indemnity or reimbursement hereunder except out of the property of the Trust. The Trustees may make advance payments in connection with the indemnification under this Section 9.3, provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

                 The Trustee shall indemnify officers, representatives and employees of the Trust to the same extent that Trustees are entitled to indemnification pursuant to this Section 9.3.

                 Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 Section 9.6 of the Registrant's Declaration of Trust, incorporated herein by reference as Exhibit 1(a), also provides for the indemnification of shareholders of the Registrant. Section 9.6 states as follows:

                 Indemnification of Shareholders. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his being or having been a Shareholder and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets belonging to the classes of Shares with the same alphabetical designation as that of the Shares owned by such Shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. The Trust shall, upon request by the Shareholder, assume the defense of any claim made against any Shareholder for any act or obligations of the Trust and satisfy any judgment thereon from such assets.

Item 16. Exhibits

         (1)     (a)      Declaration of Trust of the Registrant dated December
                          22, 1988 is incorporated by reference to Exhibit (1) of Registrant's Registration Statement on Form N-1A filed on December 23, 1988.

                 (b) Amendment No. 1 to Declaration of Trust is incorporated by reference to Exhibit (1)(b) of Pre-Effective Amendment No. 2 to Registrant's Registration Statement on Form N-1A filed on May 11, 1989.

                 (c) Amendment No. 2 to the Declaration of Trust dated December 23, 1993 is herein incorporated by reference to Exhibit (1)(c) of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A filed on July 8, 1994.

         (2) Registrant's Code of Regulations is incorporated by reference to Exhibit (2) of Form N-1A, filed on December 23, 1988.

         (3)     Not applicable.

         (4) Asset Purchase Agreements, filed herewith as Appendices I and II to the Combined Proxy Statement/Prospectus.

         (5)     (a)      Specimen Copies of Share Certificates for Shares of
                          beneficial interest in Class A-1, Class A- 2, Class
                          A-3, Class B-1, Class B-2, Class B-3, Class C-1,
                          Class C-2, Class C-3, Class D-1, Class D-2, Class
                          D-3, Class E-1, Class E-2, Class E-3, Class F-1,
                          Class F-2, Class F-3, Class G-1, Class G-2, Class
                          G-3, Class H-1, Class H-2, Class H-3, Class I-1,
                          Class I-2, Class I-3, Class J-1, Class J-2, Class
                          J-3, Class K-1, Class K-2, Class K-3, Class L-1,
                          Class L-2, Class L-3, Class M-1, Class M-2, Class
                          M-3, Class N-1, Class N-2, Class N-3, Class O-1,
                          Class O-2, Class O-3, Class P-1, Class P-2, Class P-3 of the Registrant are herein incorporated by reference to Exhibit 4 of Post-Effective Amendment
                          No. 6 to Registrant's Registration Statement on Form
                          N-1A filed on May 8, 1992.

                 (b) Form of Share Certificates for Shares of beneficial interest in Class Q-1, Class Q-2, Class Q- 3, Class R-1, Class R-2, Class R-3, Class S-1, Class S-2, Class S-3, Class T-1, Class T-2, Class T-3, Class U-1, Class U-2, Class U-3 of the

                          Registrant are herein incorporated by reference to
                          Exhibit 4(b) of Post-Effective Amendment No. 8 to Registrant's Registration Statement on Form N-1A filed on January 22, 1993.

                 (c) Form of Share Certificates for Shares of beneficial interest in Class V-1, Class V-2, Class V- 3, Class W-1, Class W-2, Class W-3, Class X-1, Class X-2, Class X-3, Class Y-1, Class Y-2 and Class Y-3 of the Registrant is incorporated herein by reference to Exhibit (4)(c) of Post- Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (d) Form of Share Certificates for Shares of beneficial interest in Class Z-1, Class Z-2 and Class Z-3 of the Registrant is incorporated herein by reference to Exhibit (4)(d) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (e) Form of Share Certificates for shares of beneficial interest in Class AA-1, Class AA-2 and Class AA-3, Class BB-1, Class BB-2 and Class BB-3 and Class CC-1, Class CC-2 and Class CC-3.

         (6)     (a)      Investment Advisory Agreement between Registrant and
                          PNC Institutional Management Corporation with respect to the Money Market, Government Money Market,
                          Municipal Money Market, Managed Income, Growth
                          Equity, International Equity and Balanced Portfolios is incorporated by reference to Exhibit 5(a) of Post-Effective Amendment No. 1 to Registrant's
                          Registration Statement on Form N-1A filed on December
                          29, 1989.

                 (b) Letter Agreement between Registrant and PNC Institutional Management Corporation relating to advisory services for the Tax-Free Income Portfolio is incorporated herein by reference to Exhibit 5(b) of Post-Effective Amendment No. 2 to Registrant's Registration Statement on Form N-1A filed on April 30, 1990.

                 (c) Sub-Advisory Agreement between PNC Institutional Management Corporation and PNC Bank, National Association with respect to the Money Market Portfolio and Government Money Market Portfolio is incorporated by reference to Exhibit 5(c) of Post-Effective Amendment No. 1 to Registrant's

                          Registration Statement on Form N-1A filed on December 29, 1989.

                 (d) Sub-Advisory Agreement between PNC Institutional Management Corporation and PNC Bank, National Association with respect to the Balanced and Tax-Free Income Portfolios is incorporated herein by reference to Exhibit 5(d) of Post-Effective Amendment No. 2 to Registrant's Registration Statement on Form N-1A filed on April 30, 1990.

                 (e) Sub-Advisory Agreement dated April 20, 1992 between PNC Institutional Management Corporation and Provident Capital Management, Inc. with respect to the International Equity Portfolio is incorporated herein by reference to Exhibit (5)(f) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (f) Investment Advisory Agreement dated February 3, 1992 between Registrant and PNC Institutional Management Corporation relating to the Intermediate Government, Value Equity, Index Equity, Small Cap Value Equity, Pennsylvania Tax-Free Income, Ohio Tax-Free Income, Pennsylvania Municipal Money Market and Ohio Municipal Money Market Portfolios is incorporated herein by reference to Exhibit (5)(g) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (g) Investment Advisory Agreement dated December 17, 1993 between the Registrant and PNC Institutional Management Corporation relating to the Virginia Municipal Money Market, Government Income, International Fixed Income and International Emerging Markets Portfolios is incorporated herein by reference to Exhibit (5)(h) of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A filed on July 8, 1994.

                 (h) Sub-Advisory Agreement dated February 3, 1992 between PNC Institutional Management Corporation and PNC Bank, National Association with respect to the Ohio Municipal Money Market Portfolio is incorporated herein by reference to Exhibit (5)(h) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (i) Sub-Advisory Agreement dated February 3, 1992 between PNC Institutional Management Corporation and PNC Bank, National Association with respect to the Pennsylvania Municipal Money Market Portfolio is incorporated herein by reference to Exhibit (5)(i) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (j) Sub-Advisory Agreement dated February 3, 1992 between PNC Institutional Management Corporation and Provident Capital Management, Inc. with respect to the Value Equity Portfolio is incorporated herein by reference to Exhibit (5)(m) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (k) Sub-Advisory Agreement dated February 3, 1992 between PNC Institutional Management Corporation and Provident Capital Management, Inc. with respect to the Small Cap Value Equity Portfolio is incorporated herein by reference to Exhibit (5)(n) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (l) Investment Advisory Agreement dated March 1, 1993 between Registrant and PNC Institutional Management Corporation relating to the Short-Term Bond, Intermediate-Term Bond, Core Equity, Small Cap Growth Equity and North Carolina Municipal Money Market Portfolios is incorporated herein by reference to Exhibit (5)(p) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (m) Sub-Advisory Agreement dated March 1, 1993 between PNC Institutional Management Corporation and PNC Bank, National Association relating to the North Carolina Municipal Money Market Portfolio is incorporated herein by reference to Exhibit (5)(r) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (n) Sub-Advisory Agreement dated September 10, 1993 between PNC Institutional Management Corporation and PNC Bank, National Association relating to the Municipal Money Market Portfolio is incorporated herein by reference to Exhibit

                          (5)(s) of Post-Effective Amendment No. 10 to
                          Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (o) Sub-Advisory Agreement dated December 17, 1993 between PNC Institutional Management Corporation and PNC Bank, National Association with respect to the Virginia Municipal Money Market Portfolio is incorporated herein by reference to Exhibit (5)(x) of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A filed on July 8, 1994.

                 (p) Sub-Advisory Agreement dated December 17, 1993 between PNC Institutional Management Corporation and Provident Capital Management, Inc. with respect to the International Fixed Income Portfolio is incorporated herein by reference to Exhibit (5)(z) of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A filed on July 8, 1994.

                 (q) Sub-Advisory Agreement dated December 17, 1993 between PNC Institutional Management Corporation and Provident Capital Management, Inc. with respect to the International Emerging Markets Portfolio is incorporated herein by reference to Exhibit (5)(aa) of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A filed on July 8, 1994.

                 (r) Investment Advisory Agreement between the Registrant and PNC Institutional Management Corporation relating to the New Jersey Municipal Money Market Portfolio is incorporated herein by reference to Exhibit (5)(r) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (s) Sub-Advisory Agreement between PNC Institutional Management Corporation and PNC Bank, National Association with respect to the New Jersey Municipal Money Market Portfolio is incorporated herein by reference to Exhibit (5)(s) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (t) Sub-Advisory Agreement between PNC Institutional Management Corporation and PNC Equity Advisors Company with respect to the Core Equity Portfolio is incorporated herein by reference to Exhibit

                          (5)(t) of Post-Effective Amendment No. 15 to
                          Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (u) Sub-Advisory Agreement between PNC Institutional Management Corporation and PNC Equity Advisors Company with respect to the Growth Equity Portfolio is incorporated herein by reference to Exhibit (5)(u) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (v) Sub-Advisory Agreement between PNC Institutional Management Corporation and PNC Equity Advisors Company with respect to the Small Cap Growth Equity Portfolio is incorporated herein by reference to Exhibit (5)(v) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (w) Sub-Advisory Agreement between PNC Institutional Management Corporation and PNC Equity Advisors Company with respect to the Index Equity Portfolio is incorporated herein by reference to Exhibit (5)(w) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (x) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Managed Income Portfolio is incorporated herein by reference to Exhibit (5)(x) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (y) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Intermediate Government Portfolio is incorporated herein by reference to Exhibit (5)(y) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (z) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Ohio Tax-Free Income Portfolio is incorporated herein by reference to Exhibit (5)(z) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (aa) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Pennsylvania Tax-Free Income Portfolio is incorporated herein by reference to Exhibit (5)(aa) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (bb) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Short-Term Bond Portfolio is incorporated herein by reference to Exhibit (5)(bb) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (cc) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Intermediate-Term Bond Portfolio is incorporated herein by reference to Exhibit (5)(cc) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (dd) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Government Income Portfolio is incorporated herein by reference to Exhibit (5)(dd) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (ee) Sub-Advisory Agreement between PNC Institutional Management Corporation and BlackRock Financial Management, Inc. with respect to the Tax-Free Income Portfolio.

                 (ff) Form of Advisory Agreement between PNC Asset Management Group, Inc. and Registrant with respect to all investment portfolios except the PNC Multi-Sector Mortgage Securities Portfolio III.

                 (gg) Form of Investment Advisory Agreement between BlackRock Financial Management, Inc. and Registrant with respect to the PNC Multi-Sector Mortgage Securities Portfolio III.

                 (hh) Form of Sub-Advisory Agreement between PNC Asset Management Group, Inc., Provident Capital Management Inc., PNC Equity Advisors Company and

                          PNC Institutional Management Corporation and
                          BlackRock Financial Management, Inc. with respect to all investment portfolios except the PNC Multi-Sector Mortgage Securities Portfolio III and PNC International Fixed Income Portfolio.

                 (ii) Form of Sub-Advisory Agreement between PNC Asset Management Group, Inc. and Morgan Grenfell Investment Series Limited with respect to the PNC International Fixed Income Portfolio.

         (7)     (a)      Distribution Agreement between Registrant and
                          Provident Distributors, Inc. dated January 31, 1994 is incorporated herein by reference to Exhibit (6)(a) of Post-Effective Amendment No. 12 to Registrant's
                          Registration Statement on Form N-1A filed on July 8,
                          1994.

                 (b) Appendix A to the Distribution Agreement dated January 31, 1994 between Registrant and Provident Distributors, Inc is incorporated herein by reference to Exhibit (6)(b) of Post- Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (c) Amendment No. 2 to the Distribution Agreement between Registrant and Provident Distributors, Inc. dated October 18, 1994 is incorporated herein by reference to Exhibit 6(c) of Post- Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (d) Form of Appendix A to the Distribution Agreement between Registrant and Provident Distributors, Inc.

         (8) Fund Office Retirement Profit Sharing Plan and Related Adoption Agreement is incorporated herein by reference to Exhibit (7) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

         (9)     (a)      Custodian Agreement dated October 4, 1989 between
                          Registrant and PNC Bank, National Association is incorporated herein by reference to Exhibit 8(a) of Post-Effective Amendment No. 1 to Registrant's
                          Registration Statement on Form N-1A filed on December
                          29, 1989.

                 (b) Amendment No. 1 to Custodian Agreement between Registrant and PNC Bank, National Association is incorporated herein by reference to Exhibit 8(b) of Post-Effective Amendment No. 4 to Registrant's Registration Statement on Form N-1A filed on December 13, 1991.

                 (c) Amendment No. 2 dated March 1, 1993 to Custodian Agreement between Registrant and PNC Bank, National Association with respect to the Short-Term Bond, Intermediate-Term Bond, Core Equity, Small Cap Growth Equity and North Carolina Municipal Money Market Portfolios is incorporated herein by reference to Exhibit (8)(c) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (d) Appendix B to Custodian Agreement dated October 4, 1989 between Registrant and PNC Bank, National Association is incorporated herein by reference to Exhibit (8)(d) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (e) Sub-Custodian Agreement dated April 27, 1992 among the Registrant, PNC Bank, National Association and The Chase Manhattan Bank is incorporated herein by reference to Exhibit (8)(e) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (f) Global Sub-Custody Agreement between Barclays Bank PLC and PNC Bank, National Association dated October 28, 1992 is incorporated herein by reference to Exhibit (8)(e) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (g) Custodian Agreement between State Street Bank and Trust Company and PNC Bank, National Association dated June 13, 1983 is incorporated herein by reference to Exhibit (8)(f) of Post- Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (h) Amendment No. 1 to Custodian Agreement between State Street Bank and Trust Company and PNC Bank dated November 21, 1989 is incorporated herein by reference to Exhibit (8)(g) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (i) Letter Agreement between Registrant and PNC Bank, National Association relating to custodian services with respect to the Tax-Free Income Portfolio is incorporated herein by reference to Exhibit 8(d) of Post-Effective Amendment No. 7 to Registrant's Registration Statement on Form N-1A filed on December 1, 1992.

                 (j) Letter Agreement between Registrant and PNC Bank, National Association relating to custodian services with respect to the Ohio Municipal Money Market, Pennsylvania Municipal Money Market, Intermediate Government, Ohio Tax-Free Income, Pennsylvania Tax-Free Income, Value Equity, Index Equity and Small Cap Value Equity Portfolios is incorporated herein by reference to Exhibit (8)(e) of Post-Effective Amendment No. 7 to Registrant's Registration Statement on Form N-1A filed on December 1, 1992.

                 (k) Letter Agreement dated March 1, 1993 between Registrant and PNC Bank, National Association relating to custodian services with respect to the North Carolina Municipal Money Market, Short-Term Bond, Intermediate-Term Bond, Small Cap Growth Equity and Core Equity Portfolios is incorporated herein by reference to Exhibit (8)(h) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (l) Form of Appendix B to Custodian Agreement between Registrant and PNC Bank, National Association.

         (10)    (a)      Amended and Restated Series A Distribution and
                          Service Plan dated January 21, 1993 and Form of
                          Series A Distribution and Servicing Agreement is incorporated herein by reference to Exhibit 15(a) of Post-Effective Amendment No. 8 to Registrant's
                          Registration Statement on Form N-1A filed on January
                          22, 1993.

                 (b) Series B Distribution Plan dated September 23, 1994 is incorporated herein by reference to Exhibit
                          (15)(b) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (c) Amended and Restated Distribution and Service Plan for Service, Institutional, Series A Investor, Series B Investor, and Series C Investor dated September 29, 1995.

                 (d) Series B Distribution Plan dated September 23, 1994 is incorporated herein by reference to Exhibit
                          (15)(b) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (e) Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class Distribution System.

         *(11) Opinion of counsel that shares are validly issued, fully paid and non-assessable.

         (12) Opinion of Drinker Biddle & Reath as to tax matters and consequences (including consent of such firm).

         (13)    (a)      Administration Agreement dated January 18, 1993 among
                          Registrant, PFPC Inc. and Provident Distributors,
                          Inc. is incorporated herein by reference to Exhibit
                          9(a) of Post-Effective Amendment No. 8 to
                          Registrant's Registration Statement on Form N-1A filed on January 22, 1993.

                 (b) Amendment No. 1 to the Administration Agreement dated January 18, 1993 among Registrant, PFPC Inc. and Provident Distributors, Inc. dated September 23, 1994 is incorporated herein by reference to Exhibit (9)(b) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (c) Appendix A to the Administration Agreement dated January 18, 1993 among Registrant, PFPC Inc. and Provident Distributors, Inc is incorporated herein by reference to Exhibit (9)(c) of Post- Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (d) Amendment No. 2 to the Administration Agreement dated January 18, 1993 among Registrant, PFPC Inc. and Provident Distributors, Inc. is incorporated herein by reference to Exhibit (9)(d) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (e) Form of Co-Administration Agreement between the Registrant and PNC Mutual Fund Company.



__________________________________

     * Filed with the Securities and Exchange Commission under Rule 24f-2 as part of the Registrant's Rule 24f-2 Notice.

                 (f) Transfer Agency Agreement dated October 4, 1989 between Registrant and PFPC Inc. is incorporated by reference to Exhibit 9(e) of Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A filed on December 29, 1989.

                 (g) Amendment No. 1 to Transfer Agency Agreement dated October 4, 1989 between Registrant and PFPC Inc. relating to the Tax-Free Income Portfolio is incorporated by reference to Exhibit 9(h) of Post-Effective Amendment No. 5 to Registrant's Registration Statement on Form N-1A filed on February 5, 1992.

                 (h) Amendment No. 2 to Transfer Agency Agreement dated October 4, 1989 between Registrant and PFPC Inc. relating to the Pennsylvania Municipal Money Market, Ohio Municipal Money Market, Intermediate Government, Ohio Tax-Free Income, Pennsylvania Tax-Free Income, Value Equity, Index Equity and Small Cap Value Equity Portfolios is incorporated herein by reference to
                          Exhibit 9(h) of Post-Effective Amendment No. 4 to Registrant's Registration Statement on Form N-1A filed on December 13, 1991.

                 (i) Amendment No. 3 to Transfer Agency Agreement dated October 4, 1989 between Registrant and PFPC Inc. relating to the Short-Term Bond, Intermediate-Term Bond, Core Equity, Small Cap Growth Equity and North Carolina Municipal Money Market Portfolios is incorporated herein by reference to Exhibit (9)(e) of Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A filed on November 10, 1993.

                 (j) Amendment No. 4 to Transfer Agency Agreement dated October 4, 1989 between Registrant and PFPC Inc. relating to Series B Investor Shares of the Money Market, Managed Income, Tax-Free Income, Intermediate Government, Ohio Tax-Free Income, Pennsylvania Tax-Free Income, Value Equity, Growth Equity, Index Equity, Small Cap Value Equity, Intermediate-Term Bond, Small Cap Growth Equity, Core Equity, International Fixed Income, Government Income, International Emerging Markets, International Equity and Balanced Portfolios is incorporated herein by reference to Exhibit (9)(i) of Post-Effective Amendment No. 14 to Registrant's Registration Statement on Form N-1A filed on January 18, 1995.

                 (k) Appendix C to Transfer Agency Agreement dated October 4, 1989 between Registrant and PFPC Inc. is incorporated herein by reference to Exhibit (9)(j) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (l) Amended and Restated Service Plan dated January 21, 1993 for Service Shares and Form of Servicing Agreement for Service Shares is incorporated herein by reference to Exhibit 9(f) of Post-Effective Amendment No. 8 to Registrant's Registration Statement on Form N-1A filed on January 22, 1993.

                 (m) Series B Service Plan dated September 23, 1994 is incorporated herein by reference to Exhibit (9)(l) of Post-Effective Amendment No. 15 to Registrant's Registration Statement on Form N-1A filed on May 11, 1995.

                 (n) Trademark License Agreement between Registrant and PNC Bank Corp. is incorporated by reference to
                          Exhibit 9(h) of Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A filed on December 29, 1989.

                 (o) Form of Appendix A to the Administration Agreement between Registrant and PFPC, Inc.

                 (p) Form of Appendix C to Transfer Agency Agreement between Registrant and PFPC, Inc.

         (14)    (a)      Consent of Coopers & Lybrand, L.L.P.

                 (b)      Consent of Deloitte & Touche LLP

                 (c)      Consent of Drinker Biddle & Reath.

         (15)    Not applicable.

         (16) Powers of Attorney for G. Willing Pepper, David R. Wilmerding, Jr., Edward J. Roach, Robert R. Fortune, Philip E. Coldwell, Rodney D. Johnson and Anthony M. Santomero.

         (17)    (a)      Declaration pursuant to Rule 24f-2 under the
                          Investment Company Act of 1940 of the Registrant.

                 (b)      Forms of Proxy.

                 (c) Prospectus dated July 24, 1995 for The PNC(R) Fund Money Market Portfolio, Municipal Money Market Portfolio, Government Money Market Portfolio, Ohio Municipal Money Market Portfolio, Pennsylvania Municipal Money Market Portfolio, North Carolina Municipal Money Market Portfolio, Virginia Municipal Money Market Portfolio, New Jersey Municipal Money Market Portfolio. (Service Class).

                 (d) Prospectus dated January 30, 1995 for The PNC(R) Fund Managed Income Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio Tax-Free Income Portfolio, Pennsylvania Tax- Free Income Portfolio, Short-Term Bond Portfolio, Intermediate-Term Bond Portfolio, International Fixed Income Portfolio, Government Income Portfolio as supplemented April 12, 1995 and August 22, 1995 (Service Class).

                 (e) Prospectus dated January 30, 1995 for The PNC(R) Fund Managed Income Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio Tax-Free Income Portfolio, Pennsylvania Tax- Free Income Portfolio, Short-Term Bond Portfolio, Intermediate-Term Bond Portfolio, International Fixed Income Portfolio and Government Income Portfolio as supplemented April 12, 1995 and August 22, 1995 (Institutional Shares).

                 (f) Prospectus dated January 30, 1995 for The PNC(R) Fund Value Equity Portfolio, Growth Equity Portfolio, Small Cap Growth Equity Portfolio, Core Equity Portfolio, Index Equity Portfolio, Small Cap Value Equity Portfolio, International Equity Portfolio, International Emerging Markets Portfolio and Balanced Portfolio as supplemented April 12, 1995 and July 31, 1995. (Service Class).

                 (g) Statement of Additional Information dated July 24, 1995 for The PNC(R) Fund Money Market Portfolio, Municipal Money Market Portfolio, Government Money Market Portfolio, Ohio Municipal Money Market Portfolio, Pennsylvania Municipal Money Market Portfolio, North Carolina Municipal Money Market Portfolio, Virginia Municipal Money Market Portfolio, New Jersey Municipal Money Market Portfolio, Value Equity Portfolio, Growth Equity Portfolio, Index Equity Portfolio, Small

                          Cap Value Equity Portfolio, International Equity Portfolio, International Emerging Markets Portfolio, Balanced Portfolio, Small Cap Growth Equity Portfolio, Core Equity Portfolio, Managed Income Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio Tax-Free Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Short-Term Bond Portfolio, Intermediate-Term Bond Portfolio, Government Income Portfolio and International Fixed Income Portfolio.

                 (h) Prospectus dated July 1, 1995 for the Compass Municipal Money Fund, New Jersey Municipal Money Fund and Pennsylvania Municipal Money Fund.

                 (i) Prospectus dated July 1, 1995 for the Compass Cash Reserve Fund and U.S. Treasury Fund.

                 (j) Prospectus dated July 1, 1995 for the Compass Municipal Bond Fund, New Jersey Municipal Bond Fund and Pennsylvania Municipal Bond Fund.

                 (k) Prospectus dated July 1, 1995 for the Compass Short/Intermediate Fund, Fixed Income Fund and International Fixed Income Fund.

                 (l) Prospectus dated July 1, 1995 for the Compass Equity Income Fund, Growth Fund, Small Company Fund, International Equity Fund and Balanced Fund.

                 (m) Statement of Additional Information dated July 1, 1995 for the Compass Municipal Money Fund, New Jersey Municipal Money Fund, Pennsylvania Municipal Money Fund, Cash Reserve Fund, U.S. Treasury Fund, Municipal Bond Fund, New Jersey Municipal Bond Fund, Pennsylvania Municipal Bond Fund, Short/Intermediate Fund, Fixed Income Fund, International Fixed Income Fund, Equity Income Fund, Growth Fund, Small Company Fund, International Equity Fund and Balanced Fund.

                 (n) Prospectus dated April 3, 1995 for The BFM Institutional Trust Short Duration Portfolio, Intermediate Duration Portfolio, Core Fixed Income Portfolio, Mortgage Portfolio, Government Portfolio, Long Duration Portfolio, Global Fixed Income Portfolio and Money Market Portfolio as supplemented July 10, 1995.

                 (o) Statement of Additional Information dated April 3, 1995 for The BFM Institutional Trust Short Duration Portfolio, Intermediate Duration Portfolio, Core Fixed Income Portfolio, Mortgage Portfolio, Government Portfolio, Long Duration Portfolio, Global Fixed Income Portfolio and Money Market Portfolio.

                 (p) Prospectus dated April 3, 1995 for The BFM Institutional Trust Investment Grade Multi-Sector Mortgage Securities Portfolio, the Multi-Sector Mortgage Securities Portfolio II, and the Multi-Sector Mortgage Securities Portfolios III-VIII.

                 (q) Statement of Additional Information dated April 3, 1995 for The BFM Institutional Trust Investment Grade Multi-Sector Securities Portfolio, the Multi-Sector Mortgage Securities Portfolio II and the Multi-Sector Mortgage Securities Portfolios III-VIII.

                 (r) Semi-Annual Report to Shareholders for The PNC(R) Fund Money Market Portfolio, Municipal Money Market Portfolio, Government Money Market Portfolio, Ohio Municipal Money Market Portfolio, Pennsylvania Municipal Money Market Portfolio, North Carolina Municipal Money Market Portfolio and Virginia Municipal Money Market Portfolio, dated March 31, 1995.

                 (s) Semi-Annual Report to Shareholders for The PNC(R) Fund Managed Income Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio Tax-Free Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Short-Term Bond Portfolio, Intermediate-Term Bond Portfolio and Government Income Portfolio, dated March 31, 1995.

                 (t) Semi-Annual Report to Shareholders for The PNC(R) Fund Value Equity Portfolio, Growth Equity Portfolio, Small Cap Growth Equity Portfolio, Core Equity Portfolio, Index Equity Portfolio, Small Cap Value Equity Portfolio, International Equity Portfolio, International Emerging Markets Portfolio and Balanced Portfolio, dated March 31, 1995.

                 (u) Annual Report to Shareholders for the Compass Municipal Money Fund, New Jersey Municipal Money Fund, Pennsylvania Municipal Money Fund, Cash Reserve Fund, U.S. Treasury Fund, Municipal Bond Fund, New Jersey Municipal Bond Fund,

                          Pennsylvania Municipal Bond Fund, Short/Intermediate Fund, Fixed Income Fund, International Fixed Income Fund, Equity Income Fund, Growth Fund, Small Company Fund, International Equity Fund and Balanced Fund, dated February 28, 1995.

                 (v) Semi-Annual Report to Shareholders for the Compass Capital Group of Funds dated August 31, 1995.

                 (w) Annual Report to Shareholders for The BFM Institutional Trust Inc. dated June 30, 1995.

                 (x) Annual Report to Shareholders for The PNC(R) Fund Money Market Portfolio, Municipal Money Market Portfolio, Government Money Market Portfolio, Ohio Municipal Money Market Portfolio, Pennsylvania Municipal Money Market Portfolio, North Carolina Municipal Money Market Portfolio and Virginia Municipal Money Market Portfolio, dated September 30, 1994.

                 (y) Annual Report to Shareholders for The PNC(R) Fund Managed Income Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio Tax-Free Income Portfolio, Pennsylvania Tax- Free Income Portfolio, Short-Term Bond Portfolio and Intermediate-Term Bond Portfolio, dated September 30, 1994.

                 (z) Annual Report to Shareholders for The PNC(R) Fund Value Equity Portfolio, Growth Equity Portfolio, Small Cap Growth Equity Portfolio, Core Equity Portfolio, Index Equity Portfolio, Small Cap Value Equity Portfolio, International Equity Portfolio, International Emerging Markets Portfolio and Balanced Portfolio, dated September 30, 1994.

Item 17.         Undertakings

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                 SIGNATURES

         As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of Philadelphia and Commonwealth of Pennsylvania, on this 10th day of October, 1995.

                                        THE PNC(R) FUND
                                        Registrant

                                        By: /s/ G. Willing Pepper
                                            G. Willing Pepper, Chairman of
                                            the Board and President
                                            (Principal Executive Officer)

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                                   Title                               Date
     ---------                                   -----                               ----
                                              Chairman of the
/s/ G. Willing Pepper                         Board and President                 October 10, 1995
(G. Willing Pepper)                           (Principal Executive
                                              Officer)

*David R. Wilmerding, Jr.                     Vice-Chairman of                    October 10, 1995
(David R. Wilmerding, Jr.)                    the Board

                                              Vice-President
                                              and Treasurer
                                              (Principal
                                              Financial and
/s/ Edward J. Roach                           Accounting Officer)                 October 10, 1995
(Edward J. Roach)

*Robert R. Fortune                            Trustee                             October 10, 1995
(Robert R. Fortune)

*Philip E. Coldwell                           Trustee                             October 10, 1995
(Philip E. Coldwell)

*Rodney D. Johnson                            Trustee                             October 10, 1995
(Rodney D. Johnson)

*Anthony M. Santomero                         Trustee                             October 10, 1995
(Anthony M. Santomero)

*By:/s/ Edward J. Roach
    Edward J. Roach, Attorney-in-Fact

                                  FORM N-14

                                Exhibit Index



  Exhibit No.            Description                                                                       Page No.
  -----------            -----------                                                                       --------
  (4)                    Asset Purchase Agreements filed herewith as Appendices I and II to the
                         Combined Proxy Statement/Prospectus.

  (5)      (e)           Form of Share Certificates for shares of beneficial interest in Class AA-1,
                         Class AA-2 and Class AA-3, Class BB-1, Class BB-2 and Class BB-3 and Class CC-
                         1, Class CC-2 and Class CC-3.

  (6)      (ee)          Sub-Advisory Agreement between PNC Institutional Management Corporation and
                         BlackRock Financial Management, Inc. with respect to the Tax-Free Income
                         Portfolio.

           (ff)          Form of Advisory Agreement between PNC Asset Management Group, Inc. and
                         Registrant with respect to all investment portfolios except the PNC Multi-
                         Sector Mortgage Securities Portfolio III.

           (gg)          Form of Investment Advisory Agreement between BlackRock Financial Management,
                         Inc. and Registrant with respect to the PNC Multi-Sector Mortgage Securities
                         Portfolio III.

           (hh)          Form of Sub-Advisory Agreement between PNC Asset Management Group, Inc.,
                         Provident Capital Management Inc., PNC Equity Advisors Company and PNC
                         Institutional Management Corporation and BlackRock Financial Management, Inc.
                         with respect to all investment portfolios except the PNC Multi-Sector Mortgage
                         Securities Portfolio III and PNC International Fixed Income Portfolio.

           (ii)          Form of Sub-Advisory Agreement between PNC Asset Management Group, Inc. and
                         Morgan Grenfell Investment Series Limited with respect to the PNC
                         International Fixed Income Portfolio.

  (7)      (d)           Form of Appendix A to the Distribution Agreement between Registrant and
                         Provident Distributors, Inc.

  (9)      (l)           Form of Appendix B to Custodian Agreement between Registrant and PNC Bank,
                         National Association.

  Exhibit No.            Description                                                                       Page No.
  -----------            -----------                                                                       --------
  (10)     (c)           Amended and Restated Distribution and Service Plan for Service, Institutional,
                         Series A Investor, Series B Investor, and Series C Investor dated September
                         29, 1995.

           (e)           Plan Pursuant to Rule 18f-3 for Operation of a Mutli-Class Distribution
                         System.

  (12)                   Opinion of Drinker Biddle & Reath as to tax matters and consequences
                         (including consent of such firm).

  (13)     (e)           Form of Co-Administration Agreement between the Registrant and PNC Mutual Fund
                         Company.

           (o)           Form of Appendix A to the Administration Agreement between Registrant and
                         PFPC, Inc.

           (p)           Form of Appendix C to Transfer Agency Agreement between Registrant and PFPC,
                         Inc.

  (14)     (a)           Consent of Coopers & Lybrand, L.L.P.

           (b)           Consent of Deloitte & Touche  LLP

           (c)           Consent of Drinker Biddle & Reath.

  (16)                   Powers of Attorney for G. Willing Pepper, David R. Wilmerding, Jr., Edward J.
                         Roach, Robert R. Fortune, Philip E. Coldwell, Rodney D. Johnson and Anthony M.
                         Santomero.

  (17)     (a)           Declaration pursuant to Rule 24f-2 under the Investment Company Act of 1940 of the Registrant.

           (b)           Forms of Proxy.

           (c)           Prospectus dated July 24, 1995 for The PNC(R) Fund Money Market Portfolio,
                         Municipal Money Market Portfolio, Government Money Market Portfolio, Ohio
                         Municipal Money Market Portfolio, Pennsylvania Municipal Money Market
                         Portfolio, North Carolina Municipal Money Market Portfolio, Virginia Municipal
                         Money Market Portfolio, New Jersey Municipal Money Market Portfolio.  (Service
                         Class).

           (d)           Prospectus dated January 30, 1995 for The PNC(R) Fund Managed Income
                         Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio
                         Tax-Free Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Short-Term
                         Bond Portfolio, Intermediate-Term Bond Portfolio, International Fixed Income
                         Portfolio, Government Income Portfolio as supplemented April 12, 1995 and
                         August 22, 1995 (Service Class).

  Exhibit No.            Description                                                                       Page No.
  -----------            -----------                                                                       --------
           (e)           Prospectus dated January 30, 1995 for The PNC(R) Fund Managed Income
                         Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio
                         Tax-Free Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Short-Term
                         Bond Portfolio, Intermediate-Term Bond Portfolio, International Fixed Income
                         Portfolio and Government Income Portfolio as supplemented April 12, 1995 and
                         August 22, 1995 (Institutional Shares).

           (f)           Prospectus dated January 30, 1995 for The PNC(R) Fund Value Equity Portfolio,
                         Growth Equity Portfolio, Small Cap Growth Equity Portfolio, Core Equity
                         Portfolio, Index Equity Portfolio, Small Cap Value Equity Portfolio,
                         International Equity Portfolio, International Emerging Markets Portfolio and
                         Balanced Portfolio as supplemented April 12, 1995 and July 31, 1995. (Service
                         Class).

           (g)           Statement of Additional Information dated July 24, 1995 for The PNC(R) Fund
                         Money Market Portfolio, Municipal Money Market Portfolio, Government Money
                         Market Portfolio, Ohio Municipal Money Market Portfolio, Pennsylvania
                         Municipal Money Market Portfolio, North Carolina Municipal Money Market
                         Portfolio, Virginia Municipal Money Market Portfolio, New Jersey Municipal
                         Money Market Portfolio, Value Equity Portfolio, Growth Equity Portfolio, Index
                         Equity Portfolio, Small Cap Value Equity Portfolio, International Equity
                         Portfolio, International Emerging Markets Portfolio, Balanced Portfolio, Small
                         Cap Growth Equity Portfolio, Core Equity Portfolio, Managed Income Portfolio,
                         Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio Tax-Free
                         Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Short-Term Bond
                         Portfolio, Intermediate-Term Bond Portfolio, Government Income Portfolio and
                         International Fixed Income Portfolio.

           (h)           Prospectus dated July 1, 1995 for the Compass Municipal Money Fund, New Jersey
                         Municipal Money Fund and Pennsylvania Municipal Money Fund.

           (i)           Prospectus dated July 1, 1995 for the Compass Cash Reserve Fund and U.S.
                         Treasury Fund.

  Exhibit No.            Description                                                                       Page No.
  -----------            -----------                                                                       --------
           (j)           Prospectus dated July 1, 1995 for the Compass Municipal Bond Fund, New Jersey
                         Municipal Bond Fund and Pennsylvania Municipal Bond Fund.

           (k)           Prospectus dated July 1, 1995 for the Compass Short/Intermediate Fund, Fixed
                         Income Fund and International Fixed Income Fund.

           (l)           Prospectus dated July 1, 1995 for the Compass Equity Income Fund, Growth Fund,
                         Small Company Fund, International Equity Fund and Balanced Fund.

           (m)           Statement of Additional Information dated July 1, 1995 for the Compass
                         Municipal Money Fund, New Jersey Municipal Money Fund, Pennsylvania Municipal
                         Money Fund, Cash Reserve Fund, U.S. Treasury Fund, Municipal Bond Fund, New
                         Jersey Municipal Bond Fund, Pennsylvania Municipal Bond Fund,
                         Short/Intermediate Fund, Fixed Income Fund, International Fixed Income Fund,
                         Equity Income Fund, Growth Fund, Small Company Fund, International Equity Fund
                         and Balanced Fund.

           (n)           Prospectus dated April 3, 1995 for The BFM Institutional Trust Short Duration
                         Portfolio, Intermediate Duration Portfolio, Core Fixed Income Portfolio,
                         Mortgage Portfolio, Government Portfolio, Long Duration Portfolio, Global
                         Fixed Income Portfolio and Money Market Portfolio as supplemented July 10,
                         1995.

           (o)           Statement of Additional Information dated April 3, 1995 for The BFM
                         Institutional Trust Short Duration Portfolio, Intermediate Duration Portfolio,
                         Core Fixed Income Portfolio, Mortgage Portfolio, Government Portfolio, Long
                         Duration Portfolio, Global Fixed Income Portfolio and Money Market Portfolio.

           (p)           Prospectus dated April 3, 1995 for The BFM Institutional Trust Investment
                         Grade Multi-Sector Mortgage Securities Portfolio, the Multi-Sector Mortgage
                         Securities Portfolio II, and the Multi-Sector Mortgage Securities Portfolios
                         III-VIII.

  Exhibit No.            Description                                                                       Page No.
  -----------            -----------                                                                       --------
           (q)           Statement of Additional Information dated April 3, 1995 for The BFM
                         Institutional Trust Investment Grade Multi-Sector Securities Portfolio, the
                         Multi-Sector Mortgage Securities Portfolio II and the Multi-Sector Mortgage
                         Securities Portfolios III-VIII.

           (r)           Semi-Annual Report to Shareholders for The PNC(R) Fund Money Market Portfolio,
                         Municipal Money Market Portfolio, Government Money Market Portfolio, Ohio
                         Municipal Money Market Portfolio, Pennsylvania Municipal Money Market
                         Portfolio, North Carolina Municipal Money Market Portfolio and Virginia
                         Municipal Money Market Portfolio, dated March 31, 1995.

           (s)           Semi-Annual Report to Shareholders for The PNC(R) Fund Managed Income
                         Portfolio, Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio
                         Tax-Free Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Short-Term
                         Bond Portfolio, Intermediate-Term Bond Portfolio and Government Income
                         Portfolio, dated March 31, 1995.

           (t)           Semi-Annual Report to Shareholders for The PNC(R) Fund Value Equity Portfolio,
                         Growth Equity Portfolio, Small Cap Growth Equity Portfolio, Core Equity
                         Portfolio, Index Equity Portfolio, Small Cap Value Equity Portfolio,
                         International Equity Portfolio, International Emerging Markets Portfolio and
                         Balanced Portfolio, dated March 31, 1995.

           (u)           Annual Report to Shareholders for the Compass Municipal Money Fund, New Jersey
                         Municipal Money Fund, Pennsylvania Municipal Money Fund, Cash Reserve Fund,
                         U.S. Treasury Fund, Municipal Bond Fund, New Jersey Municipal Bond Fund,
                         Pennsylvania Municipal Bond Fund, Short/Intermediate Fund, Fixed Income Fund,
                         International Fixed Income Fund, Equity Income Fund, Growth Fund, Small
                         Company Fund, International Equity Fund and Balanced Fund, dated February 28,
                         1995.

           (v)           Semi-Annual Report to Shareholders for the Compass Capital Group of Funds,
                         dated August 31, 1995.

           (w)           Annual Report to Shareholders for The BFM Institutional Trust Inc. dated June
                         30, 1995.

  Exhibit No.            Description                                                                       Page No.
  -----------            -----------                                                                       --------
           (x)           Annual Report to Shareholders for The PNC(R) Fund Money Market Portfolio,
                         Municipal Money Market Portfolio, Government Money Market Portfolio, Ohio
                         Municipal Money Market Portfolio, Pennsylvania Municipal Money Market
                         Portfolio, North Carolina Municipal Money Market Portfolio and Virginia
                         Municipal Money Market Portfolio, dated September 30, 1994.

           (y)           Annual Report to Shareholders for The PNC(R) Fund Managed Income Portfolio,
                         Tax-Free Income Portfolio, Intermediate Government Portfolio, Ohio Tax-Free
                         Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Short-Term Bond
                         Portfolio and Intermediate-Term Bond Portfolio, dated September 30, 1994.

           (z)           Annual Report to Shareholders for The PNC(R) Fund Value Equity Portfolio,
                         Growth Equity Portfolio, Small Cap Growth Equity Portfolio, Core Equity
                         Portfolio, Index Equity Portfolio, Small Cap Value Equity Portfolio,
                         International Equity Portfolio, International Emerging Markets Portfolio and
                         Balanced Portfolio, dated September 30, 1994.